UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GLOBAL BPO SERVICES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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$7,860

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Global BPO Services Corp.

125 High Street, 30th Floor

Boston, Massachusetts 02110

To the Stockholders of Global BPO Services Corp.:

You are cordially invited to attend the annual meeting of the stockholders of Global BPO Services Corp., a Delaware corporation (“GBPO”), relating to the proposed merger of River Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of GBPO (the “Merger Sub”), and Stream Holdings Corporation, a Delaware corporation (“Stream”), and related matters. The annual meeting will be held at 10:00 a.m., Eastern Time, on Tuesday, July 29, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022.

At this annual meeting, you will be asked to consider and vote upon the following proposals:

•

The merger proposal—a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2008, as amended and restated on June 2, 2008, by and among GBPO, the Merger Sub, and Stream, and to approve the merger contemplated thereby, pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO (the “merger proposal”);

•	The stock issuance proposal – a proposal to issue 150,000 shares of Series A Convertible Preferred Stock of GBPO in a private placement financing (the “stock issuance proposal”);

•	The authorized share proposal—a proposal to increase the number of authorized shares of GBPO capital stock from 120,000,000 shares to 150,000,000 shares (the “authorized share proposal”);

•

The post-closing charter amendment proposal—a proposal to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination, and (C) to add provisions regarding dividends and distributions (the “post-closing charter amendment proposal”);

•

The incentive plan proposal—a proposal to approve the adoption of the 2008 stock incentive plan (pursuant to which GBPO will reserve up to 5,000,000 shares of common stock for issuance pursuant to the 2008 stock incentive plan) (the “incentive plan proposal”);

•

The election of directors proposal—a proposal to elect two Class I members of GBPO’s board of directors, each to serve until the 2011 annual stockholders meeting and until his successor is duly elected and qualified (the “election of directors proposal”);

•

The adjournment proposal—a proposal to authorize the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the merger proposal and the transactions contemplated thereby (the “adjournment proposal”); and

•	To consider and vote upon such business as may properly come before the annual meeting or any adjournment or postponement thereof.

GBPO’s board of directors has fixed the close of business on July 3, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote as of the record date at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the annual meeting at the principal place of business of GBPO at 125 High Street, 30th floor, Boston, Massachusetts 02110 and at the time and place of the meeting during the duration of the meeting.

Each of the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal and the incentive plan proposal are conditioned upon the approval of the merger proposal. In the event that the merger proposal does not receive the necessary vote to approve that proposal, only the election of directors proposal and the adjournment proposal will be presented at the meeting for adoption.

As described more fully in the attached proxy statement, as soon as practicable and legally permissible following the closing of the merger and private placement, GBPO plans to commence a tender offer to purchase up to 20,625,001 shares of its common stock for $8.00 per share. If GBPO stockholders do not approve both the merger and the stock issuance proposals, GBPO will not undertake the tender offer. In addition, if GBPO stockholders approve the merger proposal but do not approve the stock issuance proposal, Stream has the right to terminate the merger agreement, in which event the acquisition of Stream would not take place.

The vote of a majority of the outstanding shares of common stock issued in GBPO’s initial public offering (the “IPO”) is required to adopt the merger proposal. If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of GBPO’s trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption. The adoption of the stock issuance proposal, the incentive plan proposal and the adjournment proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. The adoption of each of the authorized share proposal and the post-closing charter amendment proposal will require the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock. The adoption of the election of directors proposal will require the plurality of the votes cast by GBPO stockholders entitled to vote on the election.

Each GBPO stockholder, other than GBPO’s directors, officers, former officers, strategic advisory council members or their affiliates, referred to herein as the founding stockholders, who holds shares of common stock issued as part of the units issued in the IPO has the right to vote against the adoption of the merger proposal and demand that GBPO convert such stockholder’s shares into an amount in cash equal to such stockholder’s pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger. This includes any stockholder who acquires shares issued in the IPO or through purchases following the IPO. As of June 30, 2008, the amount distributable out of the trust fund to holders that elect to exercise their conversion rights would be $7.93 per share. These shares will be converted into cash on such basis only if the merger is completed. However, if the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption. Prior to exercising their conversion rights, GBPO’s stockholders should verify the market price of GBPO’s common stock, as they may receive higher proceeds from the sale of their common stock at the public market than from exercising their conversion rights. Shares of GBPO’s common stock are currently listed on the American Stock Exchange under the symbol “OOO.” On June 30, 2008, the last sale price of GBPO’s common stock was $7.65.

Each of GBPO’s founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

After careful consideration of the terms and conditions of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal, GBPO’s board of directors has determined that the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal are fair to and in the best interests of GBPO and its stockholders.

GBPO’s board of directors unanimously recommends that you vote or give instruction to vote “FOR” adoption of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and, if necessary, the adjournment proposal. When you consider the recommendation of GBPO’s board of directors, you should keep in mind that certain of GBPO’s directors and officers have interests in the merger which are described in the accompanying proxy statement that are different from, or in addition to, your interests as a stockholder.

Enclosed is a notice of annual meeting and proxy statement containing detailed information concerning each of the proposals described above. We urge you to read the proxy statement and attached annexes carefully. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting in person, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

I look forward to seeing you at the meeting.

Sincerely,

R. Scott Murray
Chairman and Chief Executive Officer

This proxy statement is dated July 3, 2008 and is first being mailed to GBPO stockholders on or about July 7, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF GBPO’S IPO ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT GBPO CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL AT THE ANNUAL MEETING TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR SHARES TO OUR STOCK TRANSFER AGENT. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. ANY ELECTION TO CONVERT GBPO SHARES OF COMMON STOCK WILL BECOME IRREVOCABLE AFTER THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL IF THE MERGER AGREEMENT HAS NOT BEEN TERMINATED, AND FROM AND AFTER THE CLOSING OF THE MERGER, SHARES OF GBPO COMMON STOCK AS TO WHICH SUCH CONVERSION HAS BEEN ELECTED WILL REPRESENT ONLY THE RIGHT TO RECEIVE A PRO RATA PORTION OF THE

TRUST ACCOUNT AS DESCRIBED ABOVE, UPON PROMPT SURRENDER TO GBPO OF THE CERTIFICATES FOR THE CONVERTED SHARES IN ACCORDANCE WITH INSTRUCTIONS FROM GBPO. SEE “ANNUAL MEETING OF GBPO STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

SEE ALSO “ RISK FACTORS” FOR DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER PROPOSAL AND THE STOCK ISSUANCE PROPOSAL.

Global BPO Services Corp.

125 High Street, 30th Floor

Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 29, 2008

TO THE STOCKHOLDERS OF GLOBAL BPO SERVICES CORP.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Global BPO Services Corp., a Delaware corporation (“GBPO”), will be held at 10:00 a.m., Eastern Time, on July 29, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022, for the following purposes:

1. The merger proposal—a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2008, as amended and restated on June 2, 2008, by and among GBPO, River Acquisition Subsidiary Corp., a Delaware corporation and wholly-owned subsidiary of GBPO (the “Merger Sub”), and Stream Holdings Corporation, a Delaware corporation (“Stream”) (the “merger agreement”), and to approve the merger contemplated thereby, pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO (the “merger proposal”);

2. The stock issuance proposal – a proposal to issue 150,000 shares of Series A Convertible Preferred Stock of GBPO in a private placement financing (the “stock issuance proposal”);

3. The authorized share proposal—a proposal to increase the number of authorized shares of GBPO capital stock from 120,000,000 shares to 150,000,000 shares (the “authorized share proposal”);

4. The post-closing charter amendment proposal—a proposal to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination, and (C) to add provisions regarding dividends and distributions (the “post-closing charter amendment proposal”);

5. The incentive plan proposal—a proposal to approve the adoption of the 2008 stock incentive plan (pursuant to which GBPO will reserve up to 5,000,000 shares of common stock for issuance pursuant to the 2008 stock incentive plan) (the “incentive plan proposal”);

6. The election of directors proposal—a proposal to elect two Class I members of GBPO’s board of directors, each to serve until the 2011 annual stockholders meeting and until his successor is duly elected and qualified (the “election of directors proposal”);

7. The adjournment proposal—a proposal to authorize the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the merger proposal and the transactions contemplated thereby (the “adjournment proposal”); and

8. To consider and vote upon such business as may properly come before the annual meeting or any adjournment or postponement thereof.

GBPO’s board of directors has fixed the close of business on July 3, 2008, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote as of the record date at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the annual meeting at the principal place of business of GBPO at 125 High Street, 30th floor, Boston, Massachusetts 02110 and at the time and place of the meeting during the duration of the meeting.

Each of the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal and the incentive plan proposal are conditioned upon the approval of the merger proposal. In the event that merger proposal does not receive the necessary vote to approve that proposal, only the election of directors proposal and the adjournment proposal will be presented at the meeting for adoption.

All GBPO stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of GBPO common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

GBPO is soliciting the proxy represented by the enclosed proxy on behalf of its board of directors, and it will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, GBPO’s chief executive officer and chairman of the board, and other officers may solicit proxies by telephone or fax, each without receiving any additional compensation for his services. GBPO has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its common stock. GBPO has engaged Innisfree M&A Incorporated to solicit proxies for this annual meeting. GBPO is paying a fixed solicitation fee of $20,000 for solicitation services and a $5 per call fee.

By Order of the Board of Directors

R. Scott Murray
Chairman and Chief Executive Officer

July 3, 2008

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF GBPO’S IPO ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT GBPO CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL AT THE ANNUAL MEETING TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR SHARES TO OUR STOCK TRANSFER AGENT. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. ANY ELECTION TO CONVERT GBPO SHARES OF COMMON STOCK WILL BECOME IRREVOCABLE AFTER THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL IF THE MERGER AGREEMENT HAS NOT BEEN TERMINATED, AND FROM AND AFTER THE CLOSING OF THE MERGER, SHARES OF GBPO COMMON STOCK AS TO WHICH SUCH CONVERSION HAS BEEN ELECTED WILL REPRESENT ONLY THE RIGHT TO RECEIVE A PRO RATA PORTION OF THE TRUST ACCOUNT AS DESCRIBED ABOVE, UPON PROMPT SURRENDER TO GBPO OF THE CERTIFICATES FOR THE CONVERTED SHARES IN ACCORDANCE WITH INSTRUCTIONS FROM GBPO. SEE “ANNUAL MEETING OF GBPO STOCKHOLDERS—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

THE TENDER OFFER DESCRIBED IN THIS PROXY STATEMENT HAS NOT YET COMMENCED. THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF GBPO COMMON STOCK. THE SOLICITATION AND THE OFFER TO BUY SHARES OF GBPO COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE, FORMS OF LETTERS OF TRANSMITTAL AND OTHER DOCUMENTS RELATING TO THE TENDER OFFER THAT GBPO INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). ONCE FILED, GBPO STOCKHOLDERS SHOULD READ THE TENDER OFFER STATEMENT AND THE OTHER DOCUMENTS RELATING TO THE TENDER OFFER CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, GBPO STOCKHOLDERS WILL BE ABLE TO OBTAIN THE TENDER OFFER STATEMENT AND THE OTHER DOCUMENTS RELATING TO THE TENDER OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Unless the context requires otherwise, the terms “we,” “us” and “our” refer to Global BPO Services Corp. In addition “Stream” refers to Stream Holdings Corporation and its subsidiaries.

Q.	Why am I receiving this proxy statement?

A.	GBPO and Stream have entered into the merger agreement, as amended and restated on June 2, 2008, as described in this proxy statement. We refer to this agreement in this proxy statement as the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. We encourage you to review the merger agreement carefully.

In order to complete the merger, a majority of the outstanding shares of our common stock issued in our IPO must vote to adopt the merger agreement and approve the merger of the Merger Sub into Stream. In addition, regardless of whether or not the merger proposal receives the requisite votes, in order for the merger proposal to be approved, the holders who vote against the merger and demand to covert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting must represent less than 30% of the outstanding shares of our common stock issued in our IPO.

GBPO will hold an annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed merger, the other proposals and the annual meeting of GBPO stockholders. You should read this proxy statement together with all of the annexes carefully.

You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to ensure your shares are voted at the meeting. Instead, you may simply complete, sign and return the enclosed proxy card.

Your vote is important. Regardless of whether you plan to attend the annual meeting, GBPO encourages you to submit a proxy as soon as possible after carefully reviewing this proxy statement.

Q.	Why is GBPO proposing the merger?

A.	GBPO was organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. Based upon its experience in the business process outsourcing (“BPO”) industry, GBPO management believes that Stream’s expertise in the customer relationship management (“CRM”) industry, its revenue base, its client relationships, the opportunity to expand through future acquisitions and its global service locations discussed elsewhere in this proxy statement will make it well-positioned to take advantage of potential growth opportunities in the BPO industry. As part of its evaluation, GBPO management reviewed Stream’s history of net losses and accumulated $12.6 million deficit as of March 31, 2008. However, GBPO management determined that earnings before interest, taxes, depreciation and amortization, or EBITDA, was a more meaningful metric than net income. Additionally, GBPO management believed that it would have an opportunity to improve Stream’s profitability and build its customer relationships and extend its service offerings. For a description of Stream’s business, please see “Business of Stream.”

Q:	Why is GBPO proposing to enter into a private placement with Ares Corporate Opportunity Fund II, L.P.?

A:

Pursuant to the terms of a preferred stock purchase agreement with Ares Corporate Opportunity Fund II, L.P., or Ares, GBPO will privately issue 150,000 shares of GBPO’s Series A Convertible Preferred Stock, $0.001 par value per share, or the Series A Preferred Stock, for an aggregate purchase price of $150.0 million, immediately following the closing of the merger. This transaction is referred to in this proxy statement as the private placement. GBPO expects to use the proceeds from the private placement to commence a tender offer for the purchase of its common stock as soon as practicable and legally permissible following the closing of the merger and private placement at a price of $8.00 per share. If GBPO stockholders do not approve both the merger and the stock issuance proposals, GBPO will not undertake the tender offer. In addition, if GBPO stockholders approve the merger proposal but do not approve the stock issuance proposal, Stream has the right to terminate the merger agreement, in which event the acquisition of Stream would not take place. For a description of the tender offer, please see the section entitled “Tender Offer.”

Q:	Why are we seeking approval for the issuance of Series A Preferred Stock?

A:	As an American Stock Exchange listed company, GBPO is subject to Section 713 of the AMEX Company Guide. Section 713 requires stockholder approval for (i) the sale, issuance, or potential issuance by an issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock or (ii) the issuance or potential issuance of additional shares that will result in a change of control of an issuer. It is possible that the issuance of the Series A Preferred Stock will be at a price which is less than the greater of book value or market value or that the issuance will constitute a change in control. For more information, please see the section entitled “The Stock Issuance Proposal—Reasons for Seeking Stockholder Approval.”

Q:	What effect will the private placement have on the capital structure and control of GBPO?

A:	GBPO will issue 150,000 shares of Series A Preferred Stock in the private placement, which, assuming the full conversion of such shares of Series A Preferred Stock into GBPO common stock, would represent approximately 32.4% (assuming no exercise of conversion rights by GBPO stockholders in connection with the merger) or 45.7% (assuming the exercise of conversion rights for 9,374,999 shares) of our common stock on an as-converted basis. These percentages are based on GBPO’s outstanding shares as of June 30, 2008 and assume conversion of all the Series A Preferred Stock, but assume no exercise of any of GBPO’s outstanding warrants and give no effect to the tender offer. These percentages will increase to the extent that outstanding shares of GBPO’s common stock are repurchased by GBPO pursuant to our planned tender offer. See “Tender Offer.” Please see the section entitled “The Stock Issuance Proposal—Effect of the Financing on Existing Stockholders.”

Q:	Will Ares receive any special rights pursuant to the private placement other than the right to own capital stock in GBPO?

A:	GBPO and Ares will enter into a stockholder’s agreement in connection with the private placement. Pursuant to the stockholder’s agreement, neither GBPO nor any of its subsidiaries will, without the consent of the holders holding a majority of the Series A Preferred Stock then held by all holders: (i) acquire all or substantially all of the assets or liabilities of another entity (by purchase of assets or stock, merger or otherwise) where the purchase price for such acquisition exceeds $50.0 million, including assumed indebtedness, (ii) issue or sell or authorize the issuance or sale of any shares of capital stock of GBPO or any of its subsidiaries, subject to certain exceptions or (iii) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases), other than pursuant to the credit agreement with PNC (as defined below) to be entered into in connection with the closing of the merger. These rights will cease to apply on the earliest to occur of (A) the first date on which holders hold in the aggregate less than 30% of the shares of Series A Preferred Stock issued and sold pursuant to the preferred stock purchase agreement and (B) the first date on which the outstanding shares of Series A Preferred Stock collectively represent less than 20% by voting power of the outstanding capital stock of GBPO. For more information, please see the section entitled “The Stock Issuance Proposal—Stockholder’s Agreement.”

Under the stockholder’s agreement and terms of the Series A Preferred Stock, holders of a majority of outstanding shares of Series A Preferred Stock will be entitled to elect up to three members to GBPO’s board of directors and a right of first refusal to purchase their pro rata share of any equity or equity equivalent securities issued by GBPO, subject to certain exceptions.

In addition, GBPO and Ares will enter into a registration rights agreement in connection with the private placement. Ares will have registration rights on its shares of GBPO common stock underlying the Series A Preferred Stock and shares of common stock underlying the founder warrants described below, as described under “The Stock Issuance Proposal—Registration Rights Agreement.”

Q:	Why are certain founding stockholders selling their founder warrants to Ares in connection with the private placement?

A:	In order to induce Ares to enter into the private placement, the founding stockholders holding warrants agreed to sell to Ares their founder warrants to purchase 7,500,000 shares of GBPO common stock for an aggregate purchase price of $7,500 upon the consummation of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. Ares has agreed to be bound, with respect to these warrants, by the terms and conditions of the securities escrow agreement, dated as of October 17, 2007, by and among GBPO, the founding stockholders and Continental Stock Transfer & Trust Company. GBPO obtained consent for this transfer from Deutsche Bank Securities Inc., as representative of the underwriters, and an acknowledgement from Continental Stock Transfer & Trust Company, as escrow agent, prior to the parties entering into the warrant purchase agreement. For more information regarding the founder warrant sale, please see the section entitled “The Stock Issuance Proposal—Summary of the Warrant Purchase Agreement.”

Q:	When do you expect the private placement to be completed?

A:	It is currently anticipated that the transactions and actions contemplated by the preferred stock purchase agreement will be completed immediately following the consummation of the merger.

Q.	What is the tender offer?

A.	As soon as practicable and legally permissible after the closing of the merger and private placement, GBPO will commence a tender offer to purchase up to 20,625,001 shares of its common stock, representing approximately 53% of the shares of GBPO’s common stock outstanding immediately prior to the merger, at $8.00 per share, payable in cash. The tender offer will offer liquidity to GBPO’s stockholders at $8.00 per share, regardless of the then-current market price per share, subject to proration if the tender offer is oversubscribed. Assuming that the maximum number of shares are tendered, the aggregate purchase price for the shares of common stock of GBPO are purchased in the tender offer will be approximately $165.0 million. If GBPO stockholders do not approve both the merger and the stock issuance proposals, GBPO will not undertake the tender offer. In addition, if GBPO stockholders approve the merger proposal but do not approve the stock issuance proposal, Stream has the right to terminate the merger agreement, in which event the acquisition of Stream would not take place. For a more detailed discussion of the tender offer, see the section entitled “The Tender Offer.”

Q:	Why is GBPO’s management proposing the tender offer?

A:	GBPO’s management is proposing the tender offer to provide a meaningful liquidity opportunity for at least part of the GBPO shares held by those stockholders who desire liquidity for their shares. GBPO’s management believes that the tender offer will enhance the likelihood of stockholder approval of the merger and stock issuance proposals because the tender offer will provide a meaningful liquidity opportunity for at least part of the GBPO shares held by those stockholders desiring liquidity for their shares.

Q.	Who can participate in the tender offer?

A.	Stockholders of GBPO at the time of the tender offer may participate in the tender offer. However, GBPO’s founding stockholders and Ares have agreed not to tender any of their respective shares in the tender offer.

Q.	When does GBPO expect to commence and complete the tender offer?

A.

GBPO expects to commence the tender offer as soon as practicable and legally permissible after the closing of the merger and private placement, and to complete the tender offer approximately 20 business days after commencement. If GBPO stockholders do not approve both the merger and the stock issuance proposals,

GBPO will not undertake the tender offer. In addition, if GBPO stockholders approve the merger proposal but do not approve the stock issuance proposal, Stream has the right to terminate the merger agreement, in which event the acquisition of Stream would not take place.

Q.	What effect will the tender offer have on the capital structure and control of GBPO?

A.	Assuming the full conversion of the 150,000 shares of Series A Preferred Stock issued in the private placement, and assuming that the full 20,625,001 shares of common stock that are being tendered for are repurchased by GBPO, the shares issued to Ares in the private placement would represent approximately 50.4% (assuming no exercise of the conversion rights) or approximately 73.4% (assuming the exercise of conversion rights for 9,374,999 shares) of our common stock on an as-converted basis. These percentages are based on GBPO’s outstanding shares as of June 30, 2008 and assume conversion of all the Series A Preferred Stock, but assume no exercise of any of our outstanding warrants.

Q.	How will GBPO fund the purchase of shares that are tendered?

A.	Under the terms of a preferred stock purchase agreement, GBPO has agreed to fund the purchase of the tendered shares through the sale of 150,000 shares of its Series A Preferred Stock in the private placement, which is expected to raise net proceeds of $147.0 million, together with cash to be available to GBPO following the release of the funds currently in the trust account.

Q.	What is being voted on?

A.	There are seven proposals on which the GBPO stockholders are being asked to vote:

•	the merger proposal—to adopt the merger agreement and approve the merger;

•	the stock issuance proposal— to issue 150,000 shares of Series A Convertible Preferred Stock of GBPO in a private placement financing;

•

the authorized share proposal—to approve an amendment to our second amended and restated certificate of incorporation to increase the number of authorized shares of GBPO capital stock from 120,000,000 shares to 150,000,000 shares;

•

the post-closing charter amendment proposal—to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination, and (C) to add provisions regarding dividends and distributions;

•	the incentive plan proposal—to approve our 2008 stock incentive plan;

•

the election of directors proposal—to elect two Class I members of GBPO’s board of directors, each to serve until the 2011 annual stockholders meeting and until his successor is duly elected and qualified; and

•

the adjournment proposal—to authorize the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the merger proposal and the transactions contemplated thereby.

A form of GBPO’s certificate of amendment to the second amended and restated certificate of incorporation is attached to this proxy statement as Annex B. A form of GBPO’s third amended and restated certificate of incorporation as it would appear if the authorized share proposal and the post-closing charter amendment proposal are all approved, is attached to this proxy statement as Annex C. The 2008 stock incentive plan has been approved by GBPO’s board of directors and will be effective upon consummation of the merger, subject to stockholder approval of the plan. A form of the 2008 stock incentive plan is attached to this proxy statement as Annex D.

Each of the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal and the incentive plan proposal are conditioned upon the approval of the merger proposal and, in the event the merger proposal does not receive the necessary vote to approve that proposal, only the election of directors proposal and the adjournment proposal will be presented at the annual meeting for adoption.

Q.	What is the quorum requirement?

A.	A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if holders of at least a majority of the issued and outstanding shares entitled to vote are present in person or by proxy at the meeting. On the record date, there were 39,062,500 shares outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of the votes present or represented by proxy at the annual meeting may adjourn the annual meeting until a quorum is present.

Q.	Who can vote at the annual meeting?

A.	Only stockholders of record at the close of business on July 3, 2008 will be entitled to vote at the annual meeting. On this record date, there were 39,062,500 shares of common stock outstanding and entitled to vote at the annual meeting. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the annual meeting. Holders of warrants are not entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If on July 3, 2008, your shares were registered directly in your name with GBPO’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting in person, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 3, 2008, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

Q.	What vote is required in order to adopt the merger proposal?

A.

Approval of the merger proposal requires the vote of a majority of the outstanding shares of common stock issued in the IPO. If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption. No vote of the holders of our warrants is necessary to adopt the merger proposal or any of the other proposals, and we are not asking the warrant holders to vote on the merger proposal or any of the other proposals. If you “Abstain” from voting on the merger proposal, the abstention will have no effect on the outcome. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have no effect on the outcome. If the holders of a majority of the outstanding shares of

GBPO’s common stock issued in the IPO vote against the merger proposal or if the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, none of the other proposals will be presented for adoption (other than the election of director and adjournment proposals). Approval of the merger proposal is not conditioned upon the approval of the other proposals.

Q.	What vote is required in order to approve the stock issuance proposal?

A.	Approval of the stock issuance proposal requires the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. If you “Abstain” from voting on the stock issuance proposal, the abstention will have no effect on the outcome. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have no effect on the outcome. Approval of the stock issuance proposal is conditioned upon the approval of the merger proposal.

Q.	What vote is required in order to approve the authorized share proposal?

A.	Approval of the authorized share proposal requires the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock. If you “Abstain” from voting on the authorized share proposal, the abstention will count as a vote “AGAINST” the authorized share proposal. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have the same effect as a vote “AGAINST” the authorized share proposal. Approval of the authorized share proposal is conditioned upon the approval of the merger proposal.

Q.	What vote is required in order to approve the post-closing charter amendment proposal?

A.	Approval of the post-closing charter amendment proposal requires the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock. If you “Abstain” from voting on the post- closing charter amendment proposal, the abstention will count as a vote “AGAINST” the post-closing charter amendment proposal. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have the same effect as a vote “AGAINST” the post-closing charter amendment proposal. Approval of the post-closing charter amendment proposal is conditioned upon the approval of the merger proposal.

Q.	What vote is required in order to approve the incentive plan proposal?

A.	Approval of the incentive plan proposal requires the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. If you “Abstain” from voting on the incentive plan proposal, the abstention will have no effect on the outcome. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have no effect on the outcome. Approval of the incentive plan proposal is conditioned upon the approval of the merger proposal.

Q.	What vote is required in order to approve the election of directors proposal?

A.	Approval of the election of directors proposal requires the plurality of the votes cast by GBPO stockholders entitled to vote on the election. Abstentions and broker non-votes will have no effect on the outcome. Approval of the election of directors is not conditioned upon the approval of the merger proposal.

Q.	What vote is required in order to adopt the adjournment proposal?

A.	Approval of the adjournment proposal requires the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. If you “Abstain” from voting on this proposal, the abstention will have no effect on the outcome. Because brokers will have discretion to vote on this proposal, there will be no broker non-votes with respect to this proposal.

Q.	If I am not going to attend the annual meeting in person, should I return my proxy card instead?

A.	Yes. After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the meeting.

Q.	Does GBPO’s board of directors recommend voting for the adoption of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal?

A.	Yes. After careful consideration of the terms and conditions of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal, GBPO’s board of directors has determined that the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal are fair to and in the best interests of GBPO and its stockholders. GBPO’s board of directors recommends that GBPO stockholders vote “FOR” each of these proposals. The members of GBPO’s board of directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. For a description of such interests, please see “The Merger Proposal—Interests of GBPO Directors and Officers in the Merger.”

For a description of the factors considered by GBPO’s board of directors in making its determination, please see “The Merger Proposal—GBPO’s Board of Directors’ Reasons for Approval of the Merger.”

Q.	Did GBPO’s board of directors obtain a fairness opinion in connection with its approval of the merger agreement?

A.	Yes. On January 23, 2008, Bear, Stearns & Co. Inc. (“Bear Stearns”) delivered to GBPO’s board of directors its written opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by GBPO pursuant to the merger agreement was fair from a financial point of view to GBPO. The full text of this opinion is attached to this proxy statement as Annex F. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations included in connection with the review undertaken. Bear Stearns’ opinion speaks only as of the date of the opinion, is directed to GBPO’s board of directors and addresses only the fairness, from a financial point of view, to GBPO of the consideration to be paid by GBPO pursuant to the merger agreement. GBPO’s board of directors did not obtain an additional fairness letter from Bear Stearns or any other investment banking firm in connection with the amendment to the terms of the merger agreement on June 2, 2008. GBPO’s board of directors believed that it was not necessary to incur the expense of seeking an additional opinion in view of the fact that the purchase price for the acquisition had been reduced in the amended and restated merger agreement on June 2, 2008 and because Stream’s unaudited financial results for the first quarter of 2008 had exceeded its internal budget for the quarter. In connection with GBPO’s engagement of Bear Stearns as its financial advisor with respect to the proposed merger, Bear Stearns will receive a fee of $1.0 million, of which $750,000 will be paid upon consummation of a transaction with Stream.

Q.	How do GBPO’s founding stockholders intend to vote their shares?

A.	With respect to the merger proposal, each of GBPO’s founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

Q.	Will I receive anything in the merger?

A.	If the merger is consummated and you vote your shares for the merger proposal or you abstain, you will continue to hold the GBPO securities that you currently own. If the merger is consummated but you have voted your shares against the merger proposal and have elected a cash conversion instead, your shares of GBPO common stock will be cancelled and you will be entitled to receive an amount in cash equal to a pro rata portion of the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger. As of June 30, 2008, the amount distributable out of the trust fund to holders that elect to exercise their conversion rights would be $7.93 per share.

Q.	Is the merger subject to any conditions?

A.	Yes. The obligations of each of GBPO and Stream to consummate the merger are subject to the fulfillment (or waiver) of certain conditions, as more fully described in the section entitled “The Merger Agreement”.

Q.	What is the amount of the aggregate merger consideration?

A.	The purchase price is $200.0 million, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008 as more fully described in the section entitled “The Merger Agreement”.

Q.	How is GBPO paying for the merger consideration?

A.	GBPO expects that the proceeds of its recently completed IPO will be sufficient to finance the merger consideration. In addition, on February 11, 2008, GBPO received a commitment letter from PNC Bank, National Association, or PNC, which is currently a lender and the agent under Stream’s existing credit facility, which was amended on June 4, 2008, to amend and restate such existing credit facility to provide for a $100.0 million revolving credit (increased from $86.0 million) and to maintain existing term loans. Under the commitment letter, PNC has committed to provide $30.0 million of such financing, and will syndicate the balance on a best efforts basis. This facility would become effective upon the closing of the merger and would be used to replace Stream’s existing credit facility agented by PNC and to provide working capital. The closing of the amended and restated credit facility is subject to numerous conditions, some of which are outside GBPO’s control, and there can be no assurance that GBPO will close the credit facility contemplated by such letter. Assuming that GBPO closes the financing contemplated by its commitment letter and uses a portion thereof to replace Stream’s outstanding bank debt and senior subordinated debt at the closing, before giving effect to the closing of the private placement, GBPO expects it will have approximately $120.0 million of cash available at the closing for working capital, including to pay cash to stockholders who vote against the merger and elect to convert their shares into a pro rata share of the trust fund. If conversion rights were exercised with respect to a significant number of shares of GBPO, and if for any reason GBPO were unable to close the replacement credit facility contemplated by its commitment letter, GBPO would be required to obtain additional debt and/or equity financing to consummate the merger. See “Risk Factors—Risks Related to the Merger—GBPO will have less working capital, and may require additional financing if a significant portion of GBPO’s stockholders exercise their conversion right.”

Q.	Do I have conversion rights?

A.

If you hold shares of common stock issued as part of the units in the IPO, then you have the right to vote against adoption of the merger proposal and demand that GBPO convert such shares into an amount in cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger. This includes any stockholder who acquired shares issued in the IPO or through purchases following the IPO, and any such stockholder is entitled to conversion rights.

Q.	How do I exercise my conversion rights?

A.	If you wish to exercise your conversion rights, you must affirmatively vote against adoption of the merger proposal and demand that GBPO convert your shares into cash prior to the close of the vote on the merger proposal at the annual meeting. Any action that does not include an affirmative vote against adoption of the merger proposal will prevent you from exercising your conversion rights. You may exercise your conversion rights by checking the appropriate box on the proxy card and returning it to GBPO so that it is received by GBPO no later than the close of the vote on the merger proposal at the annual meeting. If you (i) initially vote for adoption of the merger proposal, but later wish to vote against adoption of the merger proposal and exercise your conversion rights, (ii) initially vote against adoption of the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to GBPO to exercise your conversion rights, or (iii) initially vote against adoption of the merger proposal but later wish to vote for the merger proposal, you may request that GBPO send you another proxy card on which you may indicate your intended vote and, if that vote is against adoption of the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting GBPO at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by GBPO no later than the close of the vote on the merger proposal at the annual meeting.

In addition, in order to exercise your conversion rights you must continue to hold your shares through the closing date of the merger and thereafter tender your shares to Continental Stock Transfer & Trust Company, our transfer agent, together with written confirmation that you have elected to convert your shares into your pro rata share of the trust account. No cash will be paid until shares have been tendered. Any election to convert GBPO shares of common stock will become irrevocable after the close of the vote on the merger proposal if the merger agreement has not been terminated, and from and after the closing of the merger, shares of GBPO common stock as to which such conversion has been elected will represent only the right to receive a pro rata portion of the trust account as described below, upon prompt surrender to GBPO of the certificates for the converted shares in accordance with instructions from GBPO. If you demand conversion of your shares, and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfer & Trust Company to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the annual meeting. Please see “Annual Meeting of GBPO Stockholders—Conversion Rights.”

If, notwithstanding your vote against adoption of the merger proposal and your proper exercise of conversion rights, the merger is completed, then you will be entitled to receive an amount in cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of the IPO was deposited. If you exercise your conversion rights, then you will be exchanging your shares of GBPO common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing date of the merger and thereafter tender your shares to our stock transfer agent. If the merger is not completed, then these shares will not be converted into cash.

Q.	What happens to the GBPO warrants I hold if I vote against adoption of the merger proposal and exercise my conversion rights?

A.

Exercising your conversion rights does not result in either the conversion or the loss of your warrants. Your warrants will continue to be outstanding following the conversion of your common stock. However, if

GBPO does not consummate the merger or an alternate business combination by October 17, 2009, GBPO will be required to commence proceedings to dissolve and liquidate and your GBPO warrants will become worthless.

Q.	What if I object to the proposed merger? Do I have appraisal rights?

A.	GBPO stockholders do not have appraisal rights in connection with the merger under the Delaware General Corporation Law (“DGCL”).

Q.	What happens to the funds held in the trust account after completion of the merger?

A.	Upon completion of the merger, GBPO stockholders who voted against the merger proposal and elected to exercise their conversion rights will receive an amount in cash equal to their pro rata portion of the funds in the trust account into which a substantial portion of the net proceeds of the IPO was deposited. The balance of the funds in the trust account will be released to GBPO to enable it to pay the purchase price and certain other obligations, and any amounts not paid as consideration for the merger may be used to finance operations of GBPO or to effect other mergers.

Q.	Who will manage GBPO after the merger?

A.	The current members of GBPO’s board of directors are expected to continue to serve as directors of GBPO following the closing of the merger. In addition, upon the closing of the private placement, GBPO will appoint David Kaplan, Senior Partner of Ares, Jeffrey Schwartz, a Principal of Ares, and Nate Walton, Vice President of Ares, as Class I, Class II and Class III directors, respectively. Upon completion of the merger, R. Scott Murray, GBPO’s chairman, chief executive officer, president and interim chief financial officer, will become the chairman and chief executive officer of the combined company. In addition, the current Stream executive management team, led by chief executive officer and president Toni Portmann and chief financial officer Tom Andrus, is expected to remain with the combined company post closing.

Q.	How are directors, officers and strategic advisory council members compensated?

A.	Our directors, officers and strategic advisory council members do not receive any compensation for their services to GBPO. However, our officers, directors and strategic advisory council members, or their affiliates, beneficially own, in the aggregate, 7,812,500 shares of GBPO common stock (excluding warrants to be sold to Ares upon closing of the merger). On June 30, 2008, the aggregate market value of these securities (without taking into account any discount due to the restricted nature of these securities) was $59.8 million, based on the last reported sales on the American Stock Exchange on that day.

Q.	What will the business strategy of GBPO be after the merger?

A.	GBPO intends to continue to pursue and expand upon many of the same strategies that Stream already has been pursuing, including initiatives to improve profit margins and efficiency, expand Stream’s client base, identify opportunities to expand services, open new locations both on-shore and off-shore in places such as China, the Philippines and India, and grow the business organically. In addition, GBPO expects to continue to seek to acquire businesses complementary to Stream in the BPO industry. However, GBPO’s and Stream’s business strategies may evolve and change over time.

Q.	What happens if the merger is not completed?

A.

If the merger is not completed, GBPO will continue to search for a target company for a business combination. However, GBPO may be required to commence proceedings to dissolve and liquidate if it does not consummate a business combination by October 17, 2009. In any dissolution and liquidation, we would expect the funds then held in the trust account (net of taxes payable on the interest earned thereon), plus any remaining net assets not held in trust, would be distributed pro rata to the holders of GBPO’s common stock issued in the IPO. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the sections entitled “Risk Factors—If we are unable to complete the business combination with Stream or another party and are forced to dissolve and liquidate, third parties may bring claims against us and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $8.00 per share and our warrants will expire worthless,” and “Annual Meeting of GBPO Stockholders—Conversion Rights.” Holders of GBPO common stock acquired prior to the IPO have waived any right to any liquidation distribution with respect to those shares. The GBPO warrants currently outstanding will expire and become worthless if GBPO is required to commence proceedings to dissolve and liquidate. If the merger agreement is terminated by Stream or GBPO under specified circumstances, GBPO shall pay Stream an aggregate fee of $1.0 million plus fees paid by Stream relating to the SEC filings in connection with the merger, not to exceed $400,000, and amounts incurred by Stream with GBPO’s consent in connection with compliance with Section 404 of the Sarbanes-Oxley Act (“Stream SEC Fees”), and, in the event that GBPO subsequently consummates an alternative business combination that would permit or cause the assets in GBPO’s trust account to be distributable to GBPO, an additional $2.5 million. See the section entitled “The Merger Agreement—Fees and Expenses.”

Q.	If the merger is completed, what will happen to the GBPO common stock, units and warrants?

A.	The merger will have no effect on the GBPO common stock, units and warrants. They will continue to remain outstanding.

Q.	When do you expect the merger to be completed?

A.	It is currently anticipated that the transactions and actions contemplated by the proposals will be completed as promptly as practicable following the meeting to be held on July 29, 2008.

Q.	What do I need to do now?

A.	GBPO urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the merger will affect you as a stockholder of GBPO. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q.	Can I change my vote after I have mailed my signed proxy?

A.	Yes. You can revoke your proxy at any time prior to the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways: (i) you may submit another properly completed proxy card with a later date; (ii) you may send a written notice that you are revoking your proxy to GBPO’s Secretary at the address listed at the end of this section; or (iii) you may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.	No. Your broker, bank or nominee cannot vote your shares unless you provide them instructions on how to vote, in accordance with the information and procedures provided to you by your broker, bank or nominee. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the American Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The election of directors and adjournment proposals are the only discretionary items being proposed at the annual meeting.

Q.	Do I need to send in my stock certificates?

A.	Only GBPO stockholders who vote against adoption of the merger proposal and elect to have their shares converted into a pro rata share of the funds in the trust account must tender their shares to our stock transfer agent. GBPO stockholders who elect to have their shares converted do not need to tender their shares to our stock transfer agent prior to the annual meeting. GBPO stockholders who vote in favor of the adoption of the merger proposal, or who otherwise do not elect to have their shares converted should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in connection with the merger. Any election to convert GBPO shares of common stock will become irrevocable after the close of the vote on the merger proposal if the merger agreement has not been terminated, and from and after the closing of the merger, shares of GBPO common stock as to which such conversion has been elected will represent only the right to receive a pro rata portion of the trust account as described above, upon prompt surrender to GBPO of the certificates for the converted shares in accordance with instructions from GBPO.

Q.	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. GBPO will promptly deliver a separate copy to you if you call or write our Secretary at the address and telephone number listed below. If you want to receive separate copies of our proxy statement in the future, or if you receive multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to ensure that all of your GBPO shares are voted at the meeting.

Q.	Who is paying for this proxy solicitation?

A.	GBPO is soliciting the proxy represented by the enclosed proxy on behalf of its board of directors, and it will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, GBPO’s chief executive officer and chairman of the board, and other officers may solicit proxies by telephone or fax, each without receiving any additional compensation for his services. GBPO has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its common stock. GBPO has engaged Innisfree M&A Incorporated to solicit proxies for this annual meeting. GBPO is paying a fixed solicitation fee of $20,000 for solicitation services and a $5 per call fee.

Q.	Who can help answer my questions?

A.	If you have questions about the merger or the other proposals or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Global BPO Services Corp.
125 High Street, 30th Floor
Boston, Massachusetts 02110
Attn: Secretary
Tel: (617) 517-3252

You may also obtain additional information about GBPO from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you have questions regarding the certification of your position or delivery of your stock certificate, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
Tel: (212) 845-3287

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement attached to this proxy statement as Annex A. We encourage you to read the merger agreement carefully. It is the legal document that governs the merger and certain other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement.

The Parties

GBPO

GBPO is a blank check company organized as a corporation under the laws of the State of Delaware. It was formed for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. On October 23, 2007, GBPO consummated the IPO of its equity securities from which it received net proceeds of approximately $231.5 million. Approximately $246.3 million, comprised of the net proceeds from the IPO, $7.5 million from the private placement of the founders warrants completed prior to the closing of the IPO and the underwriters’ deferred discount, were placed into a trust account. As of June 30, 2008, GBPO held approximately $247.7 million in the trust account (including interest) and approximately $2.2 million in cash outside the trust account available to fund the consummation of the merger.

If GBPO does not consummate a business combination transaction by October 17, 2009, it will be required to commence proceedings to dissolve and liquidate and distribute to its public stockholders the amount then in its trust account (net of taxes payable on the interest earned thereon), calculated as of the date that is two business days prior to the completion of the merger, plus any of its remaining net assets.

The GBPO common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and one warrant to purchase common stock) are listed on the American Stock Exchange under the symbols OOO for the common stock, OOO.WS for the warrants and OOO.U for the units.

The current mailing address of GBPO’s principal executive office is Global BPO Services Corp., 125 High Street, 30th Floor, Boston, Massachusetts 02110, and its telephone number is (617) 517-3252.

Stream

Stream is a global provider of CRM and other BPO services to companies in the technology, consumer electronics and communications industries. Stream’s CRM solutions encompass a wide range of telephone, email and Internet based services and technical support programs designed to maximize the long-term value of the relationships between Stream’s clients and their customers, or end-users. Technical support programs may involve technical troubleshooting, hardware, warranty support and game support, hosted services, data management, telecommunications services and professional services. Customer service includes activities such as customer setup/activations, up-sell or cross-sell programs, customer billing inquiries and customer retention programs. Stream works closely with its clients to design and implement large scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. Stream delivers services from its 30 service centers in 16 countries providing clients with numerous site alternatives and service options at various price points, enabling clients to build an optimal mix of service solutions to solve complex issues and create a cost efficient solution for its clients in approximately 30 different languages.

Stream delivers its CRM solutions through end-user initiated (inbound) telephone calls, emails and chat sessions that are routed to one or more of Stream’s service centers. Stream’s multi-jurisdiction geographic locations, technology infrastructure and process-driven service model allow it to deliver tailored BPO solutions based on a client’s required servicing needs, linguistic requirements and pricing. Typically an end-user makes an inbound request for technical assistance, seeks product activation or support, or a response to warranty or other issues. Stream’s trained service professionals respond to these inquiries from one of Stream’s service centers utilizing technologically advanced telephone systems and workstations, which are designed to enable the service professional to provide a comprehensive resolution.

Stream seeks to establish long-term, strategic relationships, formalized by renewable multi-year contracts, with clients in the technology, consumer electronics and communications industries. Stream targets these industries because of their growth potential, their complex product and service offerings and their large customer bases, which often require sophisticated customer interactions. Stream focuses on offering CRM solutions to fulfill the needs of these higher complexity programs, where it believes its customer service, technical expertise and its operational processes and performance metrics give it a competitive advantage over other CRM providers. As of June 30, 2008, Stream had 30 facilities in 16 countries with over 15,000 employees.

The Merger

On January 27, 2008, GBPO entered into a merger agreement with Stream pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO. On June 2, 2008, GBPO and Stream entered into an amendment and restatement of the merger agreement.

Under the terms of the amended and restated merger agreement, the purchase price was reduced from $225.8 million to $200.0 million, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008. The purchase price is comprised of the following:

•

the payment to Stream stockholders and optionholders of an amount in cash equal to $200.0 million, plus an amount equal to 75% of certain capital expenditures made by Stream from July 1, 2008 to the closing and less: (i) the amount of outstanding indebtedness (including capital leases) of Stream at the closing (approximately $105.4 million at June 30, 2008), (ii) transaction expenses of Stream and transaction-related bonuses payable to certain Stream executives (estimated to total $7.0 million), and (iii) transaction fees of approximately $4.0 million payable to H.I.G., a private equity firm that is an affiliate of H.I.G. Call Center II, Inc., the 99% stockholder of Stream; and

•

the assumption of the capital leases of Stream at the closing (estimated at $7.9 million at June 30, 2008) and the assumption, replacement or repayment of other outstanding indebtedness of Stream at the closing (estimated at $97.5 million at June 30, 2008).

The purchase price will be adjusted upward or downward if the working capital of Stream at the closing of the merger is more than $55.5 million or less than $52.5 million, respectively.

In addition, the purchase price will increase by: (i) $5.0 million in cash if (A) the closing date of the merger is after July 31, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the seven months ended July 31, 2008 exceeds $15,045,000, and (C) Stream’s revenue for the seven months ended July 31, 2008 exceeds $268,949,000, (ii) an additional increase of $5.0 million in cash if the closing date of the merger is after August 15, 2008, (iii) an additional increase of $20.0 million in cash if (A) the closing date of the merger is after August 31, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the eight months ended August 31, 2008 exceeds $17,499,000, and (C) Stream’s revenue for the eight months ended August 31, 2008 exceeds $309,041,000, and (iv) an additional increase of $10.0 million in cash if (A) the closing date for the merger is after September 30, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the nine months ended September 30, 2008 exceeds $20,619,000, and (C) Stream’s revenue for the nine months ended September 30, 2008 exceeds $351,116,000.

The Stock Issuance Proposal

GBPO stockholders are also being asked to approve the issuance of 150,000 shares of Series A Preferred Stock in a private placement with Ares. The closing of the private placement is subject to the closing of the acquisition of Stream. Please see the section entitled “The Stock Issuance Proposal—Description of Series A Preferred Stock” for more information regarding the terms of the Series A Preferred Stock. GBPO will use up to the full amount of the net proceeds of the private placement, together with other available cash, to finance a tender offer for up to 20,625,001 shares of its common stock to be commenced as soon as practicable and legally permissible after the closing of the merger and private placement. Please see the section entitled “Tender Offer” for more information regarding the terms of the tender offer. GBPO’s management is proposing the tender offer to provide a meaningful liquidity opportunity for at least part of the GBPO shares held by those stockholders who desire liquidity for their shares. If GBPO stockholders do not approve both the merger and the stock issuance proposals, GBPO will not undertake the tender offer. In addition, if GBPO stockholders approve the merger proposal but do not approve the stock issuance proposal, Stream has the right to terminate the merger agreement, in which event the acquisition of Stream would not take place.

The private placement financing, if approved along with the approval of the merger, will be completed immediately following the annual meeting. For more information, see “The Stock Issuance Proposal.”

Appraisal Rights

GBPO stockholders do not have appraisal rights in connection with the merger under the DGCL.

Federal Income Tax Consequences of the Merger and Exercise of Conversion Rights

GBPO stockholders who do not exercise their conversion rights will continue to hold their GBPO shares and, as a result, will not recognize any gain or loss for U.S. federal income tax purposes as result of the merger.

GBPO stockholders who exercise their conversion rights to receive cash in exchange for their common stock will be treated for U.S. federal income tax purposes as if their common stock were redeemed in a taxable transaction, resulting in either sale treatment or distribution treatment.

For a description of the federal income tax consequences of the exercise of conversion rights, please see the section entitled “The Merger Proposal—U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment

The merger will be accounted for under the purchase method of accounting as an acquisition in accordance with U.S. generally accepted accounting principles. This determination was primarily based on GBPO issuing cash for the equity of Stream, assumption, replacement or repayment of certain amounts of indebtedness, the GBPO board of directors maintaining a majority of the board of directors after the merger and GBPO’s chairman, chief executive officer, president and interim chief financial officer becoming the chairman and chief executive officer of the combined company. The net assets of Stream will be stated at fair value and any excess purchase price will be allocated first to identifiable intangible assets and will be amortized over their respective useful lives. The remainder will be treated as goodwill on GBPO’s balance sheet. A periodic assessment of the value of the goodwill will be conducted by GBPO and any permanent impairment in value will be taken as a charge to future earnings. GBPO has not yet completed the allocation of the purchase price for accounting purposes. Accordingly, any excess of fair value of net assets has been allocated to goodwill until such determination has been made.

Regulatory Matters

The completion of the merger and the other transactions contemplated by the merger agreement is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and potentially other regulatory requirements. GBPO and Stream filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on February 6, 2008. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on February 25, 2008. In addition, the completion of the private placement is subject to review under the HSR Act. GBPO and Ares filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 18, 2008. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on July 1, 2008. Please see “The Merger Proposal—Regulatory Matters.”

GBPO’s Recommendation to Stockholders; Reasons for Approval of the Merger

After careful consideration of the terms and conditions of the merger proposal, GBPO’s board of directors has determined that the merger proposal is fair to and in the best interests of GBPO and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated by the merger agreement, GBPO’s board of directors reviewed various industry and financial data and considered the due diligence and evaluation materials provided by Stream in order to determine that the consideration to be paid in connection with the merger was reasonable. Please see “The Merger Proposal—GBPO’s Board of Directors’ Reasons for Approval of the Merger” and “—Recommendation of GBPO’s Board of Directors.” On January 23, 2008, Bear Stearns delivered to GBPO’s board of directors its written opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by GBPO pursuant to the merger agreement was fair from a financial point of view to GBPO. GBPO’s board of directors did not seek a new fairness opinion from Bear Stearns or any other investment banking firm in connection with entering into the amended and restated merger agreement on June 2, 2008 because the purchase price had been reduced and because Stream’s unaudited financial results for the first quarter of 2008 had exceeded its internal budget for the quarter. Please see “The Merger Proposal—Opinion of Bear Stearns.” Accordingly, GBPO’s board of directors recommends that GBPO stockholders vote:

•	FOR the merger proposal;

•	FOR the stock issuance proposal;

•	FOR the authorized share proposal;

•	FOR the post-closing charter amendment proposal;

•	FOR the incentive plan proposal;

•	FOR the election of directors proposal; and

•	FOR the adjournment proposal, if necessary.

Management of GBPO

After the completion of the merger, Messrs. Conway, Joubert, Moore, Murray and O’Leary will continue to serve as members of GBPO’s board of directors and Messrs. Murray and Linnell and Ms. Flaherty will continue to serve as officers of GBPO.

GBPO’s Founding Stockholder Ownership

GBPO’s board of directors has fixed the close of business on July 3, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. As of July 3, 2008, our founding stockholders either directly or beneficially, owned and were entitled to vote, in the aggregate, 7,812,500 shares of common stock, representing approximately 20% of GBPO’s outstanding common stock, all of which were issued prior to the IPO. Such number does not include the 7,500,000 shares of common stock issuable upon exercise of certain of the founding stockholders’ warrants. In order to induce Ares to enter into the private placement, the founding stockholders holding warrants agreed to sell to Ares their founder warrants to purchase 7,500,000 shares of GBPO common stock for an aggregate purchase price of $7,500 upon the consummation of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. For more information regarding the founder warrant sale, please see the section entitled “The Stock Issuance Proposal—Summary of the Warrant Purchase Agreement.” Prior to the announcement of the private placement, the publicly traded warrants were quoted on the American Stock Exchange at $0.27 per warrant. With respect to the proposal for approval of the merger only, each of the founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote. Record holders of warrants do not have voting rights with respect to such warrants.

Interests of GBPO Directors and Officers in the Merger

When you consider the recommendation of GBPO’s board of directors in favor of adoption of the merger proposal, you should keep in mind that GBPO’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

These interests include, among other things:

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If this merger is not approved, and GBPO fails to consummate an alternative business combination prior to October 17, 2009, GBPO may liquidate. In such event, the 7,812,500 shares of common stock held by the founding stockholders, including GBPO’s officers and directors and their affiliates and other persons, that were acquired prior to or concurrently with the IPO will be worthless because the founding stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $59.8 million based on the last sale price of $7.65 on the American Stock Exchange on June 30, 2008.

•

In addition, the 7,500,000 founder warrants will become worthless if this merger is not consummated and GBPO fails to consummate an alternative business combination prior to October 17, 2009. These warrants had an aggregate market value of $4.5 million based upon the last sale price of $0.60 of the public warrants on the American Stock Exchange on June 30, 2008. The founding stockholders paid $7.5 million for the 7,500,000 founder warrants.

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After the completion of the merger, Messrs. Conway, Joubert, Moore, Murray and O’Leary will continue to serve as members of GBPO’s board of directors and Messrs. Murray and Linnell and Ms. Flaherty will continue to serve as officers. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if GBPO’s board of directors so determines. GBPO currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the merger or whether it plans to enter into any employment agreements with its officers, except for Mr. Murray, who is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement. On March 11, 2008, Charles F. Kane resigned his positions as GBPO’s executive vice president, chief financial officer, chief administrative officer and treasurer. Also on March 11, 2008, R. Scott Murray, our chairman, chief executive officer and president, was appointed interim chief financial officer and Lloyd

Linnell, our chief information and technology officer was appointed treasurer. A search for a new chief financial officer is underway.

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If we are unable to complete a business combination and are forced to liquidate, Scott Murray, Charles Kane, Lloyd Linnell and Sheila Flaherty will be jointly and severally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of vendors, service providers or other entities that are owed money by us for services rendered or contracted for or products sold to us or by claims of prospective target businesses for fees and expenses of third parties that we agreed to pay in the event we do not consummate a combination with such target business. However, we cannot assure you that they will be able to satisfy those obligations if they are required to do so. GBPO has incurred approximately $1.5 million of out-of-pocket expenses as of June 30, 2008 for certain legal and accounting services for which Messrs. Murray, Linnell and Kane and Ms. Flaherty may be personally liable to the extent the assets of GBPO outside of the trust account are not available therefor.

Certain Other Interests in the Merger

In addition to the interests of our directors and officers in the merger, you should keep in mind that certain individuals promoting the merger and/or soliciting proxies on behalf of GBPO have interests in the merger that are different from, or in addition to, your interests as a stockholder. In connection with our IPO, the underwriters agreed to defer fees equal to 3% of the gross proceeds from the sale of the units to the public stockholders, or approximately $7.5 million (subject to reduction by $2.5 million upon the consummation of the merger), until the consummation of our initial business combination.

In connection with its IPO, GBPO agreed to sell to its underwriters in its IPO, for $100, an option to purchase up to a total of 1,562,500 units. On May 31, 2008, GBPO and the underwriters entered into a securities purchase agreement whereby GBPO agreed to purchase and the underwriters agreed to sell the unit purchase option for $100 upon the closing of the Stream merger. GBPO and the underwriters for its IPO entered into the securities purchase agreement because the repurchase of the unit purchase option by GBPO would eliminate the dilution to GBPO’s stockholders that would otherwise result from the exercise of this option. The underwriters agreed to the sale of the unit purchase option to increase the attractiveness of the merger to GBPO’s stockholders and thereby increase the likelihood of receiving its deferred underwriting discount upon the closing of the merger.

In addition, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest. Please see “The Merger Proposal—Interests of GBPO Directors and Officers in the Merger.”

The Authorized Share Proposal

Assuming the merger proposal is approved, GBPO stockholders are also being asked to approve an amendment to our existing certificate of incorporation, to be effective prior to the closing of the merger, to increase the number of authorized shares of GBPO capital stock from 120,000,000 shares to 150,000,000 shares.

The Post-Closing Charter Amendment Proposal

Assuming the merger proposal is approved, GBPO stockholders are also being asked to approve an amendment to our existing certificate of incorporation, to be effective after to the closing of the merger, to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination, and (C) to add provisions regarding dividends and distributions.

The Incentive Plan Proposal

Assuming the merger proposal is approved, GBPO stockholders are also being asked to approve the adoption of the 2008 stock incentive plan, pursuant to which GBPO will reserve up to 5,000,000 shares of common stock, for issuance in accordance with the stock incentive plan’s terms. The stock incentive plan has been established to enable GBPO to attract, retain, motivate and provide additional incentives to certain directors, officers, employees, consultants and advisors, whose contributions are essential to its growth and success by enabling them to participate in its long-term growth through the exercise of stock options and the ownership of its stock. For more information regarding the stock incentive plan, please see “The Incentive Plan Proposal.” Additionally, the stock incentive plan is attached to this proxy statement as Annex D. GBPO encourages you to read the plan in its entirety.

The Election of Directors Proposal

You are being asked to elect two Class I members of GBPO’s board of directors, each to serve until the 2011 annual stockholders meeting and until his successor is duly elected and qualified. Please see “Directors and Executive Officers of GBPO Following the Merger and the Private Placement” for information regarding these nominees.

Date, Time and Place of Annual Meeting of GBPO Stockholders

The annual meeting of the stockholders of GBPO will be held at 10:00 a.m. Eastern Time, on Tuesday, July 29, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022. A proposal to adjourn the meeting to a later date or dates may be presented, if necessary, to permit further solicitation and vote of proxies, if, based upon the tabulated vote at the time of the annual meeting, GBPO is not authorized to consummate the merger. Please see “The Adjournment Proposal” for more information.

Voting Power; Record Date

Only stockholders of record at the close of business on July 3, 2008 will be entitled to vote at the annual meeting. On this record date, there were 39,062,500 shares of common stock outstanding and entitled to vote at the annual meeting. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the annual meeting. Holders of warrants are not entitled to vote at the annual meeting.

Quorum and Vote of GBPO Stockholders

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if holders of at least a majority of the issued and outstanding shares entitled to vote are present in person or by proxy at the meeting. If there is no quorum, the holders of a majority of the votes present or represented by proxy at the annual meeting may adjourn the annual meeting until a quorum is present. Abstentions and broker non-votes will be counted toward the quorum requirement.

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The approval of the merger proposal will require the vote of a majority of the outstanding shares of common stock issued in the IPO. If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption.

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The approval of the stock issuance plan proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting.

•	The approval of the authorized share proposal will require the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock.

•	The approval of the post-closing charter amendment proposal will require the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock.

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The approval of the incentive plan proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting.

•	The approval of the election of directors proposal will require the plurality of the votes cast by GBPO stockholders entitled to vote on the election.

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The approval of the adjournment proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting.

Please note that you cannot seek conversion of your shares unless you affirmatively vote against the adoption of the merger proposal, demand that GBPO convert your shares into cash no later than the close of the vote on the merger proposal at the annual meeting, continue to hold your shares through the closing date of the merger and present your shares to our stock transfer agent.

Proxies and Proxy Solicitation Costs

GBPO is soliciting the proxy represented by the enclosed proxy on behalf of its board of directors, and it will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, GBPO’s chief executive officer and chairman of the board, and other officers may solicit proxies by telephone or fax, each without receiving any additional compensation for his services. GBPO has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its common stock. GBPO has engaged Innisfree M&A Incorporated to solicit proxies for this annual meeting. GBPO is paying a fixed solicitation fee of $20,000 for solicitation services and a $5 per call fee.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the annual meeting.

Quotation or Listing

GBPO’s outstanding common stock, warrants and units are listed on the American Stock Exchange.

Risk Factors

In evaluating the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Holders

As of June 30, 2008, there was 1 holder of record of the units, 12 holders of record of the common stock and 11 holders of record of the warrants.

GBPO SELECTED FINANCIAL DATA

The selected consolidated historical financial information of GBPO as of and for the period from June 26, 2007 (date of inception) through December 31, 2007 have been derived from the financial statements of GBPO, which have been audited by BDO Seidman, LLP, an independent registered public accounting firm, included in this proxy statement. The selected consolidated historical financial information of GBPO as of and for the three months ended March 31, 2008 and for the period from June 26, 2007 (date of inception) to March 31, 2008 are derived from GBPO’s unaudited financial statements included elsewhere in this proxy statement which include, in the opinion of management, all adjustments to present fairly its results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2008 are not necessarily indicative of the results for the entire year ended December 31, 2008. Prior to June 26, 2007, GBPO had no operations. This selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation—GBPO” and the financial statements and related notes of GBPO included elsewhere in this proxy statement.

Statement of Operations Data (in thousands):

	Period from June 26, 2007 (date of inception) to December 31, 2007	For the three months ended March 31, 2008	For the period from June 26, 2007 (date of inception) to March 31, 2008
Interest Income	$2,119	$2,139	$4,259
Expenses:
Formation, general and administrative costs	216	237	454
Administrative fees paid to Trillium Capital LLC	23	30	53
Interest expense to certain founding stockholders	3	—	3

Total Expenses	242	267	510

Income before provision for income taxes	1,877	1,872	3,749
Provision for income taxes	760	670	1,430

Net income for the period	$1,117	$1,202	$2,319
Accretion of trust account relating to common stock subject to possible conversion	—	(30)	(30)

Net income attributable to common stockholders	$1,117	$1,172	$2,289

Balance Sheet Data (in thousands):

	December 31, 2007	March 31, 2008
Total current assets	$248,526	$249,280
Equipment, net of accumulated depreciation of $1,658 and $5,304	27	36
Deferred transaction costs	165	1,423
Total assets	248,718	250,739
Total current liabilities	8,563	9,382
Common stock subject to possible conversion	73,875	73,905
Stockholders’ equity	166,280	167,452

On October 23, 2007, GBPO consummated its IPO of 31,250,000 units at a price of $8.00 per unit. Proceeds from the IPO totaled approximately $231.5 million, which were net of approximately $18.5 million in underwriting fees and other expenses related to the IPO. After the deposit of $7.5 million in connection with the purchase of the founders warrants and the underwriters’ deferred discount of $7.5 million and payments for working capital and transaction related costs GBPO has $245.9 million held in a trust account, which is included in current assets at March 31, 2008. GBPO’s underwriters have agreed to reduce their deferred discount by $2.5 million upon the consummation of the merger.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF STREAM

The selected consolidated historical financial information of Stream as of December 31, 2006 and 2007 and for the years ended December 31, 2005, 2006 and 2007 have been derived from the consolidated financial statements of Stream, which have been audited by Ernst & Young LLP, an independent registered public accounting firm, included in this proxy statement. The selected consolidated historical financial information of Stream for the period from January 1, 2003 to June 16, 2003 were derived from unaudited financial information obtained from Spectrum Integrated Services, Inc. whose service center operation was purchased by Stream on June 17, 2003, adjusted for pro forma tax based on the effective tax rate used in the period from June 17, 2003 to December 31, 2003. The selected financial data for the period June 17, 2003 to December 31, 2003 and for the years ended December 31, 2003 and 2004 were derived from audited consolidated financial statements of Stream not included in this proxy statement. The selected financial data as of March 31, 2008 and for the three months ended March 31, 2007 and 2008 have been derived from Stream’s unaudited consolidated financial information included in this proxy statement, which include, in the opinion of its management, all adjustments necessary to present fairly its results of operations and financial condition at the dates and for the periods presented. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the entire year ended December 31, 2008. This selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Stream” and the consolidated financial statements and related notes of Stream included elsewhere in this proxy statement.

	Predecessor	Period from June 17, 2003 to December 31, 2003
	Period from January 1, 2003 to June 16, 2003		Years Ended December 31,				Three Months Ended March 31,
			2004	2005	2006	2007	2007	2008
	(unaudited)	(amounts in thousands)					(unaudited)
Statement of Operations Data:
Revenue	$29,553	$25,980	$215,613	$310,905	$405,547	$483,569	$118,633	$140,372
Direct cost of revenue	20,462	18,449	140,927	217,078	276,868	320,935	76,508	90,911

Gross profit	9,091	7,531	74,686	93,827	128,679	162,634	42,125	49,461
Operating expenses	8,779	8,372	70,450	104,941	123,209	156,740	37,613	45,751

Income (loss) from operations	312	(841)	4,236	(11,114)	5,470	5,894	4,512	3,710
Interest expense, net	—	128	1,843	4,646	8,473	12,055	3,003	3,041
Other (income) expenses, net	—	524	1,093	(3,145)	(2,177)	(997)	1,092	(596)

Income (loss) before income taxes, discontinued operations and extraordinary gain	312	(1,493)	1,300	(12,615)	(826)	(5,164)	417	1,265

Income taxes	117	(559)	2,203	4,939	4,523	6,159	1,418	3,269

Loss before discontinued operations and extraordinary gain	195	(934)	(903)	(17,554)	(5,349)	(11,323)	(1,001)	(2,004)
Income from discontinued operations, net of tax	1,539	2,427	3,523	—	—	—	—	—
Extraordinary gain from negative goodwill on acquisition	—	2,163	22,225	—	—	—	—	—

Net income (loss)	$1,734	$3,656	$24,845	$(17,554)	$(5,349)	$(11,323)	$(1,001)	$(2,004)

	December 31,					March 31, 2008
	2003(1)	2004(2)	2005	2006	2007
	(amounts in thousands)					(unaudited)
Balance Sheet Data:
Total current assets	$14,813	$86,732	$78,635	$102,825	$138,914	$147,479
Property, equipment and fixtures, net	997	7,883	21,975	25,977	36,656	36,082
Total assets	16,290	110,908	118,722	145,117	193,416	200,447
Total current liabilities	9,970	44,932	54,111	60,674	148,685	146,695
Long-term debt	1,500	21,242	42,264	66,207	28,692	28,725
Stockholders’ equity (deficit)	4,677	31,964	12,234	10,309	7,352	(479)

(1)	Stream accounted for its June 16, 2003 acquisition of ECE Holdings, Inc. from Spectrum Integrated Services, Inc. and its April 13, 2004 acquisition of Stream International, Inc., Stream New York, Inc., Solectron Global Services Italy S.r.l., and Stream (Bermuda) Ltd. from the Solectron Corporation in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). SFAS 141 requires that the excess of the fair market value of identifiable net assets acquired in a business combination over the cost of the acquired business be applied to reduce the carrying amount of long lived assets, and that any such excess of the value of the assets over costs remaining after reducing the value of the long lived assets to zero, be recognized as extraordinary gain. Accordingly, Stream recognized extraordinary gains of $3.5 million (and related deferred income tax liability of $1.35 million) and $22.2 million as of June 16, 2003 and April 13, 2004, respectively, and no equipment and fixtures or other non-current assets were recorded in connection with either acquisition. The book value for the furniture, fixtures and equipment acquired in the April 13, 2004 transaction was written off in its entirety because Stream was required to allocate the purchase price to more liquid assets as a result of compliance with SFAS 141.

(2)	On April 13, 2004, Stream acquired Stream International, Inc., Stream New York, Inc., Solectron Global Services Italy S.r.l., and Stream (Bermuda) Ltd. from the Solectron Corporation by assuming $27.7 million of capital lease obligations and letters of credit. On July 22, 2004, Stream acquired 83% of the outstanding equity of Infowavz International Private Limited for a total purchase price of $8.8 million. The results of operations of Stream International, Inc., Stream New York, Inc., Solectron Global Services Italy S.r.l., and Stream (Bermuda) Ltd. and Infowavz have been included in Stream’s consolidated financial statements since each of their respective dates of acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements combine (i) the historical balance sheets of GBPO and Stream as of March 31, 2008, giving pro forma effect to the merger as if it had occurred on March 31, 2008, (ii) the historical statements of operations of GBPO for the period June 26, 2007 (inception) to December 31, 2007 and Stream for the year ended December 31, 2007, giving pro forma effect to the acquisition as if it had occurred on January 1, 2007, and (iii) the historical statements of operations of GBPO and Stream for the three months ended March 31, 2008, giving pro forma effect to the acquisition as if it had occurred on January 1, 2007.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact. The pro forma adjustments are preliminary, and the unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or the future financial position or operating results of the combined company. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various estimates of their respective fair values. The purchase price allocations set forth in the following unaudited pro forma condensed combined financial statements are based on the current book value of Stream’s tangible assets and liabilities, until such time that GBPO can complete their assessment of the estimated fair value of Stream net assets acquired. GBPO expects to complete the valuation for accounting purposes following the close of the transaction in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. GBPO expects that the allocation of tangible assets acquired will include, among other things, items such as cash, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, income taxes (accrued and deferred), capital lease obligations and any long-term debt assumed in the transaction. GBPO also expects to allocate a portion of the purchase price for accounting purposes to intangible assets and liabilities such as customer relationships, brands and trademarks, any lease contracts that may not be at fair value, and internally developed software or technology. Deferred taxes will be recorded for the difference between the book and tax basis of tangible and intangible assets and liabilities other than goodwill. The remainder will be allocated to goodwill, which will not be amortized, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be impaired. The final valuations, and any interim updated preliminary valuation estimates, may differ materially from these preliminary valuation estimates and, as a result, the final allocation of the purchase price may result in reclassifications of the allocated amounts that are materially different from the purchase price allocations reflected below. Upon the completion of GBPO’s assessment of the estimated fair value of Stream net assets acquired, any material change in the valuation estimates and related allocation of the purchase price would materially impact GBPO’s depreciation and amortization expenses, the unaudited pro forma condensed combined financial statements and GBPO’s results of operations after the acquisition.

GBPO will complete the merger with Stream only if a majority of the shares of common stock issued in the IPO are voted in favor of the merger and only holders of 29.99% or less of the shares of common stock issued in the IPO exercise their conversion rights. Each of GBPO’s founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumptions with respect to the number of outstanding shares of GBPO common stock, as follows:

•	Assuming Maximum Approval: This presentation assumes that 100% of GBPO stockholders approve the merger; and

•

Assuming Minimum Approval: This presentation assumes that holders of only 70.01% of the outstanding shares of GBPO common stock approve the merger and holders of the remaining 29.99% all vote against the merger and elect to exercise their conversion rights.

GBPO is providing this information to aid you in your analysis of the financial aspects of the merger and it is presented for informational purposes only. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of GBPO and Stream and the related notes thereto included elsewhere in this proxy statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2008

(in thousands)

	GBPO	Stream	Pro Forma Adjustments (assuming maximum approval)		Pro Forma (assuming maximum approval)	Additional Pro Forma Adjustments (assuming minimum approval)		Pro Forma (assuming minimum approval)
Assets
Current assets:
Cash and cash equivalents	$2,593	$10,591	$245,862	A	$281,156	$(73,905)	F	$209,501
			(86,000)	B		2,250	I
			(22,522)	C		—
			(768)	D		—
			147,000	G		—
			(5,000)	I		—
			(10,600)	N		—
Cash and cash equivalents held in trust account	245,862	—	(245,862)	A	—	—		—
Accrued interest held in trust account	595	—	—		595	—		595
Accounts receivable, net	—	115,954	—		115,954	—		115,954
Deferred income taxes	—	11,097	—		11,097	—		11,097
Prepaid expenses and other current assets	230	9,837	—		10,067	—		10,067

Total current assets	249,280	147,479	22,110		418,869	(71,655)		347,214
Equipment and fixtures, net	36	36,082	—		36,118	—		36,118
Deferred income taxes	—	4,198	—		4,198	—		4,198
Deferred transaction costs	1,423	—	(1,423)	B	—	—		—
Goodwill	—	7,980	100,510	B	108,490	—		108,490
Other assets	—	4,708	(829)	B	4,647	—		4,647
			768	D		—

Total assets	$250,739	$200,447	$121,136		$572,322	$(71,655)		$500,667

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

March 31, 2008

(in thousands)

	GBPO	Stream	Pro Forma Adjustments (assuming maximum approval)		Pro Forma (assuming maximum approval)	Additional Pro Forma Adjustments (assuming minimum approval)		Pro Forma (assuming minimum approval)
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	$7,892	$—		$7,892	$—		$7,892
Accrued employee compensation and benefits	—	40,436	—		40,436	—		40,436
Other accrued expenses	1,306	15,758	9,702	B	18,243	—		18,243
			2,077	B		—
			(10,600)	N		—
Deferred underwriting fee	7,500	—	(7,500)	I	—	—		—
Current portion of long-term debt	—	72,409	(72,409)	D	—	—		—
Current portion of capital lease obligations	—	2,227	—		2,227	—		2,227
Other current liabilities	576	7,973	—		8,549	—		8,549

Total current liabilities	9,382	146,695	(78,730)		77,347	—		77,347
Long-term debt, net of current portion	—	22,522	(22,522)	C	72,409	—		72,409
			72,409	D		—
Capital lease obligations, net of current portion	—	6,203	—		6,203	—		6,203
Deferred income taxes	—	9,838	—		9,838	—		9,838
Other liabilities	—	15,668	—		15,668	—		15,668

Total liabilities	9,382	200,926	(28,843)		181,465	—		181,465

Preferred stock	—	—	147,000	G	147,000	(33,250	) S	147,000
			—			33,250	U
Common stock subject to possible conversion, 9,374,999 shares at conversion value	73,905	—	(73,905)	E	—	—		—
Stockholders' equity (deficit):
Common stock (excluding 9,374,999 shares subject to possible conversion)	30	84	9	E	39	(9	) F	30
			(84)	K		—
Additional capital	—	5,482	(5,482)	K	—	—		—
Additional paid-in capital	165,103	—	73,866	E	241,469	(73,866	) F	172,172
			2,500	I		2,250	I
			—			33,250	S
			—			(30,931	) U
Retained earnings (deficit)	—	(12,639)	2,319	J	2,349	(30	) F	—
			12,639	K		(2,319	) U
			30	E		—
Retained earnings accumulated in development stage	2,319	—	(2,319)	J	—	—		—
Accumulated other comprehensive income	—	6,594	(6,594)	K	—	—		—

Total stockholders' equity (deficit)	167,452	(479)	76,884		243,857	(71,655)		172,202

Total liabilities and stockholders' equity (deficit)	$250,739	$200,447	$121,136		$572,322	$(71,655)		$500,667

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2007

(in thousands, except share and per share data)

	GBPO	Stream	Pro Forma Adjustments (assuming maximum approval)		Pro Forma (assuming maximum approval)	Additional Pro Forma Adjustments (assuming minimum approval)		Pro Forma (assuming minimum approval)
Revenue	$—	$483,569	$—		$483,569	$—		$483,569
Direct cost of revenue	—	320,935	—		320,935	—		320,935

Gross profit	—	162,634	—		162,634	—		162,634
Operating expenses:
Selling, general and administrative expenses	216	144,119	—		144,335	—		144,335
Management fees and expenses to stockholder	23	562	(562)	L	23	—		23
Depreciation and amortization	—	12,059	—		12,059	—		12,059

Total operating expenses	239	156,740	(562)		156,417	—		156,417

Income (loss) from operations	(239)	5,894	562		6,217	—		6,217
Other (income) expenses, net:
Interest income	(2,119)	—	2,119	P	—	—		—
Foreign currency transaction loss	—	11	—		11	—		11
Other (income) expense, net	—	(1,008)	—		(1,008)	—		(1,008)
Interest expense, net	3	12,055	(3,660)	C	6,562	—		6,562
			(5,741)	M		—
			154	O		—
			3,751	Q		—

Total other (income) expenses, net	(2,116)	11,058	(3,377)		5,565	—		5,565

Income (loss) before income taxes	1,877	(5,164)	3,939		652	—		652
Income taxes	760	6,159	(760)	R	6,159	—		6,159

Net income (loss)	1,117	(11,323)	4,699		(5,507)	—		(5,507)
Accretion of trust account relating to common stock subject to possible conversion	—	—	—		—	—		—
Preferred stock dividends and accretion to redemption amount	—	—	(4,962)	T	(4,962)	—		(4,962)

Net income (loss) attributable to common stockholders	$1,117	$(11,323)	$(263)		$(10,469)	$—		$(10,469)

Income (loss) per share:
Basic and diluted	$0.07				$(0.27)			$(0.35)

Weighted-average common shares outstanding:
Basic and diluted	16,188,609			H	39,062,500		H	29,687,501

See notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Three Months Ended March 31, 2008

(in thousands, except share and per share data)

	GBPO	Stream	Pro Forma Adjustments (assuming maximum approval)		Pro Forma (assuming maximum approval)	Additional Pro Forma Adjustments (assuming minimum approval)		Pro Forma (assuming minimum approval)
Revenue	$—	$140,372	$—		$140,372	$—		$140,372
Direct cost of revenue	—	90,911	—		90,911	—		90,911

Gross profit	—	49,461	—		49,461	—		49,461
Operating expenses:
Selling, general and administrative expenses	237	41,981	—		42,218	—		42,218
Management fees and expenses to stockholder	30	113	(113)	L	30	—		30
Depreciation and amortization	—	3,657	—		3,657	—		3,657

Total operating expenses	267	45,751	(113)		45,905	—		45,905

Income (loss) from operations	(267)	3,710	113		3,556	—		3,556
Other (income) expenses, net:
Interest income	(2,139)	—	2,139	P	—	—		—
Foreign currency transaction gain	—	(1,199)	—		(1,199)	—		(1,199)
Other (income) expense, net	—	603	—		603	—		603
Interest expense, net	—	3,041	(936)	C	1,488	—		1,488
			(1,593)	M		—
			38	O		—
			938	Q		—

Total other (income) expenses, net	(2,139)	2,445	586		892	—		892

Income (loss) before income taxes	1,872	1,265	(473)		2,664	—		2,664
Income taxes	670	3,269	(670)	R	3,269	—		3,269

Net income (loss)	1,202	(2,004)	197		(605)	—		(605)
Accretion of trust account relating to common stock subject to possible conversion	(30)	—	30	E	—	—		—
Preferred stock dividends and accretion to redemption amount	—	—	(1,266)	T	(1,266)	—		(1,266)

Net income (loss) attributable to common stockholders	$1,172	$(2,004)	$(1,039)		$(1,871)	$—		$(1,871)

Income (loss) per share:
Basic & diluted	$0.04				$(0.05)			$(0.06)

Weighted-average common shares outstanding:
Basic & diluted	29,687,501			H	39,062,500		H	29,687,501

Net income per share subject to possible conversion:
Basic & diluted	$0.00

Weighted-average common shares outstanding subject to possible conversion:
Basic & diluted	9,374,999

See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note 1—Description of Transaction and Basis of Presentation

On June 2, 2008, GBPO entered into an amended and restated merger agreement (the “Amended Merger Agreement”) with Stream to amend and restate in its entirety that certain Agreement and Plan of Merger, dated as of January 27, 2008, by and among GBPO and Stream, pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO.

Under the terms of the amended and restated merger agreement, the purchase price was reduced from $225,800 to $200,000, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008, and the portion of the purchase price to be paid in units of GBPO was eliminated. The purchase price is comprised of the following:

•

the payment to Stream stockholders and optionholders of an amount in cash equal to $200,000, plus an amount equal to 75% of certain capital expenditures made by Stream from July 1, 2008 to the closing and less: (i) the amount of outstanding indebtedness (including capital leases) of Stream at the closing (approximately $103,400 at March 31, 2008), (ii) transaction expenses of Stream and transaction-related bonuses payable to certain Stream executives (estimated to total $7,000), and (iii) transaction fees of approximately $4,000 payable to H.I.G.; and

•

the assumption of the capital leases of Stream at the closing (approximately $8,400 at March 31, 2008) and the assumption, replacement or repayment of other outstanding indebtedness of Stream at the closing (approximately $95,000 at March 31, 2008).

The purchase price will be adjusted upward or downward if the working capital of Stream at the closing of the merger is more than $55,500 or less than $52,500, respectively.

In addition, the Amended Merger Agreement provides that the purchase price is subject to the following increases: (i) $5,000 in the event that (A) the closing date of the merger is after July 31, 2008, (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the seven months ended July 31, 2008 exceeds $15,045, and (C) Stream’s revenue for the seven months ended July 31, 2008 exceeds $268,949, (ii) an additional increase of $5,000 in the event that the closing date of the merger is after August 15, 2008, (iii) an additional increase of $20,000 in the event that (A) the closing date of the merger is after August 31, 2008, (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the eight months ended August 31, 2008 exceeds $17,499, and (C) Stream’s revenue for the eight months ended August 31, 2008 exceeds $309,041, (iv) an additional increase of $10,000 in the event that (A) the closing date for the merger is after September 30, 2008, (B) Stream’s EBITDA (as defined in the Amended Merger Agreement) for the nine months ended September 30, 2008 exceeds $20,619, and (C) Stream’s revenue for the nine months ended September 30, 2008 exceeds $351,116.

Also on June 2, 2008, GBPO entered into the preferred stock purchase agreement with Ares. Under the terms of the preferred stock purchase agreement, and subject to the conditions specified therein, Ares is obligated to purchase from GBPO and GBPO is obligated to sell to Ares, 150,000 shares of Series A Preferred Stock, $0.001 par value per share, of GBPO (“Series A Preferred Stock”). The preferred stock purchase agreement contains a number of representations and warranties, covenants, closing conditions and provisions for the termination of the agreement.

The shares of Series A Preferred Stock will be convertible into common stock of GBPO at $8.00 per share (subject to adjustment); bear an annual dividend rate of 3% calculated semi-annually (payable in additional stated value or cash at GBPO’s option); be redeemable at the holder’s option after seven years; and will have the same voting rights as GBPO’s common stock. The closing of the private placement is subject to applicable regulatory approvals, GBPO stockholder approval, GBPO entering into an employment agreement that becomes effective on the closing with its chairman and chief executive officer, R. Scott Murray, upon terms satisfactory to Ares and the closing of the proposed Stream acquisition, as well as other customary closing conditions. In the event that the total number of shares of GBPO common stock elected by stockholders to be converted into a pro rata portion of the cash held in the trust account is greater than zero but less than or equal to 9,374,999 shares of GBPO common stock, Ares will receive a pro rata increase in the number of shares of common stock into which the Series A Preferred Stock is convertible up to a maximum of 6,250,000 additional shares of GBPO common stock, which has the effect of decreasing the effective conversion price of the shares of Series A Preferred Stock to common stock.

Immediately prior to the occurrence of any Acceleration Event (as defined in The Stock Issuance Proposal) prior to the seventh anniversary of the date of issuance of the Series A Preferred Stock, the stated value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date (as defined in the Stock Issuance Proposal) on and after the occurrence of such Acceleration Event and prior to and including the seventh anniversary of such date of issuance of the Series A Preferred Stock (the “Acceleration Period”). The automatic increase in stated value shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. Upon a Liquidation Event (as defined in the Stock Issuance Proposal), holders of the Series A Preferred Stock will have a liquidation preference equal to the greater of (x) the stated value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), and (y) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted into GBPO common stock immediately prior to such Liquidation Event.

In addition, in a separate transaction, certain founding stockholders have agreed to sell 7,500,000 warrants that were purchased by them in a private placement immediately prior to GBPO’s initial public offering to Ares for an aggregate purchase price of $7.5 upon the consummation of the private placement.

GBPO will use the proceeds from the issuance of the Series A Preferred Stock and its other available cash resources to tender for the purchase of up to 20,625,001 shares of its outstanding common stock at $8.00 per share. GBPO expects to commence the tender offer as soon as practicable and legally permissible following the closing of the merger and private placement transactions, and the offer will remain open for twenty (20) business days. The tender offer will be available to all holders of outstanding shares of common stock, but the founding stockholders of GBPO and Ares have agreed not to participate in the tender offer.

GBPO received a commitment letter from PNC Bank, National Association (“PNC”) which is currently a lender and the agent under Stream’s existing credit facility, to amend and restate such existing credit facility to provide for a $100,000 revolving credit (increased from $86,000) and to maintain existing term loans (the “PNC Commitment Letter”). Under the commitment letter, PNC has committed to provide $30,000 of such financing, and will syndicate the balance on a best efforts basis. This financing would be comprised of a $100,000 senior secured revolving credit facility under which borrowing availability will be based on, among other things, Stream’s eligible accounts receivable. The balance of the financing would consist of a senior secured domestic term loan of approximately $5,480 and a senior secured foreign term loan of approximately $2,644. The financing facilities would have a five-year term from the date of the closing. Outstanding balances under the revolving credit facility would bear interest at either LIBOR plus a margin ranging from 200 to 250 basis points or at the base rate plus a margin ranging from 0 to 25 basis points, and the term loans would bear interest at LIBOR plus a margin ranging from 275 to 325 basis points or at the base rate plus a margin ranging from 25 to 75 basis points, in each case based on the combined company’s fixed charge coverage ratio. The balance outstanding under Stream’s existing credit facility and term loans (approximately $97,500 at June 30, 2008) would continue as part of the new revolving credit and term debt facility.

For purposes of these unaudited pro forma condensed combined financial statements, the estimated consideration payable by GBPO to the stockholders and holders of vested options of Stream at closing was calculated as follows using Stream’s indebtedness outstanding as of March 31, 2008:

Purchase price per agreement	$200,000
Minus: Stream indebtedness (including capital leases)	(103,400)
Minus: Stream transaction fees(1)	(6,600)
Minus: transaction fees payable to H.I.G.(1)	(4,000)

Consideration payable by GBPO to Stream at closing	$86,000

(1)	Pursuant to the merger agreement, certain transaction fees, costs and expenses incurred by Stream in connection with the merger will be subtracted from the consideration payable to Stream at closing. At closing, such transaction expenses are estimated to total $11,000. GBPO has agreed to reimburse Stream for up to $400 of expenses incurred related to the merger transaction upon the closing of the merger.

Note 2—Pro Forma Adjustments

There were no inter-company balances or transactions between GBPO and Stream as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had GBPO and Stream filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(A) To record the reclassification of funds held in trust by GBPO.

(B) To record the purchase price consisting of the payment of $86,000 in cash, the recording of $3,500 of GBPO costs related to the transaction for investment banking, legal, accounting, printing and other transaction related costs, and the allocation of the purchase price of the assets acquired and liabilities assumed at March 31, 2008 as follows:

Calculation of allocable purchase price:
Cash	$86,000
GBPO transaction-related costs**	3,500

Total allocable purchase price	$89,500

Estimated allocation of purchase price*:
Cash and cash equivalents	$10,591
Accounts receivable, net	115,954
Deferred income taxes—current	11,097
Prepaid expenses and other current assets	9,837
Equipment and fixtures, net	36,082
Deferred income taxes	4,198
Goodwill	108,490
Other assets	3,879
Accounts payable	(7,892)
Accrued expenses and other	(65,896)
Current portion of long-term debt	(72,409)
Current portion of capital lease obligations	(2,227)
Other current liabilities	(7,973)
Long-term debt, net of current portion	(22,522)
Capital lease obligations, net of current portion	(6,203)
Deferred income taxes	(9,838)
Other liabilities	(15,668)

Stream net assets acquired	$89,500

*	The purchase price allocation has not been finalized and is subject to change upon recording of actual transaction costs and completion of valuations of tangible and intangible assets and liabilities. GBPO expects to complete the valuation for accounting purposes following the close of the transaction. See further discussion at Note 3. For pro forma purposes, all of the excess of purchase price over the historical net book value of Stream’s assets and liabilities has been allocated to goodwill.

**	For pro forma purposes, estimated GBPO transaction-related closing costs of $3,500 have been netted with GBPO’s historical deferred transaction costs of $1,423.

	Stream	Purchase Price Adjustments		Adjusted Stream
Assets
Cash and cash equivalents	$10,591	$—	(i)	$10,591
Accounts receivable, net	115,954	—	(i)	115,954
Deferred income taxes—current	11,097	—	(iv)	11,097
Prepaid expenses and other current assets	9,837	—	(i)	9,837
Equipment and fixtures, net	36,082	—	(i)	36,082
Deferred income taxes	4,198	—	(iv)	4,198
Goodwill	7,980	100,510	(v)	108,490
Other assets	4,708	(829)	(ii)	3,879

	$200,447	$99,681		$300,128

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$7,892	$—	(i)	$7,892
Accrued employee compensation and benefits	40,436	—	(i)	40,436
Other accrued expenses	15,758	9,702	(iii)	25,460
Current portion of long-term debt	72,409	—	(i)	72,409
Current portion of capital lease obligations	2,227	—	(i)	2,227
Other current liabilities	7,973	—	(i)	7,973
Long-term debt, net of current portion	22,522	—	(i)	22,522
Capital lease obligations, net of current portion	6,203	—	(i)	6,203
Deferred income taxes	9,838	—	(iv)	9,838
Other liabilities	15,668	—	(i)	15,668
Stockholders’ equity (deficit)	(479)	89,979		89,500

	$200,447	$99,681		$300,128

(i)	Recorded at book value carried on Stream’s books, which is estimated by GBPO’s management to approximate fair value. GBPO has not completed its analysis of the impact of the merger on the fair value of Stream’s net assets acquired. Accordingly, no adjustment has been made to Stream’s net assets acquired until such analysis is complete.

(ii)	Adjusted for Stream deferred financing costs related to long-term debt, which will be settled by GBPO or replaced with a new credit facility at closing.

(iii)	Adjusted for estimated transaction fees, costs and expenses incurred by Stream in connection with the merger. At closing, such transaction expenses are estimated to total $11,000, of which $898 was accrued as of March 31, 2008. GBPO has agreed to reimburse Stream for up to $400 of expenses incurred related to the merger transaction upon the closing of the merger.

(iv)	FASB 109, “Accounting for Income Taxes” requires the recognition of deferred tax assets and liabilities for the tax effects of differences between the assigned values in the purchase price allocation and the tax basis of assets acquired and liabilities assumed in a purchase business combination (except for goodwill, which is not deductible for tax purposes). As GBPO has not completed their assessment of the estimated fair value of Stream net assets acquired, no adjustment has been made to deferred income taxes until such analysis is complete.

(v)	GBPO is in the process of completing their assessment of the estimated fair value of Stream net assets acquired. At this time all excess purchase price over the historical net book value of Stream net assets acquired has been allocated to goodwill until such analysis is complete.

(C)	Stream currently has long-term subordinated debt of $22,522, which will be repaid by GBPO at the closing of the merger and will be deducted from the purchase price. Any accrued interest payments and termination fees will also be paid at the closing of the merger and deducted from the purchase price. This entry also eliminates interest expense related to this subordinated debt.

(D)	Reflects use of revolving credit facility contemplated by the PNC Commitment Letter, described in Note 1 above, to replace current portion of long-term debt of Stream at closing. Deferred financing fees relating to the contemplated new revolving credit facility are estimated to be $768.

(E)	Assuming maximum approval, to reclassify common stock subject to possible conversion as permanent equity ($73,875) and to record related deferred interest as income ($0 for the year ended December 31, 2007 and $30 for the three months ended March 31, 2008). This amount, which immediately prior to this transaction was being held in the trust account, represents the value of 9,374,999 shares of common stock which may be converted into cash by GBPO’s stockholders.

(F)	Assuming minimum approval and the election by stockholders to convert their common shares into cash, to record payments ($73,875) to dissenting stockholders who request conversion rights and the related deferred interest income attributable to common shares ($30). This amount, which immediately prior to this transaction was being held in the trust account, represents the value of 9,374,999 shares of common stock which may be converted into cash by GBPO’s stockholders.

(G)	To record issuance of 150,000 private placement preferred shares to Ares, net of related fees and expenses (including fees payable to Ares equal to 1.0% of the aggregate purchase price of the Series A Preferred Stock, or $1,500, and reimbursement to Ares for reasonable fees and out-of-pocket expenses, up to a maximum of $1,000) and estimated GBPO transaction-related costs of $500 for legal and accounting fees. In addition, in a separate transaction, the founders of GBPO sold 7,500,000 warrants that were purchased by them in a private placement upon GBPO’s initial public offering to Ares. GBPO has not completed its analysis of the fair value of these warrants. Accordingly, no adjustment has been made for the fair value of these warrants until such analysis is complete. Upon the determination of fair value, the amount recorded for Additional Paid in Capital will be increased and the amount recorded for Series A Preferred Stock will be reduced for the fair value of these warrants.

(H)	Pro forma net loss per share was calculated by dividing pro forma net loss by the weighted-average number of shares outstanding (excluding the conversion of the Series A Preferred Stock or any of the warrants outstanding from this calculation as the effect would be anti-dilutive) as follows:

	Maximum Approval	Minimum Approval
Basic & diluted:
GBPO shares after IPO issuance	40,234,374	40,234,374
Shares subject to conversion	—	(9,374,999)
Shares repurchased from founding stockholders	(1,171,874)	(1,171,874)

	39,062,500	29,687,501

(I)	To record payment to GBPO’s underwriters for the balance of the underwriters’ deferred discount for GBPO’s IPO deposited in trust account which becomes due upon the consummation of the merger. The underwriters have agreed to forfeit $2,500 of the remaining deferred discount due to them upon the closing of the merger.

In the event of minimum approval, the underwriters’ deferred discount will be further reduced by $2,250, the pro rata share of the number of holders exercising their conversion rights.

(J)	To reclassify earnings accumulated in the development stage to retained earnings (deficit).

(K)	Adjustment to eliminate Stream’s historical stockholders’ equity (deficit).

(L)	To eliminate costs resulting from consulting agreement with H.I.G. Capital LLC, an affiliate of Stream’s majority stockholder.

(M)	To eliminate interest expense related to the revolving credit facility and term loans repaid or replaced with a new credit facility at closing.

(N)	Represents payment at closing of certain transaction expenses incurred by Stream in connection with the merger, which were subtracted from the consideration paid by GBPO to Stream at closing.

(O)	To record bank fee amortization expense on the deferred financing costs and administrative fee associated with the $108,100 credit facility that would become effective upon the closing of the merger.

(P)	To eliminate interest income on cash held in trust account.

(Q)	Reflects interest expense on $72,400 under the new revolving credit facility, which has a variable interest rate calculated to be 4.99% as of March 31, 2008. Using a 1/8 percent variance, interest rate expense would have changed $91 for the year ended December 31, 2007 and $23 for the three months ended March 31, 2008.

(R)	To adjust income taxes due to GBPO-related pro forma income adjustments. No impact to income taxes from Stream-related pro forma income adjustments has been recorded due to utilization of U.S. federal tax net operating loss carryforwards.

(S)	Assuming minimum approval, to record the deemed beneficial conversion feature resulting from the preferred stock being convertible into 25,000,000 shares of common stock at an effective price less than the fair market value of the common stock on March 31, 2008 of $7.33 as if the Series A Preferred Stock had been issued on the transaction close date (giving pro forma effect to the merger as if it had occurred on March 31, 2008).

(T)	To record preferred stock dividends paid-in-kind and accretion of preferred stock agreement transaction fees and expenses. The shares of preferred stock bear an annual dividend of 3% calculated semi-annually (payable in additional stated value or cash at GBPO’s option).

(U)	Assuming minimum approval, to record the deemed dividend for the beneficial conversion feature on the Series A Preferred Stock that is immediately recognized because, at issuance, the Series A Preferred Stock would then be convertible to common stock at a $6.00 per share effective conversion price. The deemed dividend is calculated as the difference between the effective conversion price of the Series A Preferred Stock of $6.00 per share (assuming maximum dissenters) as compared to the market quoted price of GBPO’s common stock at March 31, 2008 of $7.33, multiplied by the 25,000,000 shares of common stock on an “as converted” basis. For pro forma income statement purposes, the deemed dividend for the beneficial conversion feature has been excluded due to the nonrecurring nature of the adjustment.

In addition, as of March 31, 2008, Stream had U.S. federal tax net operating loss, or NOL, carryforwards of approximately $11,229 available to reduce taxable income in future years. These NOL carryforwards will begin to expire in 2024, unless previously utilized. Stream also had approximately $16,169 of foreign-generated NOL carryforwards, which will expire over various periods through 2015. Due to uncertainty as to its ability to realize these deferred tax assets, Stream recorded a valuation allowance of $4,700 against these net operating loss carryforwards. Stream’s ability to utilize its U.S. federal tax NOL carryforwards will become subject to annual limitations if it undergoes an ownership change as defined under Section 382 of the Code, which may jeopardize Stream’s ability to use some or all of its U.S. federal tax NOL carryforwards following the closing of the merger. However, GBPO has not yet made a determination of the impact of the merger on Stream’s ability to use its NOL carryforwards.

GBPO directors, officers and strategic advisory council members do not receive any compensation for their services to GBPO. Post-merger executive compensation is in the process of being determined; therefore, no pro forma adjustments have been made to reflect GBPO director, officer and strategic advisory council member compensation. GBPO’s chairman and chief executive officer, R. Scott Murray, is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement.

Note 3—Purchase Accounting Adjustment

Under the purchase method of accounting, the total purchase price will be allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values, in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141). Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with SFAS 141. The purchase price allocation is not finalized. GBPO is in the process of completing their assessment of the estimated fair value of Stream net assets acquired. Until such analysis can be completed, all excess purchase price over the historical net book value of Stream net assets acquired has been allocated to goodwill. GBPO expects to complete the valuation for accounting purposes following the close of the transaction, and expects that the allocation of tangible assets acquired will include, among other things, items such as cash, accounts receivable, unbilled accounts receivable, prepaid expenses and deposits, property and equipment and tangible liabilities to include, among other things, items such as accounts payable, accrued liabilities, income taxes (accrued and deferred), capital lease obligations and any long-term debt assumed in the transaction. GBPO also expects to allocate a portion of the purchase price for accounting purposes to intangible assets and liabilities such as customer relationships, brands and trademarks, any lease contracts that may not be at fair value, internally developed software or technology. Deferred taxes will be recorded for the difference between the book and tax basis of tangible and intangible assets and liabilities other than goodwill. The remainder will be allocated to goodwill, which will not be amortizable, but will be reviewed annually and on an interim basis if the events or changes in circumstances between annual tests indicate that an asset might be impaired.

GBPO believes that the recognition of goodwill in the purchase price allocation is supported by a number of important factors. Stream operates in a sector that has been affected positively by the continuing trend toward globalization across most industries. As a global provider of CRM services, Stream is positioned to benefit from the strong demand for outsourcing services solutions from major multinational companies, along with Stream’s strong geographic footprint and reputation in the CRM industry as a high quality provider of CRM services.

Note 4—Tender Offer

GBPO has announced that it will commence a tender offer for 20,625,001 shares of its common stock for $8.00 per share as soon as practicable and legally permissible following the closing of the Stream merger and the private placement. The maximum cost of the tender, if fully subscribed, is $165,000 and will be funded by a combination of funds generated from the Series A Preferred Stock issuance to Ares and from GBPO’s corporate treasury. The tender offer will be open to public stockholders who actually own shares of GBPO common stock during the period after the closing of the merger and private placement and on the commencement of the tender offer. The tender offer shall remain open for a period of twenty (20) business days after its commencement. The founding stockholders and Ares have agreed not to participate in the tender offer. The public warrants totaling 31,250,000 warrants are not exercisable until the later of the completion of a business combination and October 17, 2008.

In the event that more than 20,625,001 shares of GBPO common stock elect to participate in the tender offer, each stockholder will receive its proportional interest in the total amount available for tender of $165,000.

The following table describes the various potential outcomes of the tender offer and its impact on GBPO’s pro forma condensed combined balance sheet at March 31, 2008 and its number of shares and pro forma net loss per common share calculations in each period in these unaudited pro forma condensed combined financial statements. The common stock outstanding at March 31, 2008 in the table below present the Series A Preferred Stock issued in the private placement on an “as converted basis” for informational purposes only. The weighted average number of common stock for purposes of calculating GBPO’s pro forma net loss per share in each period, basic and diluted, does not include the conversion of the Series A Preferred Stock or any of GBPO’s 38,750,000 warrants outstanding, as the effect would be anti-dilutive.

Unaudited Pro Forma Condensed Combined Balance Sheet at March 31, 2008 (in thousands, except share data):

	Maximum Approval (no dissenters) and No Participants in Tender Offer	Maximum Approval (no dissenters) and Maximum Participants in Tender Offer	Minimum Approval and No Participants in Tender Offer	Minimum Approval and Maximum Participants in Tender Offer
Cash and cash equivalents	$281,156	$116,156	$209,501	$44,501
Stockholders’ equity	$243,857	$78,857	$172,202	$7,202
Common shares (assuming conversion of the Series A Preferred Stock) outstanding	57,812,500	37,187,499	54,687,501	34,062,500

Unaudited Pro Forma Condensed Combined Statement of Operations giving effect to the tender offer would affect the pro forma net loss per share in each of the year ended December 31, 2007 and the three months ended March 31, 2008 (in thousands, except share and per share data):

	Maximum Approval (no dissenters) and No Participants in Tender Offer	Maximum Approval (no dissenters) and Maximum Participants in Tender Offer	Minimum Approval and No Participants in Tender Offer	Minimum Approval and Maximum Participants in Tender Offer
Pro forma net loss per share:
Year ended December 31, 2007	$(0.27)	$(0.57)	$(0.35)	$(1.16)
Three months ended March 31, 2008	$(0.05)	$(0.10)	$(0.06)	$(0.21)
Pro forma weighted average common shares outstanding: basic and diluted	39,062,500	18,437,499	29,687,501	9,062,500

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or direct your vote to be cast to approve the merger and the related proposals. If any of these factors actually occur, the business, financial condition or results of operations of GBPO could be materially and adversely affected, the value of our common stock could decline and stockholders could lose all or part of their investment.

Risks Related to the Merger

If the merger’s benefits do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of GBPO’s securities may decline.

The market price of our common stock may decline as a result of the merger if GBPO does not perform as expected or if we do not otherwise achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

As a result of the merger, GBPO stockholders will be solely dependent on a single business.

As a result of the merger, GBPO’s stockholders will be solely dependent upon the performance of Stream and its business. Stream will be subject to a number of risks that relate generally to the outsourcing industry and other risks that relate specifically to Stream.

GBPO will have less working capital, and may require additional financing if a significant portion of GBPO’s stockholders exercise their conversion right.

The public stockholders of GBPO have the right to vote against the merger and elect to convert their shares into cash upon consummation of the merger. If no holders elect to convert their shares, our available cash is expected to be approximately $120.0 million upon the closing, assuming we are able, as contemplated by a commitment letter received from Stream’s existing bank lender, PNC, to replace Stream’s outstanding indebtedness upon the closing. However, our commitment letter includes numerous conditions, some of which are outside our control, and there can be no assurance that we will be able to close the replacement credit facility contemplated by such letter. If conversion rights are exercised with respect to 9,374,999 shares (representing 29.99% of the outstanding shares of GBPO common stock other than those held by our founding stockholders), the maximum potential conversion cost would be approximately $73,905,340 at March 31, 2008. If holders of 9,374,999 shares were to elect to convert their shares into cash and we are unable, for any reason, to obtain our contemplated credit facility to replace the outstanding indebtedness of Stream (other than capital leases) that would otherwise become payable upon closing, we would be required to obtain other debt and/or equity financing totaling approximately $22.0 million to consummate the merger. We have no reason to believe we would not be able to obtain such financing, but there can be no assurance that we would be able to do so.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding redeemable warrants to purchase an aggregate of 31,250,000 shares of common stock issued in the IPO (excluding warrants to purchase an aggregate of 7,500,000 shares of common stock issued to certain of our founding stockholders in a private placement completed prior to the closing of the IPO) will become exercisable after the consummation of the merger. Our outstanding warrants have an exercise price of $6.00 per share. As of June 30, 2008, the closing price of our shares traded on the American Stock Exchange was $7.65 per share. To the extent that all outstanding in-the-money warrants were exercised and none of the shares of common stock subject to conversion were converted, we would have had 70,312,500 shares of common stock outstanding (including the 9,374,999 shares subject to possible conversion but excluding shares issuable upon conversion of the Series A Preferred Stock) on this date, representing an increase of 31,250,000 shares outstanding. In addition, sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock issuable upon exercise of the warrants, we may redeem the warrants issued as a part of our units at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. In addition, we may not redeem the warrants unless the warrants comprising the units sold in our IPO and the shares of common stock underlying those warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. Redemption of the warrants could force the warrant holders (1) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (2) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (3) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

If GBPO stockholders fail to vote or abstain from voting on the merger proposal, or fail to deliver their shares to our transfer agent, they may not exercise their conversion rights to convert their shares of common stock of GBPO into a pro rata portion of the trust account.

GBPO stockholders holding common stock issued in the IPO who affirmatively vote against the merger proposal may, at the same time, demand that we convert their shares into an amount in cash equal to a pro rata portion of the funds in the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger. GBPO stockholders who seek to exercise this conversion right must affirmatively vote against the merger and demand conversion of their shares no later than the close of the vote on the merger proposal and deliver their shares to our transfer agent after the closing of the merger. Any GBPO stockholder who fails to vote, who abstains from voting on the merger proposal or who fails to deliver his stock certificate may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion of such stockholder’s shares. Please see “Annual Meeting of GBPO Stockholders” for the procedures to be followed if you wish to convert your shares to cash.

Our ability to request indemnification from Stream for damages arising out of the merger is limited.

At the closing of the merger, $10.0 million (if the closing date of the merger occurs on or before August 31, 2008) and $12.0 million (if the closing date of the merger occurs after August 31, 2008 and the purchase price has been increased by $20.0 million) of the consideration will be deposited in escrow to provide a fund for our indemnification under the merger agreement by Stream. Claims for indemnification may only be asserted by GBPO once the damages exceed $500,000 and recoveries are limited to the escrow fund (as defined in the merger agreement), except in the case of actual fraud. Accordingly, GBPO will not be entitled to indemnification even if Stream is found to have breached its representations and warranties and covenants contained in the merger agreement if such breach would only result in damages to GBPO of less than $500,000. Certain claims against the escrow account, including claims relating to any future earn-out payments arising from Stream’s acquisition of Infowavz in India, are not subject to the deductible of $500,000.

Our directors, executive officers, former chief financial officer and strategic advisory council members own shares of GBPO common stock and warrants and have other interests in the merger that are different from yours. If the merger is not approved and we subsequently dissolve and liquidate because we do not consummate an alternative business combination, the warrants held by them will become worthless. Consequently, their interests may have influenced their decision to approve the business combination with Stream.

GBPO’s directors, officers, including its former chief financial officer, and strategic advisory council members either directly or beneficially own an aggregate of 7,812,500 shares of common stock and 7.5 million warrants to purchase GBPO common stock that they purchased in a private placement completed prior to the closing of the IPO for a total consideration of approximately $7.5 million. These warrants are subject to lock-up agreements, and subject to certain exceptions, may not be sold, assigned or transferred until at least one year after GBPO consummates a business combination. In light of the amount of consideration paid, GBPO’s directors, officers, former chief financial officer, and strategic advisory council members will likely benefit from the completion of the merger, even if the merger causes the market price of GBPO’s securities to significantly decrease. In addition, the holders of these securities are not entitled to receive any of the cash proceeds that may be distributed upon our liquidation with respect to the shares they acquired prior to the IPO. Therefore, if the merger proposal is not adopted and GBPO subsequently dissolves and liquidates because it does not consummate an alternative business combination, the shares and warrants held directly or beneficially by GBPO’s directors, officers, former chief financial officer and strategic advisory council members will be worthless. This may influence their motivation for promoting the merger and/or soliciting proxies for the adoption of the merger proposal. As described in “The Stock Issuance Proposal — Summary of the Warrant Purchase Agreement,” the founding stockholders holding warrants agreed to sell to Ares their founder warrants to purchase 7,500,000 shares of GBPO common stock for an aggregate purchase price of $7,500, upon the consummation of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved.

In addition, if GBPO liquidates prior to the consummation of a business combination, GBPO’s officers, and its former chief financial officer, will be personally liable under certain circumstances (for example, for claims of vendors, service providers or other entities that are owed money by GBPO for services rendered or contracted for or products sold to GBPO, or by claims of prospective target businesses for fees and expenses of third parties that GBPO agrees in writing to pay in the event GBPO does not consummate a combination with such target business that they have not agreed to waive) to ensure that the proceeds in the trust account are not reduced by the claims of certain vendors, service providers, other entities that are owed money by us for services rendered or products sold to us or prospective target businesses.

These personal and financial interests of GBPO’s directors, officers, former chief financial officer and strategic advisory council members may have influenced the decision of our board of directors to approve the merger proposal. In considering the recommendations of GBPO’s board of directors to vote for the merger proposal, you should consider these interests.

Unless we complete the merger, our officers and directors will not receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount not in the trust account. Therefore, they may have a conflict of interest in determining whether the consummation of the merger is appropriate and in the public stockholders’ best interest.

Our officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount not in the trust account unless the merger is consummated. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. On the other hand, if we complete a business combination within the required time frame, those expenses will be repaid by GBPO. Consequently, our officers and directors, may have an incentive to approve and complete a business combination other than just what is in the best interest of our stockholders.

The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in our stockholders’ best interest.

In the period leading up to the closing of the merger, events may occur that, pursuant to the merger agreement, would require GBPO to agree to further amendments to the merger agreement, to consent to certain actions taken by Stream or to waive rights that GBPO is entitled to under the merger agreement. Such events could arise because of changes in the course of Stream’s business, a request by Stream to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on Stream’s business and would entitle GBPO to terminate the merger agreement. In any of such circumstances, it would be discretionary on GBPO, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in the preceding risk factor may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for GBPO and what he may believe is best for himself in determining whether or not to take the requested action.

The price of our common stock after the merger might be less than what you originally paid for your shares of common stock prior to the merger.

The market price of GBPO’s common stock may decline as a result of the merger if:

•	the market for common shares of companies in our industry is volatile;

•	Stream does not perform as expected;

•	there are mergers, consolidations or strategic alliances in the BPO industry;

•	market conditions in the BPO industry fluctuate;

•	GBPO does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts;

•	the effect of the merger on GBPO’s financial results is not consistent with the expectations of financial or industry analysts; or

•	there is a change in the general state of the capital markets.

Accordingly, investors may experience a loss as a result of a decreasing stock price and GBPO may not be able to raise future capital, if necessary, in the equity markets.

If we are unable to complete the business combination with Stream or another party and are forced to dissolve and liquidate, third parties may bring claims against us and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $8.00 per share and our warrants will expire worthless.

If we are unable to complete the business combination with Stream or another party by October 17, 2009 and are forced to dissolve and liquidate, third parties may bring claims against us. Although we have obtained waiver agreements from certain vendors, service providers and other entities that are owed money by us for services rendered or contracted for or products sold to us, including Bear Stearns, and from prospective target businesses for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such target business, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of our public stockholders. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $8.00 per share. The per-share liquidation distribution is likely to be less than $8.00 because of the expenses of our IPO, our general and administrative expenses and the anticipated costs of seeking a business combination.

In the event that our board of directors recommends and our stockholders approve our dissolution and the distribution of our assets and it is subsequently determined that our reserves for claims and liabilities to third parties are insufficient, stockholders who receive funds from our trust account could be liable up to such amounts to creditors. Furthermore, our outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire and become worthless if we dissolve and liquidate before completing a business combination.

We may have insufficient time or funds to complete an alternate business combination if the merger proposal is not adopted by our stockholders or the merger is otherwise not completed.

Pursuant to our second amended and restated certificate of incorporation, we must liquidate and dissolve if we do not complete a business combination with a business having a fair market value of at least 80% of our net assets held in trust (net of taxes and amounts permitted to be disbursed for working capital purposes and excluding the amount held in the trust account representing GBPO’s underwriters’ deferred discount) at the time of such acquisition, by October 17, 2009. If the merger is not adopted by our stockholders, we will not complete the merger and may not be able to consummate an alternate business combination within the required time frame, either due to insufficient time or insufficient operating funds.

The completion of the merger could result in disruptions in business, loss of clients or contracts or other adverse effects.

The completion of the merger may cause disruptions, including potential loss of clients and other business partners, in the business of Stream, which could have material adverse effects on the combined company’s business and operations. Although we believe that Stream’s business relationships are and will remain stable following the merger, Stream’s clients and other business partners, in response to the completion of the merger, may adversely change or terminate their relationships with the combined company, which could have a material adverse effect on the business of Stream or the combined company following the merger.

The pro forma financial statements are not necessarily indicative of the financial position or results of operations of Stream.

The pro forma financial statements contained in this proxy statement are not an indicator of Stream’s financial condition or results of operations following the merger. The pro forma financial statements have been derived from the historical financial statements of Stream and GBPO and many adjustments and assumptions have been made regarding Stream after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of Stream following the merger may not be consistent with, or evident from, these pro forma financial statements.

GBPO does not have any operations and Stream has never operated as a public company. Fulfilling Stream’s obligations as a public company after the merger will be expensive and time consuming.

Stream, as a private company, has not been required to prepare or file periodic and other reports with the SEC under applicable federal securities laws or to comply with the requirements of the federal securities laws applicable to public companies, or to document and assess the effectiveness of its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Although GBPO has maintained disclosure controls and procedures and internal control over financial reporting as required under the federal securities laws with respect to its activities, GBPO has not been required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, we will be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will significantly increase our legal, insurance and financial compliance costs. We currently estimate that we will incur $1.0 million in costs associated with complying with Sarbanes-Oxley and related rules and regulations of the SEC. As a result of the increased costs associated with being a public company after the merger, our operating income as a percentage of revenue will likely be lower.

We must comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a relatively short timeframe.

After the acquisition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year ending December 31, 2008. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year ending December 31, 2008 and subsequent years. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price.

We may incur significant costs to comply with these requirements. We may in the future discover areas of internal controls over financial reporting that need improvement, particularly with respect to any businesses acquired in the future. There can be no assurance that remedial measures will result in adequate internal controls over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

The loss of key executives could adversely affect our ability to integrate our business with Stream’s operations.

The success of our integration with Stream will be dependent upon the continued service of a relatively small group of our key executives consisting of Mr. Murray, our chairman, chief executive officer, president and interim chief financial officer, Ms. Flaherty, our general counsel, and Mr. Linnell, our chief technology and information officer as well as the current Stream executive management team led by chief executive officer and president, Toni Portmann, and chief financial officer, Tom Andrus, who are expected to remain with the company post closing.

Although we currently intend to retain our existing officers and enter into employment or other compensation arrangements with them following the proposed merger, the terms of which have not yet been determined, we cannot assure you that such individuals will remain with us for the immediate or foreseeable future. We do not have employment contracts with any current executives of GBPO. However, Mr. Murray is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement. The unexpected loss of the services of one or more of these executives could adversely affect our ability to integrate our business with Stream’s operations and manage the business going forward.

We will dissolve and liquidate if we do not consummate a business combination and our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our second amended and restated certificate of incorporation provides that we will continue in existence only until October 17, 2009. If we have not completed a business combination by such date and amended this provision in connection therewith, pursuant to the DGCL, our corporate existence will cease except for the purposes of winding up our affairs and liquidating. Under Sections 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if a corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any claims of creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more). However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors, service providers (such as accountants, lawyers, investment bankers, etc.) and prospective target businesses. We have obtained waiver agreements from certain vendors, including Bear Stearns, service providers (which would include any third parties we engaged to assist us in any way in connection with our search for a target business), and prospective target businesses or other entities that are owed money by us for services rendered or contracted for or products sold to us execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account for the benefit of our public stockholders. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Claims for indemnification by our officers and directors may reduce the funds available to satisfy successful third-party claims against us and may reduce the amount of money in the trust account.

Under our second amended and restated certificate of incorporation, we have agreed to indemnify our officers and directors against a variety of expenses (including attorneys’ fees) to the fullest extent permitted under Delaware law.

As described above, we will seek to have all vendors, service providers and prospective target businesses or other entities with which we execute agreements waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. However, there is no guarantee that such entities will agree to waive any claims they may have in the future or, even if such entities agree to waive such claims, that such waiver would be enforceable. Accordingly, the proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders. Our officers, including our former chief financial officer, have agreed, in the event we are unable to complete a business combination and liquidate the company, to be jointly and severally liable to ensure that the proceeds in the trust account are not reduced if we did not obtain a valid and enforceable waiver from such vendors, service providers, or other entities that are owed money by us for services rendered or contracted for or products sold to us, as well as any prospective target businesses for fees and expenses of third parties that we agree in writing to pay in the event we do not consummate a combination with such target business.

This undertaking by our officers, including our former chief financial officer, to ensure that the proceeds in the trust account are not reduced in those specified circumstances does not cover any payments required to be made by us to our officers and directors under the indemnification provisions contained in our second amended and restated certificate of incorporation and, therefore, if such indemnification payments are made, the amount of money in the trust account will be reduced.

We believe that our board of directors would be obligated to pursue a potential claim for reimbursement from our officers, including our former chief financial officer, pursuant to the terms of their agreements with us if it would be in the best interest of our stockholders to pursue such a claim. Such a decision would be made by a majority of our disinterested directors based on the facts and circumstances at the time.

In certain circumstances, our board of directors may be viewed as having breached its fiduciary duties to our creditors, thereby exposing itself and our company to claims for punitive damages.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after October 17, 2009, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

GBPO expects to incur significant costs associated with the merger, whether or not the merger is completed, which will reduce the amount of cash otherwise available for other corporate purposes.

GBPO expects to incur significant costs associated with the merger, whether or not the merger is completed. GBPO currently estimates that it will incur approximately $3.5 million in costs associated with the merger for professional fees, including legal, accounting, printing, proxy solicitation, regulatory and other fees as well as the fees associated with the fairness opinion. These costs will reduce the amount of cash otherwise available for other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. GBPO may incur additional material charges reflecting additional costs associated with the merger in fiscal quarters subsequent to the quarter in which the merger was consummated. There is no assurance that the significant costs associated with the merger will prove to be justified in light of the benefit ultimately realized.

Risks Related to Stream’s Business and Industry

Stream has a history of losses and there can be no assurance that Stream will become or remain profitable or that losses will not continue to occur.

Stream was formed on June 16, 2003 and as of March 31, 2008 had an accumulated deficit of $12.6 million. Stream reported net losses of $2.0 million, $11.3 million and $5.4 million for the three months ended March 31, 2008 and for the fiscal years ended December 31, 2007 and 2006, respectively. Stream may continue to incur reported losses. To support its growth, Stream has increased its expense levels and its investments in facilities and capital equipment. As a result, Stream will need to significantly increase revenues or profit margins to become profitable. If Stream’s sales or profit margins do not increase to support the higher levels of operating expenses and if its new service offerings are not successful, its business, results of operations and financial condition will be materially and adversely affected.

A substantial portion of Stream’s revenue is generated from a limited number of clients, and the loss of one or more of these clients would materially reduce Stream’s revenue and cash flow and adversely affect Stream’s business.

Stream has derived and believes that it will continue to derive in the near term most of its revenue from a few major clients. Stream’s three largest clients, Dell Computer Corporation, Hewlett-Packard Company and Sirius Satellite Radio, Inc., accounted for approximately 13.5%, 16.7% and 11.7%, respectively, of Stream’s revenues for the three months ended March 31, 2008 and 15.8%, 13.3% and 12.9%, respectively, for the year ended December 31, 2007. There can be no assurance that Stream will be able to retain its major clients or that, if it were to lose one or more of its major clients, it would be able to replace such clients with clients that generate a comparable amount of revenues. A number of factors could cause Stream to lose business or revenue from a client, and some of these factors are not predictable and are beyond its control. For example, a client may demand price reductions, change its outsourcing strategy, move work in-house or reduce previously forecasted demand. In addition, the volume of work Stream performs for specific clients may vary from year to year. In most cases, if a client terminates its contract with Stream or does not meet its forecasted demand, Stream has no contractual recourse even if it has hired and trained service professionals to provide services to the client. Thus, a major client in one year may not provide the same level of revenue in any subsequent year. Consequently, the loss of one or more of its major clients, or the inability to generate anticipated revenues from them, would have a material adverse effect on Stream’s business, results of operations and financial condition. Stream’s operating results for the foreseeable future will continue to depend on its ability to effect sales to a small number of clients and any revenue growth will depend on its success selling additional services to its large clients and expanding its client base.

Stream’s revenue is highly dependent on a few industries and any decrease in demand for outsourced business processes in these industries could reduce its revenue and seriously harm its business.

Most of Stream’s clients are concentrated in the technology, consumer electronics and communications industries. The success of Stream’s business largely depends on continued demand for its services from clients in these industries, as well as on trends in these industries to outsource business processes. A downturn in any of Stream’s targeted industries, a slowdown or reversal of the trend to outsource business processes in any of these industries or the introduction of regulations that restrict or discourage companies from outsourcing could result in a decrease in the demand for Stream’s services, which in turn could harm its business, results of operations and financial condition.

Other developments may also lead to a decline in the demand for Stream’s services in these industries. For example, the industries Stream primarily serves, particularly the communications industry, have experienced a significant level of consolidation in recent years. Consolidation in any of these industries or acquisitions, particularly involving Stream’s clients, may decrease the potential number of buyers of Stream’s services. Any significant reduction in, or the elimination of, the use of the services Stream provides within any of these industries would reduce its revenue and cause its profitability to decline. Stream’s clients may experience rapid changes in their prospects, substantial price competition and pressure on their results of operations. This may result in increasing pressure on Stream from clients in these key industries to lower its prices, which could negatively affect its business, results of operations and financial condition.

Stream may not be able to manage its growth effectively, which could adversely affect its results of operations.

Stream has experienced rapid growth over the past several years and anticipates future expansion and may not be able to continue to effectively manage its operations. Management of a rapidly growing business depends on a number of factors, including Stream’s ability to (i) initiate, develop and maintain client relationships and marketing operations, (ii) recruit, motivate and retain qualified management and hourly personnel, (iii) rapidly identify, acquire or lease suitable service center facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion, (iv) maintain the quality of the services and products that it provides to its clients, and (v) deploy appropriate technology. Rapid growth can be expected to continue to place a significant strain on Stream’s management, operations, employees and resources. There can be no assurance that Stream will be able to effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If Stream is unable to manage its business effectively, its business, results of operations and financial condition would be materially adversely affected.

Stream’s operating results are subject to fluctuation because its contracts are primarily short term and subject to early termination by its clients.

Stream enters into one to five year contracts, most of which are typically one year contracts renewable on an annual basis. Although many of such contracts require the client to pay a contractually agreed amount based on a minimum level of expected volume, the contracts do not assure Stream a specific level of revenues and they generally do not designate Stream as the client’s exclusive service provider. There can be no assurance that Stream can renew or extend its contracts with its clients. Although many of such contracts require the client to pay a contractually agreed upon amount in the event of early termination, there can be no assurance that Stream will be able to collect such amount or that such amount, if received, will sufficiently compensate Stream for the significant investment often times it has made to support the cancelled program or for the revenues it may lose as a result of the early termination.

Stream depends on the continued services of its key employees. The loss of any of these key employees could have a material adverse effect on Stream’s business. In addition, Stream may be unable to cost-effectively attract and retain qualified personnel, which could materially increase its costs.

Stream’s success to date has depended in large part on the skills and efforts of its executive management team led by chief executive officer and president, Toni Portmann, and chief financial officer, Tom Andrus, and other key employees throughout Stream. Stream’s loss of one or more of its key employees or failure to recruit, hire, train and retain other highly qualified personnel could have a material adverse effect on Stream’s business, results of operations and financial condition.

In addition, Stream’s business will also be dependent on its ability to recruit, hire, train and retain other highly qualified technical and managerial personnel, including individuals with significant experience in the industries targeted by Stream. The CRM industry is labor intensive and is characterized by high personnel turnover. Any increase in Stream’s employee turnover rate would increase Stream’s recruiting and training costs, decrease operating effectiveness and productivity and delay or deter Stream from taking on additional business. Also, the introduction of significant new clients or the implementation of new large-scale programs may require

Stream to recruit, hire and train personnel at an accelerated rate. In addition, certain of Stream’s facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to attract and retain qualified personnel. There can be no assurance that Stream will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff its business.

A decline in end-user acceptance of Stream’s clients’ products will decrease demand for Stream’s services and could have a material adverse effect on Stream’s business.

Stream charges its clients based on the number of inbound calls that it provides, or the amount of time its service professionals spend with, end-users relating to its clients’ products. To the extent there is a decline in spending for its clients’ products, whether as a result of a decline in product acceptance, the technology, consumer electronics or communications industries, or the economy in general, Stream’s business will be adversely affected. There are a number of factors relating to discretionary consumer and business spending, including economic conditions affecting disposable income (such as employment, business conditions, taxation and interest rates) and the ability of Stream’s clients to sell their products, most of which are outside of Stream’s control. There can be no assurance that spending for Stream’s clients’ products will not be affected by adverse economic conditions, thereby affecting Stream’s business, results of operations and financial condition.

GBPO may engage in future acquisitions that could disrupt our business, cause dilution to our stockholders and harm our financial position and operating results.

We intend to pursue acquisitions of companies or assets in order to enhance the market position of Stream and/or expand the types of BPO services that we offer to customers. We may not be able to find suitable acquisition candidates and we may not be able to consummate such acquisitions on favorable terms, if at all. If we do complete acquisitions, we cannot be sure that they will ultimately strengthen our competitive position or that they will not be viewed negatively by clients, security analysts or investors. Acquisitions may disrupt our ongoing operations, divert management from day-to-day responsibilities, increase our expenses and harm our operating results or financial condition. Future acquisitions may reduce our cash available for operations and other uses and could result in an increase in amortization expense, potentially dilutive issuances of equity securities or the incurrence of debt, which could harm our business, financial condition and operating results.

GBPO may not be able to achieve incremental revenue growth or increased profitability following the merger.

GBPO believes that, following the merger, Stream should be able to achieve incremental revenue growth and increased profitability through initiatives, such as opening new off-shore service locations in places like China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore, the addition or expansion of services, such as supply chain management, warranty services, credit and collection services, human resource and claims management, and language translation and interpretation services, the introduction of front-end technology-driven service solutions for self-help and other technical assistance, and operational improvements in areas such as employee attrition, site capacity, utilization rates, use of technology and other operating metrics. However, there can be no assurance that GBPO will not encounter difficulties or delays in implementing these initiatives, and any such difficulties or delays would adversely affect the future operating results of Stream.

A system failure could cause delays or interruptions of service, which could cause Stream to lose clients.

Stream’s operations are dependent upon its ability to protect its service centers, computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event Stream experiences a temporary or permanent interruption at one or more of its service centers and/or datacenters, through casualty, operating malfunction or otherwise, Stream’s business could be materially adversely affected and Stream may be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts with Stream. While Stream maintains property and business interruption insurance, such insurance may not adequately compensate Stream for all losses that it may incur.

To be successful, Stream will need to continue to provide its clients with reliable service. Some of the events that could adversely affect Stream’s ability to deliver reliable service include: physical damage to its network operations centers; disruptions beyond its control; power surges or outages; and software defects.

Although Stream maintains general liability insurance, including coverage for errors and omissions, there can be no assurance that its existing coverage will continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in a loss of data to Stream or its clients, which could cause a loss of revenues, failure to achieve product acceptance, increased insurance costs, product returns, legal claims, including product liability claims, against us, delays in payment to Stream by clients, increased service and warranty expenses or financial concessions, diversion of resources, injury to its reputation, or damages to its efforts to build brand awareness, any of which could have a material adverse effect on its market share and, in turn, Stream’s business, results of operations and financial condition.

Stream depends on third-party technology which, if it should become unavailable, contain defects, or infringe on another party’s intellectual property rights, could result in increased costs or delays in the production and improvement of its products or result in liability claims.

Stream licenses critical third-party software that it incorporates into its services on a non-exclusive basis. If Stream’s relations with any of these third-party software providers are impaired or the third-party software infringes upon another party’s intellectual property rights, Stream’s business could be harmed. The operation of Stream’s business would also be impaired if errors occur in the third-party software that it utilizes. It may be more difficult for Stream to correct any defects in third-party software because the software is not within its control. Accordingly, Stream’s business could be adversely affected in the event of any errors in this software. There can be no assurance that these third parties will continue to invest the appropriate levels of resources in their products and services to maintain and enhance the capabilities of their software. If the cost of licensing any of these third-party software products increases, Stream’s gross margin levels could significantly decrease.

Stream may not be able to compete effectively against competitors with greater resources or capabilities and may lose business if clients decide to reduce the amount of services outsourced.

The market in which Stream competes is highly competitive and fragmented. Stream expects competition to persist and intensify in the future. Stream’s competitors include small firms offering specific applications, divisions of large entities, large independent firms and, most significantly, the in-house operations of clients or potential clients. A number of competitors have greater financial, technological and other capabilities and resources than those of Stream. Moreover, there can be no assurance that additional competitors with greater resources than Stream will not enter the market.

Because Stream competes with the in-house operations of existing or potential clients, Stream’s business, results of operations and financial condition could be adversely affected if its existing clients decide to provide in-house CRM and other BPO solutions that currently are outsourced or if potential clients retain or increase their in-house customer service and product support capabilities. In addition, competitive pressures from current or future competitors or in-house operations could cause Stream’s services to lose market acceptance or result in significant price erosion, which would have a material adverse effect upon Stream’s business, results of operations and financial condition.

Some of these existing and future competitors have greater financial, human and other resources, longer operating histories, greater technological expertise, more recognizable brand names and more established relationships than Stream does in the industries that it currently serves or may serve in the future. Some of Stream’s competitors may enter into strategic or commercial relationships among themselves or with larger, more established companies in order to increase their ability to address client needs. Increased competition, pricing pressure or loss of market share could reduce Stream’s operating margin, which could harm its business, results of operations and financial condition.

Stream’s success may be affected by its ability to complete and integrate new service centers on a timely and cost effective basis.

Stream intends to continue to pursue a growth strategy of continuing to open new service centers. GBPO expects that some of these new service centers will be located off-shore and some may be in jurisdictions like China and the Philippines where Stream has not done business in the past. The rate of new service center openings is subject to various contingencies, many of which are beyond Stream’s control. These contingencies include, among others, Stream’s ability to secure suitable sites on a timely basis and on satisfactory terms, its ability to hire, train and retain qualified personnel, the availability of adequate capital resources, the successful integration of new service centers into existing operations and local regulatory matters and customs. A new service center involves significant capital expenditures for both the improvement of the site. Each service center must ramp up in utilization to become profitable, which can typically take 6-12 months to achieve. There can be no assurance that Stream can open new service centers on a timely or cost effective basis or that once opened, the service centers will be profitable.

Stream’s international operations and sales subject it to risks associated with unexpected events.

Stream conducts business in the United States, Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, Bulgaria, India, Tunisia, the Dominican Republic and Costa Rica. Stream’s international operations accounted for approximately 77.5% of Stream’s revenues for the three months ended March 31, 2008 and 74.2% for the year ended December 31, 2007. A key component of Stream’s and GBPO’s growth strategy is its continued international expansion, especially in lower-cost labor markets, such as China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore. There can be no assurance that Stream will be able to successfully market, sell and deliver its services in international markets, or that it will be able to successfully expand international operations. The international reach of Stream’s business could cause it to be subject to unexpected, uncontrollable and rapidly changing events and circumstances. The following factors, among others, could adversely affect its business and earnings:

•	failure to properly comply with foreign laws and regulations applicable to its foreign activities including, without limitation, employment law requirements;

•	compliance with multiple and potentially conflicting regulations in the countries where it operates, including employment laws, and intellectual property requirements;

•	difficulties in managing foreign operations and appropriate levels of staffing;

•	longer collection cycles;

•	seasonal reductions in business activities, particularly throughout Europe;

•	proper compliance with local tax laws which can be complex and may result in unintended adverse tax consequences;

•	anti-American sentiment due to the war in Iraq and other American policies that may be unpopular in certain countries;

•	difficulties in enforcing agreements through foreign legal systems;

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fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of services provided by Stream in foreign markets where payment for its products and services is made in the local currency and revenues earned in U.S. dollars or other currency;

•	changes in general economic and political conditions in countries where Stream operates;

•	restrictions on downsizing operations in Europe and other jurisdictions (i.e. regulatory or union restrictions) and expenses and delays associated with any such activities; and

•	changes to or elimination of the international tax holiday for companies doing business in India.

As Stream continues to expand its business globally, its success will depend, in large part, on its ability to anticipate and effectively manage these and other risks associated with its international operations. Stream’s failure to manage any of these risks successfully could harm its international operations and reduce its international sales, adversely affecting its business.

Stream’s business may not develop in ways that it currently anticipates due to negative public reaction to off-shore outsourcing and recently proposed legislation.

Stream has based its growth strategy on certain assumptions regarding its industry, services and future demand in the market for its services. However, the trend to outsource business processes may not continue and could reverse. Off-shore outsourcing is a politically sensitive topic in the United States and elsewhere. For example, many organizations and public figures in the United States have publicly expressed concern about a perceived association between off-shore outsourcing providers and the loss of jobs in the United States.

There has been recent publicity about some negative experiences that organizations have had with off-shore outsourcing, such as theft and misappropriation of sensitive client data. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services from onshore to off- shore providers to avoid negative perceptions that may be associated with using an off-shore provider. Any slowdown or reversal of existing industry trends towards off-shore outsourcing would seriously harm Stream’s ability to compete effectively with competitors that operate solely out of facilities located in the United States.

A variety of U.S. federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing services outside the United States. For example, legislation has been proposed that would require off-shore providers of services requiring direct interaction with clients’ customers to identify to clients’ customers where the off-shore provider is located. Because substantially all of Stream’s clients are located in the United States, any expansion of existing laws or the enactment of new legislation restricting off-shore outsourcing could harm our business, results of operations and financial condition. It is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to off-shore service providers. This would also affect Stream’s ability to attract or retain clients that have these contracts.

Stream’s financial results may be impacted by significant fluctuations in foreign currency exchange rates.

A substantial amount of Stream’s operating costs is incurred in foreign currencies. In recent periods, the U.S. dollar has dropped in value relative to other currencies and therefore Stream’s cost of providing its services has increased accordingly. Any continued significant fluctuations in the currency exchange rates between the U.S. dollar and the currencies of countries in which Stream operates may affect Stream’s business, results of operations and financial condition. With the exception of certain hedging relating to the Canadian dollar, Stream is not currently engaged in other currency hedging transactions.

Stream’s revenues and costs are subject to quarterly variations that may adversely affect quarterly financial results.

Stream has experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside Stream’s control, including:

•	the timing of new client contracts;

•	the timing of new service offerings or modifications in client strategies;

•	its ability to attract and retain and increase sales to existing customers;

•	the timing of acquisitions of businesses and products by Stream and its competitors;

•	product and price competition;

•	changes in its operating expenses;

•	software defects or other product quality problems;

•	the ability to implement new technologies on a timely basis;

•	the expiration or termination of existing contracts;

•	the timing of increased expenses incurred to obtain and support new business;

•	currency fluctuations; and

•	changes in Stream’s revenue mix among its various service offerings.

In addition, Stream’s planned staffing levels, investments and other operating expenditures are based on revenue forecasts provided by its clients. If revenues are below expectations in any given quarter, Stream’s business, results of operations and financial condition would likely be materially adversely affected for that quarter.

Stream’s financial results may be adversely affected by increases in labor-related costs.

Because a significant portion of Stream’s operating costs relate to labor costs, an increase in U.S. or foreign wages, costs of employee benefits or taxes could have a material adverse effect on Stream’s business, results of operations and financial condition. For example, over the past several years, healthcare costs have increased at a rate much greater than that of general cost or price indices. In addition, Stream funds payroll and payroll related expenses in local currencies, many of which, have recently increased in value relative to the U.S. dollar. Increases in Stream’s pricing may not fully compensate Stream for increases in labor and other costs incurred in providing services. Other of Stream’s facilities are located in jurisdictions, such as France and Germany, where the labor laws make it difficult or expensive to temporarily or permanently lay off hourly workers. Such laws will make it more expensive for Stream to respond to adverse economic conditions. There can be no assurance that Stream will be able to increase its pricing or reduce its workforce to fully compensate for the increases in its costs to provide services.

Stream’s profitability will be adversely affected if it does not maintain sufficient capacity utilization.

Stream’s profitability is influenced significantly by its capacity utilization of its service centers. Because Stream’s business consists of inbound contacts from end-users, it has no control of when or how many contacts are made. Moreover, Stream has significantly higher utilization during peak (weekday) periods than during off-peak (night and weekend) periods and therefore it needs to reserve capacity at its service centers to anticipate peak periods. Stream, in the future, may consolidate or close under-performing service centers in order to maintain or improve targeted utilization and margins. In the event Stream closes service centers in the future, Stream may be required to record restructuring or impairment charges, which could adversely impact its business, results of operations and financial condition. There can be no assurance that Stream will be able to achieve or maintain optimal service center capacity utilization.

Stream is liable to its clients for damages caused by unauthorized disclosure of sensitive and confidential information, whether through a breach of its computer systems, its employees or otherwise.

Stream is typically required to manage, utilize and store sensitive or confidential client data in connection with the services it provides. Some of its clients are subject to U.S. federal and state regulations requiring the protection of sensitive customer information and pending legislation would increase the range of possible penalties for certain entities that fail to protect this information. Under the terms of Stream’s client contracts, it is required to keep sensitive customer information strictly confidential. Stream employs measures to protect sensitive and confidential client data and has not experienced any material breach of confidentiality to date. However, if any person, including any of its employees, penetrates its network security or otherwise mismanages or misappropriates sensitive or confidential client data, Stream could be subject to significant liability and lawsuits from its clients or their customers for breaching contractual confidentiality provisions or privacy laws. Although Stream has insurance coverage for mismanagement or misappropriation of this information by its employees, that coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims against it and its insurers may disclaim coverage as to any future claims. Penetration of the network security of Stream’s data centers or any failure to protect confidential information could have a negative impact on its reputation, which would harm its business.

Risks Relating to our Securities

The American Stock Exchange may delist our securities from trading on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our units, common stock and warrants are listed on the American Stock Exchange, a national securities exchange. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future. Additionally, in connection with a business combination, the American Stock Exchange may require us to file a new listing application and meet its initial listing requirements, as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time. If the American Stock Exchange delists our securities from trading on its exchange and we are unable to list our securities on another exchange our securities could be quoted on the OTC Bulletin Board, or “pink sheets”. As a result, we could face significant material adverse consequences, including but not limited to the following:

•	a limited availability of market quotations for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a more limited amount of news coverage for our company;

•	a reduced liquidity for our securities;

•	a limited amount of financial analyst coverage for our company;

•	a decreased ability to obtain new financing or issue new securities on favorable terms in the future;

•	a decreased ability to issue additional securities or obtain additional financing in the future; and

•	a decreased ability of our security holders to sell their securities in certain states.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since we are listed on the American Stock Exchange, our securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate a company if there is a suspicion of fraud. If there is a finding of fraudulent activity the states may regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies generally, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, we have a registration statement under the Securities Act relating to the common stock issuable upon exercise of the warrant and a current prospectus relating to that common stock and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise whether by net cash settlement or otherwise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Failure to complete the merger could negatively impact the market price of GBPO’s common stock and may make it more difficult for GBPO to attract another merger candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

If the merger is not completed for any reason, GBPO may be subject to a number of material risks, including:

•	the market price of GBPO’s common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be consummated;

•	costs related to the merger, such as legal and accounting fees and the costs of the fairness opinion, must be paid even if the merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a merger, may make it more difficult for GBPO to attract another target business, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

Risks Related to the Private Placement

Stockholders’ interests in our company will be diluted significantly by the private placement.

If the private placement and merger are approved by stockholders, we will issue to Ares 150,000 shares of Series A Preferred Stock, which will be convertible into 18,750,000 shares of common stock, based on an initial

$8.00 conversion price. The issuance of such additional shares in the private placement will reduce the percentage ownership of our current stockholders from 100% of the outstanding capital stock to approximately 67.0% of the outstanding capital stock (assuming no exercise of conversion rights by GBPO stockholders in connection with the merger and exercise of all of our outstanding warrants).

The number of shares of common stock issuable upon conversion of the Series A Preferred Stock will increase under certain circumstances. If the total number of shares of GBPO common stock elected to be converted into a pro rata portion of the cash held in the trust account is greater than zero but less than or equal to 9,374,999 shares of common stock, the number of shares issuable upon conversion of the Series A Preferred Stock will increase on a pro rata basis up to an additional 6,250,000 shares of GBPO common stock. Also, the shares of Series A Preferred Stock have an annual dividend rate of 3%, calculated semi-annually, and accrued dividends that may be paid, at GBPO’s option, by increasing the stated value of the Series A Preferred Stock by an equal amount, which amount shall be convertible into shares of GBPO common stock at the then conversion rate of the Series A Preferred Stock. Accordingly, the exercise of conversion rights by holders of GBPO common stock in connection with the merger and the accrual of dividends would increase the dilution to existing stockholders from the issuance of the Series A Preferred Stock. See “Stock Issuance Proposal—Description of Series A Preferred Stock.”

The Series A Preferred Stock issued in the private placement will rank senior to our common stock with respect to distributions upon our liquidation.

The Series A Preferred Stock issued in the private placement will rank senior to our common stock for purposes of any liquidation event. Accordingly, as long as any shares of the Series A Preferred Stock are outstanding, no distributions upon liquidation may be made to the holders of our common stock unless the holders of our Series A Preferred Stock have received distributions equal to their liquidation preference, which is the greater of the stated value, initially $1,000 per share, plus accrued dividends and the amount payable to such holders had all shares of Series A Preferred Stock been converted into our common stock. As a result, it is possible that, upon liquidation, all of the amounts available for distribution to our equity holders would be paid to the holders of the Series A Preferred Stock and our other stockholders would not receive any payment.

The private placement may have an adverse effect on the market price of our common stock.

To the extent the Series A Preferred Stock issued in the private placement or as dividends is converted into our common stock, the issuance of substantial numbers of shares of common stock would increase the number of issued and outstanding shares of our common stock and could have an adverse effect on the market price for our securities and on our ability to obtain future public or private financing.

After the private placement, Ares will be our largest stockholder and have significant influence and control over our management and affairs.

Upon closing of the private placement, Ares will own approximately 32.4% (assuming no exercise of conversion rights by GBPO stockholders in connection with the merger) or 45.7% (assuming the exercise of conversion rights for 9,374,999 shares) of our common stock on an as converted basis. These percentages are based on GBPO’s outstanding shares as of June 30, 2008 and assume conversion of all of the Series A Preferred Stock, but assume no exercise of any of our outstanding warrants and give no effect to the tender offer. These percentages will increase to the extent the outstanding shares of GBPO common stock are repurchased by GBPO pursuant to our planned tender offer. In addition, in connection with the closing of the private placement, we expect our board of directors to be increased to eight and Ares will be entitled to appoint up to three members to our board of directors, subject to certain time and ownership limitations. As a result, Ares will have significant influence and control over our management and affairs.

Ares could make it more difficult or even impossible for a third party to acquire GBPO without its consent.

For so long as 30% or more of the number of shares of Series A Preferred Stock first issued to Ares remain outstanding, or for so long as the outstanding shares of Series A Preferred Stock represent, in the aggregate, 20% or more of the equity in GBPO on an as-converted basis, the holders of the Series A Preferred Stock have the right to approve mergers, consolidations, acquisitions by a third party and substantial asset sale transactions involving GBPO if the consideration payable with respect to each share of Series A Preferred Stock is other than an amount in cash which is more than 150% of the conversion price. Accordingly, approval of the Stock Issuance Proposal could hinder any future sale of GBPO.

Holders of Series A Preferred Stock will receive registration rights, and the exercise of such rights could adversely affect the market price of our common stock.

The holders of the Series A Preferred Stock have registration rights, subject to some conditions, to require us to file registration statements under the Securities Act on up to four occasions to register shares of common stock issued upon the conversion of the Series A Preferred Stock and upon exercise of the founder warrants. Any sale of a significant number of shares of GBPO common stock by holders of the Series A Preferred Stock could cause the market price of our common stock to decline.

Risks Relating to the Tender Offer

A stockholder is not guaranteed to be able to sell all of its shares to us as part of the tender offer.

As soon as practicable and legally permissible following the closing of the merger and private placement, we intend to commence a tender offer to repurchase up to 20,625,001 shares of our common stock at a price of $8.00 per share. Due to the fact that there are 31,250,000 shares of common stock outstanding that are not held by the founding stockholders and Ares, who have agreed not to tender any shares, it is possible that the tender offer will be oversubscribed. In such an event, we will purchase the shares pro rata, which means that each stockholder who accepts the offer will have only a portion of such stockholder’s shares bought by us. Consequently, a stockholder cannot be assured that it will be able to sell all of its shares to us as part of the tender offer.

If the stock issuance proposal is not approved by stockholders, GBPO will not undertake the tender offer.

GBPO plans to use the proceeds of the private placement to commence the tender offer. The private placement is conditioned on stockholder approval of the stock issuance proposal. If the stock issuance proposal is not approved by stockholders, GBPO will not commence the tender offer.

We may encounter delays in commencing or completing the tender offer.

We will be required to file a Schedule TO and an offer to purchase with the SEC in connection with our planned tender offer, and the tender offer will be made only pursuant to the terms of such filed materials. Such tender offer will be effected in compliance with the requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and all other applicable securities laws and regulations. While we plan to commence the tender offer as soon as practicable and legally permissible after the closing of the merger and private placement, there can be no assurance that we will not encounter delays in commencing or completing the tender offer as a result of our need to comply with applicable securities laws.

Our repurchase of shares pursuant to our planned tender offer could reduce the liquidity of the trading market for our common stock.

The tender of a significant number of outstanding shares of common stock to GBPO in the tender offer would decrease the number of outstanding shares available for sale in the public market and therefore could adversely affect the liquidity of the trading market for our common stock. Such diminished liquidity could have an adverse effect on the market price of our common stock following the completion of the tender offer.

Risks if the Adjournment Proposal is not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the merger, GBPO’s board of directors will not have the ability to adjourn the annual meeting to a later date in order to solicit further votes, and, therefore, the merger will not be approved.

GBPO’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if, at the annual meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the merger. If the adjournment proposal is not approved, GBPO’s board will not have the ability to adjourn the annual meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the merger. In such event, the merger would not be completed and, unless GBPO were able to consummate a business combination with another party no later than October 17, 2009, it would be required to liquidate.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or Stream in such forward-looking statements, including among other things:

•	the number and percentage of our stockholders voting against the merger proposal and seeking conversion;

•	general economic conditions;

•	Stream’s business strategy and plans;

•	GBPO’s ability to successfully implement improvements to Stream’s operations; and

•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to any of GBPO, Stream or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in the section entitled “Risk Factors”. Except to the extent required by applicable laws and regulations, GBPO and Stream undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on GBPO and/or Stream.

ANNUAL MEETING OF GBPO STOCKHOLDERS

The Annual Meeting

We are furnishing this proxy statement to GBPO stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting of GBPO stockholders to be held on July 29, 2008, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about July 7, 2008 in connection with the vote on the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal.

Date, Time and Place

The annual meeting of stockholders will be held at 10:00 a.m. Eastern Time, on Tuesday, July 29, 2008, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York 10022.

Purpose of the GBPO Annual Meeting

At the annual meeting, we are asking holders of GBPO common stock to approve the following proposals:

•

The merger proposal—a proposal to adopt the Agreement and Plan of Merger, dated as of January 27, 2008, as amended and restated on June 2, 2008, by and among GBPO, the Merger Sub, and Stream, and to approve the merger contemplated thereby, pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO;

•	The stock issuance proposal – a proposal to issue 150,000 shares of Series A Convertible Preferred Stock of GBPO in a private placement financing;

•	The authorized share proposal—a proposal to increase the number of authorized shares of GBPO capital stock from 120,000,000 shares to 150,000,000 shares;

•

The post-closing charter amendment proposal—a proposal to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination, and (C) to add provisions regarding dividends and distributions;

•

The incentive plan proposal—a proposal to approve the adoption of the 2008 stock incentive plan (pursuant to which GBPO will reserve up to 5,000,000 shares of common stock for issuance pursuant to the 2008 stock incentive plan);

•

The election of directors proposal—a proposal to elect two Class I members of GBPO’s board of directors, each to serve until the 2011 annual stockholders meeting and until his successor is duly elected and qualified; and

•

The adjournment proposal—a proposal to authorize the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the merger proposal and the transactions contemplated thereby.

Recommendation of GBPO Board of Directors

GBPO’s board of directors:

•	has unanimously determined that the merger proposal is fair to and in the best interests of us and our stockholders;

•

has unanimously approved the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and adjournment proposal; and

•

unanimously recommends that our stockholders vote “FOR” each of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and adjournment proposal, if necessary.

Record Date; Who is Entitled to Vote

GBPO’s board of directors has fixed the close of business on July 3, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. On this record date, there were 39,062,500 shares of common stock outstanding and entitled to vote at the annual meeting. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the annual meeting. Holders of warrants are not entitled to vote at the annual meeting.

As of June 30, 2008, the founding stockholders either directly or beneficially owned, and were entitled to vote, in the aggregate, 7,812,500 shares of common stock, representing approximately 20% of GBPO’s outstanding common stock. In connection with the IPO, GBPO entered into agreements with the GBPO founding stockholders pursuant to which the GBPO founding stockholders agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

Quorum

A quorum will be present if holders of at least a majority of the issued and outstanding shares entitled to vote are present in person or by proxy at the meeting. If there is no quorum, the holders of a majority of the votes present or represented by proxy at the annual meeting may adjourn the annual meeting until a quorum is present.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld by the broker. Discretionary items are proposals considered routine under the rules of the American Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. The election of directors and adjournment proposals are the only discretionary items being proposed at the annual meeting. Since a stockholder must affirmatively vote against adoption of the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting on the merger proposal may not exercise their conversion rights. Record holders whose shares are voted against adoption of the merger proposal and beneficial holders of shares held in “street name” that are voted against the adoption of the merger proposal may exercise their conversion rights. Please see “—Conversion Rights.”

Vote of Our Stockholders Required

The vote of a majority of the outstanding shares of common stock issued in the IPO is required to adopt the merger proposal. If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption. The adoption of the stock issuance proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. The adoption of each of the authorized share proposal and the post-closing charter amendment proposal will require the affirmative vote by the holders of a majority of the outstanding shares of GBPO common stock. The adoption of the incentive plan proposal will require the affirmative vote of holders of shares of common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting. The adoption of the election of directors proposal will require the plurality of the votes cast by GBPO stockholders entitled to vote on the election. The adoption of the adjournment proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the meeting.

Voting Your Shares

Each share of GBPO common stock that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the annual meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your shares of GBPO common stock are voted at the annual meeting:

•

You can cause your shares to be voted by signing and returning the enclosed proxy card. If you submit your vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board, “FOR” the adoption of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and, if necessary, the adjournment proposal. Votes received after a matter has been voted upon at the annual meeting will not be counted.

•

You can attend the annual meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF GBPO’S IPO ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT GBPO CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL AT THE ANNUAL MEETING TO EXERCISE YOUR CONVERSION RIGHTS. IN ORDER TO CONVERT YOUR SHARES, YOU MUST CONTINUE TO HOLD YOUR SHARES THROUGH THE CLOSING DATE OF THE MERGER AND THEN TENDER YOUR SHARES TO OUR STOCK TRANSFER AGENT. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. ANY

ELECTION TO CONVERT GBPO SHARES OF COMMON STOCK WILL BECOME IRREVOCABLE AFTER THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL IF THE MERGER AGREEMENT HAS NOT BEEN TERMINATED, AND FROM AND AFTER THE CLOSING OF THE MERGER, SHARES OF GBPO COMMON STOCK AS TO WHICH SUCH CONVERSION HAS BEEN ELECTED WILL REPRESENT ONLY THE RIGHT TO RECEIVE A PRO RATA PORTION OF THE TRUST ACCOUNT AS DESCRIBED ABOVE, UPON PROMPT SURRENDER TO GBPO OF THE CERTIFICATES FOR THE CONVERTED SHARES IN ACCORDANCE WITH INSTRUCTIONS FROM GBPO. SEE “—CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Revoking Your Proxy

You can revoke your proxy at any time prior to the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

(i) you may submit another properly completed proxy card with a later date;

(ii) you may send a written notice that you are revoking your proxy to GBPO’s Secretary at the address listed above; or

(iii) you may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Innisfree M&A Incorporated, our proxy solicitor, at (212) 750-5833 or our corporate secretary at (617) 517-3252.

No Additional Matters May Be Presented at the Annual Meeting

This annual meeting has been called only to consider the adoption of the merger proposal, the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, the election of directors proposal and the adjournment proposal. Under our by-laws, other than procedural matters incident to the conduct of the annual meeting, no other matters may be considered at the annual meeting if they are not included in the notice of the annual meeting.

Conversion Rights

Each GBPO stockholder, other than the founding stockholders, who holds shares of common stock issued as part of the units issued in the IPO has the right to vote against the adoption of the merger proposal and demand that GBPO convert such stockholder’s shares into an amount in cash equal to such stockholder’s pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger. This includes any stockholder who acquires shares issued in the IPO or through purchases following the IPO. As of June 30, 2008, the amount distributable out of the trust fund to holders that elect to exercise their conversion rights would be $7.93 per share. These shares will be converted into cash on such basis only if the merger is completed. However, if the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption. Prior to exercising their conversion rights, GBPO’s stockholders should verify the market price of GBPO’s common stock, as they may receive higher proceeds from the sale of their common stock at the public market than from exercising their conversion rights. Shares of GBPO’s common stock are currently listed on the American Stock Exchange under the symbol “OOO.” On June 30, 2008, the last sale price of GBPO’s common stock was $7.65.

You may exercise your conversion rights by checking the appropriate box on the proxy card and returning it to GBPO so that it is received by GBPO no later than the close of the vote on the merger proposal at the annual meeting. If you (i) initially vote for adoption of the merger proposal, but later wish to vote against adoption of the merger proposal and exercise your conversion rights, (ii) initially vote against adoption of the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to GBPO to exercise your conversion rights, or (iii) initially vote against adoption of the merger proposal but later wish to vote for the merger proposal, you may request that GBPO send you another proxy card on which you may indicate your intended vote and, if that vote is against adoption of the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting GBPO at the phone number or address listed in this proxy statement. Any corrected or changed proxy card or written demand of conversion rights must be received by GBPO no later than the close of the vote on the merger proposal at the annual meeting.

In addition, in order to exercise your conversion rights you must:

•

continue to hold your shares through the closing date of the merger and thereafter tender the shares (together with necessary stock powers, letter of instructions and a certificate addressed to GBPO) to Continental Stock Transfer & Trust Company, our transfer agent at the following address: 17 Battery Place, New York, New York 10004, Attn: Mark Zimkind, Tel. (212) 845-3287, Fax (212) 616-7616, together with written instructions that you wish to convert your shares into your pro rata share of the trust account; and

•

provide to Continental Stock Transfer & Trust Company, with the stock certificate, a written confirmation addressed to us to the effect that (i) you are a holder of record as of the record date for purposes of the annual meeting of stockholders, (ii) you have held the shares you have elected to convert since the record date, and (iii) you will continue to hold the shares through the closing date of the merger.

No cash will be paid until shares have been tendered. In the event you tender shares and later decide that you do not want to convert your shares, you will need to make arrangements with our transfer agent, at the telephone number stated above, to withdraw the tender. If you have any questions or need assistance with exercising your conversion rights, please contact Mark Zimkind at Continental Stock Transfer & Trust Company at the number stated above as early as possible.

Any election to convert GBPO shares of common stock will become irrevocable after the close of the vote on the merger proposal if the merger agreement has not been terminated, and from and after the closing of the merger, shares of GBPO common stock as to which such conversion has been elected will represent only the right to receive a pro rata portion of the trust account as described below, upon prompt surrender to GBPO of the certificates for the converted shares in accordance with instructions from GBPO. If you demand conversion of your shares, and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the annual meeting.

If, notwithstanding your vote against adoption of the merger proposal and your proper exercise of conversion rights, the merger is completed, then you will be entitled to receive an amount in cash equal to a pro rata portion of the funds held in the trust account into which a substantial portion of the net proceeds of the IPO was deposited. If you exercise your conversion rights, then you will be exchanging your shares of GBPO common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to hold these shares through the closing date of the merger and thereafter tender your shares to our stock transfer agent. If the merger is not completed, then these shares will not be converted into cash. Prior to exercising their conversion rights, our stockholders should verify the market price of our common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the merger is not completed, GBPO will continue to search for a target company for a business combination. However, GBPO may be required to commence proceedings to dissolve and liquidate if it does not consummate a business combination by October 17, 2009. In any dissolution and liquidation, we would expect the funds then held in the trust account (net of taxes payable on the interest earned thereon), plus any remaining net assets not held in trust, would be distributed pro rata to the holders of GBPO’s common stock acquired in the IPO. However, our dissolution and liquidation may be subject to substantial delays and the amounts in the trust account, and each public stockholder’s pro rata portion thereof, may be subject to the claims of creditors or other third parties. See the section entitled “Risk Factors—If we are unable to complete the business combination with Stream or another party and are forced to dissolve and liquidate, third parties may bring claims against us and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $8.00 per share and our warrants will expire worthless.” Holders of GBPO common stock acquired prior to the IPO have waived any right to any liquidation distribution with respect to those shares. The GBPO warrants currently outstanding will expire and become worthless if GBPO is required to commence proceedings to dissolve and liquidate.

If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption.

Appraisal Rights

GBPO stockholders do not have appraisal rights in connection with the merger under the DGCL.

Proxies and Proxy Solicitation Costs

GBPO is soliciting the proxy card represented by the enclosed proxy on behalf of its board of directors, and it will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, GBPO’s chief executive officer and chairman of the board, and other officers may solicit proxies by telephone or fax, each without receiving any additional compensation for his services. GBPO has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its common stock. GBPO has engaged Innisfree M&A Incorporated to solicit proxies for this annual meeting. GBPO is paying a fixed solicitation fee of $20,000 for solicitation services and a $5 per call fee.

THE MERGER PROPOSAL

General Description of the Merger

On January 27, 2008, GBPO entered into an agreement and plan of merger with Stream pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO. On June 2, 2008, GBPO and Stream entered into an amendment and restatement of the merger agreement.

Under the amended and restated merger agreement, the purchase price was reduced from $228.5 million to $200.0 million, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008. The purchase price is comprised of the following:

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the payment to Stream stockholders and optionholders of an amount in cash equal to $200.0 million, plus an amount equal to 75% of certain capital expenditures made by Stream from July 1, 2008 to the closing and less: (i) the amount of outstanding indebtedness (including capital leases) of Stream at the closing (approximately $105.4 million at June 30, 2008), (ii) transaction expenses of Stream and transaction-related bonuses payable to certain Stream executives (estimated to total $7.0 million), and (iii) transaction fees of approximately $4.0 million payable to H.I.G.; and

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the assumption of the capital leases of Stream at the closing (estimated at $7.9 million at June 30, 2008) and the assumption, replacement or repayment of other outstanding indebtedness of Stream at the closing (estimated at $97.5 million at June 30, 2008).

Background of the Merger

The terms of the merger agreement are the result of negotiations between the representatives of GBPO, Stream and H.I.G., the principal stockholder of Stream. Rick Rosen is a managing director of H.I.G., an affiliate of H.I.G. Call Center II, Inc., the 99% stockholder of Stream. There are 10 additional stockholders and 32 optionholders (of which nine are also stockholders) of Stream including, in each instance, certain members of management. The following is a brief description of the background of these negotiations, the merger and related transactions.

GBPO is a blank check company organized under the laws of the State of Delaware on June 26, 2007 to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination one or more domestic or international operating businesses.

A registration statement for GBPO’s IPO was declared effective on October 17, 2007. On October 23, 2007, GBPO consummated its IPO of 31,250,000 units. Each unit consists of a share of common stock and a warrant to purchase one share of common stock. Each warrant expires on October 17, 2011, or earlier upon redemption, and entitles the holder to purchase one share of GBPO common stock at an exercise price of $6.00 per share. The common stock and warrants started trading separately on November 27, 2007.

The net proceeds from the sale of the GBPO units were approximately $231.5 million. In addition, GBPO’s founding stockholders purchased 7.5 million warrants to purchase common stock in a private placement completed prior to the closing of the IPO for a total consideration of approximately $7.5 million. Of these amounts, $246.3 million, including the underwriters’ deferred discount of $7.5 million, was deposited in trust and, in accordance with GBPO’s second amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of GBPO. GBPO’s underwriters have agreed to reduce their deferred discount by $2.5 million upon the consummation of the merger.

Prior to the consummation of the IPO, neither GBPO, nor any of its officers, directors, advisors, consultants or affiliates, contacted, or engaged in any discussions with, any potential acquisition target regarding a business combination with GBPO.

Subsequent to the consummation of the IPO on October 23, 2007, GBPO commenced consideration of potential target companies with the objective of consummating a business combination. GBPO compiled a list of potential BPO acquisition targets, categorizing them by business sector and priority. The business sectors included CRM, or customer relationship management; HR, or human resources management; IS, or information services management; and TP, or transaction processing. From time to time, GBPO updated and supplemented its list of potential acquisition targets. The total number of potential acquisition targets eventually considered by GBPO exceeded 100.

During the period from the closing of the IPO to January 27, 2008, GBPO:

•	compiled a database of over 100 potential acquisition targets provided by its various investment banking, private equity and industry contacts;

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contacted by email or correspondence approximately 115 investment banks, private equity firms and other service providers to inquire whether they might be aware of available acquisition opportunities in the BPO industry;

•	participated in in-person or telephonic meetings with approximately 50 investment banks, private equity firms and other service providers to discuss potential acquisition opportunities;

•	participated in in-person or telephonic discussions with representatives of 14 potential acquisition targets in the BPO area;

•	exchanged non-disclosure agreements, or NDAs, with 11 potential acquisition targets, or their representatives, and entered into NDAs with 8 potential acquisition targets, or their representatives; and

•	conducted diligence with respect to 12 potential BPO acquisition targets.

GBPO’s database of over 100 potential acquisition targets was compiled by its management with input from approximately fifteen investment banks, including Bear Stearns, Deutsche Bank Securities Inc., Robert W. Baird & Co. Incorporated, America’s Growth Capital and Citigroup, and management’s sourcing network across the BPO industry. The 12 potential BPO acquisition targets for which GBPO conducted diligence had revenues ranging from $200.0 million to $1.0 billion. GBPO did not enter into a letter of intent with any of these potential acquisition targets for various reasons, including purchase prices which GBPO believed were too high, timing and the nature, size and business models of the respective targets. None of the discussions with potential BPO acquisition targets, other than Stream, resulted in a letter of intent or a definitive agreement regarding a potential business combination.

Following the closing of the IPO, on October 23, 2007, Mr. Murray, the chairman, chief executive officer, president and interim chief financial officer of GBPO, responded to a message from Mr. Rick Rosen, a managing director of H.I.G., congratulating Mr. Murray on the pricing of GBPO’s IPO, and left a message with Mr. Rosen inquiring whether H.I.G. might be interested in discussing the possible sale of Stream or any other company in H.I.G.’s portfolio. Mr. Murray was professionally acquainted with Mr. Rosen because Bayside Opportunity Fund, a fund affiliated with H.I.G., is a stockholder of Protocol Communications, Inc., a private company of which Mr. Murray was non-executive chairman of the board until his resignation on February 1, 2008.

On October 26, 2007, at a meeting of GBPO’s board of directors, GBPO’s management reviewed the process by which GBPO would review potential acquisition targets.

On October 29, 2007, Mr. Rosen and Mr. Murray had a telephone conversation in which Mr. Rosen indicated that while Stream was not currently for sale, H.I.G. might be interested in exploring a possible transaction with GBPO, but only on the condition that GBPO commit to decide quickly whether to proceed and, if a preliminary understanding as to principal terms could be agreed upon, be able to commit to move quickly toward a definitive acquisition agreement. Furthermore, because Stream was not in an active sale process, Mr. Rosen was concerned about customers and competitors learning of a proposed transaction and therefore wanted to proceed quickly. In their discussion, Mr. Rosen expressed reservations about committing to sell Stream to a special purpose acquisition corporation such as GBPO because of the time delays associated with the need to obtain a stockholder vote and because of the risks associated with the condition that the holders of less than 30% of the shares of GBPO common stock elect to convert their shares. Mr. Rosen also communicated that GBPO would not be permitted to conduct extensive diligence unless and until the parties were able to reach agreement as to a non-binding letter of intent containing the acquisition price and other principal terms.

Based on their experience in the BPO industry, GBPO management determined that Stream might be an attractive acquisition opportunity. In particular, each of Messrs. Murray, Linnell and Moore and Ms. Keeman had prior experience with Stream. From January 2000 until January 2002, following its acquisition in 2001 by Solectron Corporation, Mr. Murray served as president and chief operating officer of Stream. From February 2006 to February 2008, Mr. Murray served as non-executive chairman of the board of Protocol Communications, Inc., which was owned by an affiliate of H.I.G. From May 1996 through May 2002, Mr. Linnell served in various roles at Stream, including chief information officer, vice president North American operations and chief technology officer. In 1997, Stream divested into three separate business entities and from 1997 through 2002, Mr. Moore served as chairman and chief executive officer of the remaining entity, until its 2001 acquisition by Solectron Corporation. From 1996 to 2003, Ms. Keeman served in various roles at Stream, including vice president of marketing, director of product marketing, and business unit director. They also determined that GBPO should be able to expedite the diligence process and should be able to move quickly to consider whether it would seek to pursue a potential acquisition of Stream. Due in part to past experience of certain of GBPO’s officers, directors and strategic advisory council members, management believed it was in a unique position to have insight into improving Stream’s operating income in the future.

On November 10, 2007, GBPO and Stream signed an NDA. During the period from November 14, 2007 to January 2008, GBPO also entered into NDAs with 7 other potential acquisition candidates. GBPO did not proceed with any of these potential acquisition candidates because it determined that Stream’s global footprint, earnings potential and purchase price afforded GBPO with a more attractive transaction.

On November 16, 2007, at a meeting of GBPO’s board of directors, GBPO management and the board reviewed a list of the most promising potential acquisition targets, including Stream.

On November 21, 2007, GBPO sent a draft of a non-binding letter of intent to H.I.G., setting forth the principal terms upon which GBPO proposed to acquire Stream.

Following November 21, 2007, representatives of GBPO and H.I.G. negotiated the terms of the letter of intent, with the principal issues relating to the price of the acquisition, the timing of the closing and an exclusivity commitment from Stream. GBPO relied on its management team’s experience in negotiating acquisitions in determining the terms of the merger agreement relating to the form and amount of the merger consideration and the upwards and downwards adjustment mechanisms. GBPO agreed to a potential increase in the purchase price if the closing of the merger were delayed until after July 31, 2008, as long as specific financial targets were met, in order to address Stream’s concerns that the merger consideration adequately reflect that any delay would likely be attributable to GBPO’s need for stockholder approval and that any improvement in Stream’s financial performance in the months subsequent to the signing of the merger agreement should benefit Stream stockholders. GBPO agreed to a working capital adjustment based on the amount of working capital that it expected Stream to have as of the closing and agreed to an adjustment for capital expenditures made by Stream after July 1, 2008 in recognition of the fact that the future benefits of such capital expenditures would accrue to GBPO stockholders. The parties negotiated and agreed to a potential decrease in the purchase price if the closing working capital was less than the targeted amount because of their mutual understanding that the determination of the original purchase price was based on the targeted amount of working capital at closing.

In early December 2007, GBPO engaged Bear Stearns to advise GBPO and render an opinion as to whether the consideration to be paid by GBPO for Stream is fair to GBPO from a financial point of view. Bear Stearns did not participate in any negotiations regarding the determination of the amount of such consideration nor did they assist in structuring the transaction.

On December 5, 2007, at a meeting of GBPO’s board of directors, GBPO’s management reviewed the principal terms of the proposed letter of intent with Stream, and GBPO’s board of directors authorized management to continue to engage in discussions with Stream regarding a potential acquisition upon the terms set forth in the letter of intent.

On December 10, 2007, at a meeting held in Dallas, Texas near Stream’s headquarters, GBPO’s management met with the chief executive officer and chief financial officer of Stream to conduct business diligence. Also present at the meeting were representatives of H.I.G.

On December 13, 2007, GBPO and H.I.G. signed a non-binding letter of intent setting forth the principal terms of the proposed merger and signed an exclusivity letter pursuant to which Stream agreed not to solicit acquisition proposals from any third party until January 14, 2008. Following the execution of the letter of intent, GBPO focused its efforts on the acquisition of Stream, although it did continue to engage in discussions with several other potential acquisition candidates.

On December 14, 2007, GBPO management met with various representatives of Stream and H.I.G. in Dallas, Texas near Stream’s headquarters to conduct further business diligence.

On December 17, 2007, GBPO and its counsel, WilmerHale, received a draft merger agreement from counsel to Stream, White & Case.

Following December 17, 2007, representatives of GBPO and Stream, as well as GBPO’s counsel and Stream’s counsel, periodically negotiated the terms of the merger agreement and related transaction documents, including the registration rights and lock-up agreement and the escrow agreement.

On December 18, 2007, GBPO’s management met with Stream’s chief executive officer, vice president of North American sales and chief information officer in Dallas, Texas, to conduct further diligence. Representatives of Bear Stearns and H.I.G. were also present at the meeting.

On December 19, 2007, GBPO engaged an independent financial consultant, Gillian Hsieh, to assist GBPO in conducting financial diligence of Stream.

From December 20, 2007 to mid-January 2008, Mr. Linnell of GBPO conducted site visits to Stream’s service solution centers in North America, the Dominican Republic, Europe and North Africa.

Throughout November and December 2007, GBPO’s management continued to explore other potential acquisition opportunities through meetings and telephonic conversations with possible acquisition candidates, as well as investment banks and private equity firms.

On January 3 and 4, 2008, GBPO’s independent accountants, BDO Seidman, met with representatives of Stream in Dallas, Texas to conduct financial and tax diligence.

On January 7, 2008, GBPO’s management met in Boston, Massachusetts with representatives of Stream’s European operations and its chief executive officer to conduct further diligence. Representatives of H.I.G. were also present at the meeting.

On January 8, 2008, GBPO’s board of directors held a meeting to review the results of management’s diligence review and the status of the negotiations with Stream regarding the merger agreement. GBPO’s board of directors also reviewed several other potential acquisition candidates.

On January 10, 2008, GBPO’s general counsel met with Stream’s general counsel to conduct legal diligence.

On January 12, 2008, GBPO engaged in a telephonic meeting with representatives of Stream in India and Stream’s chief executive officer to review the Indian operations of Stream. Representatives from H.I.G. also participated on the call.

On January 14, 2008, GBPO and Stream extended the term of Stream’s exclusivity commitment until January 24, 2008.

On January 17, 2008, GBPO management, together with its financial consultant, met with Stream’s chief executive officer in Dallas to review further the business and operations of Stream. Representatives from H.I.G. were also present.

On January 22, 2008, GBPO distributed to its board of directors materials that included, among other things, a description of the terms of the proposed transaction and drafts of the transaction documents.

In the evening of January 23, 2008, GBPO’s board of directors held a meeting during which Mr. Murray reviewed the principal business terms of the proposed transaction and members of GBPO management reviewed the results of their business, financial and legal diligence. Counsel for GBPO reviewed the terms of the proposed merger agreement. Bear Stearns presented their financial analyses of the proposed transaction and responded to questions from GBPO’s board of directors. Bear Stearns then provided their oral opinion (to be followed by a written opinion) that the fair market value of Stream was equal to at least 80% of GBPO’s net assets held in trust and that the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to GBPO. GBPO’s board of directors unanimously determined that the fair market value of Stream was in excess of 80% of GBPO’s net assets held in trust. GBPO’s board of directors also unanimously approved the merger agreement and related transactions, subject to the completion of diligence calls scheduled to be conducted with certain customers of Stream.

On January 24 and 25, 2008, members of GBPO management completed their diligence calls with certain customers of Stream.

On January 27, 2008, the merger agreement was executed by the parties thereto. Prior to the opening of the financial markets in New York on January 28, 2008, GBPO issued a press release announcing the transaction.

During April 2008, there were discussions between the executive officers of GBPO and representatives from H.I.G. regarding the re-negotiation of the terms of consideration to be paid in the merger in order to increase the likelihood of approval of the merger by GBPO stockholders. GBPO’s belief that a reduced purchase price would enhance the likelihood of stockholder approval was based in part on advice received from Deutsche Bank and in part upon the inherent view that the acquisition of the same business for less consideration would be more attractive for any stockholder. While GBPO management believed that a reduced price would make the merger more attractive to stockholders, it had not concluded that stockholder approval could not be obtained absent such reduction.

On April 4, 2008, GBPO’s board of directors held a meeting during which it discussed with GBPO’s management team the status of the merger with Stream. At this meeting, the GBPO board of directors authorized the management team to pursue alternative transactions, including seeking an investment in GBPO by private equity firms and using the proceeds thereof to repurchase shares from those stockholders desiring liquidity for their shares.

From April 28, 2008 through May 5, 2008, GBPO signed 11 NDAs with private equity firms and met with 5 firms to discuss their interest in making an investment in GBPO. GBPO entered into the agreement with Ares because the terms proposed by Ares were attractive to GBPO and because it believed Ares could move expeditiously toward a transaction. In addition, Mr. Murray was familiar with Ares because he had worked with certain principals of Ares in 2005 in connection with an unrelated transaction. Mr. Murray first met Mr. Kaplan in the fall of 2007 during the period of time when GBPO was still searching for its initial business combination. Ares also has had familiarity with the business of Stream historically, having been a lender to Stream in 1999.

On April 28, 2008, GBPO and Ares entered into an NDA.

On May 2, 2008, Mr. Murray met with David Kaplan and Jeffrey Schwartz, representatives of Ares, to discuss a possible investment in GBPO.

On May 6, 2008, Mr. Schwartz distributed to GBPO’s management team a preliminary term sheet for a private placement of preferred stock of GBPO.

On May 8, 2008, Mr. Murray discussed GBPO’s repurchase of the unit purchase option issued to the underwriters in GBPO’s IPO with representatives of Deutsche Bank Securities Inc. and Robert W. Baird & Co. Incorporated. Representatives of the underwriters agreed to sell the unit purchase option to GBPO for $100, subject to certain conditions. GBPO and the underwriters for its IPO entered into the securities purchase agreement because the repurchase of the unit purchase option by GBPO would eliminate the dilution to GBPO’s stockholders that would otherwise result from the exercise of this option. The underwriters agreed to the sale of the unit purchase option to increase the attractiveness of the merger to GBPO’s stockholders and thereby increase the likelihood of receiving its deferred underwriting discount upon the closing of the merger.

On May 8, 2008, representatives of GBPO and Ares held a telephonic meeting to discuss the term sheet.

On May 9, 2008, Mr. Murray and Mr. Rosen engaged in a telephonic meeting where Mr. Rosen agreed to change the amount of consideration to be paid in the merger and other related issues. Specifically, the parties agreed (i) to reduce the total consideration from $225.8 million to $200.0 million and (ii) that the consideration would consist only of cash. The parties also agreed to increase the size of the cash in the escrow fund (as defined in the merger agreement) from $6.7 million to $10.0 million. In addition, the parties agreed to eliminate the registration rights and lock-up agreement because units of GBPO were no longer a component of the merger consideration. The parties also agreed that Mr. Rosen would not serve as a member of the board of directors of the combined company. GBPO and Stream agreed to a reduction in the purchase price because they believed that a lower purchase price would be more attractive to GBPO stockholders given the uncertainty in the equity capital markets and would help increase the likelihood of stockholder approval of the merger. GBPO desired to eliminate the stock component of the consideration to reduce the resulting dilution to GBPO stockholders and H.I.G. preferred cash consideration in order to provide more certain and liquid value to its investors. In actuality, Stream’s financial performance and outlook in first quarter 2008 was strong, having exceeded expectations by exceeding first quarter 2007 revenue and EBITDA by 18.3% and 29.2%, respectively, and experiencing larger than expected growth in its new business pipeline since December 31, 2007.

During the week of May 11, 2008, Ares began its preliminary due diligence of Stream.

On May 15, 2008, Mr. Murray and Ms. Flaherty met with representatives of Ares to further discuss the terms of the private placement. Representatives of Ernst & Young LLP, accountants to Ares, and representatives of Proskauer Rose LLP, counsel to Ares, were also present for portions of the meeting.

On May 15, 2008, counsel for GBPO distributed a draft of the amended and restated merger agreement to White & Case. Also on May 15, 2008, counsel for GBPO distributed drafts of the preferred stock purchase agreement and related documents to Proskauer Rose.

On May 15, 2008, GBPO’s board of directors held a meeting during which Mr. Murray reviewed the principal terms of the amended and restated merger agreement, the private placement with Ares and the tender offer.

During the weeks of May 19 and 26, counsel for GBPO and Stream negotiated the terms of the amended and restated merger agreement and amended and restated escrow agreement. In addition, counsel for GBPO and Ares negotiated the terms of the preferred stock purchase agreement and related documents.

On May 29, 2008, GBPO distributed to its board of directors materials that included, among other things, a description of the terms of the proposed transactions and drafts of the transaction documents related to the merger and the private placement.

On May 29, 2008, GBPO’s board of directors held a meeting at which it determined that the amended terms of the merger are fair and in the best interests of GBPO stockholders and that the fair market value of Stream was still in excess of 80% of GBPO’s net assets held in trust. GBPO’s board of directors unanimously approved the amended and restated merger agreement and the private placement and related transactions with Ares.

On May 31, 2008, GBPO’s board of directors held a meeting to approve the increase of the private placement from $125.0 million to $150.0 million. GBPO increased the size of the private placement in response to a request by Ares that it be able to own a larger portion of the business. GBPO agreed to the increase in the private placement because it would allow GBPO to increase the size of its contemplated tender offer to $165.0 million and further increase the likelihood of stockholder approval.

On May 31, 2008, GBPO, Deutsche Bank Securities Inc. and Robert W. Baird & Co. Incorporated entered into an amendment to the unit purchase option, to permit GBPO to purchase the unit purchase option, and executed the securities purchase agreement to consummate the transaction.

The amended and restated merger agreement and the preferred stock purchase agreement were executed by the parties thereto on June 2, 2008. Also on June 2, 2008, certain founding stockholders entered into a warrant purchase agreement with Ares to sell their founder warrants. On June 2, 2008, GBPO issued a press release announcing the transactions.

GBPO’s Board of Directors’ Reasons for the Approval of the Merger

In reaching its decision with respect to the merger and the transactions contemplated by the merger agreement, GBPO’s board of directors reviewed various industry and financial data and considered the merger agreement and related schedules provided by Stream in order to determine that the consideration to be paid in connection with the merger was reasonable.

GBPO conducted a diligence review of Stream that included a review of Stream’s existing business model and financial projections in order to enable GBPO’s board of directors to ascertain the reasonableness of the consideration to be paid by GBPO. Prior to approving the merger agreement on January 23, 2008, GBPO’s board of directors obtained an opinion from Bear Stearns as to the fairness, from a financial point of view, to GBPO of the consideration to be paid by GBPO in the merger. GBPO’s board of directors did not seek a new fairness opinion from Bear Stearns or any other investment banking firm in connection with entering into the amended and restated merger agreement on June 2, 2008 because the purchase price had been reduced and because Stream’s unaudited financial results for the first quarter of 2008 had exceeded its internal budget for the quarter. There were no other material changes or expected changes in Stream’s operations or performance or in any of the projections or assumptions upon which Bear Stearns based its opinion. In connection with GBPO’s engagement of Bear Stearns as its financial advisor with respect to the proposed merger, Bear Stearns will receive a fee of $1.0 million, of which $750,000 will be paid upon consummation of a transaction with Stream.

GBPO’s board of directors concluded that the merger with Stream is in the best interests of GBPO and its stockholders and that the price to be paid for Stream is fair to GBPO and its stockholders. GBPO’s board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, GBPO’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of GBPO’s board of directors may have given different weight to different factors. GBPO’s board of directors determined that the merger agreement with Stream and the transactions contemplated thereby are fair to GBPO’s stockholders, from a financial point of view, and in the best interests of GBPO and its stockholders.

Favorable Factors

In considering the merger, GBPO’s board of directors gave considerable weight to the following favorable factors:

Stream’s strong brand, global service location footprint and a broad portfolio of clients

An important criteria to GBPO’s board of directors in identifying an acquisition target was that the company possess a strong brand with a global service location footprint and Fortune 1,000 clients. Stream has a strong reputation with talented, knowledgeable service professionals serving a broad portfolio of clients. Stream has a diversified, growing client base servicing companies in a number of major business sectors, including technology, consumer electronics and communications. Stream has operations in 16 countries around the world, such as the United States, Canada, across Europe, and off-shore in places like North Africa, India, Costa Rica and the Dominican Republic. GBPO’s board of directors considered Stream’s positive reputation, skilled employees, solid technology platform, scalable infrastructure and strong client base in evaluating its business and ultimately approving the merger.

Stream’s historical financial performance and potential for future growth

An important criteria to GBPO’s board of directors in identifying an acquisition target was that the company have a strong revenue base, positive and growing EBITDA and the opportunity for significant improvement in operating performance. Stream’s revenue increased by approximately 30% from $311.0 million in 2005 to $406.0 million in 2006 and was expected to increase by approximately 19% to an estimated $484.0 million (on a preliminary and unaudited basis) in 2007. Stream’s EBITDA was $15.3 million in 2006 and $20.5 million in 2007. GBPO did not consider Stream’s history of losses and accumulated deficit when considering Stream as a potential acquisition target. GBPO determined that Stream’s net losses were not as relevant in view of the substantial interest charges associated with the indebtedness incurred in connection with the acquisition of Stream and the relatively small amount of capital invested in Stream. Instead GBPO focused principally on Stream’s operating cash earnings and Stream’s future cash operating earnings potential.

GBPO believes that there are opportunities to enhance revenues by a combination of: new customers gained through industry contacts of GBPO’s management; the development of new services, such as warranty management, credit and collection and language interpretation and translation; and opening new service solution centers in locations such as China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore. GBPO believes that there are opportunities to improve operating margins through a combination of cost management; improvement in service level metrics; reduction in attrition rates for service professionals; and the expansion of staffing models, such as part-time and home-agents. Also, GBPO believes that it can improve operating performance through technological enhancements, including: streamlining the various technologies used by Stream in its business; introducing new technologies to improve operational effectiveness in areas such as recruiting, training and deployment; and creating customer-focused technologies, such as web portals, self-help tools and interactive voice response systems.

Fairness opinion of Bear Stearns

At the January 23, 2008 meeting of GBPO’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of January 23, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the purchase price was fair, from a financial point of view, to GBPO. GBPO’s board of directors did not seek a new fairness opinion from Bear Stearns or any other investment banking firm in connection with entering into the amended and restated merger agreement on June 2, 2008 because the purchase price had been reduced and because Stream’s unaudited financial results for the first quarter of 2008 had exceeded its internal budget for the quarter. See “—Opinion of Bear Stearns.”

The complementary skills of GBPO officers

GBPO’s board of directors preferred an acquisition opportunity in which the skills of GBPO’s officers could be leveraged to the benefit of the target company. GBPO’s board of directors believes that its officers bring strong skills to the Stream business that can drive further profitable growth. In particular, GBPO’s board believes that the experience of GBPO’s management as public company executives with skills in the areas of global operations, cost and productivity improvement and developing new products can be applied to enhance revenues and improve operating results at Stream. In addition, from January 2000 until January 2002, Mr. Murray served as president and chief operating officer of Stream. From May 1996 through May 2002, Mr. Linnell served in various roles at Stream, including chief information officer, vice president North American operations and chief technology officer. From 1994 to 2003, one of GBPO’s directors, Steven D.R. Moore, served in various roles including chairman and chief executive officer, president and chief operating officer of Stream. From 1996 to 2003, Deborah Keeman, a member of GBPO’s strategic advisory council, served in various roles at Stream, including vice president of marketing, director of product marketing, and a business unit director. GBPO’s board of directors considered the potential synergies of GBPO’s officers and Stream management team as a favorable factor in approving the merger.

The terms of the merger agreement

The terms of the merger agreement, including the closing conditions, covenants, indemnification and termination provisions are reasonable from GBPO’s perspective. GBPO’s board of directors placed importance on the merger agreement, including its reasonable terms and conditions, as it believed that such terms and conditions would adequately protect GBPO’s interests in the merger and enhance the likelihood of closing. GBPO believes that it is reasonable for it to have agreed to a break-up fee in the merger agreement because GBPO has the right, under certain circumstances, to withdraw its recommendation for the merger and the stockholders of GBPO have the right to disapprove of the merger. Conversely, the board of Stream has no right to withdraw its recommendation and Stream stockholders have approved the merger. In addition, GBPO believes that limiting indemnification claims to a $500,000 threshold and recoveries to the escrow fund (as defined in the merger agreement), except in the case of actual fraud, are customary in transactions such as this.

Satisfaction of 80% Test

It is a requirement that any business acquired by GBPO have a fair market value equal to at least 80% of GBPO’s net assets at the time of acquisition, which assets shall include the amount in the trust account. The GBPO board of directors, including its independent directors, determined that this test was met based on an opinion from Bear Stearns to GBPO’s board of directors to this effect and GBPO’s board of directors review of the analyses prepared by Bear Stearns. The analyses reviewed by GBPO’s board of directors in determining that the fair market value of Stream’s business exceeded 80% of GBPO’s net assets included the following:

•	The application of a discounted cash flow analysis;

•	An evaluation of Stream in light of the market capitalizations of publicly-traded CRM companies; and

•	An analysis of certain precedent merger and acquisition transactions in the CRM industry during the past several years.

GBPO’s board of directors believes that the valuation analyses it reviewed, which are more fully described below under “– Summary of Analyses for Fairness Opinion,” were reasonable and customary.

In connection with entering into an amended and restated merger agreement on June 2, 2008, GBPO’s board of directors did not seek a new opinion from Bear Stearns as to the satisfaction of the 80% test. Instead, on May 29, 2008, it reviewed an analysis prepared by GBPO management. Based on this analysis, GBPO’s board of directors concluded that the analyses utilized by Bear Stearns in its previous opinion had not materially changed since January 2008. GBPO’s board of directors concluded that, based on this analysis, the acquisition of Stream continues to meet the 80% of net assets test. The analysis prepared by GBPO’s management concluded that the purchase price of $200.0 million continued to meet the 80% of net assets test. In determining that the acquisition continued to meet the 80% test, GBPO management noted that the purchase price was reduced not to reflect a reduction in fair market value of Stream but rather to make the merger more attractive to GBPO stockholders. GBPO management took into account that Stream’s financial performance in first quarter 2008 had exceeded expectations by exceeding first quarter 2007 revenue and EBITDA by 18.3% and 29.2%, respectively, and experienced larger than expected growth in its new business pipeline since December 31, 2007. In addition, GBPO management noted that the comparable company trading multiples originally relied upon by Bear Stearns had increased since January 2008.

Other Factors

GBPO’s board of directors also considered potentially negative factors. Among the potentially negative factors considered by GBPO’s board of directors, which are more fully described in the “Risk Factors” section of this proxy statement, are the following:

GBPO will have less working capital, and may require additional financing if a significant portion of GBPO’s stockholders exercise their conversion right

GBPO’s board of directors considered the risk that public stockholders of GBPO would vote against the merger and elect to convert their shares into cash upon consummation of the acquisition. If no holders elect to convert their shares, GBPO’s available cash is expected to be approximately $120.0 million upon the closing, assuming it is able, as contemplated by a commitment letter entered into with Stream’s existing bank lender, to replace Stream’s outstanding indebtedness upon the closing. However, GBPO’s commitment letter includes numerous conditions, some of which are outside its control, and there can be no assurance that it will be able to close the replacement credit facility contemplated by such letter. If conversion rights are exercised with respect to 9,374,999 shares (representing 29.99% of the outstanding shares of GBPO common stock other than those held by its founding stockholders), the maximum potential conversion cost would be approximately $73,905,340 at March 31, 2008. If holders of 9,374,999 shares were to elect to convert their shares into cash and GBPO is unable, for any reason, to obtain its contemplated credit facility to replace the outstanding indebtedness of Stream (other than capital leases) that would otherwise become payable upon closing, GBPO would be required to obtain other debt and/or equity financing totaling approximately $22.0 million to consummate the merger. GBPO has no reason to believe it would not be able to obtain such financing, but there can be no assurance that it would be able to do so.

Officers and directors of GBPO may have different interests in the acquisition than the Stream stockholders

GBPO’s board of directors considered the fact that the officers and directors of GBPO may have interests in the acquisition that are different from, or are in addition to, the interests of GBPO stockholders generally, including the matters described under “—Interests of GBPO Directors and Officers in the Merger” below. However, the board of directors also considered that these different interests would exist with respect to an acquisition of any target company.

Ability to avoid disruptions in business or loss of clients

GBPO’s board of directors considered that Stream’s business is dependent upon a few major clients. The completion of the merger could cause business disruptions, including the potential loss of key clients, which could have material adverse on Stream’s business and operations. Although GBPO believes that Stream’s client relationships are and will remain stable following the merger, Stream’s clients, in response to the completion of the merger, may adversely change or terminate their relationships with Stream, which could have a material adverse effect on the business of Stream following the merger.

Delays or difficulties in realizing planned revenue enhancement and opportunities

As discussed above, GBPO expects to undertake various initiatives to enhance the revenues and improve the operating margins of Stream. There can be no assurance that GBPO will not encounter delays or difficulties in implementing these initiatives, and any such delays or difficulties could cause either the deferral or loss of all or part of the benefits expected to be realized from such planned initiatives.

Interests of GBPO Directors and Officers in the Merger

When you consider the recommendation of GBPO’s board of directors in favor of adoption of the merger proposal, you should keep in mind that GBPO’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

These interests include, among other things:

•

If this merger is not approved, and GBPO fails to consummate an alternative business combination prior to October 17, 2009, GBPO may liquidate. In such event, the 7,812,500 shares of common stock held by the founding stockholders, including GBPO’s officers and directors and their affiliates and other persons, that were acquired prior to or concurrently with the IPO will be worthless because the founding stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $59.8 million based on the last sale price of $7.65 on the American Stock Exchange on June 30, 2008.

•

In addition, the 7,500,000 founder warrants will become worthless if this merger is not consummated and GBPO fails to consummate an alternative business combination prior to October 17, 2009. These warrants had an aggregate market value of $4.5 million based upon the last sale price of $0.60 of the public warrants on the American Stock Exchange on June 30, 2008. The founding stockholders paid $7.5 million for the 7,500,000 founder warrants.

•

After the completion of the merger, Messrs. Conway, Joubert, Moore, Murray and O’Leary will continue to serve as members of GBPO’s board of directors and Messrs. Murray and Linnell and Ms. Flaherty will continue to serve as officers. As such, in the future they may receive cash compensation, board fees, stock options or stock awards if GBPO’s board of directors so determines. GBPO currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the merger or whether it plans to enter into any employment agreements with its officers, except for Mr. Murray, who is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement. On March 11, 2008, Charles F. Kane resigned his positions as GBPO’s executive vice president, chief financial officer, chief administrative officer and treasurer. Also on March 11, 2008, R. Scott Murray, our chairman, chief executive officer and president, was appointed interim chief financial officer and Lloyd Linnell, our chief information and technology officer was appointed treasurer. A search for a new chief financial officer is underway.

•

If we are unable to complete a business combination and are forced to liquidate, Scott Murray, Charles Kane, Lloyd Linnell and Sheila Flaherty will be jointly and severally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust account are not reduced by the claims of vendors, service providers or other entities that are owed money by us for services rendered or contracted for or products sold to us or by claims of prospective target businesses for fees and expenses of third parties that we agreed to pay in the event we do not consummate a combination with such target business. However, we cannot assure you that they will be able to satisfy those obligations if they are required to do so. GBPO has incurred approximately $1.5 million of out-of-pocket expenses as of June 30, 2008 for certain legal and accounting services for which Messrs. Murray, Linnell and Kane and Ms. Flaherty may be personally liable to the extent the assets of GBPO outside of the trust account are not available therefor.

Certain Financial Projections

In December 2007, Stream provided certain projections to GBPO in connection with GBPO’s due diligence. The major assumptions included revenue growth of approximately 12% per year; direct cost as a percentage of revenue declining by approximately 2% over the period; selling, general and administration expenses as a percentage of revenue declining by 3% over the period. In addition, the projections included other assumption such as no major loss of key customers or key employees, no material change in currency exchange rates, no material change in macroeconomic factors and a relatively stable pricing environment for the services performed. The projections provided by Stream also assumed that they would open 4 to 5 new service center locations per year over the five year period and that operating metrics such as employee attrition and utilization would remain relatively constant.

GBPO modified Stream’s projections, as shown below, to reflect revenue growth and cost saving opportunities that GBPO management believes can be achieved following the merger. Specifically, the modified projections identify additional revenue and earnings before interest, taxes, depreciation and amortization, stock-based compensation charges and restructuring and other non-recurring charges (“Adjusted EBITDA”) that GBPO believes Stream should be able to derive from opening new off-shore service locations such as China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore, the addition or expansion of services, such as supply chain management, warranty services, credit and collection services and language translation and interpretation services, the introduction of front-end technology-driven service solutions for self-help and other technical assistance, and operational improvements in areas such as employee attrition, site capacity, utilization rates and other operating metrics. GBPO believes that these projected improvements are achievable based upon various factors, including the extensive experience that certain officers of GBPO have in the BPO industry, the experience of such officers in establishing and operating off-shore operations, the specific experience of GBPO’s officers with the business of Stream from their former executive roles at Stream prior to its sale to Solectron Corporation in 2001, the relationships of GBPO’s officers across the BPO industry with current and potential clients, and the experience of such officers in the broader technology industry.

While these financial projections were prepared in good faith by GBPO’s management, no assurance can be given regarding future events. Therefore, such financial projections cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such. The financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements. In addition, these financial projections have not been compiled, examined or reviewed by either Stream’s or GBPO’s independent auditors. In light of the foregoing, and considering that the GBPO stockholder meeting will be held at least seven months after the date the financial projections included below were prepared, as well as the uncertainties inherent in any financial projections, stockholders are cautioned to keep these facts in mind and to understand that the information contained in this proxy statement under the heading “Forward-Looking Statements” apply particularly to these financial projections.

These projections are not included in this document in order to induce any GBPO stockholder to vote in favor of the merger or to impact any investment decision with respect to GBPO common stock. These projections are included solely to provide the reader of this proxy statement with background information on the information considered by GBPO’s board of directors in connection with its evaluation of Stream and by Bear Stearns in its analysis described below under “—Opinion of Bear Stearns.”

The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and the ability of GBPO to achieve the projected incremental revenue and operational improvements after the merger. In any event, these estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of GBPO after the merger. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial projections. The inclusion of these financial projections should not be interpreted as an indication that GBPO (or Stream) considers this information to be a reliable prediction of future results, and this information should not be relied on for that purpose.

	2008	2009
	(in millions)
Revenues(1)	$516.5	$579.9
Plus: Incremental Revenue from new sites and services(2)	$—	$62.9
Total Revenue	$516.5	$642.9
Adjusted EBITDA(1)(3)	$31.7	$44.4
Plus: Incremental EBITDA from Operational Improvements(2)(3)	$—	$18.3
Less: Other Operating Items(4)	$(0.5)	$(2.0)
Total Adjusted EBITDA(3)	$31.2	$60.7

(1)	Revenues exclude pass through revenues for telecommunication costs that are contractually committed to be billed to the client at cost, which are projected to be approximately $20 million per year

(2)	Represents incremental revenue and Adjusted EBITDA contribution projected by GBPO to be derived from operational improvements. Assumptions regarding these operational enhancements include: (i) new services, such as supply chain management, warranty services, credit and collection services and language translation and interpretation services and the introduction of front-end technology driven service solutions for self-help and other technical assistance, with incremental revenue of $10.0 million in 2009, and projected Adjusted EBITDA margin of 18.5% of such incremental revenues, (ii) the establishment of service locations in China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore (2 additional sites in 2009), with a projected Adjusted EBITDA margin of approximately 15% for such sites, (iii) decreased operating costs through the achievement of lower employee attrition and other performance improvements, (iv) a shift to utilization of a higher number of part-time service professionals and use of home based professionals (each of which are lower cost and allow for greater scheduling flexibility and lower benefits-related cost) and (v) projected savings from technology centralization in service locations and expenditures in technology to reduce training and development costs.

(3)	Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, stock-based compensation charges and restructuring and other non-recurring charges, which GBPO is not able to forecast.

(4)	Represents the costs that GBPO projects will be associated with operating as a public company, such as compliance with the requirements of the Sarbanes-Oxley Act of 2002, increased audit and finance costs for items such as internal audit and regulatory reporting, legal costs associated with being a public company and investor relations costs.

GBPO management also presented to its board of directors forecasts showing projected revenues of Stream, including increased revenues from new sites and services after the merger, increasing from $642.9 million in 2009 to $1,078 million in 2012, and projected Adjusted EBITDA, including earnings from operational improvements after the merger, increasing from $60.7 million in 2009 to $138 million in 2012.

Opinion of Bear Stearns

Overview

Pursuant to an engagement letter dated January 23, 2008, GBPO retained Bear Stearns to act as its financial advisor with respect to a possible transaction with Stream. In selecting Bear Stearns, GBPO’s board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the BPO and technology industries, including the CRM industry, as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations and general corporate advisory services.

At the January 23, 2008 meeting of GBPO’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of January 23, 2008, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, (i) the purchase price was fair, from a financial point of view, to GBPO and (ii) the fair market value of Stream is at least equal to 80% of the net assets of GBPO. These opinions were rendered solely in connection with original merger agreement dated January 27, 2008. GBPO’s board of directors did not seek a new fairness opinion from Bear Stearns or any other investment banking firm in connection with entering into the amended and restated merger agreement on June 2, 2008 because the purchase price had been reduced and because Stream’s unaudited financial results for the first quarter of 2008 had exceeded its internal budget for the quarter.

The full text of Bear Stearns’ written opinion is attached as Annex F to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of the opinion. In particular, this opinion was not updated in any way in connection with the amendment to the merger agreement on June 2, 2008.

In reading the discussion of the opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to GBPO’s board of directors for its benefit and use in connection with its consideration of the transaction;

•	did not constitute a recommendation to the board of directors of GBPO;

•

does not constitute a recommendation to any stockholder of GBPO as to how to vote in connection with the transaction (including whether or not any holders of GBPO common stock should vote against the transaction and exercise their right to convert their GBPO common stock into a pro rata portion of the trust account pursuant to GBPO’s certificate of incorporation) or otherwise;

•

did not address (i) GBPO’s underlying business or financial decision to pursue the transaction, (ii) the relative merits of the transaction as compared to any alternative business or financial strategies that might exist for GBPO (including, without limitation, seeking to consummate any other potential acquisition transaction), (iii) the relative merits of the transaction as compared to the right that holders of GBPO common stock who vote against the transaction have to convert their GBPO common stock into a pro rata portion of the trust account pursuant to GBPO’s certificate of incorporation, (iv) the relative merits of the transaction as compared to a liquidation of GBPO pursuant to GBPO’s certificate of incorporation, (v) the fairness, from a financial point of view, of the purchase price to the holders of GBPO units, GBPO common stock or GBPO warrants, (vi) any financial, capital markets-related or other effects, direct or indirect, of the transaction (in light of GBPO’s corporate structure and organic corporate documents, including without limitation, GBPO’s certificate of incorporation) on GBPO’s public stockholders relative to the founding stockholders, (vii) the financing of the transaction by GBPO or the use of any cash on hand by GBPO to fund any potential payments to holders of GBPO common stock who exercise their conversion rights as described above or (viii) the effects of any other transaction in which GBPO might engage;

•

did not constitute a solvency opinion or a fair value opinion, and Bear Stearns did not evaluate the solvency or fair value of GBPO under any federal or state laws relating to bankruptcy, insolvency or similar matters; and

•

did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of GBPO’s or Stream’s officers, directors or employees, or any class of such persons, in connection with, or following the consummation of, the transaction.

Except as discussed below under the heading “Summary of 80% Test,” GBPO did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed a draft of the merger agreement in substantially final form;

•

reviewed GBPO’s Registration Statement on Form S-1 (File No. 333-14447), relating to its IPO, its Quarterly Report on Form 10-Q for the period ended September 30, 2007, its preliminary results for the quarter and year ended December 31, 2007 and its Current Reports on Form 8-K filed since the effective date of its IPO on October 23, 2007;

•	reviewed Stream’s audited financial statements for the years ended December 31, 2005 and 2006 and certain unaudited operating and financial information for the year ended December 31, 2007;

•

reviewed certain operating and financial information relating to Stream’s business and prospects, including projections for the five years ended December 31, 2012, all as prepared and provided to Bear Stearns by Stream’s management and reviewed by GBPO’s management;

•	reviewed certain estimates of revenue enhancements, cost savings and other benefits expected to result from the transaction, all as prepared and provided to us by GBPO’s management;

•	met with certain members of GBPO’s and Stream’s senior management to discuss Stream’s business, operations, historical and estimated financial results and future prospects;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Stream;

•	reviewed the terms of certain relevant mergers and acquisitions involving companies that Bear Stearns deemed generally comparable to Stream;

•	performed discounted cash flow analyses based on the projections for Stream and the operational improvements estimates furnished to Bear Stearns by GBPO; and

•	conducted those other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In connection with rendering its opinion, Bear Stearns further noted that:

•

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by GBPO and Stream or obtained by Bear Stearns from public sources, including, without limitation, the projections and operational improvements estimates referred to above.

•

With respect to the projections and the operational improvements estimates, Bear Stearns relied on representations that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of GBPO and Stream, as the case may be, as to the expected future performance of Stream.

•

Bear Stearns did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections and the operational improvements estimates, Bear Stearns expressed no view or opinion as to the projections and the operational improvements estimates and the assumptions upon which they were based and Bear Stearns further relied upon the assurances of the senior management of GBPO and Stream, as the case may be, that they were unaware of any facts that would have made the information, projections and the operational improvements estimates incomplete or misleading.

•

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of GBPO or Stream, nor was Bear Stearns furnished with any such appraisals.

•

Bear Stearns assumed that the transactions contemplated by the merger agreement will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on GBPO or Stream.

•	Bear Stearns is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by GBPO, Stream and their respective advisors with respect to these issues.

•

Bear Stearns did not express any opinion as to the price or range of prices at which the GBPO units, GBPO common stock or GBPO warrants may trade subsequent to the announcement or consummation of the transaction.

By way of background regarding GBPO, Bear Stearns noted that:

•	GBPO is a blank check company that consummated its IPO on October 23, 2007.

•	In the IPO, GBPO sold 31,250,000 GBPO units to the public at an offering price of $8.00 per GBPO unit.

•

Prior to the closing of the IPO, GBPO consummated a private placement of 7,500,000 GBPO warrants (approximately 19.4% of the total GBPO warrants outstanding after giving effect to the IPO) to certain founding stockholders of GBPO at an offering price of $1.00 per GBPO warrant.

•

The founding stockholders of GBPO also own 7,812,500 shares of GBPO common stock (approximately 20% of the total shares of GBPO Common Stock outstanding after giving effect to the IPO), which they acquired for nominal consideration.

•

In accordance with GBPO’s certificate of incorporation, an amount equal to $246.3 million (which equaled the sum of the proceeds of the IPO, the then available deferred discount of $7.5 million payable to the underwriters of the IPO and the $7.5 million of proceeds from the private placement of GBPO warrants) has been deposited into a trust account.

•

The net funds held in the trust account will not be released until the earlier of (i) the completion of a business combination (with a target acquisition (or acquisitions)) having a fair market value of at least 80% of the net assets held in the trust account at the time of such acquisition (or acquisitions) or (ii) the liquidation of GBPO.

•

GBPO can consummate a business combination only if (i) a majority of the outstanding shares of GBPO common stock held by its public stockholders are voted in favor of the business combination and (ii) public stockholders owning less than 30% of the shares of GBPO common stock held by GBPO’s public stockholders both vote against the business combination and exercise their conversion rights.

•

If a business combination is consummated, GBPO’s public stockholders who vote against the business combination are entitled to convert their GBPO common stock into their pro rata share of the net funds in the trust account and will continue to have the right to exercise any GBPO warrants they may continue to hold.

•

If GBPO is unable to consummate a business combination by October 17, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law. In such an event, the net funds from the trust account will be distributed to the public stockholders of GBPO, but the founding stockholders of GBPO will not participate in any liquidation distribution, and the underwriters of the IPO will not be entitled to the then available $7.5 million of the underwriters’ deferred discount deposited in the trust account.

Summary of Analyses for Fairness Opinion

The following is a summary of the principal financial and valuation analyses performed by Bear Stearns and presented to GBPO’s board of directors in connection with rendering its opinion in connection with the original merger agreement dated as of January 27, 2008. Bear Stearns noted that due to the significant projected improvement in Stream’s stand-alone revenue and operating margins over the forecast period, it placed relatively less reliance upon the analysis of the comparable companies on a stand-alone basis and the analysis of the precedent merger and acquisition transactions and relatively more reliance on the discounted cash flow analysis (both with and without the cost savings and the revenue enhancements) and the comparable company analysis including the discounted cash flow range of the cost savings and the revenue enhancements.

Some of the financial and valuation analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial and valuation analyses.

Discounted Cash Flow Analyses. Bear Stearns performed discounted cash flow analyses on each of the following (i) the five-year projections provided by Stream’s management and reviewed by GBPO’s management, (ii) the five-year estimates of revenue enhancements provided by GBPO’s management and (iii) the five-year estimates of cost savings provided by GBPO’s management. For each of the above, Bear Stearns calculated the estimated present value of the associated unlevered after-tax free cash flows and an estimate of the terminal value at the end of the projection horizon.

In performing its discounted cash flow analyses:

•

Bear Stearns estimated Stream’s weighted average cost of capital to be within a range of 13.0-15.0% based on, among other factors, (i) a review of the Bloomberg five-year and two-year historical adjusted unlevered betas of companies that it deemed generally comparable to Stream and the then-current Barra predicted unlevered betas of companies that it deemed generally comparable to Stream, (ii) Bear Stearns’ estimate of the US equity risk premium, (iii) Stream’s assumed target capital structure on a prospective basis and (iv) Bear Stearns’ investment banking and capital markets judgment and experience in valuing companies similar to Stream.

•

In calculating terminal value for purposes of its discounted cash flow analyses, Bear Stearns used a reference range of terminal enterprise value/forward earnings before interest, taxes, depreciation and amortization (or EBITDA) multiples of 4.5 to 6.0x. The terminal values implied by these terminal multiple reference ranges were cross-checked for reasonableness by reference to implied perpetual growth rates in the terminal year free cash flow. Specifically, Bear Stearns calculated the implied perpetual growth rates of each of its discounted cash flow analyses. The range of implied perpetual growth rates for the various discounted cash flow analyses were (i) 5.2% to 8.9% for the five-year projections provided by Stream’s management and reviewed by GBPO’s management; (ii) 3.2% to

7.4% for the five-year estimates of revenue enhancements provided by GBPO’s management; and (iii) 1.1% to 5.6% for the five-year estimates of cost savings provided by GBPO’s management. Bear Stearns compared such implied perpetual growth rates to growth rates in the CRM industry in general based upon its professional judgment and knowledge of the CRM industry. Bear Stearns noted that it did not compare such growth rates to historical growth rates of Stream’s free cash flow, since Stream’s free cash flow was negative for the years ended December 31, 2006 and December 31, 2007, respectively.

•

Bear Stearns’ discounted cash flow analyses resulted in an overall enterprise value range of: (i) $241 million to $346 million for Stream on a stand-alone basis, (ii) $278 million to $397 million for Stream on a stand-alone basis including the cost savings (net of restructuring costs) provided by GBPO’s management and (iii) $397 million to $569 million for Stream on a stand-alone basis, including both the cost savings (net of restructuring costs) and revenue enhancements provided by GBPO’s management.

Comparable Company Analysis. Bear Stearns compared and analyzed Stream’s historical and projected financial performance against other publicly traded companies in the CRM industry. Due to the significant projected improvement in Stream’s stand-alone revenue and operating margins over the forecast period, Bear Stearns noted that it placed relatively less reliance upon the analysis of the comparable companies on a stand-alone basis and relatively more reliance on the comparable company analysis including the discounted cash flow range of the cost savings and the revenue enhancements.

The following publicly traded CRM industry comparable companies were used in the analysis of Stream and were selected on the basis of their business profile, service offerings and size and scale of operations:

•	Convergys Corporation

•	eTelecare Global Solutions, Inc.

•	ICT Group, Inc.

•	PeopleSupport, Inc.

•	StarTek, Inc.

•	Sykes Enterprises, Inc.

•	Teleperformance S.A.

•	TeleTech Holdings, Inc.

Bear Stearns calculated the following trading multiples for the above comparable companies based on Wall Street consensus estimates and the most recent publicly available filings:

Selected CRM Industry

Peer Group Trading Multiples

	Enterprise Value/				Stock Price as of January 17, 2008/
	EBITDA				Earnings Per Share
	2008 Estimated		2009 Estimated		2008 Estimated		2009 Estimated
Peer: Mean	5.4	x	5.1	x	14.1	x	11.2	x
Harmonic Mean	4.9		4.9		13.4		10.7
Median	5.3		4.8		12.8		10.1
High	8.8		7.6		22.1		15.2
Low	3.0		3.7		11.1		8.7

In performing its comparable company analysis:

•

Bear Stearns selected a reference range of trading multiples as follows: (i) trading enterprise value/forward EBITDA multiple range of 4.5x-6.0x based on estimates for 2008 (or 2008E); (ii) trading enterprise value/forward EBITDA multiple range of 4.0x-5.5x based on estimates for 2009 (or 2009E); (iii) trading price/forward earnings multiple range of 11.0x-14.0x based on 2008E; and (iv) trading price/forward earnings multiple range of 9.5x-11.5x based on 2009E.

•

Bear Stearns’ analysis of the comparable companies based on the 2008E EBITDA trading multiples resulted in an enterprise value range of $143 million to $190 million for Stream on a stand-alone basis. Bear Stearns added the discounted cash flow range of the cost savings (net of restructuring costs) to this stand-alone range to derive an enterprise value range of $180 million to $241 million and further added the discounted cash flow range of the revenue enhancements to derive an enterprise value range of $299 million to $413 million.

•

Bear Stearns’ analysis of the comparable companies based on the 2009E EBITDA trading multiples resulted in an enterprise value range of $178 million to $244 million for Stream on a stand-alone basis. Bear Stearns added the discounted cash flow range of the cost savings (net of restructuring costs) to this stand-alone range to derive a range of $215 million to $295 million and further added the discounted cash flow range of the revenue enhancements to derive a range of $334 million to $467 million.

•

Bear Stearns’ analysis of the comparable companies based on the 2008E price-to earnings (or P/E) trading multiples resulted in an enterprise value range of $134 million to $151 million for Stream on a stand-alone basis. Bear Stearns added the discounted cash flow range of the cost savings (net of restructuring costs) to this stand-alone range to derive an enterprise value range of $171 million to $202 million and further added the discounted cash flow range of the revenue enhancements to derive an enterprise value range of $290 million to $374 million.

•

Bear Stearns’ analysis of the comparable companies based on the 2009E P/E trading multiples resulted in an enterprise value range of $186 million to $210 million for Stream on a stand-alone basis. Bear Stearns added the discounted cash flow range of the cost savings (net of restructuring costs) to this stand-alone range to derive an enterprise value range of $223 million to $261 million and further added the discounted cash flow range of the revenue enhancements to derive an enterprise value range of $342 million to $432 million.

Precedent Merger and Acquisition Transactions Analysis. Bear Stearns reviewed and analyzed certain relevant precedent merger and acquisition transactions during the past several years involving the CRM industry. Specifically, Bear Stearns reviewed announced transactions in the CRM space which it deemed generally comparable to Stream since 2000 with an enterprise value of at least $100 million and for which information was publicly available. In determining comparability, Bear Stearns reviewed the business profile, service offerings, size and scale of operations and various financial, operating and other characteristics of the companies involved in the transactions. Due to the significant projected improvement in Stream’s stand-alone revenue and operating margins over the forecast period, Bear Stearns noted that it placed relatively less reliance upon the analysis of the precedent merger and acquisition transactions and relatively more reliance on the discounted cash flow analysis (both with and without the cost savings and the revenue enhancements) and the comparable company analysis including the discounted cash flow range of the cost savings and the revenue enhancements.

The following precedent merger and acquisition transactions were considered by Bear Stearns:

•	Diamond Castle Holdings’ acquisition of PRC, LLC—closed November 29, 2006

•	ClientLogic Corporation’s acquisition of Sitel Corporation—closed January 30, 2007

•	TransWorks Information Services Ltd.’s acquisition of Minacs Worldwide, Inc.—closed August 18, 2006

•	TH Lee and Quadrangle’s acquisition of West Corporation—closed October 24, 2006

•	Management and One Equity Partners’ acquisition of NCO Group, Inc.—closed November 15, 2006

•	NCO Group’s acquisition of RMH Teleservices, Inc.—closed April 2, 2004

•	TeleTech Holdings Corporation’s acquisition of Contact Center Holding S.A.—closed August 31, 2000

A summary of Bear Stearns’ analysis of the precedent merger and acquisition transactions is presented in the tables below:

Selected CRM

Precedent M&A Transaction Multiples

	Transaction Enterprise Value /
	Last 12 Months EBITDA		Next 12 Months EBITDA
Precedent M&A Deals:
Mean	7.8	x	6.3	x
Harmonic Mean	7.6		5.8
Median	7.7		7.0
High	9.6		7.8
Low	6.3		3.6

In performing its precedent merger and acquisition transactions analysis:

•

Bear Stearns selected a reference range of transaction multiples as follows: (i) transaction enterprise value/last 12 months EBITDA multiple range of 6.5x-8.5x; and (ii) transaction enterprise value/next 12 months EBITDA multiple range of 6.0x-7.5x.

•

Bear Stearns’ analysis of the selected relevant precedent merger and acquisition transactions resulted in an enterprise value range for Stream of $144 million to $188 million based on last 12 months EBITDA multiples and an enterprise value range for Stream of $190 million to $238 million based on next 12 months EBITDA multiples.

Summary of 80% Test

Pursuant to GBPO’s certificate of incorporation, GBPO’s initial target acquisition must have a fair market value of at least 80% of GBPO’s net assets held in the trust account (net of taxes and amounts permitted to be disbursed for working capital purposes and excluding the amount held in the trust account representing the underwriters’ deferred discount).

Bear Stearns rendered a conclusion as to satisfaction of the 80% test in connection with the original merger agreement dated January 27, 2008. In connection with the performance of the 80% test, Bear Stearns noted that it had been advised by GBPO that pursuant to GBPO’s certificate of incorporation:

•

Bear Stearns should consider, in the determination of the fair market value of Stream, a variety of valuation methodologies, including, but not limited to, comparable companies analysis, precedent M&A transaction analysis and discounted cash flow analyses;

•	Bear Stearns should utilize an enterprise value calculation for Stream when determining its fair market value; and

•

the net assets of GBPO less the underwriters’ deferred discount were equal to $238.8 million, and 80% of net assets, as determined in accordance with GBPO’s certificate of incorporation, were equal to $191,040,000.

Based on these instructions from GBPO and the range of values indicated above, in connection with the original merger agreement in January 2008, Bear Stearns noted that the fair market value of Stream is at least equal to 80% of the net assets of GBPO held in trust.

Bear Stearns based its conclusion on the various ranges of enterprise value calculated for Stream that take into consideration the five-year projections on a stand-alone basis and the estimates for the operational improvements including GBPO’s planned revenue enhancements and the planned cost savings. Bear Stearns believed it was appropriate to take into account such planned revenue enhancements and planned cost savings because GBPO management informed Bear Stearns that such amounts would be an integral part of the operational plan for GBPO after the merger. In performing its analyses, Bear Stearns relied upon GBPO’s five-year projections and operational improvement estimates. While Bear Stearns recognized the inherent uncertainties associated with such types of information, it did not make any adjustments to such information as a result thereof.

In connection with entering into an amended and restated merger agreement on June 2, 2008, GBPO’s board of directors did not seek a new opinion from Bear Stearns as to the satisfaction of the 80% test. Instead, on May 29, 2008, it reviewed an analysis prepared by GBPO management. Based on this analysis, GBPO’s board of directors concluded that the analyses utilized by Bear Stearns in its previous opinion had not materially changed since January 2008. GBPO’s board of directors concluded that, based on this analysis, the acquisition of Stream continues to meet the 80% of net assets test.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. In arriving at its opinion, Bear Stearns:

•

based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion;

•	other than as set forth above, considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor; and

•

arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the purchase price to be paid by GBPO pursuant to the transaction.

Bear Stearns also noted that:

•

The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•

None of the public companies used in the comparable company analysis described above are identical to Stream, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the transaction.

•

Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions is not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which Stream and the transaction were compared.

•	The analyses performed by Bear Stearns do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the transaction were determined through negotiations between GBPO and Stream and were approved by the GBPO board of directors. The decision to enter into the merger agreement was solely that of GBPO’s board of directors. The Bear Stearns opinion was just one of the many factors taken into consideration by GBPO’s board of directors. Consequently, Bear Stearns’ analyses should not be viewed as determinative of the decision of GBPO’s board of directors with respect to the fairness, from a financial point of view, of the purchase price to be paid by GBPO pursuant to the transaction.

Pursuant to the terms of Bear Stearns’ engagement letter, GBPO has agreed to pay Bear Stearns a customary transaction fee, a substantial portion of which is payable upon consummation of the transaction contemplated by the merger agreement. A portion of Bear Stearns’ compensation was paid upon delivery of its opinion and will be credited against the fee payable upon consummation of the transaction. In addition, GBPO has agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Bear Stearns may seek to provide GBPO and H.I.G. and their respective affiliates with certain investment banking and other services unrelated to the transaction in the future.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted certain policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to GBPO, the transaction and other participants in the transaction that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade (for their own account and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by GBPO, Stream and/or H.I.G. and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives.

Appraisal Rights

GBPO stockholders do not have appraisal rights in connection with the merger under the DGCL.

U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material United States federal income tax consequences of the merger and exercise of conversion rights to the stockholders of GBPO. This discussion assumes that stockholders hold our shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of the stockholder’s individual investment or tax circumstances. In addition, this discussion does not address (a) state, local or non-U.S. tax consequences, (b) the special tax rules that may apply to certain stockholders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or United States expatriates or former long-term residents of the United States, or (c) the special tax rules that may apply to a stockholder that acquires, holds, or disposes of our securities as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, the discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold our units, common stock or warrants through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed United States Treasury Regulations, judicial opinions, and published positions of the Internal Revenue Service, or IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person. As used in this prospectus, the term “U.S. holder” means a beneficial owner of our shares that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of our shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the merger and the exercise of conversion rights.

This discussion is only a summary of the material United States federal income tax consequences of the merger and exercise of conversion rights. Stockholders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the merger and exercise of conversion rights, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Tax Consequences of the Merger

GBPO stockholders who do not exercise their conversion rights will continue to hold their GBPO shares and, as a result, will not recognize any gain or loss for U.S. federal income tax purposes as result of the merger.

Conversion of Common Stock

In the event that a holder converts common stock into a right to receive cash pursuant to the exercise of a conversion right, the transaction will be treated for U.S. federal income tax purposes as a redemption of the common stock. The redemption will be treated either as a sale of common stock or as a distribution with respect to common stock, as more fully described below under “—Criteria for determining sale or distribution treatment.”

Sale. If the conversion qualifies as a sale of common stock by a holder under Section 302 of the Code, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the common stock. A holder’s adjusted tax basis in the common stock generally will equal the holder’s acquisition cost, and if the holder purchased GBPO’s units, the cost of such units would be allocated between the common stock and the warrants that comprised such units based on their relative fair market values at the time of purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. There is substantial uncertainty, however, whether the conversion rights with respect to the common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon the sale of our common stock generally will not be subject to United States federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock, and, in the case where the shares of our common stock are regularly traded on an established securities market, the non-U.S. holder owns, or is treated as owning, more than five percent of our common stock.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable United States federal income tax rates. Any gains of a foreign corporation non-U.S. holder described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30 percent tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. We currently are not a “United States real property holding corporation.”

Distribution. If the conversion does not qualify as a sale of common stock under Section 302, a holder will be treated as receiving a corporate distribution. A distribution generally will constitute a dividend for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale of the common stock and will be treated as described above under “—Sale.”

A dividend to a U.S. holder that is a taxable corporation generally will qualify for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends received by a non-corporate U.S. holder generally will be subject to tax at the maximum tax rate accorded to capital gains. There is substantial uncertainty, however, whether the conversion rights with respect to the common stock may suspend the running of the applicable holding period for purposes of the dividends-received deduction or the capital gains tax rate, as the case may be.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty withholding rate and avoid backup withholding, as discussed below, for dividends will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for the benefits of the applicable income tax treaty or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. These forms must be periodically updated. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a United States taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if provided in an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to United States federal income tax on a net income basis at generally applicable United States federal income tax rates and are not subject to the United States withholding tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for United States federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Criteria for determining sale or distribution treatment. Whether the conversion qualifies for sale or distribution treatment will depend largely on the total number of shares of our common stock treated as held by the holder (including any common stock constructively owned by the holder as a result of, among other things, owning warrants). The conversion of common stock generally will be treated as a sale of the common stock (rather than as a corporate distribution) if the receipt of cash upon the conversion (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a holder takes into account not only stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding stock actually and constructively owned by the holder immediately following the conversion of common stock must, among other requirements, be less than 80 percent of the percentage of our outstanding stock actually and constructively owned by the holder immediately before the conversion. There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are converted or (2) all of the shares of our stock actually owned by the holder are converted and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The conversion of the common stock will be “not essentially equivalent to a dividend” if a holder’s conversion results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the conversion will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances.

However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A holder should consult with its own tax advisors in order to determine the appropriate tax treatment to it of exercising a conversion right.

If none of the foregoing tests is satisfied, then the conversion will be treated as a corporate distribution and the tax effects will be as described above under “—Distribution.” After the application of those rules, any remaining tax basis of the holder in the converted common stock will be added to the holder’s adjusted tax basis in his remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly to the adjusted basis of stock held by related persons whose stock is constructively owned by the holder.

Information Reporting and Backup Withholding

Under United States Treasury Regulations, we must report annually to the IRS and to each holder the amount of dividends paid to such holder on our common stock and the tax withheld with respect to those dividends, regardless of whether withholding was required. In the case of a non-U.S. holder, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a holder that fails to provide the appropriate certification in accordance with applicable United States Treasury Regulations generally will be reduced by backup withholding at the applicable rate (currently 28%).

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

Anticipated Accounting Treatment

The merger will be accounted for under the purchase method of accounting as an acquisition in accordance with U.S. generally accepted accounting principles. This determination was primarily based on GBPO issuing cash for the equity of Stream, assumption, replacement or repayment of certain amounts of indebtedness, the GBPO board of directors maintaining a majority of the board of directors after the merger and GBPO’s chairman, chief executive officer, president and interim chief financial officer becoming the chairman and chief executive officer of the combined company. The net assets of Stream will be stated at fair value and any excess purchase price will be allocated first to identifiable intangible assets and will be amortized over their respective useful lives. The remainder will be treated as goodwill on GBPO’s balance sheet. A periodic assessment of the value of the goodwill will be conducted by GBPO and any permanent impairment in value will be taken as a charge to future earnings. GBPO has not yet completed the allocation of the purchase price for accounting purposes. Accordingly, any excess of fair market value of net assets has been allocated to goodwill until such determination has been made.

Regulatory Matters

The completion of the merger and the other transactions contemplated by the merger agreement is subject to review under the HSR Act and potentially other regulatory requirements. GBPO and Stream filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on February 6, 2008. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on February 25, 2008. In addition, the completion of the private placement is subject to review under the HSR Act. GBPO and Ares filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on June 18, 2008. The Federal Trade Commission granted early termination of the waiting period under the HSR Act on July 1, 2008.

Consequences If The Merger Proposal Is Not Approved

If the merger proposal is not approved by the stockholders, GBPO will not acquire Stream and GBPO will continue to seek other potential business combinations. GBPO’s board of directors may abandon each of the stock issuance proposal, the authorized share proposal, the post-closing charter amendment proposal, the incentive plan proposal, notwithstanding stockholder approval of such proposals, without further action by GBPO’s stockholders, if the merger proposal is not approved. In such an event, there is no assurance that GBPO will have the time, resources or capital available to find a suitable business combination partner before (1) the proceeds in the trust account are liquidated to holders of shares purchased in its IPO and (2) GBPO is dissolved pursuant to the trust agreement and in accordance with GBPO’s certificate of incorporation.

Required Vote

The approval of the merger proposal will require the vote of a majority of the outstanding shares of common stock issued in the IPO. If the holders of an aggregate of 30% or more of the shares issued in the IPO vote against the merger proposal and demand to convert their shares into a pro rata portion of our trust account no later than the close of the vote on the merger proposal at the annual meeting, the remaining proposals, other than the election of directors proposal and the adjournment proposal, will not be presented at the annual meeting for adoption.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached to this proxy statement as Annex A. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the acquisition.

General; Structure of Merger

On January 27, 2008, GBPO, Merger Sub and Stream entered into the merger agreement. Pursuant to the merger agreement, the Merger Sub will be merged into Stream, with Stream being the surviving corporation and becoming a wholly owned subsidiary of GBPO. On June 2, 2008, GBPO and Stream entered into an amendment and restatement of the merger agreement.

H.I.G. Call Center II, Inc., which holds 99% of the issued and outstanding shares of common stock of Stream, has approved and adopted the merger and the merger agreement.

The merger is expected to be consummated in the third quarter of 2008, subject to obtaining the required approval by the stockholders of GBPO and the fulfillment of certain other conditions, as described in this proxy statement.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction of the last of the conditions described below under “Conditions to the Closing of the Merger,” unless GBPO and Stream agree in writing to another time for the closing. The merger of Merger Sub into Stream is expected to be consummated promptly after the annual meeting of GBPO’s stockholders described in this proxy statement.

Merger Consideration

Purchase Price

Under the terms of the amended and restated merger agreement, the purchase price was reduced from $225.8 million to $200.0 million, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008. The purchase price is comprised of the following:

•

the payment to Stream stockholders and optionholders of an amount in cash equal to $200.0 million, plus an amount equal to 75% of certain capital expenditures made by Stream from July 1, 2008 to the closing and less: (i) the amount of outstanding indebtedness (including capital leases) of Stream at the closing (approximately $105.4 million at June 30, 2008), (ii) transaction expenses of Stream and transaction-related bonuses payable to certain Stream executives (estimated to total $7.0 million), and (iii) transaction fees of approximately $4.0 million payable to H.I.G.; and

•

the assumption of the capital leases of Stream at the closing (estimated at $7.9 million at June 30, 2008) and the assumption, replacement or repayment of other outstanding indebtedness of Stream at the closing (estimated at $97.5 million at June 30, 2008).

The purchase price will be adjusted upward or downward if the working capital of Stream at the closing of the merger is more than $55.5 million or less than $52.5 million, respectively.

In addition, the purchase price will increase by: (i) $5.0 million in cash if (A) the closing date of the merger is after July 31, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the seven months ended

July 31, 2008 exceeds $15,045,000, and (C) Stream’s revenue for the seven months ended July 31, 2008 exceeds $268,949,000, (ii) an additional increase of $5.0 million in cash if the closing date of the merger is after August 15, 2008, (iii) an additional increase of $20.0 million in cash if (A) the closing date of the merger is after August 31, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the eight months ended August 31, 2008 exceeds $17,499,000, and (C) Stream’s revenue for the eight months ended August 31, 2008 exceeds $309,041,000, and (iv) an additional increase of $10.0 million in cash if (A) the closing date for the merger is after September 30, 2008, (B) Stream’s EBITDA (as defined in the merger agreement) for the nine months ended September 30, 2008 exceeds $20,619,000, and (C) Stream’s revenue for the nine months ended September 30, 2008 exceeds $351,116,000.

Working Capital Adjustment

As more fully described below, if Stream’s Closing Date Working Capital (as defined below) is less than $52.5 million, the purchase price shall be reduced by the amount by which such Closing Date Working Capital is less than $54.0 million. In addition, if Stream’s Closing Date Working Capital is greater than $55.5 million, the purchase price shall be increased by the amount by which such Closing Date Working Capital is more than $54.0 million.

“Closing Date Working Capital” means the following from Stream’s closing date balance sheet: (a) the sum of (i) cash and cash equivalents (but only to the extent not swept out of Stream’s bank accounts on the closing date and not included in calculating the purchase price), (ii) accounts receivable, net of reserves, (iii) prepaid expenses, and (iv) other current assets, less (b) the sum of Stream’s (i) accounts payable, (ii) liabilities for taxes, net of the transaction tax benefits, and (iii) other accrued expenses (excluding deferred income taxes and the Retained Litigation, as discussed below); provided that Closing Date Working Capital shall not include any Stream transaction fees deducted from the purchase price at closing and shall not include Stream’s closing indebtedness.

The purchase price adjustment relating to Stream’s Closing Date Working Capital shall be calculated on two different occasions—an adjustment at the time of the closing shall be made based on an estimate balance sheet to be provided by Stream at least three business days prior to the closing date and a post-closing adjustment shall be made within 60 days following the closing date based upon an actual balance sheet as of the closing date.

Escrow Arrangements

At the time of the closing, $10.0 million (if the closing date of the merger occurs on or before August 31, 2008) and $12.0 million (if the closing date of the merger occurs after August 31, 2008 and the purchase price has been increased by $20.0 million) of the consideration (the “Escrow Cash”) will be placed into escrow with The Bank of New York Trust Company, N.A., as escrow agent, to secure the indemnity obligations of the Stream stockholders and the holders of vested options under the merger agreement, to fund any payment to be made to GBPO in connection with the post-closing working capital adjustment and to fund any Stream transaction fees not paid at the closing.

The Escrow Cash, along with interest earned thereon (the “Escrow Fund”), shall be held during the period commencing on the closing date and ending on the later of (i) the date that GBPO’s independent auditor issues its opinion on GBPO’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve months following the closing date, but in any event not later than eighteen months from the date of the merger agreement (the “Survival Period”). Following the termination of the escrow agreement pursuant to its terms, any undisbursed portion of the Escrow Fund shall be paid to Stream’s stockholders and holders of vested options pro rata.

Indemnification of GBPO

The merger agreement provides that GBPO will be indemnified and entitled to recover from the Escrow Fund, as described above, for damages sustained by GBPO and its subsidiaries as a result of breaches of representations and warranties and covenants by Stream. Except in the case of fraud, the Escrow Fund will be the sole remedy for GBPO for indemnification claims under the merger agreement. Claims for indemnification may be asserted against the Escrow Fund by GBPO once its damages exceed a $500,000 threshold. Other than the representations and warranties relating to environmental matters and taxes, which shall survive for their respective statutory period, and those relating to organization, authorization and capitalization, which shall survive indefinitely, all of the representations and warranties of the parties contained in the merger agreement shall survive the closing of the merger and continue in full force and effect until the end of the Survival Period. GBPO may also make claims against the Escrow Fund with respect to any earn-out payments Stream is required to make with respect to its acquisition of its subsidiary in India, certain severance payments to Stream employees and any costs or liabilities incurred in connection with certain claims that might be asserted by Stream with respect to working capital and other adjustments arising in connection with H.I.G.’s acquisition of Stream in 2004 (the “Retained Litigation”).

Indemnification of Stream

The merger agreement also provides that GBPO will indemnify the stockholders and holders of vested options of Stream against all damages sustained by them as a result of breaches by GBPO of its representations and warranties and covenants contained in the merger agreement. No escrow will be provided to secure such indemnification obligations, which will be capped at the amount of the Escrow Fund and subject to the same threshold provisions and the same claim period requirements as pertain to GBPO’s right to be indemnified by Stream.

Representations and Warranties

The merger agreement contains representations and warranties, for each of Stream and GBPO, relating to:

•	proper organization and similar corporate matters;

•	the authorization, performance and enforceability of the merger agreement, the preferred stock purchase agreement and the securities purchase agreement;

•	capital structure of each constituent company;

•	entry into the securities purchase agreement and preferred stock purchase agreement;

•	no breach of material contract, law or order;

•	financial information and absence of undisclosed liabilities;

•	absence of certain developments;

•	title to assets;

•	contracts and commitments;

•	affiliate transactions;

•	proxy statement;

•	litigation;

•	compliance with laws;

•	environmental matters;

•	tax matters;

•	proprietary rights; and

•	brokers.

In addition, the merger agreement contains certain additional representations and warranties of Stream relating to:

•	condition of properties and assets;

•	taxes;

•	holding of real estate leases;

•	licenses and permits;

•	employee matters, including employee benefit plans;

•	insurance;

•	accounts receivable;

•	absence of inventory; and

•	full disclosure.

In addition, the merger agreement contains certain additional representations and warranties of GBPO relating to:

•	SEC filings;

•	funds in the trust account; and

•	not being an investment company, within the meaning of the Investment Company Act.

The representations and warranties described in this proxy statement and included in the merger agreement were made by each of GBPO and the Merger Sub, on the one hand, and Stream, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that is different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The merger agreement is described in this proxy statement and included as Annex A solely to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement for information regarding the parties and their respective businesses. See the section entitled “Where You Can Find More Information.”

Covenants

GBPO and Stream have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. Stream has also agreed to continue to operate its business in the ordinary course prior to the closing. GBPO and Stream have also agreed not to take certain specified actions before the merger without the prior written consent of the other party:

•	amend or otherwise change its organizational documents;

•

except for the issuance of common stock upon the exercise of outstanding options, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, except as contemplated by the preferred stock purchase agreement;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except, in the case of Stream, payments that do not result in closing date working capital less than $54.0 million and, in the case of GBPO, payments to stockholders who exercise their conversion rights;

•

acquire any interest in any corporation, partnership or other business organization or division or line of business; provided that GBPO shall not unreasonably withhold its consent to Stream’s acquisition of any single site call center if such call center or acquisition (singly in combination with other acquisitions) would not require additional financial statements pursuant to SEC Regulation S-X;

•	transfer, sell, lease, mortgage, or otherwise dispose of or subject to any lien (except permitted liens) any of its assets other than in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its common stock or options or other equity securities, except that GBPO may commence a tender offer in accordance with Rule 13e-4 of the Exchange Act to purchase from its stockholders up to 20,625,001 shares of GBPO common stock;

•

assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than, in Stream’s case, any subsidiary of Stream), or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•

take, offer or propose to take, or agree to take in writing or otherwise, any action which would result in any of the conditions to the closing contained in the merger agreement not being satisfied or would materially delay the closing; or

•

authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of its representations or warranties contained in the merger agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants thereunder or result in any of the conditions to the closing set forth in the merger agreement not being satisfied.

In addition, Stream may not take any of the following actions without the prior written consent of GBPO:

•	materially amend the terms of any material company benefit plan to make the terms of such plan more favorable to its participants or to increase any material benefit under such plan;

•

except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles or as required by the SEC, make any adverse change to the accounting practices or principles or reserving practices or principles used by it;

•

fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Stream or its properties, assets and businesses or comparable replacement policies;

•	make any material new election or change any material election with respect to taxes or settle or compromise any material federal, state, local or foreign tax liability;

•

except to the extent required under the merger agreement or pursuant to applicable law, increase the salary, compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees in the ordinary course of business in accordance with past practice or their employment agreements in effect as of January 27, 2008, or grant any severance or termination pay not currently required to be paid under severance plans in effect as of January 27, 2008 or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Stream), or hire any new employee at a rate of compensation that would exceed $250,000 in any year;

•	grant any license with respect to proprietary rights other than non-exclusive licenses granted in the ordinary course of business;

•

take any action or omit to take any action that would reasonably be expected to cause any proprietary rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

•

enter into any transaction with, or enter into any agreement, arrangement, or understanding with, any of its affiliates that would result in a liability or obligation to the combined company after the closing of the merger;

•	close any facility or office;

•

create, incur or assume, any indebtedness (other than under credit facilities as in effect on January 27, 2008 and under capital leases in the ordinary course of business) that would not be terminable at or prior to the closing of the merger;

•

reduce the amount of indebtedness available under that certain Third Amended and Restated Credit, Term Loan and Security Agreement, dated as of May 2006, as amended through the date of the signing of the merger agreement (excluding the effect of the termination of the guaranty of such indebtedness by H.I.G.);

•	commence any lawsuit, claim or proceeding (other than certain litigation specified in the merger agreement) with an amount in controversy in excess of $1.0 million;

•	increase compensation to any employee earning an annual salary in excess of $175,000 (other than increases in the ordinary course of business that are less than 5% of such employee’s annual salary);

•

commit or make capital expenditures that would be due and payable after the closing of the merger that are more than $500,000 per fiscal quarter in excess of Stream’s budgeted amounts for such quarter; or

•	make any cash payments to certain of Stream’s employees upon the achievement of certain performance criteria, in the aggregate, in excess of a specified amount.

Conditions to Closing of the Merger

General Conditions

Consummation of the merger and the related transactions is conditioned on the GBPO stockholders approving the merger agreement and the transactions contemplated thereby. The GBPO stockholders will also be asked to (i) approve the stock issuance proposal, (ii) approve the change of GBPO’s name, (iii) approve the amendment to GBPO’s certificate of incorporation to make its corporate existence perpetual and to remove or modify provisions that will no longer be applicable to GBPO after the consummation of the merger, and (iv) adopt the incentive compensation plan, but the consummation of the merger is not conditioned on the approval of any of such actions.

In addition, consummation of the transactions contemplated by the merger agreement is conditioned upon customary closing conditions in a transaction of this nature, including:

•	approval of the merger proposal by the requisite vote of the holders of the shares issued by GBPO in its IPO;

•

holders of fewer than thirty percent (30%) of the shares issued by GBPO in its IPO outstanding as of the record date properly exercising their rights to convert their shares into a pro rata share of the trust account in accordance with GBPO’s certificate of incorporation;

•	the execution by and delivery to each party of each of the various transaction documents;

•	the expiration of all applicable waiting periods under the HSR Act without qualification from the Federal Trade Commission or the Department of Justice; and

•

no order, writ, injunction or decree being issued by any governmental authority preventing, restraining or prohibiting, in whole or in part, the consummation of the merger and the other transactions contemplated by the merger agreement.

GBPO’s Conditions to Closing

The obligations of GBPO to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•

the representations and warranties made by Stream in the merger agreement, as supplemented, under certain circumstances, by amendments to the Stream disclosure schedules, that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the closing date of the merger and that are not qualified by materiality or material adverse effect shall be true and correct in all material respects;

•	there shall not have been a material adverse effect affecting Stream that has not been waived by GBPO;

•

the receipt by Stream of necessary consents and approvals from (i) four of Stream’s clients pursuant to the terms of Stream’s service contracts with each of those entities and (ii) the lenders under Stream’s credit facilities, to the extent any amounts outstanding thereunder are not repaid on the closing date; and

•	the Escrow Agreement shall have been executed and delivered by H.I.G. and Stream.

Stream’s Conditions to Closing

The obligations of Stream to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	the representations and warranties made by GBPO in the merger agreement, as supplemented, under certain circumstances, by amendments to the GBPO disclosure schedules, that are qualified by materiality or material adverse effect shall be true and correct in all respects as of the closing date of the merger and that are not qualified by materiality or material adverse effect shall be true and correct in all material respects;

•	there shall not have been a material adverse effect affecting GBPO that has not been waived by Stream;

•	the receipt by GBPO of necessary consents and approvals by third parties; and

•	the Escrow Agreement shall have been executed and delivered by GBPO.

If permitted under applicable law, either Stream or GBPO may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. Pursuant to GBPO’s second amended and restated certificate of incorporation, the condition requiring that the holders of fewer than 30% of the shares of GBPO common stock issued in the IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of GBPO, Merger Sub and Stream;

•

by either GBPO or Stream, if a court, administrative agency or other governmental or regulatory authority shall have issued an award, decision, decree, injunction, judgment order or ruling in any case having the effect of preventing the consummation of the merger, which award, decision, decree, injunction, judgment, order or ruling is final and nonappealable;

•

by Stream, (i) if on the closing date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of GBPO or the Merger Sub contained in the merger agreement, which breach or untrue representation or warranty (1) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition to the merger and (2) which is incapable of being cured prior to the closing date or is not cured within 30 days of Stream delivering written notice of the breach causing such material adverse effect; (ii) if this proxy statement shall not have been approved by the SEC by August 9, 2008, provided that if GBPO is otherwise ready, willing and able to file an amendment to this proxy statement but is delayed in doing so after June 13, 2008 because Stream has failed to provide material information about itself that is required by the SEC to be included in this proxy statement but in the case of this clause (ii), limited only to Stream’s financial statements for the period ended March 31, 2008, then such date in this clause (ii) shall be extended by three business days plus one business day for each business day after June 13, 2008 that Stream has not provided such information; (iii) GBPO has not held its stockholders meeting to approve the merger or the closing of the merger has not occurred within 35 days following the approval of this proxy statement by the SEC; (iv) any of the securities purchase agreement, the preferred stock purchase agreement or the warrant purchase agreement ceases to be in full force and effect, or any party thereto shall give written notice of any intention not to fully perform its obligations thereunder, written notice of a default by the other party thereto or shall be in default in any material respect, or any condition precedent to the obligations of a party thereto shall not be satisfied as of the closing date of the merger; (v) GBPO’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the merger; (vi) the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted, at a meeting of stockholders, by the affirmative vote of the holders of a majority of the shares issued by GBPO in its IPO under the GBPO certificate of incorporation or the holders of 30% or more of the shares issued by GBPO in its IPO entitled to vote on the merger elect to convert their shares into cash from the trust account; or (vii) this proxy statement fails to include disclosure regarding the tender offer or GBPO abandons its plan to consummate the tender offer;

•

by Stream, if the merger shall not have been consummated on or before October 1, 2008; provided that, if GBPO is otherwise ready, willing and able to file an amendment to this proxy statement after June 13, 2008 but is delayed in doing so solely by Stream’s failure (whether or not within Stream’s control) to provide material information about itself that is required by the SEC to be included in any amendment to this proxy statement, the date set forth in this paragraph shall be extended by three business days plus one business day for each business day after June 13, 2008 that Stream has not provided such information; provided, further, that the right to terminate the merger agreement pursuant to this paragraph shall not be available if Stream’s action or failure to act has been the principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•

by GBPO, (i) if on the closing date there shall have been a material breach of any covenant or agreement on the part of Stream contained in the merger agreement, which breach (1) would, individually or in the aggregate with all other such breaches, give rise to the failure of a condition to the merger and (2) which is incapable of being cured prior to the closing date or is not cured within 30 days of Stream delivering written notice of the breach causing such material adverse effect; or (ii) the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares issued by GBPO in its IPO under GBPO’s second amended and restated certificate of incorporation or the holders of 30% of more of the shares issued by GBPO in its IPO entitled to vote on the merger elect to convert their shares into cash from the trust account;

•

by GBPO, if the merger shall not have been consummated on or before December 31, 2008 and GBPO has paid a fee to Stream of $1.0 million plus expenses; provided, that the right to terminate the merger agreement pursuant to this paragraph shall not be available if GBPO’s action or failure to act has been the principal cause of or resulted in the failure of the merger to be consummated on or before such date; and

•	by either GBPO or Stream, within 20 business days after disclosure to such party of a material adverse effect in respect of the other party.

Effect of Termination

In the event of proper termination by either GBPO or Stream, the obligations of the parties under the merger agreement will terminate, without any liability or obligation on the part of either GBPO or Stream, except that:

•	the confidentiality obligations set forth in the merger agreement will survive;

•

the waiver by Stream and the Stream stockholders of all rights against GBPO to collect from the trust account any moneys that may be owed to them by GBPO for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that neither Stream nor the Stream stockholders will seek recourse against the trust account for any reason whatsoever, will survive; and

•	the rights of the parties to bring actions against each other for willful breach of the merger agreement will survive.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, provided, however, as follows:

•

if the merger is consummated, GBPO will pay (i) the Stream SEC Fees and (ii) all amounts incurred by Stream, with GBPO’s consent, to bring Stream into compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and the Stream transaction expenses shall be reduced accordingly;

•

GBPO shall pay Stream an aggregate fee of $3.5 million plus Stream SEC Fees, consisting of (i) $1.0 million plus Stream SEC Fees within five days of the termination of the merger agreement under the circumstances described, and (ii) $2.5 million upon the occurrence of a parent alternative transaction (defined as the consummation of a business combination other than a business combination with Stream that would permit or cause the assets in GBPO’s trust account to be distributable to GBPO), if any, if:

•

Stream terminates the merger agreement due to any of the following reasons and Stream is not in material breach of the merger agreement and has not suffered a material adverse effect (or such material adverse effect has been waived by GBPO): (A) GBPO has not held its stockholders meeting to approve the merger or the closing of the merger has not occurred within 35 days following the approval of this proxy statement by the SEC; (B) any of the securities purchase agreement, the preferred stock purchase agreement or the warrant purchase agreement ceases to be in full force and effect, or any party thereto shall give written notice of any intention not to fully perform its obligations thereunder, written notice of a default by the other party thereto or shall be in default in any material respect, or any condition precedent to the obligations of a party thereto shall not be satisfied as of the closing date of the merger; (C) GBPO’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the merger; (D) the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of the shares issued in GBPO’s IPO under the GBPO second amended and restated certificate of incorporation or the holders of 30% or more of the shares issued by GBPO in its IPO entitled to vote on the merger elect to convert their shares into cash from the trust account; (E) the merger shall not have been consummated on or before October 1, 2008 (subject to extension under specific circumstances), or (F) this proxy statement fails to include disclosure regarding the tender or GBPO abandons its plan to consummate the tender offer, provided that, if GBPO is otherwise ready, willing and able to file an amendment to this proxy statement but is delayed in doing so solely by Stream’s failure (whether or not within Stream’s control) to provide material information about itself that is required by the SEC to be included in this proxy statement, the date set forth in this paragraph shall be extended by three business days plus one business day for each business day that Stream has not provided such information; or

•

GBPO terminates the merger agreement due to any of the following reasons: (A) the merger shall not have been consummated on or before December 31, 2008; or (B) the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of shares issued by GBPO in its IPO under the GBPO second amended and restated certificate of incorporation or the holders of 30% or more of the shares issued by GBPO in its IPO entitled to vote on the merger elect to convert their shares into cash from the trust account.

Exclusivity

Prior to July 31, 2008, Stream shall not, and it shall use its commercially reasonable efforts to cause each of its officers, directors, affiliates, employees, representatives and agents not to, directly or indirectly, (i) initiate or solicit any inquiry, proposal, offer or discussion with any person (as defined in the merger agreement) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving Stream or any of its divisions (an “Alternative Transaction”), (ii) furnish any non-public information concerning the business, properties or assets of Stream or any of its divisions to any person, or (iii) engage in discussions or negotiations with any party concerning any such transaction. Stream shall not, directly or indirectly, prior to the termination of the merger agreement, (A) enter into any binding agreement relating to any Alternative Transaction, or (B) furnish any non-public information concerning the business, properties or assets of Stream or any of its divisions unless such person enters into a confidentiality agreement with Stream.

Trust Account Waiver

Stream has agreed that it does not now have, and shall not at any time prior to the closing of the merger have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the trust account and to irrevocably waive any claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the trust account for any reason whatsoever in respect thereof. In the event that Stream or its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GBPO, which proceeding seeks, in whole or in part, relief against the trust account or GBPO’s public stockholders for money damages, GBPO shall be entitled to recover from Stream the associated legal fees and costs in connection with any such action, in the event GBPO prevails in such action or proceeding.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties, subject to the requirements of Delaware law.

Extension; Waiver

At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•

waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement, except that the condition set forth in GBPO’s second amended and restated certificate of incorporation requiring that the holders of fewer than 30% of the shares issued by GBPO in its IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived.

In the event of any waiver of a material closing condition, GBPO intends to resolicit proxies from its stockholders to the extent required by law to do so.

THE STOCK ISSUANCE PROPOSAL

Background

On June 2, 2008, GBPO entered into a preferred stock purchase agreement with Ares for the issuance and sale in a private placement of 150,000 shares of GBPO’s Series A Preferred Stock, in the aggregate principal amount of $150.0 million. The Series A Preferred Stock is convertible into shares of GBPO common stock at an initial conversion price of $8.00 per share, subject to adjustment as described below.

We are seeking stockholder approval of the issuance of the shares of Series A Preferred Stock in the private placement and related matters for the reasons described below. See “—Reasons for Seeking Stockholder Approval.”

Contemporaneously with the closing of the preferred stock purchase agreement, GBPO and Ares will enter into a registration rights agreement, a stockholder’s agreement and a management rights letter. At the same time, GBPO’s founding stockholders, or their affiliates, and Ares entered into a warrant purchase agreement relating to the sale of 7,500,000 founder warrants to Ares for an aggregate purchase price of $7,500.

Use of Proceeds

The net proceeds from the private placement are estimated to be approximately $147.0 million after deducting GBPO’s estimated expenses and payment of certain fees and expenses of Ares as described below under “Summary of the Preferred Stock Purchase Agreement – Fees and Expenses.” GBPO intends to use the net proceeds of the private placement to fund all or a portion of the amount needed to complete the tender offer discussed below under “Tender Offer” and any remaining proceeds will be used for general corporate purposes, including potential future acquisitions.

Summary of the Preferred Stock Purchase Agreement

Under the terms of the preferred stock purchase agreement, and subject to the conditions specified therein, Ares is obligated to purchase from GBPO, and GBPO is obligated to sell to Ares 150,000 shares of Series A Preferred Stock of GBPO.

Representations and Warranties. The preferred stock purchase agreement contains certain representations and warranties of GBPO and Ares. GBPO has made representations and warranties regarding, among other things, the following:

•	subsidiaries (not including Stream);

•	due organization and similar corporate matters;

•	authorization, performance and enforceability of the preferred stock purchase agreement and the shares of Series A Preferred Stock being issued pursuant thereto;

•	absence of conflicts between the transaction documents, on the one hand, and the organizational documents or contractual obligations of GBPO or any laws or rules applicable to GBPO, on the other hand;

•	filings, consents and approvals needed to complete the private placement;

•	due authorization of the securities;

•	capitalization;

•	accuracy of GBPO’s SEC reporting and financial statements;

•	tax returns and payments;

•	absence of certain developments;

•	legal proceedings;

•	labor matters;

•	employee benefit plans;

•	compliance with material contracts;

•	regulatory permits;

•	intellectual property;

•	sufficiency of insurance coverage;

•	affiliate transactions;

•	brokers’ fees;

•	compliance with securities laws;

•	American Stock Exchange listing and maintenance requirements;

•	registration rights;

•	compliance with anti-takeover provisions of GBPO’s organizational documents or applicable state law;

•	lack of investment company status;

•	environmental matters;

•	the truth and accuracy of each of the representations and warranties in the merger agreement; and

•	various matters relating to the trust account.

Ares has made representations and warranties regarding, among other things: status as an accredited investor; investment intent; its understanding that GBPO has relied on its representations in determining the validity of the private placement; the validity and enforcement of its obligations under the transaction documents; and the lack of status as a registered broker-dealer.

The representations and warranties described in this proxy statement and included in the preferred stock purchase agreement were made by GBPO, on the one hand, and Ares, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the preferred stock purchase agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that is different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. The preferred stock purchase agreement is described in this proxy statement solely to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the parties or their respective businesses. Accordingly, you should not rely on the representations and warranties in the preferred stock purchase agreement as characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement for information regarding the parties and their respective businesses. See the section entitled “Where You Can Find More Information.”

Covenants. From the signing of the preferred stock purchase agreement until the closing or the termination of such agreement, GBPO has agreed that it will not take any of the following actions, without the prior consent of Ares:

•	issue or sell any stock or other securities of GBPO, with certain specified exceptions;

•	split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution;

•

create, incur or assume any indebtedness, other than borrowings of up to $50.0 million or in connection with the acquisition of Stream on terms no less favorable than as set forth in the PNC commitment letter ;

•	acquire, sell, lease, license or dispose of any assets or property, other than the acquisition of Stream pursuant to the merger agreement;

•	amend or otherwise change its organizational documents;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except, in the case of GBPO, payments to stockholders who exercise their conversion rights;

•	acquire any interest in any corporation, partnership or other business organization or division or line of business;

•	modify its current investment policy;

•

transfer, sell, lease, mortgage, or otherwise dispose of or subject to any lien (except permitted liens as defined in the merger agreement) any of its assets other than in the ordinary course of business consistent with past practice or pursuant to the PNC commitment letter;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its common stock or options or other equity securities, except for the payment for and cancellation of shares upon the exercise of dissenter’s conversion rights;

•

assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

•	enter into any transaction with an affiliate of GBPO;

•	enter into, amend, terminate or grant any waiver or consent under any material contract of GBPO; or

•

take, offer or propose to take, or agree to take in writing or otherwise, any action which would result in any of the conditions to the closing contained in the preferred stock purchase agreement not being satisfied or would materially delay the closing of the private placement.

In addition, GBPO agreed to hold a meeting of its stockholders to vote on the issuance of the Series A Preferred Stock in the private placement, to recommend that stockholders vote in favor of the transactions and to reserve for issuance and list with the American Stock Exchange all shares of GBPO common stock issued or issuable under the transaction documents, including shares issuable upon the conversion of the Series A Preferred Stock and exercise of the founder warrants.

GBPO has further agreed to use its commercially reasonable efforts to take all actions necessary to consummate as promptly as practicable the transactions contemplated by the preferred stock purchase agreement and related documents and to obtain in a timely manner all necessary consents and effect all necessary registrations and filings with governmental authorities including filings under the HSR Act. Ares and GBPO have agreed to cooperate with each other in connection with the making of all such filings and to use their respective commercially reasonable efforts to furnish to each other all information required for any application or filing to be made in order to effectuate the transactions contemplated by the preferred stock purchase agreement.

Closing Conditions. The transactions contemplated by the preferred stock purchase agreement are subject to various closing conditions, including, without limitation, the following:

•	the closing of the acquisition of Stream pursuant to the terms of the merger agreement;

•	accuracy of all representations and warranties of GBPO and Ares;

•	material compliance with all covenants and agreements;

•	there being no proceeding which would prohibit consummation of the private placement;

•	the Certificate of Designations for the Series A Preferred Stock having been duly adopted, executed and filed with the Secretary of State of the State of Delaware;

•

there shall have occurred no event or series of events that would constitute a Material Adverse Effect (as defined in the preferred stock purchase agreement) or a material adverse effect on the results of operations, assets, liabilities, business or condition (financial or otherwise) of Stream;

•	there having been no suspension in the trading of GBPO’s common stock, units or warrants on the American Stock Exchange;

•	the expiration or termination of any waiting period under the HSR Act;

•	approval of GBPO’s stockholders of the merger agreement and this proposal;

•	the entry into a credit agreement with PNC as contemplated by the PNC commitment letter on terms satisfactory to Ares;

•

the common stock into which the Series A Preferred Stock is convertible and into which the founders warrants are exercisable having been approved for listing on the American Stock Exchange, upon issuance thereof;

•	satisfaction of the closing conditions in the warrant purchase agreement;

•	GBPO’s entry into an employment agreement with Scott Murray, GBPO’s chairman and chief executive officer, satisfactory to Ares; and

•	GBPO’s purchase of the unit purchase option issued to its underwriters in its IPO for the purchase of 1,562,500 GBPO units for an aggregate purchase price of $100.

Sale of Founder Warrants and Proposed Issuance of Replacement Warrants. On June 2, 2008, GBPO’s founding stockholders, or their affiliates, and Ares entered into an agreement pursuant to which the warrants to purchase 7,500,000 shares of GBPO common stock issued to certain of GBPO’s founding stockholders, or their affiliates, at the time of GBPO’s IPO for an aggregate purchase price of $7.5 million are being transferred by the founding stockholders to Ares for aggregate consideration of $7,500, referred to as the warrant purchase agreement. On June 25, 2008, Ares and the founding stockholders agreed to amend the terms of the warrant purchase agreement to provide that the sale of the founder warrants will take place immediately following the closing of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. The founding stockholders agreed to this amendment at the request of Ares, which desired protection if GBPO stockholders were to vote in favor of the merger but against the stock issuance proposal.

Founder Warrants Subscription Agreement. GBPO will use its best efforts to obtain all appropriate consents in order for Ares to exchange the founder warrants for new warrants, referred to herein as the Replacement Warrants, for an equal number of shares of GBPO common stock, with an exercise price of $6.00 per share, a term of ten years from the closing of the private placement, not subject to redemption and otherwise substantially the same as the founder warrants. As soon as practicable following the closing of the merger, but in any event not later than one year and one day after the date of the closing of the merger, GBPO will take all action necessary to issue to Ares the Replacement Warrants.

Termination. The preferred stock purchase agreement may be terminated at any time, but not later than the closing of the private placement, as follows:

•	by mutual written consent of GBPO and Ares;

•	by GBPO or Ares if the closing of the private placement has not been consummated by October 1, 2008;

•

by Ares, if GBPO is in material breach of its obligations under the preferred stock purchase agreement and such breach continues for more than ten trading days after GBPO has received written notice of such breach;

•

by either GBPO or Ares, if any permanent injunction or other order of a court or other competent governmental agency preventing the consummation of the private placement or the merger shall have become final and nonappealable; or

•	by Ares, if the merger agreement has been terminated, or if either GBPO or Stream have the right to terminate the merger agreement in accordance with the terms thereof.

Fees and Expenses. At the closing of the private placement, GBPO will pay Ares a fee equal to 1.0% of the aggregate purchase price of the Series A Preferred Stock or $1.5 million, and reimburse Ares for all reasonable fees and out-of- pocket expenses related to the negotiation of the preferred stock purchase agreement and the related transaction documents, up to a maximum of $1.0 million.

Trust Account Waiver. Ares has agreed that it does not now have, and shall not at any time prior to the closing of the private placement have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the trust account and to irrevocably waive any claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the trust account for any reason whatsoever in respect thereof. In the event that Ares commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to GBPO, which proceeding seeks, in whole or in part, relief against the trust account or GBPO’s public stockholders for money damages, GBPO shall be entitled to recover from Ares the associated legal fees and costs in connection with any such action, in the event GBPO prevails in such action or proceeding.

Indemnification. GBPO has agreed to indemnify Ares (and their affiliated parties) from and against any and all losses, as incurred, directly or indirectly arising out of, based upon or relating to any breach by GBPO of any of the representations, warranties or covenants made by it in the preferred stock purchase agreement or any related transaction document or any proceeding brought by or against any person other than GBPO in connection with or as a result of any of the transactions contemplated by the preferred stock purchase agreement; provided, however, that GBPO shall not be liable to Ares for (i) incidental, indirect, special, exemplary, consequential or punitive damages, or (ii) damages in excess of $150.0 million.

Description of Series A Preferred Stock

To create and issue shares of the Series A Preferred Stock, GBPO is required to file a Certificate of Designations specifying the rights, preferences and privileges of the Series A Preferred Stock with the Secretary of State of the State of Delaware. Certain provisions of the Certificate of Designations are summarized below. The following summary does not purport to be complete or to give effect to provisions of statutory or common law. The summary is qualified in its entirety by reference to the Certificate of Designations which is attached hereto as Annex E.

Dividends. Holders of the Series A Preferred Stock will be entitled to receive dividends at a rate of 3.0% per annum, payable semi-annually in arrears commencing on December 31, 2008 and thereafter on every June 30 and December 31 (each a “Dividend Payment Date”). At GBPO’s option, dividends on the Series A Preferred Stock may be paid in cash or by adding the amount of accrued dividends per share of Series A Preferred Stock to the Stated Value (as defined below) of the Series A Preferred Stock. No dividend or other distribution (other than (y) a dividend or distribution payable solely in GBPO common stock or (z) a cash dividend or distribution with respect to which holders of shares of Series A Preferred Stock receive a pro rata portion of such dividend or distribution on an as-converted basis) shall be paid on or set apart for payment on GBPO common stock or any other securities junior to the Series A Preferred Stock unless all accrued and unpaid dividends on the Series A Preferred Stock (but not amounts previously added to Stated Value) have been paid. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1,000 plus (ii) all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value) on such Series A Preferred Stock as of the date of calculation.

Immediately prior to the occurrence of any Acceleration Event (as defined below) prior to the seventh anniversary of the date of issuance of the Series A Preferred Stock, the Stated Value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the seventh anniversary of such date of issuance of the Series A Preferred Stock (the “Acceleration Period”). The automatic increase in Stated Value shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. An “Acceleration Event” is defined as occurrence of any one or more of the following events: (i) a Liquidation Event (as defined below); (ii) GBPO commences a case or other proceeding under any bankruptcy, reorganization, arrangement or adjustment; (iii) immediately prior to a conversion at GBPO’s option; or (iv) any other Fundamental Transaction (as defined below).

An amount equal to the sum of all accrued but unpaid dividends shall be payable, upon (x) a Liquidation Event (as defined below) in cash, (y) a Fundamental Transaction (as defined below) that the holders of Series A Preferred Stock elect to treat as a Liquidation Event in cash or in other securities or property or (z) conversion of the Series A Preferred Stock, either (A) in cash or (B) in additional shares of GBPO common stock. A “Liquidation Event” is defined as any liquidation, dissolution or winding up of GBPO, either voluntary or involuntary. A “Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after June 2, 2008 by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 35% of GBPO’s voting rights or voting equity interests in GBPO; (ii) a replacement of more than one-half of the members of GBPO’s board of directors with members that are not approved by those individuals who are members of the board of directors on June 2, 2008 (or other persons approved by such members to be directors or appointed pursuant to the terms of the stockholder’s agreement); (iii) a merger or consolidation of GBPO or any subsidiary or a sale of all or substantially all of GBPO’s assets in one or a series of related transactions, unless following such transaction or series of transactions, the holders of GBPO’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving GBPO or any subsidiary that constitutes or results in a transfer of a majority of GBPO’s voting rights or voting equity interests; (v) consummation of a Rule 13e-3 transaction as defined in Rule 13e-3 under the Exchange Act with respect to GBPO; (vi) any tender offer or exchange offer (whether by GBPO or another person) is completed pursuant to which holders of GBPO common stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of GBPO common stock prior to the offer do not hold securities representing a majority of GBPO’s voting rights or voting equity interests, except for the tender offer (as defined in the preferred stock purchase agreement); (vii) GBPO effects any reclassification of GBPO common stock or any compulsory share exchange pursuant to which GBPO common stock is effectively converted into or exchanged for other securities that do not represent a majority of GBPO’s voting rights or voting equity interests, cash or property; or (viii) the execution by GBPO of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i) through (viii) shall be deemed a Fundamental Transaction if it involves Ares or their related persons (as such term is defined in the stockholder’s agreement) or if it is a transaction approved by Ares pursuant to the stockholder’s agreement.

Liquidation Preference. Upon a Liquidation Event, holders of the Series A Preferred Stock will have a liquidation preference equal to the greater of (x) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), and (y) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted into GBPO common stock immediately prior to such Liquidation Event. At the request of any holder of Series A Preferred Stock, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five trading days after such holder of Series A Preferred Stock receives notice of such Fundamental Transaction from GBPO), such Fundamental Transaction will be treated as a Liquidation Event with respect to such holder of Series A Preferred Stock; provided, however, that if the consideration to be paid to the holders of GBPO common stock is not to be paid in cash, but rather in securities or other property, then at the option of GBPO, the amount payable to the holders of Series A Preferred Stock shall be either (i) in cash or (ii) in the same securities or other property as is to be paid to the holders of GBPO common stock so long as such securities or other property are quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange or the American Stock Exchange and certain other conditions are met.

Rank. The Series A Preferred Stock ranks senior to GBPO’s common stock and all other equity or equity equivalent securities for purposes of any Liquidation Event.

Conversion. The Series A Preferred Stock is convertible at the option of the holders, at any time and from time to time, based on the conversion price then in effect (initially, $8.00 per share (subject to adjustment as described below), subject to adjustment for stock dividends, subdivisions, reclassifications, combinations or similar type events); provided that if less than 20% of the number of shares of Series A Preferred Stock outstanding on the date the Series A Preferred Stock is first issued by GBPO would remain outstanding after any such conversion, then all shares must be converted at that time.

Redemption. On or after the seventh anniversary of date of issuance of the Series A Preferred Stock, the holder thereof may, at its option, require GBPO to redeem any of the Series A Preferred Stock for a cash purchase price equal to the Stated Value (the “Cash Redemption Price”). Additionally, if the product of (X) the average closing price of the ten trading days (each as defined therein) immediately preceding the redemption rate (the “Company Redemption Closing Price”) and (Y) the number of shares of GBPO common stock that would have been issued had the holder converted all outstanding shares of Series A Preferred Stock being redeemed into shares of GBPO common stock on the redemption date (such product being referred to as the “Common Stock As Converted Cash Value”) exceeds the aggregate Cash Redemption Price, the holder will receive on the redemption date, in addition to the aggregate Cash Redemption Price, in shares of GBPO common stock, the amount by which the Common Stock As Converted Cash Value exceeds the aggregate Cash Redemption Price, with the per share value for the GBPO common stock so issued and delivered being the Company Redemption Closing Price.

Voting Rights. On all matters submitted for stockholder approval, holders of Series A Preferred Stock will be entitled to vote as a class with the holders of GBPO common stock on an as-converted basis.

Special Voting Rights. As long as any Series A Preferred Stock remains outstanding, GBPO may not take any of the following actions without the approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding:

(i)	alter or change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designations or avoid or seek to avoid the observance or performance of any or the terms to be observed or performed under the Certificate of Designations by GBPO;

(ii)	authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series A Preferred Stock;

(iii)	increase the authorized number of shares of Series A Preferred Stock;

(iv)	pay or declare any dividend or make any distribution on, or redeem or acquire, any other securities junior to the Series A Preferred Stock, except pro rata stock dividends on GBPO common stock payable in additional shares of GBPO common stock;

(v)	enter into any transaction or series of transactions which would constitute a Liquidation Event or Fundamental Transaction if the consideration payable with respect to each share of Series A Preferred Stock is other than an amount in cash which is more than 150% of the conversion price; or

(vi)	enter into any agreement with respect to the foregoing.

The rights in clause (iv) will terminate and cease to apply on the earliest to occur of (A) the first date on which there are outstanding less than 30% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock and (B) the first date on which the outstanding shares of Series A Preferred Stock represent, in the aggregate, less than 20% of the Post-Conversion Equity (as defined below). The rights set in clause (v) will terminate and cease to apply on the date that both (A) and (B) have occurred. “Post-Conversion Equity” means, as of the date of determination, that number of shares of GBPO common stock that are then outstanding or would be outstanding upon the exercise of all rights, options, and warrants (to the extent then exercisable and vested) and conversion of all other securities (including the Series A Preferred Stock) that are convertible into shares of GBPO common stock.

Directorships.

During such time as Ares and its affiliates own shares of Series A Preferred Stock that collectively are convertible into at least 17,850,000 shares of GBPO common stock, it shall be entitled to elect three directors to GBPO’s board of directors.

During such time as Ares and its affiliates own at least 50% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock, it shall be entitled to elect two directors to GBPO’s board of directors.

During such time as Ares and its affiliates own at least 25% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock or own shares of Series A Preferred Stock, GBPO common stock or securities convertible into or exercisable for shares of GBPO common stock representing on an as converted or exercised basis at least 10% of the Post-Conversion Equity, it shall be entitled to elect one director to the GBPO’s board of directors.

At any time that Ares and its affiliates own less than 75% of the number of shares of Series A Preferred Stock that were outstanding on the date of issuance of the Series A Preferred Stock and do not own shares of Series A Preferred Stock, GBPO common stock or securities convertible into or exercisable for shares of GBPO common stock representing on an as converted or exercised basis more than 10% of the Post-Conversion Equity, it shall not be entitled to elect any directors to GBPO’s board of directors.

Adjustment to Conversion Price. In the event that any holder of GBPO common stock exercised their rights prior to the date of filing the Certificate of Designation to demand that such holder’s shares of GBPO common stock be converted into cash (the “Dissenting Holders”), there will be an adjustment to the conversion price as pursuant to the following formula:

(i)	take 9,374,999 and subtract the number of shares of GBPO common stock as to which such rights to demand conversion into cash are exercised by Dissenting Holders (the “Dissenting Shares”);

(ii)	take that difference and divide it by 9,374,999;

(iii)	subtract this quotient from 1.00;

(iv)	take the resulting number and multiply it by $2.00 (this figure shall be referred to as the “Adjustment Amount”); provided that if the number of Dissenting Shares is 9,374,999, the Adjustment Amount shall be $2.00; and

(v)	subtract the Adjustment Amount from $8.00; this resulting figure shall be the new conversion price.

Summary of the Warrant Purchase Agreement

On June 2, 2008, GBPO’s founding stockholders, or their affiliates, and Ares entered into an agreement, referred to as the warrant purchase agreement, pursuant to which the 7,500,000 founder warrants (which had been purchased at the time of GBPO’s IPO for an aggregate purchase price of $7.5 million) are being transferred by certain of the founding stockholders to Ares for aggregate consideration of $7,500. On June 25, 2008, Ares and the founding stockholders agreed to amend the terms of the warrant purchase agreement to provide that the sale of the founder warrants will take place immediately following the closing of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. The founding stockholders agreed to this amendment at the request of Ares, which desired protection if GBPO stockholders were to vote in favor of the merger but against the stock issuance proposal.

Stockholder’s Agreement

GBPO and Ares have agreed to enter into a stockholder’s agreement on the consummation of the private placement to provide for certain rights on the ownership of the Series A Preferred Stock.

Pursuant to the stockholder’s agreement, neither GBPO nor any of its subsidiaries will, without the consent of the holders holding a majority of the Series A Preferred Stock then held by all holders: (i) acquire all or substantially all of the assets or liabilities of another entity (by purchase of assets or stock, merger or otherwise) where the purchase price for such acquisition exceeds $50.0 million, including assumed indebtedness, (ii) issue or sell or authorize the issuance or sale of any shares of capital stock of GBPO or any of its subsidiaries, subject to certain exceptions or (iii) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases), other than pursuant to the credit agreement with PNC to be entered into in connection with the closing of the merger. These rights will cease to apply on the earliest to occur of (A) the first date on which holders hold in the aggregate less than 30% of the shares of Series A Preferred Stock issued and sold pursuant to the preferred stock purchase agreement and (B) the first date on which the outstanding shares of Series A Preferred Stock collectively represent less than 20% by voting power of the outstanding capital stock of GBPO.

In addition, GBPO granted Ares a right of first refusal to purchase their pro rata share of any equity or equity equivalent securities issued by GBPO, subject to certain exceptions. Ares’ pro rata share is based on its then ownership percentage of GBPO common stock, on a fully-diluted and as-converted basis. These rights terminate upon the closing of the sale of all or substantially all of the assets or business of GBPO (by sale of assets or stock, merger or otherwise).

In addition, holders of a majority of the outstanding shares of Series A Preferred Stock are entitled to elect up to three members to GBPO’s board of directors, in accordance with the terms of the Certificate of Designations.

Registration Rights Agreement

The Series A Preferred Stock to be issued to Ares at the closing of the private placement, the founder warrants to be sold to Ares contemporaneously therewith and the shares of GBPO common stock into which such securities are convertible or exercisable will not be registered with the SEC and therefore will be restricted securities. However, GBPO, Ares and the founding stockholders have agreed to enter into a registration rights agreement, superseding the existing registration rights agreement among GBPO and the founding stockholders, pursuant to which GBPO has agreed to grant to Ares and the founding stockholders certain rights with respect to registration under the Securities Act of shares of GBPO common stock, including shares issuable upon conversion of the Series A Preferred Stock, exercise of the founder warrants and the shares of GBPO common stock held by the founding stockholders (collectively, the “Registrable Securities”).

The registration rights agreement provides that after (i) the later of (A) the completion of the tender offer (as defined in the preferred stock purchase agreement) and (B) October 17, 2008, and (ii) so long as Ares or its permitted transferees holds at least 30% of the Registrable Securities acquired by them in the private placement, Ares may request that GBPO file a shelf registration statement for resale of such Registrable Securities. GBPO will use its reasonable best efforts to cause a shelf registration statement to be declared effective within 30 days of a request by Ares.

In addition, after (i) the release of the founding stockholder’s GBPO common stock from escrow pursuant to that certain securities escrow agreement, dated as of October 17, 2007, by and among GBPO, the founding stockholders and Continental Stock Transfer & Trust Company, and (ii) the later of (A) the completion of the tender offer (as defined in the preferred stock purchase agreement) and (B) October 17, 2008, and (iii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable Securities acquired by them in the private placement, the holders of a majority of the Registrable Securities then outstanding, may request that GBPO file a shelf registration statement for resale of the Registrable Securities then held by them. GBPO will use its reasonable best efforts to cause a shelf registration statement to be declared effective within 30 days of a request by the such holders.

In addition, (i) so long as Ares or its permitted transferees hold at least 30% of the Registrable Securities acquired by them in the private placement, Ares may make a demand on GBPO, or (ii) so long as Ares or its permitted transferees no longer hold at least 30% of the Registrable Securities acquired by them in the private placement, the holders owning a majority of the Registrable Securities then outstanding, may make a demand on GBPO, that it register the Registrable Securities. GBPO is obligated to effect four registrations pursuant to the rights of Ares set forth in clause (i) above. GBPO also granted to Ares and the founding stockholders unlimited piggy-back registration rights.

GBPO agreed to use its commercially reasonable efforts to keep a shelf registration continuously effective, with respect to the Registrable Securities held by a holder, the earlier of (i) the date on which all Registrable Securities are eligible for sale under Rule 144 without any volume, manner of sale or other restrictions and (ii) when all Registrable Securities covered by such registration statement have been sold.

The registration rights agreement contains other standard provisions of agreements of this type, including an agreement by GBPO to bear the fees and expenses related to registration of the Registrable Securities, indemnification provisions, and a requirement that GBPO comply with all of the reporting requirements applicable to it under the Exchange Act.

Management Rights Letter

In connection with the preferred stock purchase agreement, on June 2, 2008, GBPO entered into a management rights letter with Ares under which GBPO granted Ares certain contractual management rights relating to GBPO, including the right to (i) consult with and advise the management of GBPO and its subsidiaries, (ii) receive copies of all documents, reports and financial data and inspect any of the properties of GBPO and its subsidiaries, (iii) designate a non-voting representative on GBPO’s board of directors should Ares not have a representative designated to serve on GBPO’s board, and (iv) receive financial statements, as set forth therein . These rights are intended to satisfy the requirement of contractual management rights for purposes of qualifying Ares’ interests in GBPO as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations.

Effect of the Financing on Existing Stockholders

Advantages. Prior to voting, each stockholder should consider the fact that the private placement will provide additional financing, substantially all of which will be used to complete the tender offer and, to the extent not used for that purpose, the proceeds of the private placement will be used for general corporate purposes, including potential future acquisitions. Each stockholder should consider the fact that if GBPO does utilize all of the net proceeds of the private placement to complete the tender offer, it will not have these funds available for general corporate purposes or potential future acquisitions. Later financings may not be available to GBPO in connection with another potential acquisition, or may be available but not on the acceptable terms and conditions.

Disadvantages. The private placement will have a substantial dilutive effect on GBPO’s current stockholders. GBPO’s current stockholders’ aggregate percentage ownership in GBPO will decline significantly as a result of the private placement. This means that current GBPO stockholders will own a smaller interest in GBPO as a result of the private placement. Assuming full conversion of the Series A Preferred Stock, GBPO’s current public stockholders will be reduced from owning 80.0% of the outstanding common stock to owning approximately 54.1% of the outstanding common stock. As a result of the dilutive effect of the private placement, for purposes of illustration, a stockholder who owned approximately 5.0% of GBPO’s outstanding shares of common stock on the date of this proxy statement would own approximately 3.4% of the outstanding shares of GBPO common stock, immediately following the closing of the private placement, assuming no exercise of conversion rights by GBPO stockholders in connection with the merger and no exercise of outstanding GBPO warrants.

As described above, all shares of GBPO common stock into which the Series A Preferred Stock is convertible will be entitled to registration rights. Consequently, if these shares are registered, the shares may be freely transferable without restriction under the Securities Act absent other securities law restrictions. Such free transferability could materially and adversely affect the market price of GBPO’s common stock if a sufficient number of such shares are sold in the market.

Reasons for Seeking Stockholder Approval

As an American Stock Exchange listed company, GBPO is subject to Section 713 of the AMEX Company Guide. Section 713, or the 20% Rule, requires stockholder approval for (i) the sale, issuance, or potential issuance by an issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock or (ii) the issuance or potential issuance of additional shares that will result in a change of control of an issuer.

It is important to note that American Stock Exchange does not contend that we are in violation of any American Stock Exchange rules, including the 20% Rule. GBPO will apply with the American Stock Exchange for the listing of the shares underlying the Series A Preferred Stock based upon the initial conversion price of $8.00. While the aggregate number of shares of GBPO common stock issuable under the Series A Preferred Stock exceeds 20% of GBPO’s outstanding shares of common stock, the initial conversion price of $8.00 per share of Series A Preferred Stock is greater than the greater of the book value or the market value of GBPO common stock on the date the parties entered into the preferred stock purchase agreement. However, certain provisions of the Series A Preferred Stock could cause the conversion price of the Series A Preferred Stock to be reduced to a price which is less than the greater of book value or market value of the common stock on the date of issuance of the Series A Preferred Stock. As a result, it is possible that the issuance of shares of Series A Preferred Stock will trigger the 20% Rule.

Furthermore, the issuance of the shares underlying the Series A Preferred Stock will result in Ares owning 32.4% of GBPO’s outstanding common stock, on an as-converted basis (assuming no exercise of conversion rights by GBPO stockholders in connection with the merger) and without giving effect to the tender offer, which may constitute a change of control of the issuer. If any holders of GBPO exercise their conversion rights and/or tender their shares in the tender offer, Ares’s ownership of GBPO, on an as-converted basis, will be even higher than this on a percentage basis. Specifically, assuming the full conversion of the 150,000 shares of Series A Preferred Stock issued in the private placement, and assuming that the full 20,625,001 shares of common stock that are being tendered for are repurchased by GBPO, the shares issued to Ares in the private placement would represent approximately 50.4% (assuming no exercise of the conversion rights) or approximately 73.4% (assuming the exercise of conversion rights for 9,374,999 shares) of our common stock on an as-converted basis. These percentages are based on GBPO’s outstanding shares as of June 30, 2008 and assume conversion of all the Series A Preferred Stock, but assume no exercise of any of our outstanding warrants. Consequently, the issuance of shares of Series A Preferred Stock to Ares may constitute a change of control of GBPO.

In addition, the terms of the preferred stock purchase agreement require GBPO to submit this proposal to its stockholders for their approval and to use its commercially reasonable efforts to obtain such approval. In the event GBPO fails to obtain such approval, Ares will not be required to consummate the transactions contemplated by the preferred stock purchase agreement and, if Ares decides not to consummate those transactions, GBPO will not be able to launch the tender offer.

You are not being asked to approve the preferred stock purchase agreement, which has been executed and is effective. You are only being asked to approve the issuance of GBPO common stock upon conversion of the Series A Preferred Stock in accordance with the terms of the Form of Certificate of Designations attached hereto as Annex E.

Consequences If The Stock Proposal Is Not Approved

The approval of the stock issuance proposal by GBPO stockholders is a condition to the closing of the private placement. If the stock issuance proposal is not approved, Ares will not be required to purchase the 150,000 shares of Series A Preferred Stock from GBPO. If such event occurs, Stream may terminate the merger agreement and be entitled to a $1.0 million fee from GBPO. Furthermore, GBPO will not commence the tender offer if the private placement is not consummated.

Required Vote

The approval of the stock issuance proposal requires the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by holders of all of the shares of GBPO common stock present or represented at the annual meeting.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

THE TENDER OFFER

The tender offer described in this proxy statement has not yet commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of GBPO common stock. The solicitation and the offer to buy shares of GBPO common stock will only be made pursuant to an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer that GBPO intends to file with the SEC. Once filed, GBPO stockholders should read the Tender Offer Statement and the other documents relating to the tender offer carefully and in their entirety prior to making any decisions with respect to the offer because they will contain important information about the tender offer, including the terms and conditions of the offer. Once filed, GBPO stockholders will be able to obtain the Tender Offer Statement and the other documents relating to the tender offer free of charge at the SEC’s website at http://www.sec.gov, or from the information agent named in the tender offer materials.

Commencement of the Tender Offer

Pursuant to the terms of the preferred stock purchase agreement, GBPO has agreed to commence a cash self tender offer to purchase up to 20,625,001 shares of its common stock at a purchase price of $8.00 per share, net to each seller in cash. GBPO expects to commence the tender offer as soon as practicable and legally permissible after the closing of the merger and the closing of the private placement, and to complete the tender offer approximately 20 business days after commencement.

Proration

If, at the expiration date of the tender offer, more than 20,625,001 shares of GBPO common stock have been validly tendered, GBPO will purchase from each tendering stockholder a prorated number of shares of GBPO common stock. Proration for each stockholder tendering shares will be based on the product of (A) the number of shares of GBPO common stock that have been properly tendered and not properly withdrawn by a particular stockholder and (B) (i) 20,625,001, divided by (ii) the total number of shares of GBPO common stock properly tendered and not properly withdrawn by all stockholders. GBPO’s management believes that the tender offer will enhance the likelihood of stockholder approval of the merger and stock issuance proposals because the tender offer will provide a meaningful liquidity opportunity for at least part of the GBPO shares held by those stockholders desiring liquidity for their shares. If GBPO stockholders do not approve both the merger and the stock issuance proposals, GBPO will not undertake the tender offer. If GBPO stockholders approve the merger and stock issuance proposals, GBPO has agreed in the preferred stock purchase agreement with Ares to use the proceeds of the private placement to commence the tender offer.

No Recommendation

GBPO’s board of directors will make no recommendation as to whether GBPO stockholders should tender all or any shares in the tender offer.

Funding of the Tender Offer

Assuming the maximum number of shares (20,625,001 shares) is tendered in the tender offer, the aggregate purchase price for the shares of GBPO common stock tendered in the tender offer will be approximately $165.0 million.

The purchase of shares tendered in the tender offer will be funded as follows:

•

the first $147.0 million of the aggregate consideration will be funded by GBPO with the net proceeds from the issuance of its Series A Preferred Stock, as more fully described in “The Stock Issuance Proposal”; and

•	any remaining funding for the purchase of the shares tendered in the tender offer will be provided from available cash on hand following the release of the funds currently in the trust account.

No Tender by Founding Stockholders or Ares

Under the terms of the preferred stock purchase agreement, Ares has agreed not to tender any shares of GBPO common stock to GBPO pursuant to the tender offer. In addition, each officer, former officer, director and strategic advisory council member of GBPO has agreed not to tender any of their shares of GBPO common stock to GBPO pursuant to the tender offer.

Ownership of GBPO Common Stock Following the Tender Offer

The following table describes the number of shares of GBPO common stock that will be outstanding if no holders or holders of 9,374,999 shares of GBPO common stock exercise their conversion rights in connection with the merger and if (A) all or (B) none of the 20,625,001 shares of GBPO common stock are tendered in the tender offer. This table assumes (x) no exercise of outstanding warrants to purchase 38,750,000 shares of GBPO common stock and (y) the conversion into common stock of the Series A Preferred Stock issued in the private placement.

	No Holders Exercise Their Conversion Rights	Holders Exercise Their Conversion Rights as to 9,374,999 Shares(1)
All shares tendered	37,187,499	34,062,500
No shares tendered	57,812,500	54,687,501

(1)	To the extent conversion rights are exercised by holders of GBPO common stock in connection with the merger, the conversion price of the Series A Preferred Stock decreases and the number of shares of GBPO common stock into which the Series A Preferred Stock is convertible increases. See “Stock Issuance Proposal – Description of Series A Preferred Stock.”

The following table shows the number and percentage of outstanding shares of GBPO common stock to be beneficially owned by Ares, and the officers and directors of GBPO, following completion of the private placement and the closing of the tender offer, under the circumstances set forth below.

	Shares Owned Upon Closing of Private Placement and Tender Offer(1)
	No Conversion Rights Exercised(2)				Conversion Rights for 9,374,999 Shares Exercised(2)
Name	No Shares Tendered		20,625,001 Shares Tendered		No Shares Tendered			20,625,001 Shares Tendered
	#	%	#	%	#	%		#	%
Ares Corporate Opportunities Fund II, L.P.	18,750,000	32.4%	18,750,000	50.4%	25,000,000	45.7	%(3)	25,000,000	73.4	%(3)
R. Scott Murray	3,753,402	6.5%	3,753,402	10.1%	3,753,402	6.9%		3,753,402	11.0%
Lloyd R. Linnell	866,278	1.5%	866,278	2.3%	866,278	1.6%		866,278	2.5%
Sheila M. Flaherty	556,815	1.0%	556,815	1.5%	556,815	1.0%		556,815	1.6%
Kevin T. O’Leary	467,254	*	467,254	1.3%	467,254	*		467,254	1.4%
Paul G. Joubert	467,254	*	467,254	1.3%	467,254	*		467,254	1.4%
G. Drew Conway	436,198	*	436,198	1.2%	436,198	*		436,198	1.3%
Stephen D. R. Moore	311,198	*	311,198	*	311,198	*		311,198	*

*	Represents less than 1% of the outstanding shares.
(1)	Assumes no exercise of the outstanding warrants to purchase 38,750,000 shares of GBPO common stock because such warrants are not exercisable until the later of the completion of a business combination and October 17, 2008. The tender offer is expected to commence as soon as practicable after the closing of the merger and private placement and to close 20 business days thereafter; therefore, the tender offer is expected to close before the warrants become exercisable.
(2)	Refers to conversion rights of holders of GBPO common stock in the merger.
(3)	To the extent conversion rights are exercised by holders of GBPO common stock in connection with the merger, the conversion price of the Series A Preferred Stock decreases and the number of shares of GBPO common stock into which the Series A Preferred Stock is convertible increases. See “Stock Issuance Proposal – Description of Series A Preferred Stock.”

Tender Offer Tax Considerations

Any material United States federal income tax consequences of the tender offer will be described in the Tender Offer Statement or other documents related to the tender offer.

THE AUTHORIZED SHARE PROPOSAL

Background

Assuming the merger proposal is approved by GBPO stockholders, we are seeking your approval to amend our second amended and restated certificate of incorporation immediately prior to the consummation of the merger to increase the total number of authorized shares of:

•	GBPO capital stock from 120,000,000 to 150,000,000; and

•	GBPO common stock from 119,000,000 to 149,000,000.

The number of authorized shares of GBPO preferred stock will remain at 1,000,000.

The increase in the number of authorized shares of stock is being undertaken as a result of and in conjunction with the private placement with Ares. As a result of the issuance of shares of Series A Preferred Stock in the private placement and the adoption of the 2008 stock incentive plan, as described in the incentive plan proposal, we will require additional shares of common stock and preferred stock to be reserved in our certificate of incorporation. In addition, the consummation of the merger is a condition to the closing of the private placement pursuant to the preferred stock purchase agreement. Accordingly, this proposal to amend our second amended and restated certificate of incorporation is conditioned upon and subject to the approval of the merger proposal.

As of June 30, 2008, there were 39,062,500 shares of GBPO common stock issued and outstanding. As a result of the dilutive effect of the issuance of our stock in the private placement, for purposes of illustration, a stockholder who owned 5.0% of GBPO’s outstanding shares of our common stock on June 30, 2008, would own approximately 3.4% of the outstanding shares of GBPO common stock immediately following the closing of the private placement and assuming no redemption of shares by GBPO stockholders and no exercise of outstanding GBPO warrants. Of the 1,000,000 shares of preferred stock currently authorized, none are issued and outstanding.

Accordingly, (1) an increase in the number of authorized shares of all capital stock, as well as common stock and preferred stock, is necessary in order to ensure a sufficient number of shares are available for issuance upon the consummation of the private placement transaction and the adoption of the incentive plan proposal and (2) this proposal to increase the authorized number of shares of common stock is conditioned upon the approval of the merger proposal, and the board of directors, even if this proposal is approved, will not undertake to amend our certificate of incorporation if the merger proposal is not approved. Additional shares could be used by management to resist a takeover effort.

The issuance of the shares of Series A Preferred Stock in connection with the private placement will be substantially dilutive to our current stockholders.

The issuance of common stock in connection with the private placement will be made in reliance upon an available exemption from registration under the Securities Act, by reason of Section 4(2) thereof, Regulation S or other appropriate exemptions, to persons who are “accredited investors,” as defined in Regulation D promulgated under the Securities Act and who meet other suitability requirements established for the private placement. GBPO did not independently conclude that Ares met the definition of an “accredited investor” within the meaning of the federal securities laws; however, Ares has represented, in the preferred stock purchase agreement, that it is an “accredited investor”, which representations have been relied upon by GBPO to support the reliance upon such claimed exemption.

IF OUR STOCKHOLDERS DO NOT APPROVE THIS PROPOSAL, WE WILL NOT BE ABLE TO EFFECTUATE THE TRANSACTIONS DISCUSSED IN THE STOCK ISSUANCE PROPOSAL.

Proposal

The certificate of amendment to the second amended and restated certificate of incorporation of GBPO is attached to this proxy statement as Annex B.

Our board of directors has recommended that our stockholders approve the amendment to the second amended and restated certificate of incorporation to increase the number of our authorized shares. The proposed amendment would provide a sufficient number of available shares to enable us to close the transactions discussed in the stock issuance proposal and the stock incentive proposal and would provide the board of directors with the ability to issue additional shares of common stock without requiring stockholder approval of such issuances, except as otherwise may be required by applicable law or the rules of any stock exchange or trading system on which the securities may be listed or traded, including the American Stock Exchange. Other than as previously disclosed, our board of directors does not intend to issue any shares of common stock except on terms that the board of directors deems to be in the best interest of GBPO and its stockholders.

Required Vote

The approval of the authorized share proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GBPO common stock on the record date.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARE PROPOSAL.

THE POST-CLOSING CHARTER AMENDMENT PROPOSAL

Assuming the merger proposal is approved by GBPO’s stockholders, GBPO is proposing to, among other things, (A) change GBPO’s name from “Global BPO Services Corp.” to “Stream Global Services, Inc.”, (B) remove, effective after the consummation of the merger, (1) certain provisions of Article Third and (2) the entirety of Article Sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of GBPO as a blank check company prior to the consummation of a business combination and (C) to add provisions regarding dividends and distributions and to make a clarifying change to the indemnification provision in its certificate of incorporation. The form of third amended and restated certificate of incorporation as expected to be adopted and filed after giving effect to all of the proposed amendments described in the authorized share proposal and the post-closing charter amendment proposal and a copy of the proposed charter amendment marked against GBPO’s existing charter is attached to this proxy statement as Annex C. If the merger proposal is not adopted, the stock issuance proposal, the incentive plan proposal, the authorized share proposal and this post-closing charter amendment proposal will not be presented at the annual meeting.

In the judgment of our board of directors, the post-closing charter amendment proposal is desirable because certain provisions of Article Third and the entirety of Article Sixth relate to the operation of GBPO as a blank check company prior to the consummation of a business combination. Article Third and Article Sixth require, among other things, that proceeds from GBPO’s IPO be held in a trust account until a business combination or liquidation of GBPO has occurred and also requires that the terms of a proposed business combination be submitted for approval by GBPO’s stockholders. These sections will not be applicable upon consummation of the merger.

In the judgment of our board of directors, the change of our corporate name is desirable to reflect our merger with Stream. The Stream name is a recognized name in the BPO industry. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

Required Vote

The approval of the post-closing charter amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of GBPO common stock on the record date.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE POST-CLOSING CHARTER AMENDMENT PROPOSAL.

THE INCENTIVE PLAN PROPOSAL

On June 27, 2008, GBPO’s board of directors adopted, subject to stockholder approval, the 2008 stock incentive plan. Up to 5,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2008 stock incentive plan.

GBPO’s board of directors believes that the future success of GBPO depends, in large part, upon the ability of GBPO to maintain a competitive position in attracting, retaining and motivating key personnel.

Description of the 2008 Stock Incentive Plan

The following is a brief summary of the 2008 stock incentive plan, a copy of which is attached to this proxy statement as Annex D.

Types of Awards

The 2008 stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below (collectively, “awards”).

Incentive Stock Options and Non-statutory Stock Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price that is at least equal to the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of GBPO). Options may not be granted for a term in excess of ten years. The 2008 stock incentive plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, delivery to GBPO of shares of common stock, (iii) subject to certain conditions, delivery to GBPO of a promissory note, (iv) any other lawful means, or (v) any combination of these forms of payment.

Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock. SARs may be granted independently or in tandem with an option.

Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of GBPO to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Restricted Stock Unit Awards. Restricted stock unit awards entitle the recipient to receive shares of common stock to be delivered at the time such shares vest pursuant to the terms and conditions established by GBPO’s board of directors.

Other Stock-Based Awards. Under the 2008 stock incentive plan, GBPO’s board of directors has the right to grant other awards based upon the common stock having such terms and conditions as GBPO’s board of directors may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future.

Performance Conditions. GBPO’s board of directors may determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to a recipient will vest solely upon the achievement of specified performance criteria. With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance criteria for each such award will be based on one or more of the following measures: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total stockholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income or (p) cash flow. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by recipient and may be different for different awards, (ii) may be particular to a recipient or the department, branch, line of business, subsidiary or other unit in which the recipient works and may cover such period as may be specified by GBPO’s board of directors and (iii) will be set by GBPO’s board of directors within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as performance-based compensation under Section 162(m) may be based on these or other performance criteria.

Transferability of Awards

Except as GBPO’s board of directors may otherwise determine or provide in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the recipient, awards are exercisable only by the recipient.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of GBPO and its subsidiaries are eligible to be granted awards under the 2008 stock incentive plan. Under present law, however, incentive stock options may only be granted to employees of GBPO and its subsidiaries. Subject to GBPO stockholder approval, as of June 30, 2008, Stream had over 15,000 employees eligible to participate in the 2008 stock incentive plan.

The maximum number of shares with respect to which awards may be granted to any participant under the 2008 stock incentive plan is 1,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single award. The maximum number of shares with respect to which awards other than options and SARs may be granted is 20% of the total number of authorized shares under the 2008 stock incentive plan. In addition, the maximum number of shares with respect to which awards may be granted to directors who are not employees of GBPO at the time of grant is 10% of the total number of authorized shares under the 2008 stock incentive plan.

Plan Benefits

The granting of awards under the 2008 stock incentive plan is discretionary, and GBPO cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On June 30, 2008, the last reported sale price of GBPO common stock on the American Stock Exchange was $7.65.

Administration

The 2008 stock incentive plan is administered by GBPO’s board of directors. GBPO’s board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2008 stock incentive plan and to interpret the provisions of the 2008 stock incentive plan and any award agreements entered into under the 2008 stock incentive plan. Pursuant to the terms of the 2008 stock incentive plan, GBPO’s board of directors may delegate authority under the 2008 stock incentive plan to one or more committees or subcommittees of our board of directors. GBPO’s board of directors will form a compensation committee after the consummation of the merger and authorize it to administer certain aspects of the 2008 stock incentive plan, including the granting of options to executive officers, and has authorized certain officers of GBPO to grant options to employees or officers, but in no case to executive officers, subject to limitations set by the board of directors and/or compensation committee.

Subject to any applicable limitations contained in the 2008 stock incentive plan, GBPO’s board of directors, or any committee to whom GBPO’s board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

GBPO’s board of directors is required to make appropriate adjustments in connection with the 2008 stock incentive plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2008 stock incentive plan also contains provisions addressing the consequences of any reorganization event, which is defined as (a) any merger or consolidation of GBPO with or into another entity as a result of which all of the common stock of GBPO is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of the common stock of GBPO for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of GBPO. In connection with a reorganization event, GBPO’s board of directors may take any one or more of the following actions as to all or any outstanding awards (other than restricted stock and restricted stock unit awards): (i) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event (the “acquisition price”), make or provide for a cash payment to an award holder equal to (A) the acquisition price times the number of shares of common stock subject to the holder’s awards (to the extent the exercise price does not exceed the acquisition price) minus (B) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (v) provide that, in connection with a liquidation or dissolution of GBPO, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

Upon a reorganization event other than a liquidation or dissolution of GBPO, GBPO’s repurchase and other rights with respect to restricted stock awards will inure to the benefit of GBPO’s successor. Upon a liquidation or dissolution of GBPO, except to the extent provided to the contrary in an award agreement or other agreement between GBPO and the recipient, all restrictions and conditions on all restricted stock awards then outstanding will automatically be deemed terminated or satisfied.

GBPO’s board of directors may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 2008 stock incentive plan, subject, however, in the case of incentive stock options, to any limitations under the Code.

Substitute Options

In connection with a merger or consolidation of an entity with GBPO or the acquisition by GBPO of property or stock of an entity, GBPO’s board of directors may grant options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute options may be granted on such terms, as GBPO’s board of directors deems appropriate in the circumstances, notwithstanding any limitations on options contained in the 2008 stock incentive plan. Substitute options will not count against the 2008 stock incentive plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

GBPO’s board of directors may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2008 stock incentive plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment or Termination

No award may be made under the 2008 stock incentive plan after June 26, 2018 but awards previously granted may extend beyond that date. GBPO’s board of directors may at any time amend, suspend or terminate the 2008 stock incentive plan; provided that, to the extent determined by GBPO’s board of directors, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained. No award will be made that is conditioned upon stockholder approval of any amendment to the 2008 stock incentive plan.

If stockholders do not approve the adoption of the 2008 stock incentive plan, the 2008 stock incentive plan will not go into effect, and GBPO will not grant any awards under the 2008 stock incentive plan. In such event, GBPO’s board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of GBPO.

U.S. Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the 2008 stock incentive plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless GBPO’s board of directors, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by GBPO or its corporate parent or 50%-or-more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-Statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (meaning sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-Statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2008 stock incentive plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to GBPO

There will be no tax consequences to GBPO except that GBPO will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Required Vote

The adoption of the incentive plan proposal requires the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented at the annual meeting.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ELECTION OF DIRECTORS PROPOSAL

The Director Nominees

GBPO stockholders are also being asked to elect Paul G. Joubert and Stephen D. R. Moore to serve as Class I directors of GBPO.

The term of office of the Class I directors, consisting of Mr. Joubert and Mr. Moore, will expire at the annual meeting of stockholders. The term of office of the Class II directors, consisting of Mr. Howe and Mr. O’Leary, will expire at the 2009 annual meeting of stockholders. The term of office of the Class III directors, consisting of Mr. Conway and Mr. Murray, will expire at the 2010 annual meeting of stockholders.

Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified.

For more information on our directors and our director nominees please see “Directors and Executive Officers of GBPO Following the Merger and the Private Placement.”

Required Vote

The approval of each director to be elected at the annual meeting will require a plurality of the votes cast by the stockholders entitled to vote on the election.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE DIRECTOR NOMINEES AS SET FORTH IN THIS PROPOSAL.

THE ADJOURNMENT PROPOSAL

An adjournment proposal, if presented by GBPO’s board of directors, would allow the annual meeting to be adjourned to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the consummation of the merger. In no event will GBPO solicit proxies to adjourn the annual meeting or consummate the merger beyond the date by which it may properly do so under its second amended and restated certificate of incorporation and Delaware law.

Consequences if Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, GBPO’s board of directors may not be able to adjourn the annual meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the consummation of the merger. In such event, the merger would not be completed and, unless GBPO were able to consummate a business combination with another party no later than October 17, 2009, it would be required to liquidate.

Required Vote

The adoption of the adjournment proposal will require the affirmative vote of holders of shares of GBPO common stock having a majority in voting power of the votes cast by the holders of all of the shares of GBPO common stock present or represented in the annual meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of GBPO’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF AN ADJOURNMENT PROPOSAL, IF PRESENTED.

BUSINESS OF STREAM

Stream is a global provider of CRM and other business process outsourcing services to companies in the technology, consumer electronics and communications industries. Stream’s CRM solutions encompass a wide range of telephone, email and Internet based services and technical support programs designed to maximize the long-term value of the relationships between Stream’s clients and their customers, or end-users. Technical support programs may involve technical troubleshooting, hardware, warranty support and game support, hosted services, data management, telecommunications services and professional services. Customer service includes activities such as customer setup/activations, up-sell or cross-sell programs, customer billing inquiries and customer retention programs. Stream works closely with its clients to design and implement large scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. Stream delivers services from its 30 service centers in 16 countries providing clients with numerous site alternatives and service options at various price points, enabling clients to build an optimal mix of service solutions to solve complex issues and create a cost efficient solution for its clients in approximately 30 different languages.

Stream delivers its CRM solutions through end-user initiated (inbound) telephone calls, emails and chat sessions that are routed to one or more of Stream’s service centers. Stream’s multi-jurisdiction geographic locations, technology infrastructure and process-driven service model allow it to deliver tailored BPO solutions based on a client’s required servicing needs, linguistic requirements and pricing. Typically an end-user makes an inbound request for technical assistance, seeks product activation or support, or a response to warranty or other issues. Stream’s trained service professionals respond to these inquiries from one of Stream’s service centers utilizing technologically advanced telephone systems and workstations, which are designed to enable the service professional to provide a comprehensive resolution.

Stream seeks to establish long-term, strategic relationships, formalized by renewable multi-year contracts, with clients in the technology, consumer electronics and communications industries. Stream targets these industries because of their growth potential, their complex product and service offerings and their large customer bases, which often require sophisticated customer interactions. Stream focuses on offering CRM solutions to fulfill the needs of these higher complexity programs, where it believes its customer service, technical expertise and its operational processes and performance metrics give it a competitive advantage over other CRM providers. As of June 30, 2008, Stream had 30 facilities in 16 countries with over 15,000 employees.

The Industry

According to the Outsourced Customer Care Industry Report, 2007 by Robert W. Baird, Stream estimates that the global CRM market, which Baird refers to as the global customer care market, was $300 billion in 2006, of which only $58 billion was outsourced. Stream believes that outsourcing will increase significantly in the next several years as companies find it difficult to provide high-quality CRM solutions in-house without diverting significant resources away from their core businesses. Historically, businesses provided their CRM solutions in-house because they believed that the “customer interface” was too critical to be outsourced. Additionally, as business becomes more global in scope, many companies find that they do not have sufficient capacity and the optimal infrastructure and tools to service all of their customers and look to outsourcing providers with superior technology and global presence to facilitate and enhance their customer relationships. The largest users of CRM solutions are typically large multinational firms that require global outsourcing solutions because segments of their customer base may be in various geographies. They require providers that are capable of providing services that address the language, cultural, and product needs specific to that region. Stream believes that large corporations are increasingly outsourcing their CRM solutions as part of an overall effort to focus internal resources on their core competencies, improve operating efficiencies and reduce costs.

Large sophisticated clients require (i) global servicing capabilities to fit the needs of particular products or programs, (ii) technological infrastructure such as VoIP (Voice over Internet Protocol) technology to ensure that calls are seamlessly and globally routed, and (iii) beneficial pricing as a result of operating leverage inherent in larger providers.

Competitive Strengths

Over the last several years, Stream has developed a number of strategic advantages that it believes enable it to compete effectively for new and existing clients. These competitive strengths consist of:

Leader in “High Touch-Value Added” Services

Stream believes that its focus on providing quality solutions to technology, consumer electronics, and communications companies, combined with its high quality execution and customer satisfaction results have enabled it to become a favored provider of complex CRM solutions. Stream believes it is a top provider for some of the world’s leading companies in the computer hardware, software, telecommunications and entertainment industries. Stream seeks to combine global operations and technology infrastructure with processes and a multi-shore service delivery strategy, that includes places like India, Costa Rica and North Africa, that have won industry wide recognition awards. As the complexity of the products in Stream’s end markets continue to increase, management expects the “high touch-value added” needs of its clients to increase in the future.

Strong Growth Profile in Attractive Markets

Stream’s management has focused on the technology, consumer electronics, and telecommunications segments of the CRM markets because of their growth potential. Stream seeks to capitalize on the growth in these market segments as well as the increasing trend toward outsourcing CRM solutions. In addition, GBPO believes that if Stream were to focus on other segments such as healthcare, education, government and financial services it should be able to accelerate its growth and diversify its client mix.

Focus on Strategic Relationships with Targeted Industry Leaders

Stream believes that it has deep and long standing relationships with some of the world’s leading companies in their sectors. In many cases, Stream has served multiple divisions and service programs over a number of years. These relationships span numerous internal contacts, involve multiple service programs and typically entail long-term relationships. For each of its top clients, Stream has an average of ten programs, interacts with an average of eight different decision makers and has experienced significant growth. Stream believes that its extensive and long term client relationships have enabled it to become an integral component of its clients’ CRM processes, in some instances including participation in the clients’ related internal planning and operating meetings. Long-term strategic relationships enable Stream to grow as its clients grow, develop significant industry-specific expertise, and establish recurring revenues. In many cases these long-term relationships allow Stream to sole source bid for new work and customize a value-added CRM solution for its client in multi-geographic locations.

High Switching Costs to New Providers

The establishment of a CRM provider by Stream’s clients takes many months of planning and training. In addition, in many cases Stream hosts the technology and maintains the data that is used by its client. Stream also provides detailed reporting on customer metrics to its clients that are essential in its business. As Stream’s business evolves it expects that there will even be higher switching costs due to many smaller players becoming more dependent on Stream to host their technology systems and maintain and warehouse their data. In addition, Stream expects the customer data management element of its service model to provide new opportunities for its clients to maximize revenue from its customers by creating programs to upgrade technology or market new programs, including customer retention and recovery work that creates revenues for its clients and additional value. There is often a significant cost such as telecommunication, training, technology implementation and internal resource allocation to launch a new CRM provider. It often takes CRM providers up to six months and additional start-up costs to be ready to provide quality service on a consistent basis.

Broad Geographic Platform

Stream has a geographically diverse platform, from which it seeks to provide globally integrated solutions to its clients. With 30 facilities across 16 countries capable of services in approximately 30 languages, Stream’s goal is to provide the right customized solution for each of its clients. Rather than focus on a one size fits all approach to servicing its clients, Stream leverages its broad geographic capability to provide clients with numerous site alternatives and service options at various price points, enabling clients to build an optimal mix of service solutions at different price points. In addition, Stream’s broad geographic platform enhances its ability to benefit from regional growth and the introduction of new technologies to emerging markets. Stream has focused on a multi-shore strategy to provide CRM services to its clients. Stream has service centers across the United States and Canada, across Europe and in off-shore countries such as India, Costa Rica, the Dominican Republic and Tunisia. GBPO believes that under its ownership Stream will continue its development of off-shore service centers in countries like India, Tunisia, Costa Rica, and the Dominican Republic and also intends to expand in its existing off-shore countries to leverage existing in-country Stream management in places like China, the Philippines, Eastern Europe, South America, Latin America, Malaysia and Singapore.

High Renewal Rates

Stream has shown consistent success in renewing its client contracts when they come up for renewal. During 2007, Stream renewed client contracts representing approximately 95% of its revenue from contracts that were in place in 2006. Moreover, of Stream’s top 10 clients in 2006, 8 increased the amount of their business with Stream in 2007. Stream believes that it is able to achieve high renewal rates as a result of its high quality service and numerous product offerings as well as its clients’ desire to maintain stability in their CRM programs. Additionally, Stream’s high renewal rates provide a high level of visibility as to its future revenues as well as the opportunity to introduce new products to clients with whom it has an existing relationship.

Experienced Management Team

Stream benefits from the experience and depth of its senior management team. Its senior management team has an average of approximately 10 years of experience in the CRM industry and related fields and an average of 5 years with Stream and has demonstrated the ability to deliver attractive growth while providing high levels of client satisfaction. GBPO currently has made no determinations regarding the compensation it will pay its directors or officers after completion of the merger or whether it plans to enter into any employment agreements with its officers, except for Mr. Murray, who is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement. Therefore, there is no guarantee that they will remain with the combined company.

Growth Strategy

Stream’s growth strategy is designed to capitalize on the increasing demand for outsourced CRM solutions and to expand its market share in the industry. Stream’s primary growth strategies are to:

Expand Existing Client Relationships

Stream believes that it has substantial opportunities to expand services provided to existing clients. Stream’s strategy is to develop long-term strategic partnerships with targeted clients and to expand its existing relationships as its clients continue to grow within their own markets, both domestically and internationally, outsource additional CRM functions and develop new products and services. Stream believes that many larger clients are seeking to decrease excess overhead and costs by shifting from insourcing to outsourcing and consolidating their CRM providers. In addition, as more companies introduce increasingly complex new products to their customers, GBPO believes that Stream is well positioned to capture new business from existing clients because of its focus on providing more sophisticated technical support, its hosted technology systems, its data management and multi-shore service center strategy. Stream seeks to capitalize on these trends by selling more of its services to a broader audience within its existing clients.

Target Large, Fortune 1,000 Accounts

Stream’s geographically diverse platform and investment in technology infrastructure allows it to service Fortune 1,000 accounts who increasingly demand these two characteristics from their service providers. Stream believes it has demonstrated its ability to successfully service these global accounts. Stream continues to convert existing work performed internally by its clients to outsourced centers as it provides a lower cost, superior service solution relative to what captive sites traditionally offer.

Target Fast Growing Technology Leaders

Stream has a strategy of targeting fast growing up and coming clients. Stream has experienced significant growth with clients in satellite radio, portable GPS and wireless and Internet connectivity. Stream’s strategy is to utilize its industry expertise and knowledge of the CRM needs of companies serving these industries to develop relationships with rapidly growing companies that have historically performed their CRM solutions in-house. Stream believes that over the next few years many mid-sized companies will endeavor to outsource more of their mission critical processes. Stream believes that this will involve a greater degree of reliance on its hosted systems and developed processes to access the scalability and geographic reach of Stream. This approach allows Stream to establish its position early with high-touch, high-value, and high margin services, with the goals of becoming the supplier of choice and growing rapidly in concert with its clients.

Margin Expansion

Stream seeks to selectively manage low margin legacy business by reducing certain programs to free up needed capacity as well as selectively implement price increases. In addition, Stream believes that continued off-shore expansion will grow future margins. At the time of the renewal of legacy contracts (made prior to Stream’s current ownership), Stream seeks to increase margins by either repricing the business to improve the margins or not renewing the business in order to replace it with a higher margin client. This can be accomplished by moving the business to a lower cost venue for production or increasing the price to the client. Stream is also continuously working to improve its operating metrics such as utilization, employee attrition and productivity to increase its operating margins. Stream also believes that by developing new tools such as web-portals, data warehouses and self-service technical support that it can add value for its clients and continue to provide higher margin services. In addition, GBPO believes that Stream in the future can provide additional BPO services that utilize its existing geographic service locations, technology and workforce. These BPO services include areas such as data management, language transcription and interpretation, credit and collection, warranty management and billing services.

Continue Off-shore Expansion

Stream presently provides its service solutions in eight off-shore locations in India, the Dominican Republic, Tunisia and Costa Rica. Stream plans to open up 3 to 4 new locations per year off-shore (which includes the three distinct regions of India, North Africa and CALA). This off-shore network supports Stream’s strategy of providing BPO services at various service levels, price points, and locations, which often requires various language capabilities and country-specific cultural awareness. Stream believes that a North American and

European site strategy, combined with strategic, lower cost off-shore locations is ideal to meet these requirements. Stream believes that large international clients will be better served by a single provider capable of delivering CRM solutions in multiple geographic markets. In the future GBPO expects that Stream will consider new locations in areas like China, the Philippines, South America, Malaysia, Singapore, and in additional lower cost Eastern European countries such as Hungary and the Czech Republic.

Products and Services

Stream’s primary service offerings are to provide technical support, hosted technology services, telecommunication services, data management, reporting, customer retention and other professional services to its clients in the technology, consumer electronics and communications industries. In particular, Stream’s core competency is providing support for the more difficult needs of higher complexity customer programs.

Technical support is typically the first point of contact after an end-user purchases a product, and in some cases, it may be the only point of contact. Stream combines in many cases its hosted technology, data management and reporting services in its service model to its clients. This solution is critical in determining end-user perceptions and satisfaction with the client’s product. Stream seeks to solve end-users’ technical issues by offering diagnosis and repair, repair dispatch, help desk, warranty support and game support services.

Stream’s customer service offerings are designed to manage end-user relationships and maximize sales opportunities for its clients. These services include high-touch, high value add services such as customer retention, cross-selling and up-selling additional products, product activation, problem resolution and billing. Stream seeks to leverage its interactions with end-users as opportunities to generate additional revenues and deepen end-user relationships for its clients.

In addition, GBPO believes that in the future Stream can provide additional BPO services that utilize its existing geographic service locations, technology and workforce. These BPO services include areas such as data management, language transcription and interpretation, credit and collection, warranty management and billing services. GBPO believes that these complementary services may increase its client retention and value added BPO service model to ultimately continue to expand its earnings potential.

Markets and Clients

Stream focuses its marketing efforts on high growth companies in the technology, consumer electronics and communications industries, which represented 51.3%, 23.1% and 25.6%, respectively, of Stream’s revenues for the three months ended March 31, 2008, and 55.7%, 23.8% and 20.3%, respectively, of Stream’s revenue for the year ended December 31, 2007.

Technology clients include computer hardware, peripherals, and software companies. Communications clients include broadband services, mobile and internet service providers. Consumer electronics clients consist of consumer electronics, media and entertainment companies. These industries are characterized by rapid growth, constantly changing technologies and challenges for end-user adaptation, which make it an attractive market for Stream. Stream believes that it has more sophisticated service solutions and industry expertise than many of its competitors, allowing Stream to increase its market share in these core verticals.

GBPO believes that there are opportunities for Stream to expand its service segments into new areas in the future that might include healthcare and hospitals, the financial industry, education and government.

Sales and Marketing

Stream has a direct sales force and sales support organization of approximately 28 sales and marketing personnel, focused on high growth companies in the target industries in North America and Europe. Stream uses a consultative approach to client sales and generally focuses its marketing efforts at the senior executive levels where decisions are made with respect to outsourcing critical CRM functions. Once the decision has been made to outsource, Stream works closely with its client to develop and refine a custom solution to its CRM functions.

Stream believes that its reputation in the CRM industry for high customer service and satisfaction, together with close client relationships, have facilitated significant referral business. Stream’s primary strategy for growing its business is to provide high quality customer service, which enhances its brand and reputation, and secondarily, to win new clients through its sales force.

Stream seeks to drive new sales through its global sales force, which is organized by region. These regional teams are intended to be separate, but integrated sales teams. This facilitates sales to clients with global servicing needs, yet maintains region specific expertise.

Employees

Stream’s success in recruiting, hiring and training large numbers of skilled employees is critical to its ability to provide high-quality CRM solutions to its clients. Stream generally locates its service centers in locations that have access to higher education and a major transportation infrastructure. Stream generally offers a competitive pay scale, hires primarily full-time employees who are eligible to receive the full range of employee benefits and seeks to provide employees with a clear, viable career path.

As of June 30, 2008, Stream had over 15,000 employees. Of its total employees, approximately 13,000 were service professionals and over 94% were full time service professionals. Although Stream’s industry is very labor intensive and has experienced significant personnel turnover, Stream believes that its quality of life initiatives and its high percentage of full-time service professionals has resulted in relative stability in its work force. Except for Stream’s service centers in Ireland, Italy, Sweden, Germany, Spain, France, Tunisia and the Netherlands where approximately 500 of its employees are subject to collective bargaining agreements using workers’ counsels (which are typical in these regions), none of Stream’s employees are subject to a collective bargaining agreement. Stream believes its relations with its employees are good.

Facilities

Stream operates 30 strategically located service centers in 16 countries, which are designed to be globally integrated. Stream’s facilities are organized into three regions: North America, which includes the United States and Canada; Europe, which includes Eastern and Western Europe; and off-shore.

Stream does not own offices or properties but rather leases offices in the United States, Canada, the Netherlands, the United Kingdom, Italy, Ireland, Spain, Sweden, France, Germany, Poland, India, Tunisia, the Dominican Republic, Costa Rica and Bulgaria. Stream considers these facilities to be suitable and adequate for the management and operation of its business.

Competition

The industry in which Stream operates is very competitive and highly fragmented. Stream’s competitors range in size from very small firms offering specialized applications or short term projects, to large independent firms and the in-house operations of many clients and potential clients. A number of the competitors have capabilities and resources greater than Stream. Stream competes directly and indirectly with certain companies that provide CRM and other BPO solutions on an outsourced basis, including Atento Services SA, Capita Group Plc, ExlService Holdings, Inc., Genpact Limited, Infosys Technologies Limited, Minacs Worldwide Inc., NCO Group, Inc., PeopleSupport, Inc., SITEL Corporation, Sutherland Global Services, Inc., Sykes Enterprises, Incorporated, Teleperformance S.A., Teletech Holdings, Inc., West Corporation, Wipro Limited and WNS (Holdings) Limited. The list of potential competitors includes both publicly-traded and privately-held companies.

GBPO estimates that total revenues for this group was approximately $30 billion for the year ended December 31, 2007. Stream is among the smaller companies in this group and its revenues represent approximately 2% of the revenues of the total group. Of the 17 companies listed above, Stream ranks 13th in terms of revenues for the year ended December 31, 2007. GBPO believes that Stream’s relative ranking has not significantly changed since December 31, 2007.

Network Infrastructure

Stream seeks to globally integrate its facilities in an effort to achieve a seamless customer experience. The routing of customer issues to the appropriate service center from various locations in the world is critical to Stream’s success and high customer satisfaction.

Service Professional Tools

Stream believes it makes the necessary investment in each service professional seat to ensure that each such service professional has the tools required to provide high quality service to end-users. Stream leverages a mix of in-house developed and third party software solutions across all of its enterprises. These solutions are customized for Stream’s enterprise and facilitate data capture and transfer from the service professional to Stream’s various data storage and network systems. Stream’s systems must also be flexible enough to operate its clients’ CRM interfaces which operate on Stream’s computers. Most of Stream’s client programs utilize the client’s CRM interface and tools.

Enterprise Systems

One of the defining technologies in the CRM solutions industry is VoIP. This technology is designed to allow requests to be routed immediately and seamlessly to the call site on Stream’s network best suited to serve a particular end-user’s requirements whether based on language, technical or other needs. Most of Stream’s top clients have programs across multiple sites and require VoIP infrastructure to intelligently route end-users to the appropriate site. Stream also employs ADS systems in its service centers that do not have VoIP networks to provide the same type of intelligent routing found on its VoIP networks within such service centers so that calls can be routed to the service professional best suited to address the needs of end-users. Another important piece of Stream’s IT infrastructure is its data centers which house its enterprise applications. These data centers are managed by Stream’s technology staff, monitored 24 hours a day, 365 days a year and protected by heat, smoke, and water detectors, as well as fire suppression systems, air conditioning units, and backup power generators. The software used on Stream’s servers is predominantly windows or unix based and utilizes Oracle and Microsoft databases. Stream’s technology personnel also supports other related software components, data security software, which management believes provides ample support, functionality, and capacity for Stream to achieve its current growth plan.

Intellectual Property

Stream has 9 trademarks and 1 application for trademark pending in 1 country. In addition, Stream has 7 registered domain names that have expiration dates from August 4, 2008 through May 2, 2015.

Legal Proceedings

In the normal course of business, Stream is subject to proceedings, lawsuits and other claims. Stream believes that none of those proceedings is material to Stream’s business, results of operations or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—STREAM

The following discussion should be read in conjunction with Stream’s consolidated financial information and the related notes included elsewhere in this proxy statement. This discussion includes forward looking statements that involve risks, uncertainties and assumptions. Stream’s actual results and the timing of events could differ materially from those anticipated in the forward looking statements as a result of many factors, including those discussed under “Risk Factors—Risks related to Stream’s Business and Industry” and elsewhere in this proxy statement. See “Forward Looking Statements.”

Overview of Stream

Stream is a global provider of CRM and other BPO services to companies in the technology, consumer electronics and communications industries. Stream’s CRM solutions encompass a wide range of telephone, email and Internet based services and technical support programs designed to maximize the long-term value of the relationships between Stream’s clients and their customers, or end-users. Technical support programs may involve technical troubleshooting, hardware, warranty support and game support, hosted services, data management, telecommunications services and professional services. Customer service includes activities such as customer setup/activations, up-sell or cross-sell programs, customer billing inquiries and customer retention programs. Stream works closely with its clients to design and implement large scale, tailored CRM programs that provide comprehensive solutions to their specific business needs. Stream delivers services from its 30 service centers in 16 countries providing clients with numerous site alternatives and service options at various price points, enabling clients to build an optimal mix of service solutions to solve complex issues and create a cost efficient solution for its clients in approximately 30 different languages.

Stream generates revenues by providing CRM services from its trained workforce of over 15,000 people in 16 countries across 30 service centers. Stream provides its services to clients under contracts that typically consist of a master services agreement, which contains the general terms and conditions of the client relationship, and a statement of work, which describes in detail the terms and conditions of each program Stream administers for the client. The statements of work are typically one year contracts with an evergreen provision, subject to earlier termination by the client usually on 60 to 90 days notice. Fewer than 10% of Stream’s written service contracts are for a term shorter than one year. With few exceptions, Stream’s service contracts have not obligated the client to use Stream as its exclusive service provider. Stream often administers multiple programs for a single client. Although the statement of work commitments from Stream’s clients are short, its client relationships tend to be longer term given the scale and complexity of the services it provides, coupled with the risk and costs to its clients associated with bringing business processes in-house or outsourcing them to another provider. For the same reasons, Stream’s sales cycles tend to be 6-12 months. Stream’s potential clients typically obtain bids from multiple vendors and evaluate many factors in selecting a service provider including, among other factors, the scope of services offered, the service record of the vendor and price. As a result of the foregoing, Stream markets its services to, and expects the most likely source of new business will be, multinational customers that benefit most from its international platform.

Stream’s profitability is directly affected by the capacity utilization of its service centers. It seeks to optimize existing and new service center capacity utilization during both peak (weekday) and off-peak (nights and weekends) periods in the U.S. and Europe to maximize fixed cost absorption. Management considers numerous factors that affect capacity utilization, including anticipated expirations, reductions, terminations, or expansions of existing programs and the potential size and timing of new client contracts that Stream expects to obtain. Stream reviews its capacity utilization and projected demand for future capacity on an ongoing basis. Stream anticipates continuing to open more service centers in off-shore locations where prevailing labor rates are lower than onshore North American or European markets. Stream carefully plans the development and opening of new service centers to take advantage of market opportunities while at the same time minimizing the financial effect resulting from excess capacity. To the extent that Stream faces challenges in managing the timeliness of launching new or expanded client programs and the associated internal allocation of personnel and resources, this can cause a delay in recognition of revenues and an increase in costs, either of which could adversely affect Stream’s operating results. Each service center must ramp up in utilization to become profitable, which typically takes between 6 and 12 months to achieve. Stream projects that it will build-out 4 to 5 new service centers in 2008 at a cost of $1.5 million to $3 million each. The exact cost of each center will be determined by size, location and contributions from landlords and government entities. In the event a client terminates a contract early or fails to renew it, Stream may incur costs to shift the capacity of such service centers to other clients. Stream’s costs in such events are the fixed costs, such as rent and utilities and in some jurisdictions severance, to the extent Stream does not replace the business at the affected service center.

These new service centers are expected to generate incremental revenues by providing for service capacity for additional business from existing clients as well as new clients. Stream also expects to generate revenue enhancements in its existing service centers by expanding current business contracts and winning new business. Stream also expects to expand its consumer product and carrier based business to generate additional revenues.

Stream often works with its clients to facilitate reducing their overall CRM and other BPO costs by moving less technical portions of its services for a client to one or more off-shore service centers in lieu of a North American or European service center. This allows Stream to increase or maintain its gross profit margin, but results in a decline in revenues and gross profit dollars. It also may result in a temporary adjustment to utilization rates for the affected service centers.

Stream is subject to quarterly fluctuations in earnings, based on the timing of new and expiring client programs and seasonality in certain client programs. From time to time clients seek to shift their CRM programs to lower cost providers, which may interrupt or decrease Stream’s results of operations as it seeks to shift personnel and other resources to the CRM and other BPO services provided to its higher margin clients.

Stream from time to time obtains grants from state and local governments relating to economic development. These grants are recognized as income as Stream meets the specific requirements of the grant programs.

Stream acquired the service center assets of Spectrum Integrated Services, Inc. on June 16, 2003. Because the purchase price was less than the fair value of the net current assets, under the purchase method of accounting Stream recognized an extraordinary non cash gain of $3.5 million related to the acquisition. On April 13, 2004, Stream purchased the stock of certain service center subsidiaries of Solectron Corporation in exchange for the assumption of $27.7 million of capital lease obligations and letters of credit. Because the purchase price was less than the fair value of the net current assets, under the purchase method of accounting Stream recognized an extraordinary gain of $22.2 million related to the acquisition. On July 22, 2004, Stream acquired 83% of the stock of Infowavz International Private Limited, an India-based service center for $8.8 million in cash, seller notes and the assumption of liabilities. In 2005 and 2007, Stream opened new sites in the Dominican Republic, Costa Rica and Ireland by acquiring certain assets and existing facilities thereof, as described in the audited financial statements included in this proxy statement. Consequently, period to period comparisons of financial results during such periods may not be meaningful.

Stream has not previously been a public company that is subject to federal securities laws, such as the Sarbanes Oxley Act of 2002. As a result, Stream’s historical financial results do not include the anticipated annual costs of being a public company, which GBPO estimates to be $1.0 million per year.

Revenues

Stream derives its revenues by providing technical support, warranty support and game support, hosted services, data management, telecommunication services, professional services and customer care services. Stream’s services are typically bundled together to include its technical support provided by its service professionals, its hosted technology, its data management and reporting and other professional services. Stream bills for its services in a variety of manners, including per minute, per contact, per hour and per full-time equivalent. The methodology of billing is usually determined by various factors including the complexity of services offered, size of the program or is dependent on customer preference. Revenues are recognized as the services are provided. Revenues also include reimbursement of certain expenses including telecom, training and miscellaneous costs for certain customers.

Direct Cost of Revenue (exclusive of depreciation and amortization)

Stream records the costs specifically associated with client programs as direct cost of revenues. These costs include direct labor wages and benefits of service professionals as well as reimbursable expenses such as telecommunication charges. The most significant portion of Stream’s direct cost of revenue is attributable to compensation, benefits and payroll taxes. These costs are expensed as they are incurred. Direct costs are affected by prevailing wage rates in the countries in which they are incurred. In those countries with established, stable economies the wages paid by Stream increase predictably as the economy of a given country does. However, in less established economies that generally present a lower cost workforce, Stream is forced to compete for labor with competitors from other industries as well as those from the CRM industry. Such competition increases the costs of labor in an unpredictable manner and may, in some instances, increase at rates faster than in North America. Stream pays labor costs in the local currency of the service center site, and as a result, Stream is subject to currency risk to the extent that the local currency rises relative to the U.S. dollar. Stream seeks to mitigate this and other risks by entering into one year customer contracts to facilitate passing cost increases onto the customer after the expiration of the term of the customer contract. In addition, the CRM and BPO services industries experience high personnel attrition. The length of training time for adding new service professionals required to implement new programs typically ranges from 2 to 8 weeks due to the complexities of Stream’s clients’ businesses. This can be challenging to the extent Stream obtains several significant new clients or implements several new, large scale programs and needs to recruit, hire and train qualified personnel at an accelerated rate. These costs have decreased as a percentage of net revenues since 2004 as Stream has sought to increase profitability through pricing, improved operating efficiencies and increased its position in off-shore, lower cost labor markets. Stream anticipates that as its business grows, it will continue to expand its off-shore labor pool.

Operating Expenses

Stream’s operating expenses consist of all expenses of operations other than direct costs of revenue, such as technology support, sales and marketing costs, human resource management and other functions and service center operational expenses. Sales and marketing costs consist principally of compensation expense related to business development, proposal preparation and delivery and negotiation of new client contracts. These costs also include travel expenses relating to new sales opportunities, expenses relating to hosting periodic client conferences, public relations activities, participation in industry conferences, industry relations, web site maintenance and business intelligence activities. Stream maintains a dedicated global marketing function responsible for developing and managing sales campaigns, brand promotion, and assembling proposals. Human resource management costs include operating personnel and local human resource expenses, which include hiring, training and severance costs. In addition, local telecom and information technology costs, salaries for site management, accounting and finance functions are included as operating expenses. Stream’s service center operational costs consist of facilities expenses including rent, utilities and other overhead.

Stream’s equipment and fixtures consist of computer equipment, furniture, fixtures, telecom and other equipment, and leasehold improvements. The depreciation expense component of operating expenses is generally computed by applying the straight-line method over the estimated useful lives of assets, which consists of three years for computer equipment; 3 to 5 years for furniture and fixtures; and 3 to 5 years for telecom and other equipment. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Depreciation expense for assets held under capital leases is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease. Stream also capitalizes some costs associated with the purchase and development of internal-use software, system conversions and website development costs. These costs are amortized over the estimated useful life of the software or system. Intangible assets with a finite life are recorded at cost and amortized using the straight-line method over their estimated useful life. Goodwill related to acquisitions is not amortized and is subject to annual impairment testing.

Other (Income) Expenses, Net

Other (income) expenses, net consists of the sum of foreign currency transaction gains or losses, other income, minority interest, interest income and interest expense. Interest expense includes interest expense and amortization of debt issuance costs associated with Stream’s indebtedness under its credit lines, term loans, other notes payable and capitalized lease obligations.

Stream generates revenue and incurs expenses in several different currencies. Stream does not operate in any countries subject to hyper-inflationary accounting treatment. Stream’s most common transaction currencies are the U.S. Dollar, the Euro, the Canadian Dollar, the British Pound, and the Indian Rupee. Stream’s customers are most commonly billed in the U.S. Dollar or the Euro. Stream reports its operating results using the average actual exchange rates in effect during the accounting period.

Income Taxes

Stream’s effective tax rate can be affected by several factors, many of which are not controlled by Stream. A significant factor impacting the effective tax rate is the proportion of revenues and income before tax in the different domestic and international locations in which Stream operates. In addition, changes to tax laws, regulations and interpretation of the regulations in the many jurisdictions will impact the effective tax rate and the level of non-deductible expenses incurred in any given period.

Results of Operations

Three Months Ended March 31, 2008 Compared with Three Months Ended March 31, 2007

Revenues. Revenues increased $21.8 million, or 18.3%, to $140.4 million for the three months ended March 31, 2008, compared to $118.6 million for the three months ended March 31, 2007. The increase is primarily attributable to a $29.9 million growth in revenue with Stream’s ten largest clients from both existing and new services provided to those clients in 2008.

Revenues for services performed in Stream’s U.S. and Canada locations decreased $2.9 million, or 4.3%, for the three months ended March 31, 2008, as a result of large volumes from a seasonal client in the three months ended March 31, 2007, coupled with lower volumes as new client contracts ramped up in the three months ended March 31, 2008. Revenues for services performed in European locations increased $20.1 million, or 55.1%. The majority of this increase is attributable to increased volumes from both new and existing clients, coupled with additional revenue due to a strengthened Euro relative to the U.S. dollar. Revenues for services performed in off-shore locations in India, Costa Rica, the Dominican Republic and Tunisia increased $4.6 million, or 33.1%, due to additional volume from existing and new clients. Revenues in Stream’s off-shore locations represented 13.1% of consolidated revenues for the three months ended March 31, 2008, compared to 11.6% in the same period in 2007.

Direct Cost of Revenue (exclusive of depreciation and amortization). Direct cost of revenue increased $14.4 million, or 18.8%, to $90.9 million for the three months ended March 31, 2008, compared to $76.5 million for the three months ended March 31, 2007. This increase is primarily attributable to incremental labor cost required to support revenue growth. After excluding the $6.5 million Canadian and Euro currency exchange impact, direct labor costs increased from $72.9 million to $80.4 million, or 10.3%. Direct cost of revenue as a percentage of revenues was consistent as between the three months ended March 31, 2008 and March 31, 2007.

Gross Profit. Gross profit increased $7.4 million, or 17.4%, to $49.5 million for the three months ended March 31, 2008 from $42.1 million for the three months ended March 31, 2007. Gross profit as a percentage of revenue decreased slightly from 35.5% to 35.2%. Gross margin percentage increased for services performed in European locations due to higher margin contracts implemented in 2007, offset by the Canadian currency exchange impact for services performed in Canada.

Operating Expenses. Operating expenses increased $8.1 million, or 21.6%, to $45.8 million for the three months ended March 31, 2008, compared to $37.6 million for the three months ended March 31, 2007, primarily due to an increase in sales, general and administrative expense, which grew from $34.8 million to $42.0 million, or 20.8%. After excluding for the $2.7 million Canadian and Euro currency exchange impact, the increase in sales, general and administrative expense was due to (i) an $1.7 million increase in labor costs due to incremental management, operations and administrative staff required to support Stream’s revenue growth, and (ii) an occupancy expense increase of $3.5 million primarily attributable to new service center openings after the first quarter of 2007. Depreciation and amortization represented $0.9 million of the increase in operating expenses attributable to additions to equipment and fixtures totaling $20.3 million including capital leases during the three months ended March 31, 2008. The additions to equipment and fixtures were to support new business, open new service centers and maintain and upgrade Stream’s technology infrastructure. Operating expenses as a percentage of revenues increased to 32.6% for the three months ended March 31, 2008 compared to 31.7% for the three months ended March 31, 2007 due to higher fixed occupancy cost related to the added capacity in late 2007.

Other (Income) Expenses, Net. Other (income) expenses, net decreased $1.7 million, or 40.3%, to $2.4 million for the three months ended March 31, 2008, compared to $4.1 million for the three months ended March 31, 2007. This decrease is due to a recorded foreign exchange gain for the three months ended March 31, 2008 of $1.2 million, compared to a foreign exchange loss of $1.1 million for the three months ended March 31, 2007. Foreign exchange gains and losses are primarily the result of intercompany activity and related hedging.

Income Taxes. Income taxes increased $1.9 million, or 130.5%, to $3.3 million for the three months ended March 31, 2008, compared to $1.4 million for the three months ended March 31, 2007. Foreign tax expense comprised $2.7 million in the first quarter of 2008 and $1.3 million for the same period in 2007 and the effective foreign tax rate decreased from 40.33% to 35.56%. The increase in expense was driven by the higher income in foreign jurisdictions and the decrease in the effective rate reflects changes in the mix of operations. Stream operates in a number of countries outside the U.S. that are generally taxed at lower rates and this can have a significant impact on the effective tax rate. During the period ended March 31, 2008 there was a tax expense of $1.1 million related to amounts required to be recorded under the uncertain tax positions under Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48.

Net Loss. Net loss increased by $1.0 million, or 100.2%, to $2.0 million for the three months ended March 31, 2008, compared to $1.0 million for the three months ended March 31, 2007. This increase is primarily due to income tax expenses caused by the factors discussed above.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Revenues. Revenues increased $78.0 million, or 19.2%, to $483.6 million for the year ended December 31, 2007 compared to $405.5 million for the year ended December 31, 2006. The increase is primarily attributable to a $62.0 million growth in revenue with Stream’s ten largest clients from both existing and new services provided to those clients in 2007. In addition, revenues were impacted by currency fluctuation, new European business and full rampup of service center sites in 2006.

Revenues for services performed in Stream’s U.S. and Canada locations increased $27.9 million, or 12.1%, due primarily to its existing client base from both increased volume and new services. Revenues for services performed in European locations increased $32.2 million, or 24.5%. Of this amount 50% is due to services for new client programs, 11% is due to increased volumes for existing clients and the remainder is related to the strengthened Euro relative to the U.S. dollar. Revenues for services performed in off-shore locations in India, Costa Rica, the Dominican Republic and Tunisia increased $17.9 million, or 40.9%, due to additional volume from existing and new clients. Revenues in Stream’s off-shore locations represented 12.8% of consolidated revenues for 2007 compared to 10.8% in 2006.

Direct Cost of Revenue (exclusive of depreciation and amortization). Direct cost of revenue increased $44.1 million, or 15.9%, to $321.0 million for the year ended December 31, 2007 compared to $276.9 million for the year ended December 31, 2006. This increase is primarily attributable to labor cost increases required to support revenue growth. After excluding the $13.6 million Canadian and Euro currency exchange impact, direct labor costs increased, from $259.7 million to $293.5 million, or 13%. Direct cost of revenue as a percentage of revenues decreased to 66.4% for the year ended December 31, 2007 from 68.3% for the year ended December 31, 2006 due primarily to lower labor costs from new contracts and incremental volume on existing contracts serviced from Stream’s more profitable off-shore locations.

Gross Profit. Gross profit increased $33.9 million, or 26.4%, to $162.6 million for the year ended December 31, 2007 from $128.7 million for the year ended December 31, 2006. Gross profit as a percentage of revenue increased from 31.7% to 33.6%. These increases are driven by revenue growth primarily attributable to new contracts and incremental volume on existing contracts serviced in the Stream’s higher margin off-shore locations.

Operating Expenses. Operating expenses increased $33.5 million, or 27.2%, to $156.7 million for the year ended December 31, 2007 compared to $123.2 million for the year ended December 31, 2006 primarily attributable to an increase in sales, general and administrative expense which grew from $115.1 million to $144.1 million, or 25.2%. After excluding for $5.3 million Canadian and Euro currency exchange impact, the increase in sales, general and administrative expense was due to (i) an $11.9 million increase in labor costs due to the incremental management, operations and administrative staff required to support Stream’s revenue growth; (ii) an occupancy expense increase of $8.0 million primarily attributable to new service center openings; and (iii) a telecom cost increase of $3.7 million to support Stream’s revenue growth. Depreciation and amortization represented $4.4 million of the increase in operating expenses attributable to additions to equipment and fixtures totaling $20.3 million including capital leases, during the year ended December 31, 2007. The additions to equipment and fixtures were to support new business, open new service centers and maintain and upgrade Stream’s technology infrastructure. Operating expenses as a percentage of revenues increased to 32.4% for the year ended December 31, 2007 compared to 30.4% for the year ended December 31, 2006 due to higher fixed occupancy cost related to the added capacity in late 2006 and early 2007.

Other (Income) Expenses, Net. Other (income) expenses, net increased $4.8 million, or 75.6%, to $11.1 million for the year ended December 31, 2007 compared to $6.3 million for the year ended December 31, 2006. This increase is primarily related to a $3.6 million increase in interest expense, attributable to additional net borrowings on the revolving line of credit, along with the interest expense associated with an issuance of $7.0 million principal amount of term debt in 2007.

Income Taxes. Income taxes increased $1.7 million, or 36.2%, to $6.2 million for the year ended December 31, 2007 compared to $4.5 million for the year ended December 31, 2006. This increase is driven by higher current tax expense in certain foreign jurisdictions due to higher pre-tax income generated from operations and tax reserves established in respect of assessments for prior periods. In 2007, Stream established an $18.6 million deferred tax liability due to a change in tax accounting method in the U.S. As a result there was a corresponding decrease in the U.S. income tax valuation allowance.

Net Loss. Net loss increased by $6.0 million, or 111.7%, to $11.3 million for the year ended December 31, 2007 compared to $5.3 million for the year ended December 31, 2006. This increase is primarily due to higher interest and income tax expenses caused by the factors discussed above.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Revenues. Revenues increased $94.6 million, or 30.4%, to $405.5 million for the year ended December 31, 2006 compared to $310.9 million for the year ended December 31, 2005. This increase came from an $84.0 million growth in revenue from existing clients, representing a 27.0% increase over the year ended December 31, 2005 primarily from our top twenty clients in 2006 related to additional volume received from both existing and new services provided to those clients. Stream also realized a $10.6 million increase in revenue from new clients.

Revenues for services performed in our US and Canada locations increased $42.3 million or 22.6% due to increased volume and new services with its existing clients. Revenues for services performed in European locations increased $21.8 million or 19.9%. Of this amount, 65% is due to increased volumes for existing clients, 20% to services for new client programs, and the remainder is related to the strengthened the Euro relative to the US dollar. Revenues for services performed in off-shore locations in India, the Dominican Republic and Tunisia increased $30.5 million or 229.7% due to the increased demand for Stream’s lower cost labor locations and the full year benefit from the mid-year site acquisition in the Dominican Republic in 2005. Revenues in Stream’s off-shore locations represented 10.8% of consolidated revenues for 2006 compared to 4.3% in 2005.

Direct Cost of Revenue (exclusive of depreciation and amortization). Direct cost of revenue increased $59.8 million, or 27.5%, to $276.9 million for the year ended December 31, 2006 compared with $217.1 million for the year ended December 31, 2005. This increase is primarily attributable to labor cost increases required to support revenue growth. After excluding the $6.0 million Canadian and Euro currency exchange impact, direct labor costs increased, from $206.9 million to $253.7 million or 22.7%. Direct cost of revenue as a percentage of revenues decreased to 68.3% for the year ended December 31, 2006 from 69.8% for the year ended December 31, 2005 due primarily to lower labor costs from new and existing contracts serviced from off-shore locations.

Gross Profit. Gross profit increased $34.9 million, or 37.1% to $128.7 million for the year ended December 31, 2006 from $93.8 million for the year ended December 31, 2005. Gross profit as a percentage of revenue increased from 30.2% to 31.7%. These increases were driven by revenue growth principally from new contracts, incremental volume on existing contracts serviced in Stream’s higher margin off-shore locations and Stream’s decision to enter into contracts with higher end clients.

Operating Expenses. Operating expenses increased $18.3 million, or 17.4%, to $123.2 million for the year ended December 31, 2006 compared to $104.9 million for the year ended December 31, 2005, the largest increase of which was an increase in sales, general and administrative expense, which grew from $100.3 million to $115.1 million, or 14.7%. After excluding the $2.4 million Canadian and Euro currency exchange impact, the increase in sales, general and administrative expense was due, in part, to an $8.2 million increase in labor costs relating to additional management, operations and administrative staffing required to support Stream’s revenue growth, and an occupancy expense increase of $5.5 million related to the expansion of existing service centers and new service center openings. Depreciation and amortization represented $3.5 million of the increase in operating expenses and resulted from $10.4 million of additions to equipment and fixtures during the year ended December 31, 2006 and the full year’s depreciation of assets acquired in the prior year. The additions to equipment and fixtures were to support new business, open new service centers and maintain and upgrade Stream’s technology infrastructure. Operating expenses as a percentage of revenues decreased to 30.4% for the year ended December 31, 2006 compared to 33.8% for the year ended December 31, 2005 as Stream benefited from operating efficiencies as it was able to leverage its operating costs over a larger revenue base.

Other (Income) Expenses, Net. Other (income) expenses, net increased $4.8 million, or 319.5%, to $6.3 million for the year ended December 31, 2006 compared to $1.5 million for the year ended December 31, 2005. This increase is primarily related to a $3.8 million increase in interest expense as a result of additional net borrowings on the revolving line of credit and $10.3 million principal amount of new term debt in 2006.

Income Taxes. Income taxes decreased $0.4 million, or 8.4%, to $4.5 million for the year ended December 31, 2006 compared to $4.9 million for the year ended December 31, 2005. This decrease is driven by higher state tax incentive benefits and a change in the deferred tax expense relating to the valuation allowance for deferred tax assets associated with the net operating losses in the US and certain foreign entities.

Net Loss. Net loss decreased by $12.2 million, or 69.5%, to $5.3 million for the year ended December 31, 2006 compared to $17.6 million for the year ended December 31, 2005. This decrease due to the improved gross margins and leveraging operating costs over a larger revenue base caused by factors discussed above.

Liquidity and Capital Resources

Since the inception of its business in June 2003, Stream has financed its operations primarily through third-party debt. Stream’s primary liquidity needs are for financing working capital associated with the expenses it incurs in performing services under its client contracts and capital expenditures for the opening of new service centers, including the purchase of computers and related equipment. Over the past several years, Stream’s working capital requirements and capital expenditures have increased substantially to fund its growth. Stream has in place a credit facility that includes term loans and a revolving line of credit that allows it to manage its cash flows. Stream’s ability to make payments on the credit facility, to replace its indebtedness, and to fund working capital and planned capital expenditures will depend on its ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond its control. Stream has historically secured its working capital facility through its accounts receivable and therefore, Stream’s ability to continue servicing debt is dependant upon the timely collection of those receivables. Stream intends to replace its existing credit facilities with a new credit facility to be provided by several of its existing lenders. If the merger with GBPO does not occur and if Stream is unsuccessful in replacing its existing credit facilities, there can be no assurance that Stream’s business will generate sufficient cash flow from operations or that future borrowings will be available to it in an amount sufficient to enable it to service its indebtedness or to fund its other liquidity needs.

Stream has made capital expenditures of $13.6 million, $10.4 million, $17.1 million and $2.2 million in 2005, 2006, 2007 and the three month period ended March 31, 2008, respectively. Stream continues to make capital expenditures to fund new service centers, new contract requirements and maintain and upgrade its technology as required. Stream projects that it will build-out 4 to 5 new service centers in 2008 at a cost of $1.5 million to $3 million each. The exact cost of each center will be determined by size, location and contributions from landlords and government entities.

Working Capital and Term Loan Facilities. Stream’s working capital facility provides for up to $86 million in revolving availability, with a $20 million sublimit for letters of credit. The interest rate on the revolving credit loans, for U.S. advances, is the bank’s alternate base rate plus 0.50% and, for Eurodollar advances, the bank’s Eurodollar rate plus 3.00%. For unused portions of the revolving line of credit, Stream pays a facility fee equal to 0.5% of the unused borrowing base percent. The credit facility expires on July 31, 2008 and is terminable upon the closing of the merger.

Unbilled accounts receivable grew to $39.3 million for the three months ended March 31, 2008 from $39.0 million for the three months ended March 31, 2007. Unbilled accounts receivable arise pursuant to services rendered under contracts with clients where agreed upon billing cycles and administrative protocols plus Stream’s need to receive details from third parties related to telecommunication charges which are re-billed to clients, result in delays in the preparation of invoices for services rendered. While these clients represent a small portion of Stream’s client base, revenues from these clients grew in the three months ended March 31, 2008, as compared to the three months ended March 31, 2007, causing the increase in unbilled accounts receivable. As unbilled accounts receivable grow, Stream’s working capital requirements increase and its liquidity decreases.

The obligations under the current working capital facility are guaranteed by all of Stream’s domestic subsidiaries. The loans are secured by a first priority lien on substantially all of Stream’s assets including, but not limited to the capital stock of each of its domestic subsidiaries and up to 65% of the capital stock of its foreign subsidiaries.

Stream’s term loan facility provides it with $9.1 million in financing. The interest rate on the term loans, for U.S. advances, is the bank’s alternate base rate plus 0.75% and, for Eurodollar advances, is the bank’s Eurodollar rate plus 3.75%. The bank’s alternate base rate (5.25% at March 31, 2008) is the higher of the bank’s base commercial lending rate or the Federal Funds Open Rate plus 0.5%. Interest is payable monthly on U.S. advances. Interest is payable on Eurodollar advances at the end of their one-, two-, three- or six-month terms.

The agreement governing the current credit facility contains a number of customary affirmative and negative covenants. Subject to certain exceptions, these covenants restrict Stream’s ability and the ability of its domestic subsidiaries to, among other things, incur additional indebtedness, create and incur liens on assets, repay pari passu or subordinated indebtedness, sell assets, engage in transactions with affiliates, make loans, investments, guarantees or acquisitions, declare dividends, redeem or repurchase equity interests or make other restricted payments secured and engage in mergers, acquisitions, asset sales and sale-leaseback transactions. At March 31, 2008, Stream was in compliance with such covenants. Stream expects to remain in compliance with its covenants for the remaining term of the credit facility. In the three month period ended March 31, 2008, Stream repaid $4.3 million of debt. In the three months ended March 31, 2007, Stream borrowed $10.2 million of debt to fund capital expenditures and grow working capital.

Replacement Credit Facility. Stream expects that the outstanding principal balance of its working capital facility and its term loan facility will be assumed, replaced or repaid by GBPO on the closing date if the closing date occurs prior to August 1, 2008. If it appears that the closing will not occur prior to August 1, 2008, Stream will seek to refinance its existing credit facilities with a new credit facility to be provided by several of its existing lenders which have indicated a willingness to do so. At the closing of the merger and private placement, GBPO expects to have approximately $269.0 million of cash on hand (assuming no exercise of conversion rights). Stream expects cash flows generated by operating activities, cash on hand and from available borrowings under new revolving credit facilities to be sufficient to meet liquidity needs for the remainder of 2008 and 2009.

Letters of Credit. Through the acquisition of Stream by its predecessor, Stream assumed certain standby letters of credit for the benefit of landlords of certain sites in the United States and Canada. As of December 31, 2007, Stream had approximately $10.5 million of these letters of credit in place under its working capital facility.

Senior subordinated secured notes. As of March 31, 2008, Stream had outstanding senior subordinated secured notes in the aggregate principal amount of $22.5 million plus accrued, but unpaid interest totaling $0.9 million, which will become due on July 31, 2009. The senior subordinated secured notes are subordinated to the notes and the amounts owed under Stream’s working capital facility and its term loan facility. Stream’s obligations under the senior subordinated secured notes have been irrevocably and unconditionally guaranteed on a senior subordinated basis by its domestic subsidiaries. Stream expects that the senior subordinated notes will be paid off at the closing of the merger.

The note purchase agreement governing the senior subordinated secured notes contains a number of customary affirmative and negative covenants. Subject to certain exceptions, these covenants restrict Stream’s ability and the ability of its domestic subsidiaries to, among other things, incur additional indebtedness, create and incur liens on assets, repay pari passu or subordinated indebtedness, sell assets, engage in transactions with affiliates, make loans, investments, guarantees or acquisitions, declare dividends, redeem or repurchase equity interests or make other restricted payments secured and engage in mergers, acquisitions, asset sales and sale-leaseback transactions. The senior subordinated secured notes also include specific financial covenants consistent with those contained in the indenture governing the notes. At March 31, 2008, Stream was in compliance with such covenants. Stream expects to remain in compliance with its covenants for the remainder of 2008.

On February 11, 2008, GBPO received a commitment letter from PNC which is currently a lender and the agent under Stream’s existing credit facility, which was amended on June 4, 2008, to amend and restate such existing credit facility to provide for a $100.0 million revolving credit (increased from $86.0 million) and to maintain existing term loans. Under the commitment letter, PNC has committed to provide $30.0 million of such financing, and will syndicate the balance on a best efforts basis. This facility would become effective upon the closing of the merger and would be used to replace Stream’s existing credit facility agented by PNC and to provide working capital. The closing of the amended and restated credit facility is subject to numerous conditions, some of which are outside GBPO’s control and there can be no assurance that GBPO will close the credit facility contemplated by such letter. Assuming that GBPO closes the financing contemplated by the PNC commitment letter and uses a portion thereof to replace Stream’s outstanding bank debt and senior subordinated debt at the closing, before giving effect to the closing of the private placement, GBPO expects it will have approximately $120.0 million of cash available at the closing for working capital, including to pay cash to stockholders who vote against the merger and elect to convert their shares into a pro rata share of the trust fund.

Contractual Obligations

Stream has various contractual obligations that will affect its liquidity. The following table sets forth the contractual obligations of Stream as of March 31, 2008:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Long-term debt obligations (1)	$94,931	$72,409	$22,522	$—	$—
Operating lease obligations	80,994	21,565	36,675	14,960	7,794
Capital lease obligations	9,961	2,840	3,321	2,450	1,350

Total	$185,886	$96,814	$62,518	$17,410	$9,144

[1]	Includes Stream’s senior subordinated secured notes plus accrued interest totaling $22.5 million, which will be repaid in full at closing.

Certain leases are backed by letters of credit. The obligations under the letters of credit reduce annually as the underlying obligations are satisfied

Three Months Ended March 31, 2008 Compared with Three Months Ended March 31, 2007

As of March 31, 2008, Stream had $10.6 million in unrestricted cash and cash equivalents, and working capital (measured by current assets less current liabilities) of $0.8 million, due to the expiration of its existing credit facilities on July 31, 2008.

Net cash provided by operating activities totaled $5.7 million for the three months ended March 31, 2008, a $9.0 million increase from the $3.3 million used in the three months ended March 31, 2007. Net loss increased $1.0 million and non-cash charges were $1.0 million greater in the three months ended March 31, 2008 than those generated in the months ended March 31, 2007 as a result of the $0.9 million increase for the depreciation of additional assets used in the business. The increase of $9.0 million in cash provided for operating assets is due primarily to the decrease of $6.6 million in cash used as a result of the improved collections of receivables from our larger clients in the three months ended March 31, 2008. The remaining portion of the increase is attributable to the increase of $3.4 million in cash provided from accrued expenses and other liabilities related to the overall growth of the company and its expenses, offset by a reduction in prepaid expenses of $0.9 million.

Net cash used in investing activities totaled $2.3 million for the three months ended March 31, 2008, a $1.2 million decrease from the $3.5 million used in the three months ended March 31, 2007. This is primarily attributable to reduced acquisition cost in the first three months of 2008 compared to 2007 when Stream acquired a service center in Costa Rica for $2.5 million.

Net cash used in financing activities totaled $4.9 million for the three months ended March 31, 2008, a $14.3 million decline from the $9.4 million of cash provided by financing activities for the three months ended March 31, 2007. The decrease is due to reduced borrowings on Stream’s line of credit in the three months ended March 31, 2008. Stream had net borrowings on the line of credit of $10.5 million for the three months ended March 31, 2007, compared to $4.0 million in net payments on the line of credit for the three months ended March 31, 2008.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

As of December 31, 2007, Stream had $12.6 million in unrestricted cash and cash equivalents, and a negative working capital (measured by current assets less current liabilities) of $9.8 million, due to the expiration of its existing credit facilities on July 31, 2008.

Net cash used in operating activities totaled $12.4 million for the year ended December 31, 2007, a $0.6 million decrease from the $13.0 million used in the year ended December 31, 2006. Net loss increased $6.0 million and non-cash charges were $5.1 million greater in 2007 than those generated in 2006 as a result of the $4.4 million increase for the depreciation of additional assets used in the business, $1.0 million increase in non-cash interest expense related to debt, $0.9 million increase in market lease reserves, $0.8 million increase in non-cash compensation, offset by the $2.0 million decrease in deferred tax expense. The increase in cash used for operating assets and liabilities of $1.5 million is due to the additional growth in receivables attributable to the increased revenue from new and existing clients.

Net cash used in investing activities totaled $19.3 million for the year ended December 31, 2007, an $8.8 million increase from the $10.5 million used in the year ended December 31, 2006, primarily attributable to an increase in capital spending in 2007 for new programs and opening of new service centers and the acquisition of a service center in Costa Rica for $2.5 million in 2007.

Net cash provided by financing activities totaled $33.4 million for the year ended December 31, 2007, an $8.1 million increase from the $25.3 million provided for the year ended December 31, 2006. Net borrowings on the line of credit increased $14.1 million in 2007 compared with 2006, plus there was an issuance of additional long-term debt that resulted in proceeds of $7.0 million in 2007. The debt increase in 2007 was used to fund growth in accounts receivables due to revenue growth and for capital expenditures for equipment and new centers opened in late 2006 and in 2007.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

Net cash used in operating activities totaled $13.0 million for the year ended December 31, 2006, a $5.0 million decrease from the $18.0 million used in the year ended December 31, 2005. Net loss decreased $12.2 million and non-cash charges were $6.9 million greater in 2006 than those generated in 2005 as a result of the $3.5 million increase for the depreciation of additional assets used in the business, and a $1.7 million increase in deferred tax expense. The $13.0 million increase in cash used in operating assets and liabilities is due the growth in receivables attributable to the 30.4% increase in revenue from new and existing clients.

Net cash used in investing activities totaled $10.5 million for the year ended December 31, 2006, a $4.0 million decrease from the $14.5 million used in the year ended December 31, 2005, primarily attributable to a decrease in capital spending in 2006 of $3.1 million and the additional investment in and the acquisition of a service center in the Dominican Republic for $1.2 million in 2005.

Net cash provided by financing activities totaled $25.3 million for the year ended December 31, 2006, a $6.6 million increase from the $18.7 million provided for the year ended December 31, 2005. Net borrowings on the line of credit decreased $5.8 million in 2006 compared with 2005, but were offset by the issuance of additional long-term debt that resulted in proceeds of $10.3 million in 2006, as well as the sale of common stock and the exercise of stock options in 2006 that resulted in proceeds of $2.6 million. The additional debt was used to fund the additional capital expenditures to support the growth of new and existing clients.

Off-Balance Sheet Arrangements

Stream does not have any off-balance sheet arrangements.

Impact of Inflation

Inflation in countries in which Stream services its client contracts could have a negative impact on Stream if it cannot pass on inflationary cost increases to its clients through price increases.

Seasonality

Stream is exposed to seasonality of its revenues because of the nature of certain consumer based clients. Stream will experience up to 10% increased revenues associated with the peak processing needs in the fourth quarter coinciding with the holiday period.

Quantitative and Qualitative Disclosures about Market Risk

Stream is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. Stream’s risk management strategy includes the use of derivative instruments to reduce the effects on its operating results and cash flows from fluctuations caused by volatility in currency exchange and interest rates. In using derivative financial instruments to hedge exposures to changes in exchange rates, Stream exposes itself to counterparty credit risk.

Interest Rate Risk

Stream is exposed to interest rate risk primarily through its debt facilities since some of those instruments bear interest at variable rates, including capital leases. At March 31, 2008, Stream had outstanding borrowings under variable debt agreements that totaled approximately $72.4 million. A hypothetical 1.0% increase in the interest rate would have increased interest expense by approximately $0.7 million and would have decreased annual cash flow by a comparable amount. The carrying amount of Stream’s borrowings reflects fair value due to their short-term and variable interest rate features.

There were no outstanding interest rate swaps covering interest rate exposure at March 31, 2008.

Foreign Currency Exchange Rate Risk

Stream serves many of its U.S.-based clients using its service centers in Canada, India, the Dominican Republic and Costa Rica. Although the contracts with these clients are typically priced in U.S. dollars, a substantial portion of the costs incurred to render services under these contracts are denominated in the local currency of the country in which the contracts are serviced which creates foreign exchange exposure. Given the significance of Stream’s foreign operations and the potential volatility of the Canadian dollar and Indian rupee versus the U.S. dollar, it uses forward purchases of Canadian dollars and Indian rupees to minimize the impact of currency fluctuations. As of March 31, 2008 Stream had entered into forward contracts with two financial institutions to acquire a total of $67.3 million in Canadian dollars at prices ranging from 0.985 to 1.034 USD/CAD and $127.3 million in Indian rupees at prices ranging from .0249 to .0251 USD/INR.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in Stream’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from estimates. Such differences may be material to the consolidated financial statements.

Stream believes the application of accounting policies, and the estimates inherently required therein, are reasonable. These accounting policies and estimates are periodically reevaluated, and adjustments are made when facts and circumstances dictate a change. Historically, Stream has found the application of accounting policies to be appropriate, and actual results have not differed materially from those determined using necessary estimates.

Stream’s accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” in the “Notes to the Consolidated Financial Statements,” included elsewhere in this proxy statement. Stream has identified the following critical accounting policies and estimates:

Goodwill

Stream has made acquisitions in the past that include goodwill. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. Stream operates as one reporting unit, which is used for impairment testing and the allocation of acquired goodwill. The impairment, if any, is measured based on the estimated fair value of the reporting unit which is computed using a discounted future free cash flow analysis utilizing internally forecasted results. Stream makes assumptions in regards to future growth and market conditions. Changes in these assumptions could impact the determination of fair value, or any resulting impairment loss. Another estimate using different but still reasonable assumptions could produce different results. Due to the relatively small size of goodwill compared to Stream’s assets, a significant reduction in cash flows would be necessary to risk a meaningful impairment charge. Stream reviewed its goodwill for impairment as of December 31, 2007 and 2006, and determined that there was no impairment.

Long-Lived Assets, other than Goodwill

Long-lived assets, other than goodwill, consist primarily of equipment and fixtures. Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated between a 3 to 5-year life, software over a 3-year life and equipment generally over a 3 to 5 year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense. The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, Stream redeploys equipment and fixtures from under-utilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the under-utilized centers would not be sufficient to recover the carrying amount of these assets.

Income Taxes

Stream accounts for federal, state and foreign income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, or SFAS No. 109. Income taxes are accounted for using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded when Stream believes it is more likely than not that some portion or all of the deferred tax assets will not be realized in the near term.

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued FIN 48. On February 1, 2008, the FASB issued a FASB Staff Position relating to the effective implementation date of FIN 48 for certain nonpublic companies, which deferred the effective date to January 1, 2008. Stream determined that it met the qualifications of a nonpublic company and adopted FIN 48 effective January 1, 2008.

FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain income tax positions recognized in the financial statements in accordance with SFAS No. 109. Income tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. Upon the adoption of FIN 48, Stream recorded a reserve for unrecognized tax benefits of $5.7 million. The reserve was recorded as an increase to retained deficit of $4.9 million, an increase in other current assets of $0.7 million, and a reclassification of previously recognized tax contingencies of $0.2 million to unrecognized tax benefits. Stream recognizes interest and penalties related to uncertain income tax positions as a component of income tax expense.

During the period ended March 31, 2008, Stream reviewed both new and existing uncertain tax positions under FIN 48 and recorded an additional tax expenses of $1.1 million The change was made as a result of new tax developments during the quarter, primarily related to international audits, which impacted the evaluation of uncertain tax positions for prior tax periods.

Contingencies

Stream considers the likelihood of various loss contingencies, including tax and legal contingencies arising in the ordinary course of business, and its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is reserved in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Any required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy. Stream regularly evaluates current information available to it to determine whether such reserves should be adjusted.

Self-Insurance Reserves

Stream is self-insured with respect to medical and dental claims for employees located in the United States and a third-party administer is used to process all claims. Stream records an estimated reserve for the self-insurance programs based on Stream’s own historical experience. The reserves associated with the exposure to self insured medical and dental liabilities are monitored by management for adequacy. However, changes in the employee mix and unforeseen events could result in an adjustment that could vary significantly from such estimates.

Allowance for Doubtful Accounts

Stream believes its exposure to accounts receivable credit risk is limited based on internal and external evaluations of the financial strength of Stream’s customers. Stream evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where Stream is aware of a specific customer’s inability to meet its financial obligations, Stream records a specific reserve against amounts due. Historically, Stream has not experienced significant losses on uncollectible accounts receivable.

Stock-Based Compensation

Prior to January 1, 2004, Stream accounted for a stock-based compensation plan for employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of grant between the fair value of Stream’s stock and the exercise price and is amortized over the vesting period for grants for which the vesting is time-based. For grants which are subject to performance-based vesting, the intrinsic value of the grant is measured at the date the grant vests and is charged to expense.

Effective January 1, 2004, Stream adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123(R)), using the prospective-transition method, and therefore, Stream has not restated its prior period financial statements. Under that method, compensation costs recognized in 2006 and 2005 includes: (a) compensation cost for all share-based payments granted prior to January 1, 2004, based on the continued application of the provisions of APB 25 to those grants, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2004, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). For share-based payments granted after January 1, 2004, the fair value of each grant, including both the time-based grants and the performance-based grants, is estimated on the date of grant using the Black-Scholes-Merton option valuation model and assumes the performance goals will be achieved. If such goals are not met, no compensation cost is recognized and any recognized cost is reversed. Compensation expense related to share-based awards, net of a forfeiture rate, is amortized on a straight-line basis over the requisite employees’ service periods in selling, general and administrative expenses.

Stream estimates the fair value of stock option awards on the date of grant utilizing a modified Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. Stream’s options are subject to certain vesting requirements and are non-transferable. However, certain assumptions used in the Black-Scholes-Merton model, such as expected term, can be adjusted to incorporate the unique characteristics of Stream’s stock option awards. Option valuation models require the input of somewhat subjective assumptions including expected stock price volatility and expected term. These inputs have a greater level of sensitivity in the model over certain other inputs. Other assumptions required for estimating fair value with the Black-Scholes-Merton model are the expected risk-free interest rate and expected dividend yield of Stream’s stock. Historically Stream has not paid dividends and its management believes this policy will continue. Accordingly, Stream has consistently used a dividend yield of zero when calculating any Fair Value of the Share Based Payments. To estimate the risk free rate of return Stream uses as a point of reference the ten year United States Treasury Notes which is the term for the options once they are issued.

Based on the type of options issued the vesting of those options will have different lives. To date most of the options issued have had relatively short vesting periods compared to the life of the option granted. Additionally since the Plan is relatively new Stream’s forfeiture experience is limited. Stream will continue to monitor these areas and make any necessary adjustments as more tenured trends are established.

Revenue Recognition

Stream provides customer care services according to each client’s contract and evaluates each contract to determine the appropriate treatment for revenue recognition in accordance with Security and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, SAB No. 104, Revenue Recognition and Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Stream recognizes revenues only when there is evidence of an arrangement, services have been provided, the price is fixed and determinable, and collection is considered probable. Client contracts generally require that Stream bill for its services based on time spent by service professionals or on a per transaction basis.

Delivery of services to Stream’s clients generally entails an initial implementation effort during which costs are incurred in connection with information and telephony systems implementation, establishment of operating processes and hiring and training of employees. Certain of Stream’s client contracts provide for payment of fees in connection with some of these activities. The initial implementation effort is not considered a separate element as defined by EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Rather, these implementation activities, together with the ongoing service delivery, constitute a single unit of accounting for which revenue is recognized using a proportional performance method such as recognizing revenue based on transactional services delivered or on a straight-line basis, as appropriate. Revenue recognized is limited to the amount which Stream is contractually entitled to collect from its clients.

In many cases, Stream is subject to varying client quality, service level, and performance standards, such as average handle time, occupancy rate, abandonment rate, call quality, and customer satisfaction. Stream’s performance against such standards may provide bonus opportunities, or conversely, may subject it to penalties, which are recognized as earned or incurred.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141R, Business Combinations, or FAS 141R. FAS 141R replaces FASB Statement No. 141, Business Combinations, or FAS 141. FAS 141R retains the fundamental requirements in FAS 141 that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. FAS 141R expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. FAS 141R broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. FAS 141R also increases the disclosure requirements for business combinations in the financial statements. FAS 141R is effective for fiscal periods beginning after December 15, 2008. Adoption of FAS 141R will not impact Stream’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, Stream expects its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. SFAS No. 159 amends SFAS No. 115 to permit entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The FASB’s objective in this statement is to provide reporting entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Stream adopted SFAS No. 159 in the first quarter of fiscal year 2008. The adoption of SFAS No. 159 did not have an impact on its financial position, results of operations or cash flows as Stream did not elect this fair value option on any financial assets or liabilities.

In December 2007, the FASB issued FAS No. 160, Non-Controlling Interest in Consolidated Financial Statements—an amendment of ARB No. 51, or FAS 160. FAS 160 requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of operations. FAS 160 also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. FAS 160 is effective for fiscal periods beginning after December 15, 2008. Therefore, Stream is required to adopt FAS 160 on January 1, 2009. Stream is currently evaluating the requirements of FAS 160 and the potential impact on its financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 161, by requiring increased qualitative, quantitative, and credit-risk disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Stream is currently evaluating the impact of this standard on its financial condition, results of operations and cash flows.

DIRECTORS AND EXECUTIVE OFFICERS OF STREAM FOR FISCAL YEAR 2007

Prior to the completion of the merger and for the fiscal year ended December 31, 2007, Stream’s directors and executive officers were as set forth below:

Name	Age	Position
John P. Bolduc	43	Sole member of the Board of Directors
Rick Rosen	38	Executive Vice President
Toni Portmann	52	Chief Executive Officer and President
Thomas J. Andrus	51	Chief Financial Officer
Jeffrey C. Evert	48	Senior Vice President of Americas Sales
Laurie J. Brashear	40	Chief People Officer
Robert Mercer	56	Chief Information Officer

John P. Bolduc has served as the sole member of Stream’s board of directors since June 16, 2003. Mr. Bolduc is a Managing Director at H.I.G. Since joining H.I.G. in 1993, Mr. Bolduc has participated in more than 50 successful transactions in a diverse set of industries including business services, building products and manufacturing. Mr. Bolduc received a B.A in Computer Science from Lehigh University and earned an M.B.A. from the University of Virginia.

Rick Rosen has served as Executive Vice President of Stream since June 2003. Mr. Rosen has served as a managing director of H.I.G., a private equity firm with approximately $4 billion of capital under management since 1998. In 2003, Mr. Rosen spearheaded H.I.G.’s acquisition of Stream. Mr. Rosen currently serves on the board of numerous H.I.G. portfolio companies, including Stream, and has been involved in all aspects of the investment process since joining H.I.G. in 1998, including sourcing, transaction structuring, financing, and execution of post-closing growth strategies. Prior to joining H.I.G., Mr. Rosen worked at General Electric Company and GE Capital as part of their mergers and acquisitions teams where he coordinated a variety of strategic acquisitions and as a member of the GE Corporate Finance Staff where he helped design and implement improved business strategies and operating processes for GE Capital’s business units. Mr. Rosen received his bachelor of arts degree from Stanford University and earned an M.B.A. from Harvard Business School.

Toni Portmann serves as the President and Chief Executive Officer of Stream. Since joining Stream in 2001, Ms. Portmann has spearheaded revenue growth of over 500% through a combination of organic and strategic growth both domestically and internationally. Ms. Portmann oversees the operations and sales teams and has led Stream to become a leading global operator, being awarded the number one global call center provider by Global Services 100 in 2006. Prior to joining Stream in 2001, Ms. Portmann amassed a broad variety of executive and management experience over a greater than 25 year period with Diebold Incorporated and IBM. Ms. Portmann received a B.A. in business administration from Boise State University and is a graduate of executive development programs at both Wharton School of Business and Case-Western University.

Thomas J. Andrus serves as the Chief Financial Officer of Stream. Mr. Andrus is responsible for directing the accounting, treasury, tax, financial planning and analysis, pricing, real estate and legal functions of Stream. Mr. Andrus has 27 years of financial management experience. Prior to joining Stream in 2003, Mr. Andrus served as Chief Financial Officer for two Brentwood Associates portfolio companies, Spectrum Clubs, Inc. and Silver Cinemas International, Inc. from 2000 to 2003. Mr. Andrus received a B.S. in Business Administration from Trinity University and earned an M.B.A. from Texas A&M University.

Jeffrey C. Evert serves as the Senior Vice President of Sales for Stream’s American operations. Mr. Evert has 27 year of experience serving in various capacities in sales and business development. Prior to joining Stream in 2002, Mr. Evert was a partner in the mergers and acquisitions firm Omni International. Mr. Evert’s previous experience also includes serving in management sales roles for the professional services firm Convergys Corporation and Sony USA. Mr. Evert received a B.S. in Business Administration from Pepperdine University.

Laurie J. Brashear serves as the Chief People Officer of Stream. Ms. Brashear oversees the human resources team that is responsible for implementing policies and procedures for Stream’s greater than 15,000 employees. Prior to joining Stream in 2003, Ms. Brashear served as Director of Human Resources for Software Spectrum for four years. Ms. Brashear received a B.A. from Wittenberg University.

Robert Mercer serves as the Chief Information Officer of Stream. Mr. Mercer is responsible for Stream’s IT and telephony technologies. Prior to joining Stream in 2006, Mr. Mercer served as Chief Information Officer for Software Spectrum for nine years. Mr. Mercer attended the U.S. Naval Academy and received a B.S. in Mathematics from Florida State University.

Board of Directors and Committees of the Board

Prior to the merger, Stream’s board of directors consisted of one member, John P. Bolduc, who will serve in such capacity until the earlier of his resignation or his successor has been duly qualified and elected.

Stream’s board of directors directs the management of Stream’s business and affairs as provided by Delaware law. As a private Delaware corporation, Stream has elected not to have any standing committees for audit or compensation oversight. However, from time to time, such committees may be established under the direction of the board of directors when necessary to address these issues or any other specific issue the board of directors deems appropriate.

Compensation Discussion and Analysis

Stream has a developed an executive compensation program that is intended to provide appropriate compensation that is strongly tied to its results. The program has four major components: salary, annual/quarterly bonus, quarterly performance incentives and a stock option plan. The program provides executives with a significant amount of variable compensation dependent upon Stream’s performance. For example, for Stream’s chief executive officer, approximately half of her annual cash compensation is variable and for Stream’s chief financial officer, approximately a third of his annual cash compensation is variable, and in addition, a significant part of their total potential compensation is through Stream’s stock option plan.

The compensation program’s overall objective is to enable Stream to attract and retain the services of highly-skilled executives. The principles of Stream’s executive compensation program are reflected in its three variable compensation components: the annual/quarterly bonus, quarterly performance incentives and stock option plan. The program seeks to enhance Stream’s profitability and value by aligning closely the financial interests of Stream’s executives with those of its stockholders. This alignment is created by strongly linking the compensation to the achievement of important financial goals. Stream’s ability to reach the financial goals is dependent on strategic activities. However, at the executive level, Stream measures success in these strategic activities principally by their effect on its financial performance. The compensation program considers cash flow, account and tax aspects to support the financial efficiency of the programs.

The executives are each given significant and extensive responsibilities that encompass both Stream’s strategic policy and direct day-to-day activities in sales and marketing, finance, legal and regulatory, customer service development, and other similar activities. The compensation program conditions significant portions of management pay on the achievement of annual (for bonuses) and long-term (for stock options) financial performance goals.

The compensation packages for executives are designed to promote team work by generally using the same performance goal for the annual bonus for all regional and global executives. The individual initiative and achievement of an executive is reflected in the level of salary and bonus, which is determined annually by Stream’s board of directors.

Elements of Compensation

Stream’s compensation program has four principal elements: salary, annual and quarterly bonuses, quarterly performance incentives and a stock option plan. The remaining compensation paid through employee benefits and perquisites is not significant in amount or as a percentage of any executive’s compensation.

Salary. Stream recognizes that paying a market competitive cash salary is necessary to attract and retain services of highly-skilled executives. Stream believes that a competitive salary is a component of a well-rounded compensation program.

Bonus. Stream believes that both annual and quarterly cash bonuses provide a means to measure and, if appropriate, reward elements of corporate performance that are closely related to the efforts of executives. Under the Summary Compensation Table following this section, each of the annual and quarterly bonuses are reported, together with certain other elements explained in footnote 2 below, in the column labeled “Non-Equity Incentive Plan Compensation” rather than in a “Bonus” column. This reporting reflects that the annual and quarterly cash bonuses have pre-established and generally non-discretionary goals that determine whether any amount will be paid. Part of the quarterly and annual non-equity incentive plan compensation payable to salespeople, including Mr. Evert, is derived from commissions based equally on the achievement of pre-established (i) revenue targets for new and existing business and (ii) global EBITDA targets.

Stream believes it is appropriate and necessary in order to properly incentivize key executives to make bonus payments in cash on an annual basis when earned. Stream has chosen to pay bonuses in cash rather than stock because it anticipates that executives would use this payment to supplement their salaries and Stream’s stock is currently illiquid in its nature. The annual bonus as a percentage of an executive’s total potential cash compensation generally increases with the level and responsibilities of the executive.

Quarterly Performance Incentives. Stream also utilizes a ‘management by objectives’ program to provide performance incentives that drive and reward completion of specific quarterly strategic and tactical objectives. These objectives are agreed upon between the executive and his or her immediate supervisor at the beginning of a given quarter and payment of the incentives is made during the following quarter in the event that the pre-determined objectives are met.

Long-term Incentive—Stock Option Plan. Stream provides a long-term incentive compensation program that is based on its stock through the use of a stock option plan. For stockholders, the long-term value of Stream’s stock is the most important aspect of Stream’s performance. The price of such stock is the principal factor in stockholder value over time. The value of a share issuable upon the exercise of an option is tied directly and primarily to the ultimate fair value of Stream’s stock. Stock options are a means of aligning financial interests of executives and stockholders.

Employee Benefits. Stream’s executives participate in all of the same employee benefit programs as other employees and on the same basis. These programs include a tax-qualified retirement plan, health and dental insurance, life insurance, and disability insurance. Stream’s only active retirement plan is a 401(k) plan in which executives participate on the same basis as other employees. Stream makes discretionary matching contributions to the 401(k) plan. The amount of the matching contribution depends on the percentage of an executive’s compensation, up to Internal Revenue Code limits, that he or she chooses to defer in the 401(k) plan. In 2007, the amount of Stream’s matching contributions for the named executive officers, set forth in the Summary Compensation Table below, ranged from $1,941 to $3,496 as shown in the “All Other Compensation” column on the Summary Compensation Table following this section.

Perquisites. Stream does not provide perquisites for any of its domestic executive officers or employees. Reimbursement is provided to all executive officers and employees for any reasonable business related travel costs and expenses incurred in the provision of such officer’s or employee’s services.

Key Factors in Determining Compensation

Performance Measures. The annual bonus has been measured principally on Stream’s EBITDA. EBITDA is used because Stream believes that it represents the best measurement of its operating earnings. The annual bonus is intended to be paid primarily based on actions taken and decisions made during that fiscal year. In order to closely align compensation with operational performance, Stream sets annual bonus targets and measures performance as compared to these targets by using modified EBITDA. This modified EBITDA excludes certain non-cash and non-operational items such as management fees, non-cash stock compensation and unrealized foreign currency gains or losses. Interest, income taxes, depreciation and amortization are excluded because those items can significantly reflect Stream’s long-term decisions on capital structure and investments rather than annual decisions. Because EBITDA for performance purposes is intended to reflect operating earnings, Stream’s board of directors may make adjustments in the calculation of EBITDA to reflect extraordinary events.

The bonus based on EBITDA is measured on both an annual and a quarterly basis. The use of each such target fits with Stream’s shorter and longer term business plans and allows it to measure the executive group’s performance against targets that it believes can be set in a reasonable manner. During 2007, the quarterly EBITDA targets were $6.4 million, $5.0 million, $5.0 million and $7.6 million, respectively, and the 2007 annual EBITDA target was $24.0 million. Stream achieved quarterly EBITDA of $5.9 million, $5.0 million, $7.4 million and $5.9 million, respectively and an annual EBITDA of $24.2 million. Stream’s quarterly bonus program allows for a year to date, or cumulative, true up if performance falls short of any quarter’s EBITDA target.

Each named executive’s annual and quarterly EBITDA target bonus amounts are based upon his or her respective position within Stream. Their compensation packages have been structured based on a comparative market analysis. Executives with greater responsibility are eligible for larger bonus payments on both a quarterly and an annual basis. Mr. Evert does not participate in the quarterly bonus program because his responsibility is to obtain new and retain existing business. He is paid a quarterly commission bonus based on Stream’s achievement of its new and existing revenue plan targets. The estimated fair value of Stream’s stock is used for all long-term incentive purposes through the stock option plan. Stream’s board of directors estimates the value of its stock at the time of each such option grant.

Stream has not had the need to establish a policy for the adjustment or recovery of awards or payments when the relevant performance measures are restated or adjusted in a way that would reduce the size of the award or payment. Stream’s board of directors has the discretion to waive or reduce a performance goal.

Individual Executive Officers. For compensation setting purposes, each named executive officer is considered individually; however, the same considerations apply to all executives. In setting salary, the primary factors are the scope of the officer’s duties and responsibilities, the officer’s performance of those duties and responsibilities, the officer’s tenure with Stream, and a general evaluation of the competitive market conditions for executives with the officer’s experience.

For the named executive officers and other executives, bonus potential is determined on a flat dollar basis based on market comparisons. The dollar amount used for this purpose reflects the officer’s duties and responsibilities. The same measurement, EBITDA, is used for all officers, as applicable geographically, to encourage the officers to focus on the same company goals. In setting the salary and bonus potential, Stream looks at total potential cash compensation for reasonableness and for internal pay equity.

Determining the Amount of Each Type of Compensation

Roles in Setting Compensation. Ms. Portmann, as president and chief executive officer, Mr. Andrus, as chief financial officer, and Ms. Brashear, collectively, make recommendations to the board of directors with respect to compensation of executives (including the named executive officers other than Ms. Portmann) for each of Stream’s compensation elements based on market data. The board of directors reviews, and in some cases revises, the salary and bonus potential recommendations for these executives.

The board of directors makes an independent determination with respect to the compensation for Ms. Portmann as president and chief executive officer.

Of the named executives in the Summary Compensation Table below, only Ms. Portmann entered into an employment agreement in fiscal 2007, which agreement establishes minimum salary and bonus potential and is effective January 1, 2007.

Timing of Compensation Decisions. Compensation decisions, including changes in salary, bonus and performance incentives are made periodically by the board of directors, typically annually during the first or fourth quarters. Decisions on option grants are generally made periodically with no specific pattern of regularity by the board directors.

Salary. Stream intends for the salary levels of its executives to be in the competitive market range and therefore conducts periodic market analysis. Executives are generally considered for salary adjustments annually.

Bonus. Cash bonus opportunities are established annually in accordance with Stream’s incentive plan. The amount of annual and quarterly bonuses earned or unearned in prior periods is not a factor in base salary decisions.

Stock Options. The options in the stock option plan are designed primarily to provide incentives to those executives who have the most potential to impact stockholder value. The stock option plan gives consideration to reasonable compensation levels. Generally, the stock options are set initially and then periodically reviewed by the board of directors.

To date most of the options issued have had relatively short vesting periods compared to the life of the option granted. Additionally, since the Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan is relatively new, Stream’s forfeiture experience is limited. Stream will continue to monitor these areas and make any necessary adjustments as more tenured trends are established. As of December 31, 2007, the maximum number of authorized shares subject to grants under the Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan was 1,500,000 shares of common stock, subject to adjustment for changes in Stream’s capital structure such as stock dividends, stock splits, stock subdivisions, mergers and recapitalizations.

Other Compensation. Other types of compensation, including employee benefits and perquisites, do not impact other compensation decisions in any material way. The employee benefits are changed for executives at the same time and in the same manner as for all other employees.

Balancing Types of Compensation. As noted above, Stream does not maintain any supplemental retirement plans for executives or other programs that reward tenure with the company more than its actual performance. Stream’s stock option grants are its method of providing a substantial part of an executive’s retirement and wealth creation. In contrast, Stream expects that most executives will use their salary and annual cash bonus primarily for current or short-term expenses. Since the stock plan is Stream’s primary contribution to an executive’s long-term wealth creation, the size of the stock option plan has been determined with that consideration in mind. Stream intends that its executives will share in the creation of value in Stream but will not have substantial guaranteed benefits upon their termination if value has not been created for Stream’s stockholders.

Other Matters Related to Compensation

Tax and Accounting Considerations. Stream is covered by Internal Revenue Code section 162(m) that may limit the income tax deductibility to it of certain forms of compensation paid to its named executive officers in excess of $1,000,000 per year. If these limits should become of broader applicability to Stream, it will consider modifications to its compensation practices, to the extent practicable, to provide appropriate deductibility for compensation payments.

Change of Control Triggers. Stream provides a change of control benefit under the options granted pursuant to the Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan, which provides for immediate vesting upon a change in control. Stream believes this benefit will help protect stockholders’ interests during any negotiations relating to a possible business combination transaction.

The only other termination or change in control agreements entered into in fiscal 2007 are contained in the employment agreement between Stream and its president and chief executive officer, Ms Portmann and a change of control agreement with one of its employees not among the individuals identified in the Summary Compensation Table below. Each of these individuals will receive certain compensation if they are terminated without cause.

No Stock Ownership Guidelines. Stream has not adopted any stock ownership requirements or guidelines, but each holder of its stock options is subject to the terms of his or her respective stock option grant and the Second Amended and Restated Stream Holdings Corporation 2003 Stock Plan. Holders of stock options are required to execute and adhere to Stream’s shareholders’ agreement upon exercise of their options. As a private corporation with illiquid stock, Stream has not adopted any policies about hedging the economic risk of its stock. Stream believes that no executives have engaged in hedging or similar activities with its stock.

Compensation Information. Upon the hiring of any new executive and on an annual basis, Stream’s human resources department reviews the subscription based compensation information found in the Mercer Benchmark Database-Executive Survey Report, both the Watson Wyatt Survey Report on Top Management Compensation and Watson Wyatt Global Remuneration, the Economic Research Institute’s Executive Compensation Assessor, and ICR Limited for Top Management. These reports provide data regarding the various elements of compensation and total compensation for similar executive positions in comparable geographic locations and comparably sized companies as measured by revenue. The human resources department annually conducts such reviews and, as appropriate, Stream annually adjusts elements of its executives’ compensation to ensure that Stream is providing them with competitive compensation packages that enable Stream to attract and retain highly qualified executives. As of the completion of the most recent annual compensation review during the fourth quarter of 2007, Stream believes that its executives’ compensation packages are competitive with those of executives in similar geographic locations and similarly sized companies.

Fiscal 2007 Compensation

For the 2007 fiscal year, the compensation of executives was set and administered consistent with the philosophy and policies described above. The salaries for the named executive officers are shown on the Summary Compensation Table following this section.

For the named executive officers during the 2007 fiscal year, the potential bonus as a percentage of base salary ranged from 40% to over 100%.

The stock options issued in 2007 under the Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan to Stream’s chief financial officer, senior vice president of sales, chief people officer and chief information officer were done in conjunction with common stock option agreements. Stream believes that the stock options will be an appropriate incentive for each of the named executive officers and other executives of Stream to stimulate its performance for future years.

Information about the stock options issued to Tom Andrus, Jeffrey Evert, Laurie Brashear and Robert Mercer in fiscal 2007 is reflected in the Summary Compensation Table following this section. There were no stock awards or shares of stock issued in the fiscal 2007. The stock options issued to the named executive officers were 47.3% of the total options issued in fiscal 2007.

The following table sets forth the summary compensation for each of Stream’s named executive officers for the year ended December 31, 2007:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Toni Portmann—Chief Executive Officer and President	2007	276,054	—	325,000	2,356	603,410
Thomas J. Andrus—Chief Financial Officer	2007	225,000	104,000	125,000	2,337	456,337
Jeffrey C. Evert—Senior Vice President Americas Sales	2007	220,000	65,000	166,723	1,941	453,664
Laurie J. Brashear—Chief People Officer	2007	201,058	104,000	80,000	3,493	388,551
Robert Mercer—Chief Information Officer	2007	210,000	130,000	89,063	3,496	432,559

(1)	The value reflected in this column is the dollar amount that could be recognized as compensation expense for financial statement reporting purposes for each named executive officer for options granted during fiscal 2007, as required by SFAS No. 123(R), disregarding any estimates of forfeitures relating to service-based vesting conditions. The assumptions made in the valuation of this column are discussed at Footnote 12 on page F-37 in this proxy statement.

(2)	Includes compensation from Stream’s: (a) annual bonus plan; (b) quarterly bonus plan (each of (a) and (b) are based on achievement of budgeted EBITDA targets within the applicable periods); (c) sales commission plan for the senior vice president of sales and (d) Stream’s performance incentive plan, which is based on achieving specifically defined objectives within each quarter.

(3)	Includes the discretionary matching contributions by Stream for its 401(k) savings plan.

The following table sets forth the options granted pursuant to Stream’s stock option plan in 2007:

Grants of Plan-Based Awards During Fiscal 2007

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold (#)	Target (#)	Maximum (#)
Toni Portmann	06/01/03	11,498	11,498	11,498	$0.14	126,243

Thomas J. Andrus	06/01/03	8,213	8,213	8,213	$0.14	90,225
	01/01/07	20,000	20,000	20,000	$3.13	42,000
	01/01/07	3,333	6,667	6,667	$3.13	62,000

Jeffrey C. Evert	01/01/07	12,500	12,500	12,500	$3.13	26,250
	01/01/07	2,083	4,167	4,167	$3.13	38,750

Laurie J. Brashear	06/01/03	1,642	1,642	1,642	$0.14	18,029
	01/01/07	20,000	20,000	20,000	$3.13	42,000
	01/01/07	3,333	6,667	6,667	$3.13	62,000

Robert Mercer	01/01/07	25,000	25,000	25,000	$3.13	52,500
	01/01/07	4,167	8,333	8,333	$3.13	77,500

(1)	In 2007, Stream modified certain performance targets for options granted to certain of its employees.

(2)	Options granted to the named executive officers that are not vested as of December 31, 2007 and that were granted under Stream’s 2004 Stock Option Plan vest if Stream’s EBITDA exceeds a certain threshold immediately before a “Sale of the Corporation” as defined in the 2004 Option Plan. Options granted under Stream’s 2007 Stock Option Plan are subject to both time and performance vesting requirements as follows: (i) 50% of the options vest ratably every December 31 over three years; (ii) 50% vest upon Stream achieving certain EBITDA targets in each of the years ended December 31, 2007, 2008 and 2009. 50% of the performance-based options will vest if Stream achieves 90% of the target amount for the applicable year and the remainder vest on a straight line method depending upon the ratio of Stream’s actual EBITDA to the target EBITDA for such year. For both the 2004 and 2007 Stock Option Plans, if the employee is terminated without cause, he or she has 30 days to exercise any vested options. If the employee is terminated for cause or he or she resigns, all unvested options are forfeited and all vested options are subject to repurchase under the applicable plan.

(3)	The Grant Date Fair Value was determined using the Black-Scholes model and in accordance with SFAS No. 123(R). The expected volatility assumption was based upon the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate assumption was based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in the options. The expected term of the options was based on the estimated life of the options at the grant date.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)(1)(2)	Option Exercise Price ($)	Option Expiration Date
Toni Portmann	102,200			$0.137	9/30/13
Thomas J. Andrus	62,734	10,266		$0.137	9/30/13
	13,336		26,664	$3.130	1/1/17
Jeffrey C. Evert	34,347	1,493	15,360	$2.000	6/30/14
	8,335		16,665	$3.130	1/1/17
Laurie J. Brashear	12,547	2,053		$0.137	9/30/13
	13,336		26,664	$3.130	1/1/17
Robert Mercer	16,670		33,330	$3.130	1/1/17

(1)	Pursuant to Stream’s Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan, during 2007 Stream awarded a total of 155,000 options with an exercise price of $3.13. Upon the occurrence of a change in control, all time-based vesting options then outstanding automatically vest. Upon a change of control in fiscal year 2008: (a) 13,333 of the options held by Mr. Andrus, with an aggregate value of $104,933, will become fully vested; (b) 23,693 of the options held by Mr. Evert, with an aggregate value of $203,823, will become fully vested; (c) 13,333 of the options held by Ms. Brashear, with an aggregate value of $104,933, will become fully vested; and (d) 16,667 of the options held by Mr. Mercer, with an aggregate value of $131,167, will become fully vested.

(2)	An explanation of the calculation of aggregate intrinsic fair value as well as the vesting schedule for all options granted in plan years 2003, 2004 and 2007 can be found at Footnote 12 on page F-37 in this proxy statement.

Option Exercises and Stock Vested

None of Stream’s named executive officers exercised options or had stock vest during the year ended December 31, 2007.

Potential Payments Upon Termination or Change-in-Control

In January 2008, Stream entered into a new employment contract with Toni Portmann, Stream’s president and chief executive officer, effective January 1, 2007. The employment contract extends through January 1, 2009 and provides that Ms. Portmann will receive (i) a base salary of $400,000 per year; (ii) the potential to earn a quarterly bonus of up to $6,250 upon achievement of certain merit-based objectives determined by Stream’s board of directors; (iii) the potential to earn a quarterly cash bonus of up to $25,000, which is earned upon Stream’s achievement of certain EBITDA performance targets for each quarter; (iv) the potential to earn an annual cash bonus of up to $200,000, which is earned upon Stream’s achievement of certain EBITDA performance targets for each year; (v) eligibility to receive stock options pursuant to the Second Amended and Restated Stream Holdings Corporation 2003 Stock Option Plan; and (vi) other benefits, such as life and health insurance, paid vacation, and reimbursement of business expenses.

Ms. Portmann continues to report directly to Stream’s board of directors and must secure the board’s written consent before consulting with any other entity or gaining more than a 5% ownership interest in any enterprise other than Stream, unless such ownership interest will not have a material adverse effect upon her ability to perform her duties under the agreement. Stream may terminate Ms. Portmann’s employment for cause, disability or death in which case Stream will pay her any base salary accrued or owing to her through the date of termination, less any amounts she owes to Stream. Stream may also terminate Ms. Portmann’s employment without cause or Ms. Portmann may terminate her own employment for good reason (each term as defined in the agreement). If Ms. Portmann is terminated without cause or for good reason, Stream will pay Ms. Portmann her base salary for a period of one-year from the date of such termination of employment; plus a pro-rated portion (or the full portion if her termination is directly attributable to a change of control of Stream) of the bonuses that would otherwise be available to her for the quarter or year in which her employment was terminated. In the event that Ms. Portmann’s termination without cause or for good reason is not the result of a change in control of Stream, she shall be entitled to a portion of the following payments, pro-rated through her date of termination: (i) a $25,000 EBITDA quarterly bonus payment, upon Stream’s achievement of a pre-determined EBITDA target; (ii) (a) the $100,000 2008 EBITDA bonus payable upon Stream’s achievement of $30.0 million in EBITDA for fiscal year 2008 or (b), in the event that Stream’s EBITDA for fiscal year 2008 is between $28.0 million and $30.0 million, an amount equal to $50,000 plus the product of $50,000 multiplied by a quotient, the numerator of which shall be Stream’s actual 2008 EBITDA minus $28.0 million, and the denominator of which shall be $2.0 million; (iii) (a) the $100,000 2008 additional EBITDA bonus payable upon Stream’s achievement of $32,000,000 in EBITDA for fiscal year 2008 or (b), in the event that Stream’s EBITDA for fiscal year 2008 is between $30.0 million and $32.0 million an amount equal to $50,000 plus the product of $50,000 multiplied by a quotient, the numerator of which shall be Stream’s actual 2008 EBITDA minus $30.0 million, and the denominator of which shall be $2.0 million; and (iv) a $6,250 quarterly bonus payment, payable upon the achievement of certain pre-established written objectives for Ms. Portmann. In the event that Ms. Portmann’s termination without cause or for good reason results from a change in control of Stream and the value of such transaction exceeds $225.0 million, each of the payments listed above shall be paid to Ms. Portmann as though the end of the applicable period was her date of termination.

During Ms. Portmann’s employment and ending on the second anniversary of her termination of employment, Ms. Portmann is prohibited from competing with Stream anywhere in the United States, including locations in which Stream currently operates and plans to expand, and must abide by customary covenants to safeguard Stream’s confidential information.

Footnote 1 to the Outstanding Equity Awards at Fiscal 2007 Year-End Table sets forth the payments to which Stream’s named executive officers would be entitled upon a change of control of Stream.

Director Compensation

Stream did not pay any compensation to its director during fiscal year ended December 31, 2007.

OTHER INFORMATION RELATED TO GBPO

Business of GBPO

GBPO was formed on June 26, 2007, and organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses. Prior to executing the merger agreement with Stream, GBPO’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

On October 23, 2007, GBPO closed its IPO of 31,250,000 units with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $6.00 per share. The units from the IPO were sold at an offering price of $8.00 per unit, generating total gross proceeds of $250.0 million. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to GBPO from the offering were approximately $231,495,000, of which $231,245,000 was deposited into the trust account and the remaining proceeds of $250,000 were used for working capital expenses.

On October 17, 2007, GBPO also sold warrants to purchase 7,500,000 shares of its common stock to certain of its founding stockholders for total proceeds of $7.5 million, all of which was also placed in the trust account. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of GBPO. As of June 30, 2008, there was approximately $247.7 million held in the trust account. If the merger with Stream is consummated, the trust account will be released to GBPO for its use, less the amounts paid to public stockholders who vote against the merger and elect to convert their shares of common stock into their pro-rata share of the trust account and expenses of GBPO not paid from non-trust account funds.

Public stockholders will be entitled to receive funds from the trust account only in the event of GBPO’s liquidation or if the stockholders seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Facilities

Trillium Capital LLC makes available to GBPO general services including office space. GBPO agreed to pay Trillium $10,000 per month for these services. Through June 30, 2008, an aggregate of approximately $83,000 has been incurred for such services. Trillium is a limited liability company affiliated with GBPO’s chairman of the board, chief executive officer, president and interim chief financial officer, R. Scott Murray. This arrangement is solely for GBPO’s benefit and is not intended to provide Trillium or Mr. Murray compensation in lieu of salary. We believe, based on rents and fees for similar services in Boston, Massachusetts, that the fee charged by Trillium is at least as favorable as we could have obtained from an unaffiliated person.

Employees

GBPO has three officers, one of whom, R. Scott Murray, is also GBPO’s chairman of the board and one of its founding stockholders. GBPO expects that its officers will devote substantially all of their time to our business. GBPO does not intend to have any full time employees prior to the consummation of the merger, except for Mr. Murray, who is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement.

Periodic Reporting and Audited Financial Statements

GBPO has registered its units, common stock and warrants under the Exchange Act and have reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, GBPO’s annual reports will contain financial statements audited and reported on by its independent registered public accountants.

GBPO will provide stockholders with audited financial statements of the properties to be acquired as part of the proxy solicitation materials sent to stockholders to assist them in assessing each specific target acquisition it seeks to acquire. While the requirement of having available financial information for the target acquisition may limit the pool of potential acquisition candidates, given the broad range of target acquisitions GBPO may consummate a business combination with, it does not believe that the narrowing of the pool will be material.

Legal Proceedings

There is no litigation currently pending against us or any of our officers or directors in their capacity as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS—GBPO

Overview

GBPO was formed on June 26, 2007 to consummate a merger, capital stock exchange, asset acquisition, exchangeable share transaction or other similar business combination with an operating business in the BPO industry. GBPO’s initial business combination must be with a business or businesses whose collective fair market value is at least equal to 80% of its net assets (excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of the acquisition.

Results of Operations

For the Three Months Ended March 31, 2008

GBPO’s entire activity for the three months ended March 31, 2008 has been to seek out potential acquisition targets following its IPO. During the three month period, GBPO has received interest income of $2,129,597 from the funds held in trust from its IPO. In addition, GBPO withdrew $840,456 from the trust account during the first quarter of 2008 related to income tax payments. GBPO expects to utilize the interest income received from the trust account to be used for working capital purposes. For the three months ended March 31, 2008, GBPO’s net income was $1,202,267. For the three months ended March 31, 2008, GBPO incurred expenses of $267,244, which consisted of general and administration costs (primarily legal and accounting fees, travel and other operating costs and fees paid to Trillium for certain administrative services, including facility rent, totaling $30,000). GBPO’s officers and directors do not receive any compensation from GBPO until it has completed its initial business combination. GBPO also provided a provision for income taxes of $670,000 related to its income during the three months.

On January 27, 2008, GBPO entered into a merger agreement with Stream. On June 2, 2008, GBPO and Stream entered into an amendment and restatement of the merger agreement. GBPO has agreed to pay $200.0 million, subject to certain adjustments for working capital, for 100% ownership of Stream.

For the Year Ended December 31, 2007

GBPO’s entire activity for the period ended December 31, 2007 has been to prepare for and complete its IPO and to seek out potential acquisition targets following its IPO. GBPO has received interest income of $2,119,427 from the funds held in trust from its IPO. GBPO expects to utilize the remaining interest income from the trust account to be used for working capital purposes. Following the completion of its IPO, GBPO conducted a search for a target acquisition and incurred costs of $164,540 through December 31, 2007 which are reflected in its December 31, 2007 balance sheet as deferred transaction costs. For the period from June 26, 2007 (date of inception) to December 31, 2007, GBPO incurred expenses of $242,533, which consisted of formation, general and administration costs (primarily legal and accounting fees, travel and other operating costs, fees paid to Trillium for certain administrative services, including facility rent, totaling $22,633) and interest of $3,424 to certain of its founding stockholders on the note payable that has been repaid. GBPO’s officers and directors do not receive any compensation from GBPO until it has completed its initial business combination. GBPO also accrued income taxes of $760,000 related to its income during the period.

Liquidity and Capital Resources

On October 23, 2007, GBPO completed its IPO of 31,250,000 units. Each unit consists of one share of its common stock and one warrant entitling the holder to purchase one share of its common stock at a price of $6.00. As of March 31, 2008, GBPO had cash and cash equivalents of $248,454,807, of which $245,862,033 was held in trust. Interest from the trust of $3,250,000 has been paid to GBPO as of March 31, 2008, for working capital purposes. As of March 31, 2008, GBPO had $2,592,774 of available cash for working capital purposes. GBPO believes its cash available for working capital will be sufficient to cover its working capital needs for the next twelve months and that the available funds from the trust account will provide sufficient funds to complete its efforts to effect an initial business combination with an operating business within the required 24 months from October 17, 2007.

On February 11, 2008, GBPO received a commitment letter from PNC which is currently a lender and the agent under Stream’s existing credit facility, which commitment letter was amended on June 4, 2008, to amend and restate such existing credit facility to provide for a $100.0 million revolving credit (increased from $86.0 million) and to maintain existing term loans. Under the commitment letter, PNC has committed to provide $30.0 million of such financing, and will syndicate the balance on a best efforts basis. This financing would be comprised of a $100.0 million senior secured revolving credit facility under which borrowing availability will be based on, among other things, Stream’s eligible accounts receivable. The balance of the financing would consist of a senior secured domestic term loan of approximately $5.479 million and a senior secured foreign term loan of approximately $2.644 million. The financing facilities would have a five year term from the date of the closing of the Stream transaction. Outstanding balances under the revolving credit facility would bear interest at either LIBOR plus a margin ranging from 200 to 250 basis points or at the base rate plus a margin ranging from 0 to 25 basis points, and the term loans would bear interest at LIBOR plus a margin ranging from 275 to 325 basis points or at the base rate plus a margin ranging from 25 to 75 basis points, in each case based on the combined company’s fixed charge coverage ratio. The balance outstanding under Stream’s existing credit facility and term loans (approximately $97.5 million at June 30, 2008) would continue as part of the new revolving credit and term debt facility. Assuming that GBPO closes the financing contemplated by the PNC commitment letter and uses a portion thereof to replace Stream’s outstanding bank debt and senior subordinated debt at the closing, GBPO expects it will have approximately $120.0 million of cash available at the closing for working capital, including to pay cash to stockholders who vote against the merger and elect to convert their shares into a pro rata share of the trust fund.

Off-Balance Sheet Financing Arrangements

GBPO has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. GBPO does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. GBPO has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

GBPO does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than a monthly fee of $10,000 for office space and general and administrative services payable to Trillium Capital LLC, an entity affiliated with GBPO’s chairman, chief executive officer, president and interim chief financial officer. GBPO began incurring this fee on October 23, 2007, and will continue to incur this fee monthly at least until the completion of its initial business combination.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Income Taxes

Income taxes are accrued at the statutory income tax rate. There are no significant deferred income taxes.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, or SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued FSP FAS 157-2 which delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years for items within the scope of this FSP. Effective for 2008, GBPO adopted SFAS No. 157 except as it applies to those non-financial assets and non-financial liabilities as noted in FSP FAS 157-2. The partial adoption of SFAS No. 157 did not have a material impact on GBPO’s financial position, results of operation or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that not currently required to be measured at fair value. The FASB’s objective in this statement is to provide reporting entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. GBPO adopted SFAS No. 159 in the first quarter of fiscal year 2008. The adoption of SFAS No. 159 did not have an impact on its financial position, results of operations or cash flows as GBPO did not elect this fair value option on any financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business combinations, or SFAS No. 141R, which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measure in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141R will not impact GBPO’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, GBPO expects its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

On December 4, 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, or SFAS No. 160. SFAS No. 160 amends ARB 151 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary by requiring all non-controlling interests in subsidiaries be reported in the same way, as equity in the financial statements and eliminates the diversity in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. GBPO is currently evaluating the impact, if any, that the adoption of SFAS No. 160 will have on its results of operations and financial condition.

In March 2008, the FASB issued FAS 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB No. 133, or FAS 161. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedging items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedging items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. GBPO will adopt this Statement at the beginning of its fiscal year ending December 31, 2009. GBPO is currently evaluating the effect that the adoption of FAS 161 will have on its financial statement disclosures.

DIRECTORS AND EXECUTIVE OFFICERS OF GBPO FOLLOWING THE

MERGER AND THE PRIVATE PLACEMENT

As of the completion of the merger and the private placement, GBPO’s directors and executive officers and will be as set forth below:

Name	Age	Position
R. Scott Murray	44	Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer

Lloyd R. Linnell	54	Executive Vice President, Chief Technology and Information Officer and Treasurer

Sheila M. Flaherty	42	Executive Vice President, General Counsel and Corporate Secretary

Kevin T. O’Leary	53	Director

Stephen D. R. Moore	56	Director

G. Drew Conway	51	Director

Paul G. Joubert	60	Director

David Kaplan	40	Director

Jeffrey Schwartz	34	Director

Nate Walton	30	Director

In addition, Stream’s executive management team, led by chief executive officer and president Toni Portmann and chief financial officer Tom Andrus, is expected to remain with the combined company post closing.

R. Scott Murray has been our founder, chairman of the board of directors, chief executive officer and president since our inception on June 26, 2007 and our interim chief financial officer since March 2008. From February 2006 to February 2008, Mr. Murray served as non-executive chairman of the board of Protocol Communications, Inc., a privately held provider of fully integrated marketing services in the business process outsourcing sector. Mr. Murray has extensive experience in the technology and services sectors, and has held several executive management positions in those sectors. Most recently in 2006, he served as chief executive officer and a director of 3Com Corporation and the chairman of the board of H3C, a joint venture operating in China with Huawei Technologies. 3Com is a publicly traded global secure network provider to mid and small enterprise clients. From August 2002 to August 2004, Mr. Murray was chief executive officer and a director of Modus Media, Inc., a privately held business process outsourcer in the global supply chain and hosting services sector. Modus had operations around the world including North America, Mexico, Europe and Asia (including five locations in mainland China). Mr. Murray was instrumental in completing Modus’ merger with CMGI in August 2004. From January 2000 until January 2002, following its acquisition in 2001 by Solectron Corporation, Mr. Murray served as president and chief operating officer of Stream International, Inc. From February 1994 through May 1999, Mr. Murray served as the executive vice president and chief financial officer of The Learning Company, a publicly traded consumer software company. TLC was acquired by Mattel, Inc. in May 1999 for approximately $4.2 billion in stock and assumption of net debt. He is a Canadian chartered accountant and a graduate of the University of Western Ontario and has a finance and administration degree.

Lloyd R. Linnell has been our executive vice president and chief technology and information officer since July 2007 and our treasurer since March 2008. From April 2005 to January 2006, Mr. Linnell was chief information officer of the start-up team for Independent Mobile (IMO), a retail channel for mobile device technology and service. From April 2003 to November 2004, Mr. Linnell served as senior vice president for Worldwide Customer Care at Aspect

Communications, a publicly traded software company that is a premier provider of enterprise software solutions in the call-center and outsourcing industry. Mr. Linnell was responsible for world-wide call center support, field support, professional services, and training and education. Additionally, Mr. Linnell held the position of chief information officer while at Aspect. From May 1996 through May 2002, Mr. Linnell served in various roles at Stream International, Inc., including chief information officer, vice president North American operations and chief technology officer. From 1990 through 1995, Mr. Linnell held various positions at US West, one of the seven regional Bell Operating Companies formed with the divestiture of the Bell System, including executive director and vice president of billing and corporate data. Mr. Linnell began his career in 1977 at Bell Telephone Laboratories Inc., and its successor, Bell Communications Research Inc. where he held positions of increasing responsibility in the Applied Research and Network Planning organizations from 1977 to 1990. Mr. Linnell holds a bachelor’s degree in electrical engineering from the University of Southern California and a master’s degree in electrical engineering from Northwestern University. Mr. Linnell is a registered financial advisor and holds a series 65 FINRA license.

Sheila M. Flaherty has been our executive vice president, general counsel and corporate secretary since July 2007. From January 2006 to May 2007, Ms. Flaherty was general counsel and vice president of Abiomed, Inc., a publicly traded medical technology company. From November 1998 to August 2004, Ms. Flaherty held several positions, including vice president, general counsel and secretary, at Modus Media, Inc., a privately held business process outsourcer in the global supply chain and hosting services sector. During her tenure at Modus Media, Ms. Flaherty handled several international debt transactions, as well as mergers, acquisitions and divestitures. From 1996 through 1997, Ms. Flaherty served as associate general counsel at Astra Pharmaceuticals, Inc., a pharmaceutical company. From 1993 to 1996, Ms. Flaherty practiced law with the law firm of Nutter, McClennen & Fish. Since 2007, Ms. Flaherty has also been a member of the Salt Lake Life Science Angels (SLLSA), an angel investment group targeting seed stage life science and healthcare companies in the Intermountain West. Ms. Flaherty received a bachelor’s degree from the University of Massachusetts and a Juris Doctorate from Georgetown University Law Center.

Kevin T. O’Leary has been a director of our company since July 2007. Mr. O’Leary is the Chairman of Gencap Funds Inc., the manager of the publicly traded O’Leary Global Equity Income Fund. Mr. O’Leary is a member of the strategic advisory board of Genstar Capital, LLC, a private equity firm that focuses on investments in selected segments of life science and healthcare services, industrial technology, business services and software. Mr. O’Leary is currently working as the entrepreneur/investor co-host for the Discovery Channel’s “10 Ways to Save the Planet” a new program that explores innovative ways man could reverse global warming. Since April 2004, Mr. O’Leary has been director of and an investor in EnGlobe, a Toronto Stock Exchange-listed company that is one of Canada’s leading integrated environmental services companies specializing in the management of organic-based waste streams and contaminated soils. Since May 2007, Mr. O’Leary has been a director and investor of Iqzone.com, an early stage wireless marketing company. Mr. O’Leary is also a frequent co-host of Report on Business Television, Canada’s national business television specialty channel and a cast member and investor in Sony Television’s venture capital reality show Dragon’s Den. Mr. O’Leary was a co-investor and co-founder of Storage Now, Canada’s leading developer of climate controlled storage facilities, from January 2003 until its March 2007 acquisition by In Storage REIT. In 1986, Mr. O’Leary co-founded SoftKey Software Products. With Mr. O’Leary as its president, SoftKey (later re-named The Learning Company) grew rapidly and became a catalyst for consolidation in the consumer software industry. Mr. O’Leary was the president and a director of The Learning Company from 1986 until May 1999 following its acquisition by Mattel, Inc. for $4.2 billion in stock and the assumption of net debt. Mr. O’Leary received an honors bachelor degree in environmental studies and psychology from the University of Waterloo and a master’s of business administration from the University of Western Ontario, where he now serves on the executive board of The Richard Ivey School of Business.

Stephen D. R. Moore has been a director of our company since July 2007. Since July 2006, Mr. Moore has served as a director, president and chief operating officer at Enterprise Mobile, Inc., a company that provides a single point of delivery and support for deployment and management of Windows Mobile-based messaging and line of business application enablement within enterprise environments. From October 2005 to May 2006, Mr. Moore served as vice president of operations for IMO, a multi-carrier retail wireless start up. From September 2003 to July 2005, Mr. Moore served as senior vice president for operations and technology for NaviMedix, Inc, a venture backed health care infrastructure company. From 1994 to 1997, Mr. Moore served as president and chief operating officer of Stream International, Inc. In 1997, Stream International, Inc. divested into three separate business entities and from 1997 through 2002, Mr. Moore served as chairman and chief executive officer of the remaining entity, until its 2001 acquisition by Solectron Corporation. From 1992 to 1994, Mr. Moore served as president of Corporate Software, a software sales and services company which merged in 1994 with a division of R.R. Donnelley to form Stream International, Inc. Mr. Moore received a HNC in electrical and electronic engineering from the Northampton Institute of Science and Technology.

G. Drew Conway has been a director of our company since July 2007. Since June 2002, Mr. Conway has served as the chief executive officer of Sagent Healthstaff LLC, a healthcare-staffing company. Mr. Conway is the former chairman and chief executive officer of Renaissance Worldwide, Inc., a global provider of business and technology consulting services. Established in 1986, Renaissance provided consulting expertise in the focused areas of business strategy, enterprise solutions, government solutions and information technology consulting services. Mr. Conway guided the company through rapid growth and expansion having completed twenty-one acquisitions following the initial public offering of the company. As a leader in New England’s high tech community, Mr. Conway has served as New England Chapter President of the National Association of Computer Consulting Business for three terms. Mr. Conway has been a frequent speaker at the Fulcrum Series on mergers and acquisitions, and has been honored four times as a finalist of Ernst & Young’s Entrepreneur of the Year award. Mr. Conway currently serves on the boards of the Inner City Scholarship Fund Committee and Universal Solutions Group, Inc. Mr. Conway received a bachelor’s degree from the University of Maryland.

Paul G. Joubert, CPA has been a director of our company since July 1, 2008 upon his retirement from PricewaterhouseCoopers LLP, or PWC, an international accounting firm. Since July 2008, Mr. Joubert has been the managing partner and founder of EdgeAdvisors, a privately held management consulting organization. Mr. Joubert joined PWC in 1971 and has worked extensively with both public and private companies in start-up to mature stages of growth in the high technology, manufacturing and service industries. Mr. Joubert most recently was the PricewaterhouseCoopers LLP Northeast Marketing and Sales Market Leader and partner in the Assurance practice of PWC. Prior to that, Mr. Joubert was the leader of PWC’s Technology, InfoCom and Entertainment practice for the Northeast region of the United States. Prior to that, Mr. Joubert served as Partner-in-Charge of PWC’s Northeast Middle Market Group and Chief of Staff to the Vice-Chairman of domestic operations. He has been a frequent speaker and author on business and financial topics. Mr. Joubert has extensive experience with initial public offerings, public companies, mergers and acquisitions and venture capital funding. Mr. Joubert is a graduate of Northeastern University, where he received a bachelor of science in finance and accounting. He is a member of numerous civic and professional associations including the Association for Corporate Growth, a former director and treasurer of the Massachusetts Innovative and Technology Exchange and he serves on the Board of Overseers of the Museum of Science. He is also a member of the American Institute of Certified Public Accountants.

David Kaplan has agreed to serve as a director of our company and is expected to join our board of directors upon the closing of the private placement. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management LLC. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P., and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo, Mr. Kaplan was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corp. Mr. Kaplan currently serves as the Chairman of the Boards of Directors of both Maidenform Brands, Inc., a designer and manufacturer of women’s intimate apparel, and TPEP Holdings, Inc. (Tinnerman Palnut Engineered Products), a manufacturer of fastening solutions and components, Co-Chairman of the Board of Directors of Orchard Supply Hardware Stores Corporation, a home improvement retailer, as well as a member of the Boards of Directors of Anchor Blue Retail Group, a specialty apparel retailer, and GNC Corp., a specialty retailer of nutritional products. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center and is a Trustee, Treasurer and Chairman of the Investment Committee of the Center for Early Education. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma from the University of Michigan School of Business Administration with a BBA concentrating in finance.

Jeffrey Schwartz has agreed to serve as a director of our company and is expected to join our board of directors upon the closing of the private placement. Mr. Schwartz is a Principal in the Private Equity Group of Ares Management LLC. Prior to joining Ares Management in 2004, Mr. Schwartz was a Vice President in the Financial Sponsors Group at Lehman Brothers where he specialized in providing acquisition advice to financial sponsors on potential leveraged buyouts. Prior to Lehman Brothers, Mr. Schwartz was with the Wasserstein Perella Group where he specialized in mergers and acquisitions and leveraged finance. Mr. Schwartz serves on the Boards of Directors of WCA Waste Corporation, solid waste management company, GNC Corp., a specialty retailer of nutritional products. TPEP Holdings, Inc. (Tinnerman Palnut Engineered Products), a manufacturer of fastening solutions and components and White Energy, Inc., an owner, operator and developer of ethanol facilities. Mr. Schwartz graduated from University of Pennsylvania’s Wharton School of Business with a BS in Economics.

Nate Walton has agreed to serve as a director of our company and is expected to join our board of directors upon the closing of the private placement. Mr. Walton is a Vice President in the Private Equity Group of Ares Management LLC. Mr. Walton joined Ares Management in 2006 in the Capital Markets Group of Ares Management LLC. In March 2007, Mr. Walton joined the Private Equity Group. From 2003 to 2005, Mr. Walton attended the Stanford Graduate School of Business where he received a Masters in Business Administration. Mr. Walton graduated from Princeton University in 2001 with a BA in Politics.

There are no family relationships among any of our directors or executive officers.

Strategic Advisory Council

The role of the strategic advisory council is to provide advice to us in relation to both deal sourcing and potential acquisitions in the event we shall seek such advice. The members of the strategic advisory council will not receive any remuneration. In addition, the members of the strategic advisory council, unlike our board of directors, will owe us no fiduciary duties nor will they be entitled, in their capacities as members of the strategic advisory council, to vote on any transaction or other matters relating to the company. Furthermore, the members of the strategic advisory council, in their capacities as members of the strategic advisory council, will not be able to formally recommend any transactions to our stockholders on our behalf, to sit on the board of directors, or to sit on any committee of the board of directors. These limitations do not apply to the members in their capacity as stockholders and also will not apply to any strategic advisory council member who joins our board of directors at a later date.

Our strategic advisory council is comprised of members with extensive strategic planning, marketing, financial, private equity, investment banking and transactional expertise, and assists and advises our board of directors and our officers regarding the implementation of our corporate strategic plan and the sourcing of a business combination.

Our strategic advisory council members are as follows:

Deborah Keeman is a member of our strategic advisory council and is also one of our founding stockholders. Since October 2007, Ms. Keeman has served as the vice president of marketing of Enterprise Mobile, Inc. Prior to that, Ms. Keeman was the vice president of global marketing for 3Com Corporation. Prior to 2006, Ms. Keeman spent over 10 years working in the BPO industry. From 2003 to 2006, she was vice president of marketing at Modus Media, Inc. (and its successor ModusLink Corporation), a privately held business process outsourcer in the global supply chain and hosted services sector that was acquired by CMGI in 2004. From 1996 to 2003, Ms. Keeman served in various roles at Stream International, Inc., including vice president of marketing, director of product marketing, and business unit director. Ms. Keeman’s executive roles have involved, among other things, developing strategic planning and initiatives, creating global marketing strategies, development of new services and extension of existing programs and building revenue growth and market share expansion programs.

Robert Wadsworth is a member of our strategic advisory council and is also one of our founding stockholders. Mr. Wadsworth is a managing director at HarbourVest Partners, LLC in Boston, Massachusetts, an independent global private equity investment firm. Mr. Wadsworth joined HarbourVest in 1986 and is a managing director with responsibility for overseeing direct investments. Mr. Wadsworth manages many of HarbourVest’s investment activities in both the industrial and information technology sectors. He is currently a director of Network Engines, Inc., a provider of storage and security server appliance products and services, Trintech Group PLC, a global provider of financial software and services, and VocalTec Communications, LTD., a global provider of carrier-class multimedia and voice-over-IP solutions, which are all public companies. He is also a director of Akibia, a provider of independent IT services, AWS Convergence (Weatherbug), a provider of global technology solutions, Camstar Systems, a provider of enterprise manufacturing execution and quality systems, Health Dialog, a provider of care management services, Kinaxis, a provider of on-demand Response Management service, and several other U.S. and non-U.S. private companies. Mr. Wadsworth’s prior experience includes management consulting with Booz, Allen & Hamilton, where he specialized in the areas of operations strategy and manufacturing productivity. He received a BS (Magna cum laude) in systems engineering and computer science from the University of Virginia in 1982 and an MBA (with distinction) from Harvard Business School in 1986. Mr. Wadsworth serves as a Trustee of the University of Virginia School of Engineering & Applied Science and the Dana Hall School.

Board of Directors and Committees of the Board

After the private placement, GBPO expects its board of directors to consist of eight members. The members of GBPO’s board of directors will serve until the earlier of their resignation or their successor is duly qualified and elected. M. Benjamin Howe intends to resign as a director of GBPO after the consummation of the merger in order to avoid potential conflicts of interest that might otherwise arise from the investment banking services that might be rendered by America’s Growth Capital to GBPO after the closing of the merger. There is no arrangement between America’s Growth Capital and GBPO as to investment banking services.

The American Stock Exchange requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that each of Mr. Conway, Howe, Joubert, Moore and O’Leary are independent directors as such term is defined under the rules of the American Stock Exchange and Rule 10A-3 of the Exchange Act. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Meetings and Attendance

GBPO’s board of directors met five times during the fiscal year ended December 31, 2007. During fiscal 2007, each director attended at least 75% of the aggregate of the number of board of directors meetings and the number of meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders

All directors are expected to attend the annual meeting.

Board Committees

Our board of directors has established two standing committees—audit, and nominating—each of which operates under a charter that has been approved by our board of directors. Current copies of each committee’s charter are posted on the corporate governance section of our website, www.globalbpo.biz.

Audit Committee

GBPO has established an audit committee of the board of directors, consisting of Messrs. Conway, Howe, Joubert and Moore. Mr. Joubert serves as the chairman of our audit committee. Mr. Howe served as chairman of the audit committee from August 2007 to June 2008. The independent directors we appointed to our audit committee are independent members of our board of directors, as defined by the rules of the SEC. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•	Serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	Approving the annual fees of our independent registered public accounting firm and their annual engagement as our auditors and appointment thereof by the stockholders;

•	Reviewing and appraising the audit efforts of our independent registered public accounting firm and internal finance department; and

•	Providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the board of directors.

The audit committee will at all times be composed exclusively of “independent directors” who, as required by the American Stock Exchange, are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

The board of directors has determined that Mr. Joubert is an “audit committee financial expert,” as defined under applicable SEC rules. Our audit committee met three times in fiscal 2007.

Nominating Committee

GBPO has established a nominating committee of the board of directors, consisting of Messrs. Howe, Moore and O’Leary. Each of Messrs. Howe, Moore and O’Leary is an independent director as defined by the rules of the American Stock Exchange and the SEC. Mr. O’Leary serves as the chairman of our nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. Our nominating committee did not meet in fiscal 2007.

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

GBPO does not currently have a compensation committee. The board of directors does not believe that any marked efficiencies or enhancements would be achieved by the creation of a separate compensation committee because it does not pay any of its executive officers a regular salary. The duties and responsibilities typically delegated to a compensation committee are included in the responsibilities of the entire board of directors.

Communications with the Board of Directors

The stockholders may communicate with the board of directors and executive officers, by sending written communications addressed to such person or persons in care of Global BPO Services Corp., 125 High Street, 30th Floor, Boston, Massachusetts 02110. All communications will be compiled by the Secretary and submitted to the addressee.

Code of Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.globalbpo.biz. In addition, we intend to post on our website all disclosures that are required by law or American Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation for Officers and Directors

No officer has received any cash compensation for services rendered to us. Except as described below, no compensation of any kind, including finders, consulting fees or other similar compensation will be paid to any of our founding stockholders or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals and entities will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our directors and officers will not be paid any executive compensation, board fees or other such amounts prior to consummation of an approved acquisition. After which time, it is possible that some or all of our officers will become our employees and be paid market based salaries, be eligible for bonuses, receive stock and/or option awards and be eligible for severance benefits and other employment related benefits as part of entering into an employment contract with us. We would also expect that our directors who continue to act in the capacity of directors following a successful business combination will receive market based compensation for attending board of directors meetings, providing advice, corporate governance and be eligible to receive stock and/or option awards. Such arrangements will be fully disclosed to stockholders, to the extent known, in the proxy solicitation materials furnished to stockholders at the time of a proposed target acquisition. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

GBPO’s chairman and chief executive officer, R. Scott Murray, is required to enter into an employment agreement with GBPO upon terms satisfactory to Ares as a closing condition to the private placement. It is expected that GBPO will enter into an employment agreement with R. Scott Murray, to be effective upon the closing of the acquisition of Stream. The parties have agreed upon the terms of such employment agreement. Under the terms, Mr. Murray would serve as chairman of the board, chief executive officer and president of GBPO for an initial term of one year, subject to annual renewal periods. Mr. Murray’s initial annual base salary would be $595,000 and he would have the potential to earn a bonus of one times his annual salary based on the achievement of the budgeted adjusted EBITDA goal established by the compensation committee. The employment agreement under discussion does not provide for any equity awards and would include a non-compete provision.

Compensation Discussion and Analysis

GBPO’s board of directors has not formed a compensation committee because it does not pay any of its executive officers a regular salary. The duties and responsibilities typically delegated to a compensation committee are included in the responsibilities of the entire board of directors. The foundation of GBPO’s compensation policy will be that compensation paid to executive officers should be aligned on a long and short term basis. The general compensation policy of the board of directors is that total compensation should be tied to individual performance and supplemented with awards tied to GBPO’s performance in achieving financial and non-financial objectives. Upon the consummation of the merger with Stream, GBPO will commence paying its officers regular salaries. Provided that the 2008 stock incentive plan is adopted by the stockholders at the annual meeting, GBPO’s officers will become eligible for grants under the 2008 stock incentive plan. GBPO’s board of directors will form a compensation committee after the consummation of the merger and authorize it to administer the 2008 stock incentive plan.

Summary Compensation Table

GBPO did not pay any of its executive officers salary or compensation during fiscal 2007.

Grants of Plan-Based Awards

GBPO does not have an existing incentive plan for the grant of options or other awards.

Outstanding Equity Awards at Fiscal Year-End

GBPO does not have an existing incentive plan for the grant of options or other awards.

Option Exercises and Stock Vested

GBPO does not have an existing incentive plan for the grant of options or other awards.

Directors’ Compensation

GBPO did not pay any compensation to its directors during fiscal 2007.

Equity Compensation Plan

GBPO does not currently have any authorized or outstanding equity compensation plans.

Compensation Committee Interlocks and Insider Participation

GBPO’s board of directors has not established a compensation committee. In accordance with American Stock Exchange requirements, a majority of the independent directors of the board of directors will determine the compensation of the executive officers. Messrs. Conway, Howe, Joubert, Moore and O’Leary are the independent directors of the board of directors. Neither of them was, or has been, an officer or employee of GBPO, or has a relationship that would constitute an interlocking relationship with executive officers or directors of GBPO or another entity.

Auditors’ Fees

The following table summarizes the fees of BDO Seidman, LLP, GBPO’s independent registered public accounting firm, for fiscal 2007:

Fee Category	Fiscal 2007
Audit Fees(1)	$113,761
Audit-Related Fees	$—
Tax Fees	$—
All Other Fees	$—

Total Fees	$113,761

(1)	Audit fees consist of fees for the audit of our financial statements, review of our registration statement on Form S-1 and issuance of comfort letters, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee may also delegate to a subcommittee of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires GBPO’s officers and directors and persons who beneficially own more than 10% of GBPO’s common stock to file initial reports of ownership of such securities and reports of changes in ownership of such securities with the SEC. Such officers, directors and 10% stockholders of GBPO are also required by SEC regulations to furnish GBPO with copies of all Section 16(a) forms they file.

Based solely on GBPO’s review of the copies of such forms, all reports were filed on a timely basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth actual and pro forma information, as of July 1, 2008, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. As of July 1, 2008, 39,062,500 shares of GBPO common stock were issued and outstanding.

The percentage of beneficial ownership after the private placement set forth below gives effect to (A) the sale of shares of Series A Preferred Stock to Ares, with an initial conversion price of $8.00 per share, and (B) the sale of warrants to purchase 7,500,000 shares of GBPO common stock to Ares immediately following completion of the private placement. The table below assumes no stockholders exercise their conversion rights in connection with the merger and gives no effect to the GBPO’s planned tender offer for outstanding shares of its common stock. See “The Tender Offer – Ownership of GBPO Common Stock Following the Tender Offer” for more information.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Actual Beneficial Ownership Before the Private Placement			Pro Forma Beneficial Ownership Giving Effect to the Private Placement and the Sale of the Founder Warrants
Name and Address of Beneficial Owner and Management(1)	Number of Shares	Percentage		Number of Shares	Percentage
(i) Certain Beneficial Owners:
Ares Corporate Opportunity Fund II, L.P.	0	—		18,750,000	32.4%
Trillium Capital LLC	7,078,402	16.7%	(2)	3,753,402	6.5%
Third Point LLC	3,125,000	8.0%	(3)	3,125,000	5.4%
QVT Financial LP	3,075,600	7.9%	(4)	3,075,600	5.3%
HBK Investments L.P.	2,905,503	7.4%	(5)	2,905,503	5.0%
The Baupost Group, L.L.C.	2,500,000	6.4%	(6)	2,500,000	4.3%
Fir Tree, Inc.	2,096,500	5.4%	(7)	2,096,500	3.6%

(ii) Directors (which includes all nominees) and executives:
R. Scott Murray	7,078,402	16.7%	(8)	3,753,402	6.5%
Lloyd R. Linnell	1,616,278	4.1%	(9)	866,278	1.5%
Sheila M. Flaherty	1,056,815	2.7%	(10)	556,815	*%
Kevin T. O’Leary	967,254	2.4%	(11)	467,254	*%
Paul G. Joubert	967,254	2.4%	(12)	467,254	*%
G. Drew Conway	936,198	2.4%	(13)	436,198	*%
M. Benjamin Howe	936,198	2.4%	(14)	436,198	*%
Stephen D. R. Moore	661,198	1.7%	(15)	311,198	*%
(iii) All Directors and executive officers as a group (8 persons)	14,219,597	30.9%	(16)	7,294,597	11.8%

*	Represents less than 1% of the outstanding shares.

(1)	Unless otherwise noted, the business address of each of the individuals is c/o Global BPO Services Corp., 125 High Street, 30th Floor, Boston, Massachusetts 02110.

(2)

Derived from a Form 4, filed with the SEC on March 17, 2008 by R. Scott Murray. Consists of shares held by Trillium. Pursuant to the terms of the limited liability company agreement of Trillium Capital LLC, R. Scott Murray and The R. Scott Murray Remainder Trust—2000, the two current members of Trillium

Capital LLC, are permitted to transfer their membership interests with the consent of the manager who is also our chief executive officer, subject to compliance with federal and state securities laws. Any person who acquires in any manner whatsoever a membership interest in Trillium Capital LLC, whether or not such person has accepted and assumed in writing the terms and provisions of the limited liability company agreement or been admitted into the LLC as a member, shall be deemed to have agreed to be subject to and bound by all of the obligations of the limited liability company agreement with respect to such membership interest and shall be subject to the provisions of the limited liability company agreement with respect to any subsequent transfer of such membership interest. Includes warrants to purchase 3,325,000 shares of GBPO common stock. The business address of Trillium Capital LLC and R. Scott Murray is 125 High Street, 30th Floor, Boston, Massachusetts 02110.

(3)	Derived from a Schedule 13G/A, jointly filed with the SEC on February 13, 2008 by Third Point LLC, Daniel S. Loeb and Third Point Offshore Fund, Ltd. As reported in the Schedule 13G/A, each of Third Point LLC and Daniel S. Loeb is the beneficial owner of 3,125,000 shares of GBPO common stock and Third Point Offshore Fund, Ltd. is the beneficial owner of 1,912,700 shares of GBPO common stock. Mr. Loeb is the chief executive officer of Third Point LLC and controls its business activities, with respect to shares of GBPO’s common stock indirectly beneficially owned by Mr. Loeb by virtue of such position. Third Point Offshore Fund, Ltd., invests and trades in securities, with respect to shares of GBPO’s common stock directly held by it. The business address of the Third Point LLC and Mr. Loeb is 390 Park Avenue, New York, New York 10022. The business address of Third Point Offshore Fund, Ltd. is c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, British West Indies.

(4)	Derived from a Schedule 13G, jointly filed with the SEC on January 31, 2008 by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC. As reported in the Schedule 13G, QVT Financial LP is the investment manager of QVT Fund LP, which beneficially owns 2,534,321 shares of GBPO common stock and for Quintessence Fund L.P., which beneficially owns 272,739 shares of GBPO common stock. QVT Financial LP is also the investment manager for a separate discretionary account managed for Deutsche Bank AG, which holds 268,540 shares of GBPO common stock. QVT Financial LP has the power to direct the vote and disposition of the GBPO common stock held by QVT Fund LP, Quintessence Fund L.P. and the separate discretionary account managed for Deutsche Bank AG. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate amount of 3,075,600 shares of GBPO common stock, consisting of the shares owned by QVT Fund LP and Quintessence Fund L.P. and the shares held in a separate discretionary account managed for Deutsche Bank AG. QVT Financial GP LLC, as the general partner of QVT Financial LP, may be deemed to beneficially own the same number of shares of GBPO common stock reported by QVT Financial LP. QVT Associates GP LLC, as General Partner of the QVT Fund LP and Quintessence Fund L.P., may be deemed to beneficially own the aggregate number of shares of GBPO common stock owned by the QVT Fund LP and Quintessence Fund L.P., and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 2,807,060 shares of GBPO common stock. The business address of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor, New York, New York 10036. The business address of QVT Fund LP is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands.

(5)	Derived from a Schedule 13G/A, jointly filed with the SEC on February 5, 2008 by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. As reported in the Schedule 13G/A, each of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. is the beneficial owner of 2,905,503 shares of GBPO common stock. HBK Investments L.P. has delegated discretion to vote and dispose of the GBPO common stock to HBK Services LLC. HBK Services LLC may, from time to time, delegate discretion to vote and dispose of certain of the GBPO common stock to HBK New York LLC, HBK Virginia LLC, HBK Europe Management LLP and/or HBK Hong Kong Ltd. Each of HBK Services LLC and these other entities is under common control with HBK Investments L.P. The business address for each entity is 300 Crescent Court, Suite 700 Dallas, Texas 75201.

(6)	Derived from a Schedule 13G, jointly filed with the SEC on February 13, 2008, by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman. As reported in the Schedule 13G, The Baupost Group, L.L.C., is the beneficial owner of 2,500,000 shares of GBPO common stock. The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on the Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships. The business address of The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(7)	Derived from a Schedule 13G, jointly filed with the SEC on October 29, 2007 by Sapling, LLC, Fir Tree Recovery Master Fund, L.P. and Fir Tree, Inc. Fir Tree, Inc. is the investment manager of both Sapling, LLC and Fir Tree Recovery Master Fund, L.P. As reported in the Schedule 13G, Sapling, LLC is the beneficial owner of 2,096,500 shares of GBPO common stock, Fir Tree Recovery Master Fund, L.P. is the beneficial owner of 403,500 shares of GBPO common stock. Fir Tree, Inc. is the beneficial owner of 2,500,000 shares of GBPO common stock. As a result of being the investment manager of Sapling, LLC and Fir Tree Recovery Master Fund, L.P., Fir Tree, Inc. may be deemed to beneficially own the shares of GBPO common stock held by each of Sapling, LLC and Fir Tree Recovery Master Fund, L.P. Furthermore, Fir Tree, Inc. has been granted investment discretion over the GBPO common stock held by Sapling, LLC and Fir Tree Recovery Master Fund, L.P. The business address of Fir Tree, Inc. and Sapling, LLC is 505 Fifth Avenue, 23rd Floor, New York, New York 10017. The business address of Fir Tree Recovery Master Fund, L.P. is c/o Admiral Administration Ltd., Admiral Financial Center, 5th Floor, 90 Fort Street, Box 32021 SMB, Grand Cayman, Cayman Islands.

(8)	Derived from a Form 4 filed with the SEC on March 17, 2008 by R. Scott Murray. Consists of shares held by Trillium. Pursuant to the terms of the limited liability company agreement of Trillium Capital LLC, R. Scott Murray and The R. Scott Murray Remainder Trust—2000, the two current members of Trillium Capital LLC, are permitted to transfer their membership interests with the consent of the manager who is also GBPO’s chief executive officer, subject to compliance with federal and state securities laws. Any person who acquires in any manner whatsoever a membership interest in Trillium Capital LLC, whether or not such person has accepted and assumed in writing the terms and provisions of the limited liability company agreement or been admitted into the LLC as a member, shall be deemed to have agreed to be subject to and bound by all of the obligations of the limited liability company agreement with respect to such membership interest and shall be subject to the provisions of the limited liability company agreement with respect to any subsequent transfer of such membership interest. Includes warrants to purchase 3,325,000 shares of GBPO common stock.

(9)	Includes warrants to purchase 750,000 shares of GBPO common stock.

(10)	Includes warrants to purchase 500,000 shares of GBPO common stock.

(11)	Includes warrants to purchase 500,000 shares of GBPO common stock.

(12)	Includes warrants to purchase 500,000 shares of GBPO common stock.

(13)	Includes warrants to purchase 500,000 shares of GBPO common stock.

(14)	Includes warrants to purchase 500,000 shares of GBPO common stock.

(15)	Includes warrants to purchase 350,000 shares of GBPO common stock.

(16)	Includes warrants to purchase 6,925,000 shares of GBPO common stock.

In connection with the vote required for our initial business combination, each of the founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since inception, GBPO has issued 7,812,500 shares of its common stock to its founding stockholders listed below for an aggregate amount of $43,437.51 in cash, at a purchase price of approximately $0.0056 per share, after the redemption of 1,171,874 shares because GBPO’s underwriters’ over-allotment option was not exercised.

Name	Number of Shares	Relationship to GBPO
Trillium Capital LLC	3,753,402	Limited liability company affiliated with our Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer
Lloyd R. Linnell	866,278	Executive Vice President, Chief Technology and Information Officer and Treasurer
Sheila M. Flaherty	556,815	Executive Vice President, General Counsel and Corporate Secretary
Paul G. Joubert	467,254	Director
Kevin T. O’Leary	467,254	Director
G. Drew Conway	436,198	Director
M. Benjamin Howe	436,198	Director
Stephen D. R. Moore	311,198	Director
Robert Wadsworth	273,438	Member of our Strategic Advisory Council
Charles F. Kane	222,726	Former Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer
Deborah Keeman	21,739	Member of our Strategic Advisory Council

Immediately after GBPO’s IPO, its founding stockholders, collectively, beneficially owned 20% of the then issued and outstanding shares of GBPO’s common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by GBPO’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

Certain of GBPO’s founding stockholders, or their designees, purchased an aggregate of 7,500,000 warrants from GBPO at a price of $1.00 per warrant on October 17, 2007. The founder warrants will not be sold or transferred by the purchaser who initially purchased these units from GBPO until the completion of GBPO’s initial business combination. The $7.5 million purchase price of the founder warrants were added to the proceeds of GBPO’s IPO to be held in the trust account pending GBPO’s completion of one or more business combinations. If GBPO does not complete one or more business combinations, then the $7.5 million purchase price of the founder warrants will become part of the liquidation amount distributed to GBPO’s public stockholders on a pro rata basis from GBPO’s trust account and the founder warrants will become worthless. In order to induce Ares to enter into the private placement, the founding stockholders holding warrants agreed to sell to Ares their founder warrants to purchase 7,500,000 shares of GBPO common stock for an aggregate purchase price of $7,500, upon the consummation of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. For more information regarding the founder warrant sale, please see the section entitled “The Stock Issuance Proposal—Summary of the Warrant Purchase Agreement.”

Holders of 7,812,500 shares of common stock that were outstanding prior to GBPO’s IPO are entitled to registration rights. The founding stockholders have agreed to cancel these registration rights in exchange for entering into the registration rights agreement to be entered into between GBPO and Ares upon the consummation of the private placement. For more information, please see “The Stock Issuance Proposal— Registration Rights Agreement.”

Prior to October 17, 2007, certain of GBPO’s officers and directors advanced an aggregate of $200,000 to GBPO to cover expenses related to GBPO’s IPO, such as SEC registration fees, FINRA registration fees,

American Stock Exchange listing fees and legal and accounting fees and expenses. The loan was repaid out of the net proceeds of GBPO’s IPO not held in trust on October 31, 2007.

On March 14, 2008, Charles Kane, GBPO’s former chief financial officer sold 334,089 shares of GBPO common stock and warrants to purchase 300,000 shares of GBPO’s common stock to Trillium for an aggregate purchase price of $300,000. Mr. Kane remains a party to that certain Securities Escrow Agreement, dated as of October 17, 2007, among GBPO, Continental Stock Transfer & Trust Company and the parties thereto and that certain Letter Agreement, dated October 17, 2007 from Mr. Kane to GBPO and Deutsche Bank Securities Inc.

GBPO will reimburse its founding stockholders, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as well as traveling to and from the offices, service centers or similar locations of prospective target acquisitions to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by GBPO, which will be reviewed only by GBPO’s board of directors or a court of competent jurisdiction if such reimbursement is challenged. Accountable out-of-pocket expenses incurred by GBPO’s officers, directors and members of its strategic advisory council will not be repaid out of proceeds held in trust until these proceeds are released to us upon the completion of a business combination, provided there are sufficient funds available for reimbursement after such consummation.

Other than the reimbursable out-of-pocket expenses payable to GBPO’s founding stockholders, no compensation or fees of any kind, including finders and consulting fees or other similar compensation, will be paid to any of GBPO’s founding stockholders who owned GBPO common stock prior to its IPO, or to any of their respective affiliates prior to or with respect to a business combination, other than fees more fully described under “—Conflicts of Interest.” GBPO has incurred approximately $1.5 million of out-of-pocket expenses as of June 30, 2008 for certain legal and accounting services for which Messrs. Murray, Linnell and Kane and Ms. Flaherty may be personally liable to the extent the assets of GBPO outside of the trust account are not available therefor.

GBPO’s founding stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the trust account unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders’ best interest.

All ongoing and future transactions between GBPO and any of its founding stockholders or their respective affiliates will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of GBPO’s board of directors who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless GBPO’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•

None of GBPO’s officers and directors is required to commit their full time to our affairs and, accordingly, each of them may have conflicts of interest in allocating their time among various business activities. However, it is GBPO’s current expectation that its officers will devote the majority of their time, as necessary, to the management of GBPO. GBPO’s current officers are not employed by any other corporation at this time.

•

Since GBPO’s founding stockholders own shares of GBPO’s common stock which will be released from escrow only if a business combination is successfully completed and since GBPO’s founding stockholders own securities which will become worthless if a business combination is not consummated, GBPO’s board, whose members are founding stockholders, may have a conflict of interest in determining whether a particular target acquisition is appropriate to effect a business combination. Additionally, members of GBPO’s executive management may enter into consulting or employment agreements with us following the closing of the merger, pursuant to which they may be entitled to compensation for their services. GBPO has agreed to enter into an employment agreement with Mr. Murray upon terms satisfactory to Ares as a closing condition to the private placement. The personal and financial interests of GBPO’s directors and officers may influence their motivation in identifying and selecting a target acquisition, timely completing a business combination and securing the release of their stock.

Review, Approval or Ratification of Transactions with Related Persons

GBPO’s policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. GBPO has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis. During the last fiscal year, no transactions with a related party have occurred that required a waiver of GBPO’s policy nor have any transactions with a related party occurred in which GBPO did not follow our policy.

Trillium Capital LLC makes available to GBPO general services including office space. GBPO agreed to pay Trillium $10,000 per month for these services. Through June 30, 2008, an aggregate of approximately $83,000 has been incurred for such services. Trillium is a limited liability company affiliated with GBPO’s chairman of the board, chief executive officer, president and interim chief financial officer, R. Scott Murray. This arrangement is solely for GBPO’s benefit and is not intended to provide Trillium or Mr. Murray compensation in lieu of salary. We believe, based on rents and fees for similar services in Boston, Massachusetts, that the fee charged by Trillium is at least as favorable as we could have obtained from an unaffiliated person.

Audit Committee Report

The audit committee has reviewed GBPO’s audited financial statements for the fiscal year ended December 31, 2007 and discussed them with GBPO’s management and its registered public accounting firm.

The audit committee has also received from, and discussed with, GBPO’s registered public accounting firm various communications that GBPO’s registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from GBPO’s registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with GBPO’s registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to GBPO’s Board of Directors that the audited financial statements be included in GBPO’s Annual Report on Form 10-K for the year ended December 31, 2007.

By the audit committee of the Board of Directors of GBPO.

M. Benjamin Howe

G. Drew Conway

Stephen D.R. Moore

DESCRIPTION OF SECURITIES

General

GBPO is currently authorized to issue up to 119,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2008, 39,062,500 shares of common stock were outstanding, held by 12 record stockholders. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The warrants started separately trading on November 27, 2007.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the stockholder vote required to approve any business combination, each of the founding stockholders has agreed to vote all shares of GBPO common stock acquired prior to the IPO, and any shares of common stock acquired in or after the IPO, representing in the aggregate 20% of the total shares outstanding as of June 30, 2008, in the same manner as the majority of the votes cast by the holders of the common stock issued in the IPO other than the founding stockholders, who vote at the special or annual meeting called for the purpose of approving a business combination. This voting arrangement does not apply to any proposal other than the merger proposal. The founding stockholders intend to vote in favor of each of the other six proposals on which the GBPO stockholders are being asked to vote.

GBPO will proceed with a business combination only if: (i) a majority of the shares of common stock voted by the holders of the common stock issued in GBPO’s IPO are voted in favor of the business combination and (ii) public stockholders owning less than 30% of the shares sold in GBPO’s IPO exercise their conversion rights discussed below.

If GBPO is forced to liquidate its trust account because it has not consummated a business combination by October 17, 2009, GBPO’s public stockholders are entitled to share ratably in the trust account into which a substantial portion of the net proceeds of the IPO was deposited (net of taxes payable on the interest earned thereon and $3,250,000 of interest earned on the trust account that has been released to GBPO as of June 30, 2008 and including a pro-rata portion of the $7.5 million of the underwriters’ deferred discount), calculated as of the date that is two business days prior to the completion of the merger, and any net assets remaining available for distribution to them after payment of liabilities. GBPO’s founding stockholders have waived their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination but only with respect to the shares of common stock owned by them prior to GBPO’s IPO, including the shares of common stock underlying the founder warrants.

GBPO’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Holders of 7,812,500 shares of common stock that were outstanding prior to GBPO’s IPO are entitled to registration rights. The founding stockholders have agreed to cancel these registration rights in exchange for entering into the registration rights agreement to be entered into between GBPO and Ares upon the consummation of the private placement. For more information, please see “The Stock Issuance Proposal—Registration Rights Agreement.”

Preferred Stock

GBPO’s second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock were issued or registered in GBPO’s IPO. Accordingly, GBPO’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, GBPO’s underwriting agreement entered into in connection with its IPO prohibits it, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. GBPO may issue some or all of the preferred stock to effect a business combination, although GBPO will not issue any preferred stock in connection with the merger. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Pursuant to the preferred stock purchase agreement, GBPO will issue and sell 150,000 shares of its Series A Preferred Stock, in the aggregate principal amount of $150.0 million. The Series A Preferred Stock is convertible into shares of GBPO common stock at an initial conversion price of $8.00 per share. See “The Stock Issuance Proposal—Description of Series A Preferred Stock” for more information regarding the terms of the Series A Preferred Stock.

Warrants

GBPO currently has warrants outstanding to purchase 38,750,000 shares of GBPO common stock. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	October 17, 2008.

The warrants will expire on October 17, 2011 at 5:00 p.m., New York City time. GBPO may call the warrants for redemption, other than the warrants included in and underlying the founder warrants at any time after the warrants become exercisable:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon a minimum of 30 days prior written notice of redemption to each warrant holder; and

•

if, and only if, the last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and GBPO.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to GBPO, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, GBPO has agreed to use its best efforts to maintain a current registration statement relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. If GBPO is unable to maintain the effectiveness of such registration statement until the expiration of the warrants, and therefore is unable to deliver registered shares of common stock, the warrants will become worthless. Such expiration would result in each holder paying the full unit purchase price solely for the shares of common stock underlying the unit. Additionally, the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. In no event will the registered holders of a warrant be entitled to receive a net cash settlement, stock, or other consideration in lieu of physical settlement in shares of GBPO’s common stock.

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, GBPO will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Certain of our founding stockholders, or their designees, purchased an aggregate of 7,500,000 warrants from us at a price of $1.00 per warrant on October 17, 2007. The founder warrants have terms and provisions that are identical to the warrants sold in GBPO’s IPO, except that (i) such founder warrants will be placed in escrow and not released before, except in limited circumstances, one year from the consummation of a business combination, (ii) such founder warrants will be non-redeemable as long as the founding stockholders hold them, (iii) such founder warrants are exercisable in the absence of an effective registration statement covering the shares of common stock underlying the warrants, (iv) such founder warrants may be exercised on a cashless basis and (v) such founder warrants are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a registration rights agreement to be signed upon or prior to the consummation of this offering. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that are occasioned by operation of law or for estate planning purposes, while remaining in escrow. The non-redemption provision does not apply to warrants included in units or otherwise purchased in open market transactions, if any. The price of the warrants was arbitrarily established by GBPO and the representative of GBPO’s underwriters after giving consideration to numerous factors, including but not limited to, the pricing of units in the IPO, the pricing associated with warrants in other blank-check financings in both the public after-market and any pre-offering private placement, and the warrant purchase obligations of managers in similar type transactions. No particular weighting was given to any one aspect of those factors considered. GBPO has not performed any method of valuation of the warrants. As part of the negotiations between the representative of GBPO’s underwriters and GBPO’s management, management agreed to purchase the warrants directly from GBPO and not in open market transactions. By making a direct investment in GBPO, the amount held in trust pending a business combination has been increased. The purchase of GBPO’s securities in a private placement also has the benefit of reducing any concerns about open-market purchases by affiliates present in other blank check offerings.

In order to induce Ares to enter into the private placement, the founding stockholders holding warrants agreed to sell to Ares their founder warrants to purchase 7,500,000 shares of GBPO common stock for an aggregate purchase price of $7,500, upon the consummation of the merger, if the founding stockholders collectively then own 7,812,500 shares of GBPO common stock, even if the stock issuance proposal is not approved. For more information regarding the founder warrant sale, please see the section entitled “The Stock Issuance Proposal—Summary of the Warrant Purchase Agreement.”

The founder warrants will become worthless if GBPO does not consummate a business combination. The personal and financial interests of GBPO’s affiliates may influence their motivation in identifying and selecting a target business and completing a business combination in a timely manner. Consequently, GBPO’s officers and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Transfer Agent and Warrant Agent

GBPO’s transfer agent for its securities and warrant agent for its warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF GBPO SECURITIES AND DIVIDENDS

Price Range of Common Stock

GBPO’s units, which consist of one share of our common stock, par value $.001 per share, and one warrant, each to purchase an additional share of our common stock, are listed on the American Stock Exchange under the symbol “OOO.U.” Our common stock is listed separately on the American Stock Exchange under the symbol “OOO” and commenced trading separately on November 27, 2007. Our warrants are listed separately on the American Stock Exchange under the symbol “OOO.WS” and commenced trading separately November 27, 2007. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00 commencing the later of the completion of a business combination or October 17, 2008. Our warrants will expire at 5:00 p.m., New York City time, on October 17, 2011, or earlier upon redemption.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low closing prices of GBPO’s units, common stock and warrants, respectively, as reported on the American Stock Exchange.

Units

Quarter Ended	High	Low
December 31, 2007 (since October 17, 2007)	$8.05	$7.75
March 31, 2008	$8.15	$7.68
June 30, 2008	$8.40	$7.50

Common Stock

Quarter Ended	High	Low
December 31, 2007 (since November 27, 2007)	$7.35	$7.15
March 31, 2008	$7.57	$7.21
June 30, 2008	$7.67	$7.26

Warrants

Quarter Ended	High	Low
December 31, 2007 (since November 27, 2007)	$0.68	$0.58
March 31, 2008	$0.65	$0.19
June 30, 2008	$0.80	$0.12

Holders of GBPO common stock, warrants and units should obtain current market quotations for their securities. The market price of GBPO common stock, warrants and units could vary at any time before the merger.

Holders

As of June 30, 2008, there was 1 holder of record of GBPO units, 12 holders of record of GBPO common stock and 11 holders of record of GBPO warrants.

Dividends

GBPO has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the current intention of GBPO’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical share ownership information of GBPO and Stream and unaudited pro forma combined per share ownership information after giving effect to the merger, assuming both maximum approval and minimum approval of the merger by GBPO stockholders. We are providing this information to aid you in your analysis of the financial aspects of the merger proposal. The historical information should be read in conjunction with the selected historical financial information included elsewhere in this proxy statement and the historical financial statements of GBPO and Stream and the related notes thereto included elsewhere in this proxy statement. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma consolidated per share income information does not purport to represent what the actual results of operations of GBPO and Stream would have been had the companies been combined or to project GBPO and Stream’s results of operations that may be achieved after the merger. The unaudited pro forma book value per share information below does not purport to represent what the value of GBPO and Stream would have been had the companies been combined nor book value per share for any future date or period.

	GBPO		Stream		Pro Forma Combined(1)
Number of shares of common stock outstanding upon consummation of the merger:
Assuming minimum approval	29,687,501		—		29,687,501
	100%		0%		100%
Assuming maximum approval	39,062,500		—		39,062,500
	100%		0%		100%
Net income per share—historical:
Year ended December 31, 2007	$0.07	(2)	n/a	(4)
Three months ended March 31, 2008	$0.04		n/a	(4)
Book value per share—historical March 31, 2008	$5.64	(3)	n/a	(4)
Net loss per share—pro forma:
Year ended December 31, 2007
Assuming minimum approval					$(0.35)
Assuming maximum approval					$(0.27)
Three months ended March 31, 2008
Assuming minimum approval					$(0.06)
Assuming maximum approval					$(0.05)
Book value per share—pro forma March 31, 2008
Assuming minimum approval					$5.80
Assuming maximum approval					$6.24

(1)	Pro forma per share amounts were determined based upon the GBPO shares after the merger (excluding shares subject to possible conversion from the minimum approval per share amounts).
(2)	Operations of GBPO are for the period from inception (June 26, 2007) to December 31, 2007.
(3)	Historical book value per share for GBPO was computed based on the book value of GBPO divided by the issued and outstanding shares of GBPO common stock (excluding shares subject to possible conversion).
(4)	No per share information is provided as Stream is a privately-held company.

APPRAISAL RIGHTS

GBPO stockholders do not have appraisal rights in connection with the merger under the DGCL.

INDEPENDENT ACCOUNTANTS

Representatives of GBPO’s independent registered public accounting firm, BDO Seidman LLP, will be present at the annual meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

GBPO files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by GBPO with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information regarding GBPO at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement or any annex to this proxy statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this document relating to GBPO has been supplied by GBPO, and all such information relating to Stream has been supplied by Stream. Information provided by one another does not constitute any representation, estimate or projection of the other.

Only one proxy statement is being delivered to multiple securityholders who share an address. However, if you would like an additional separate copy, please contact us at the address set forth below and an additional copy will be sent to you free of charge.

If you would like additional copies of this document or if you have questions about the merger, you should contact via phone or in writing:

Sheila M. Flaherty

Executive Vice President and General Counsel

Global BPO Services Corp.

125 High Street, 30th Floor

Boston, Massachusetts 02110

(617) 517-3252

STOCKHOLDER PROPOSALS

If you are a stockholder and you want to include a proposal in the proxy statement for the 2009 annual meeting, you need to provide it to us by no later than March 9, 2009. You should direct any proposals to GBPO’s secretary at GBPO’s principal office. If you want to present a matter of business to be considered at the 2009 annual meeting, under GBPO’s by-laws you must give timely notice of the matter, in writing, to its secretary. GBPO must receive this required notice at least 90 days, but no more than 120 days, before the first anniversary of the 2008 annual meeting. However, if the date of the 2009 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2008 annual meeting, then GBPO must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2009 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2009 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of

Global BPO Services Corp.

We have audited the accompanying consolidated balance sheet of Global BPO Services Corp. (a development stage company) and subsidiary as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from June 26, 2007 (date of inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global BPO Services Corp. (a development stage company) and subsidiary as of December 31, 2007 and the results of their operations and their cash flows for the period from June 26, 2007 (date of inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/    BDO SEIDMAN, LLP

Boston, Massachusetts

March 17, 2008

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

as of December 31, 2007 and March 31, 2008

	December 31, 2007	March 31, 2008
		(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$1,161,406	$2,592,774
Cash and cash equivalents held in trust account	246,300,000	245,862,033
Accrued interest held in trust account	913,300	595,397
Prepaid expenses	151,183	229,920

Total current assets	248,525,889	249,280,124
Equipment, net of accumulated depreciation of $1,658 and $5,304	27,350	35,937
Deferred transaction costs	164,540	1,422,929

TOTAL ASSETS	$248,717,779	$250,738,990

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Deferred underwriting fee	$7,500,000	$7,500,000
Accounts payable and accrued expenses	302,709	1,305,913
Accrued income taxes	760,000	575,740

Total current liabilities	8,562,709	9,381,653

Common stock subject to possible conversion (9,374,999 shares at conversion value)	73,874,992	73,905,340

Commitments (Note 5)
Stockholders’ Equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—
Common stock, $0.001 par value per share, 119,000,000 shares authorized; 29,687,501 shares issued and outstanding (excluding 9,374,999 shares subject to possible conversion) at December 31, 2007 and March 31, 2008	29,688	29,688
Additional paid-in-capital	165,133,496	165,103,148
Retained earnings accumulated in the development stage	1,116,894	2,319,161

Total stockholders’ equity	166,280,078	167,451,997

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$248,717,779	$250,738,990

See notes to consolidated financial statements.

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the period from June 26, 2007 (date of inception) through December 31, 2007	For the three months ended March 31, 2008	For the period from June 26, 2007 (date of inception) through March 31, 2008
		(unaudited)
Interest income	$2,119,427	$2,139,491	$4,258,918
Expenses:
Formation, general and administrative expenses	216,476	237,224	453,700
Administrative fees paid to Trillium Capital LLC.	22,633	30,000	52,633
Interest expense to certain founding stockholders	3,424	—	3,424

Total expenses	242,533	267,224	509,757

Income before provision for income taxes	1,876,894	1,872,267	3,749,161
Provision for income taxes	760,000	670,000	1,430,000

Net income for the period	1,116,894	1,202,267	2,319,161
Accretion of trust account relating to common stock subject to possible conversion	—	(30,348)	(30,348)

Net income attributable to common stockholders	$1,116,894	$1,171,919	$2,288,813

Weighted average common shares outstanding subject to possible conversion	3,472,222	9,374,999

Basic and diluted net income per share subject to possible conversion	$.00	$.00

Weighted average common shares outstanding—basic and diluted	16,188,609	29,687,501

Earnings per share—basic and diluted	$.07	$.04

See notes to consolidated financial statements.

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from June 26, 2007 (date of inception) to March 31, 2008

	Common Stock		Additional Paid-in- Capital	Retained Earnings Accumulated in the Development Stage	Total
	Shares	Amount
Issuance of common stock to founding stockholders	8,984,374	$8,984	$41,016	$—	$50,000

Proceeds from sale of underwriters purchase option	—	—	100	—	100

Proceeds from issuance of warrants to founding stockholders	—	—	7,500,000	—	7,500,000

Sale of 31,250,000 units through public offering net of underwriters’ discount of $17,500,000 and offering expenses of $1,005,363 and net of $73,874,992 proceeds allocable to 9,374,999 shares of common stock subject to possible conversion	21,875,001	21,875	157,597,770	—	157,619,645

Common shares repurchased from founding stockholders	(1,171,874)	(1,171)	(5,390)	—	(6,561)

Net income for the period from June 26, 2007 to December 31, 2007	—	—	—	1,116,894	1,116,894

Balance at December 31, 2007	29,687,501	$29,688	$165,133,496	$1,116,894	$166,280,078

Unaudited:

Net income for the three month period ended March 31, 2008	—	—	—	1,202,267	1,202,267

Accretion of trust account relating to common stock subject to possible conversion	—	—	(30,348)	—	(30,348)

Balance at March 31, 2008 (unaudited)	29,687,501	$29,688	$165,103,148	$2,319,161	$167,451,997

See notes to consolidated financial statements.

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the period from June 26, 2007 (date of inception) to December 31, 2007	For the three months ended March 31, 2008	For the period from June 26, 2007 (date of inception) to March 31, 2008
		(unaudited)
Cash flows from operating activities:
Net income for the period	$1,116,894	$1,202,267	$2,319,161

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,658	3,646	5,304
Interest income	(2,119,427)	(2,139,491)	(4,258,918)
Changes in working capital related items:
Prepaid expenses	(151,183)	(78,737)	(229,920)
Accounts payable, accrued expenses and accrued income taxes	898,169	(439,445)	458,724

Net cash used in operating activities	(253,889)	(1,451,760)	(1,705,649)

Cash flows from investing activities:
Purchase of equipment, net	(29,008)	(12,233)	(41,241)
Cash contributed to trust account	(246,300,000)	—	(246,300,000)
Interest income on cash and cash equivalents	1,206,127	2,457,394	3,663,521
Reinvestment of interest income	(1,206,127)	(2,457,394)	(3,663,521)
Withdrawal from trust account for working capital purposes	1,206,127	2,895,361	4,101,488

Net cash provided by (used in) investing activities	(245,122,881)	2,883,128	(242,239,753)

Cash flows from financing activities:
Proceeds from issuance of common stock to founding stockholders	50,000	—	50,000
Proceeds from notes payable to stockholders	200,000	—	200,000
Repayment of notes payable to stockholders	(200,000)	—	(200,000)
Proceeds from issuance of warrants to founding stockholders	7,500,000	—	7,500,000
Proceeds from sale of underwriters’ purchase option	100	—	100
Portion of net proceeds from sale of units through public offering allocable to shares of common stock subject to possible conversion	73,874,992	—	73,874,992
Re-purchase of common shares from founding stockholders	(6,561)	—	(6,561)
Net proceeds from sale of units through public offering	165,119,645	—	165,119,645

Net cash provided by financing activities	246,538,176	—	246,538,176

Net increase in cash and cash equivalents	1,161,406	1,431,368	2,592,774
Cash and cash equivalents, beginning of period	—	1,161,406	—

Cash and cash equivalents, end of period	$1,161,406	$2,592,774	$2,592,774

Supplemental disclosure of non-cash financing and investing activities:
Deferred transaction costs incurred	$164,540	$1,258,389	$1,422,929
Accrued interest held in trust account	$913,300	$(317,903)	$595,397
Fair value of underwriting purchase option included in offering costs	$4,593,567	$—	$4,593,567
Deferred underwriting fee	$7,500,000	$—	$7,500,000
Accretion of trust account relating to common stock subject to possible conversion	—	$30,348	$30,348

Cash paid for:
Income Taxes	$—	$840,456	$840,456
Interest	$3,424	$—	$3,424

See notes to consolidated financial statements.

GLOBAL BPO SERVICES CORP.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business Operations

Global BPO Services Corp. (the “Company”), was incorporated in Delaware on June 26, 2007 as a blank check development stage company to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination (each a “Business Combination”) one or more domestic or international operating businesses in the business process outsourcing industry.

As of March 31, 2008, the Company had not yet commenced any operations. All activity through March 31, 2008 relates to the Company’s formation and the public offering as well as activities to identify a suitable business combination as described below.

The Company consummated its initial public offering (the “Offering”), which is discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a Business Combination. There is no assurance that the Company will be able to successfully consummate a Business Combination. Upon the closing of the Offering, 98.5% of the proceeds were deposited in a trust account (“Trust Account”) and invested only in “government securities” or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of a first Business Combination or (ii) liquidation of the Company. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares issued in the Offering vote against the proposed Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. The Company’s Founding Stockholders (as defined below) will not have such conversion rights with respect to any shares of common stock owned by them. All of the Company’s stockholders prior to the Offering, including all of the officers, including the Company’s former chief financial officer directors and members of the strategic advisory council of the Company (“Founding Stockholders”), have agreed to vote their founding and open market purchases of shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder, other than a Founding Stockholder, who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the proposed consummation of the Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding up to 29.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the event of a Business Combination. For consolidated financial statements purposes the Company has presented the maximum potential payments to dissenting shareholders of $73,905,340 and $73,874,992 as of March 31, 2008 and December 31, 2007, respectively, as common stock subject to possible conversion in the accompanying balance sheet representing a maximum of 9,374,999 common shares that could elect to convert their shares and still have a transaction able to be consummated. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Founding Stockholders.

The Company’s second amended and restated certificate of incorporation provides for the Company’s common stock to have a par value of $0.001 per share and, on June 29, 2007, the Company issued 100 shares to its Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer. On July 9, 2007, the Company issued a further 8,984,274 shares to its Founding Stockholders for a combined total capital contribution of $50,000 for the two issuances. The Company’s second amended and restated certificate of incorporation states that a mandatory dissolution of the Company and subsequent liquidation of the funds held in the Trust Account will occur in the event that the Company does not consummate a Business Combination within 24 months from the date of the prospectus relating to the Offering. It also provides that 24 months from the date of the prospectus related to the Offering, the Company’s corporate existence will cease. Since the underwriters’ over-allotment option was not exercised, 1,171,874 shares issued to the Founding Stockholders were redeemed on November 19, 2007 for $6,561. In the event of dissolution and liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note 3). The second amended and restated certificate of incorporation was filed on October 17, 2007 and authorizes 1,000,000 shares of preferred stock and 119,000,000 shares of common stock.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Global BPO Security Corporation. The Company has been formed as a special purpose acquisition company with the purpose to acquire a company operating in the business process outsourcing industry. All intercompany balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual amounts could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company’s policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy, or in short-term money market funds which are exposed to minimal interest rate and credit risk.

Equipment

Equipment consists of computer equipment and is recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful life of three years. Repairs and maintenance are expensed as incurred.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Deferred income taxes are not material as of March 31, 2008 and December 31, 2007.

Deferred Transaction Costs

Costs related to proposed acquisitions are capitalized and will be expensed in the event the acquisition does not occur.

Earnings Per Common Share

Basic earnings per share is computed by dividing net income for the period applicable to common stock by the weighted average common shares outstanding during the period.

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company has issued 38,750,000 warrants to purchase common stock at an exercise price of $6.00 per share.

In addition, the Company issued an option to purchase 1,562,500 units at $9.60 per unit to its underwriter in the Offering. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $7.20 per share. The shares issuable upon exercise of the warrants and the underwriters unit purchase option have been excluded from the calculation of dilutive earning per share since the warrants and the underwriters unit purchase option are exercisable commencing the later of one year or the completion of a business combination and this contingency has not been resolved.

Basic net income per share subject to possible conversion is calculated by dividing accretion of the Trust Account relating to common stock subject to possible conversion by the 9,374,999 shares of common stock subject to possible conversion.

$3,250,000 of interest income, net of taxes payable, on all interest earned on the Trust Account may be first withdrawn for working capital purposes. As of March 31, 2008, the withdrawal limit for working capital had been met; therefore accretion to the trust account in the amount of $30,348 was allocated to common stockholders subject to possible conversion for purposes of computing earnings per share.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business combinations (“SFAS No. 141R”), which replaces SFAS No. 141. SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is to be applied prospectively to business combinations for which the acquisition date is on or after an entity’s fiscal year that begins after December 15, 2008. Adoption is prospective and early adoption is not permitted. Adoption of SFAS No. 141R will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

On December 4, 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 amends ARB 151 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary by requiring all non-controlling interests in subsidiaries be reported in the same way, as equity in the financial statements and eliminates the diversity in accounting for transactions between an entity and non-controlling interests by requiring they be treated as equity transactions. SFAS No. 160 is effective prospectively for fiscal years beginning after December 15, 2008 and may not be applied before that date. The Company is currently evaluating the impact, if any, that the adoption of SFAS No. 160 will have on its results of operations and financial condition.

In March 2008, the FASB issued FAS 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB No. 133 (“FAS 161”). This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedging items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedging items affect an entity’s financial position, financial performance, and cash flows. This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company will adopt this Statement at the beginning of its fiscal year ending December 31, 2009. The Company is currently evaluating the effect that the adoption of FAS 161 will have on its financial statement disclosures.

Note 3. Public Offering

In the Offering, the Company issued 31,250,000 units (“Units”) at a price of $8.00 per Unit. Proceeds from the Offering totaled approximately $231,245,000, which was net of approximately $18,505,000 in underwriting fees and other expenses related to the Offering and $250,000 in working capital. Each Unit consists of one share of the Company’s common stock, $0.001 par value, and one redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the consummation of a Business Combination with a target business or one year from the effective date of the Company’s registration statement relating to the Offering and expiring four years from October 17, 2007, the effective date of the Company’s registration statement. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, if, and only if, the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption. The Company may not redeem the Warrants unless the Warrants and the shares of common stock underlying the Warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. In no event will the registered holders of a Warrant be entitled to receive a net cash settlement, stock, or other consideration in lieu of physical settlement in shares of the Company’s common stock.

The Company also sold in a private placement immediately prior to the Offering 7,500,000 warrants for proceeds of $7,500,000 to certain of its Founding Stockholders. The founder warrants were purchased separately and not in combination with common stock in the form of units. The purchase price of the founder warrants has been added to the proceeds from the Offering to be held in the Trust Account pending the Company’s completion of one or more Business Combinations. If the Company does not complete one or more approved Business Combinations that meet the criteria described in the Offering, then the $7,500,000 purchase price of the founder warrants will become part of the amount payable to the Company’s Public Stockholders upon the liquidation of the Trust Account and the founder warrants will become worthless.

The founder warrants have terms and provisions that are identical to the Warrants sold in the Offering, except that (i) such founder warrants have been placed in escrow and will not be released before, except in limited circumstances, one year from the consummation of an approved Business Combination, (ii) such founder warrants will be non-redeemable as long as the Founding Stockholders hold them, (iii) such founder warrants are exercisable in the absence of an effective registration statement covering the shares of common stock underlying the warrants, (iv) such founder warrants may be exercised on a cashless basis and (v) such founder warrants are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after they are registered pursuant to a registration rights agreement to be signed upon or prior to the consummation of the Offering. The transfer restriction does not apply to transfers made pursuant to registration or an exemption that are occasioned by operation of law or for estate planning purposes, while remaining in escrow.

The Company believes the purchase price of $1.00 per warrant for the private placement warrants represents the fair value of such warrants on the date of purchase and accordingly no compensation expense was recognized with respect to the issuance of the founder warrants.

The Company sold the Units issued in the Offering to its underwriters at a price per share equal to $7.44 (a discount of $0.56 per share), resulting in an aggregate underwriting discount to its underwriters of $17,500,000. The Company also sold to its underwriters, for $100, an option to purchase up to a total of 1,562,500 units. The units issuable upon exercise of this option are identical to those issued in the Offering, except that the warrants included in the option have an exercise price of $7.20 per share (120% of the exercise price of the warrants included in the units sold in the Offering). This option is exercisable at $9.60 per unit, commencing on the later of the consummation of a Business Combination and one year from October 17, 2007 and expiring four years from October 17, 2007. The option and the 1,562,500 units, the 1,562,500 shares of common stock and the 1,562,500 warrants underlying such units, and the 1,562,500 shares of common stock underlying such warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the effective date of the registration statement, except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. The option and its underlying securities have been registered under the registration statement of which the Company’s final prospectus forms a part. The Company will have no obligation to net cash settle the exercise of the option or the warrants underlying the option. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend, recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below the exercise price of the warrants included in the option. The Company has determined, based upon a Black-Scholes model, that the fair value of the option on the date of sale was approximately $4,600,000 using an expected life of four years, volatility of 48.84% and a risk-free interest rate of 3.98%. The expected volatility of approximately 48.84% was estimated by management based on an evaluation of the historical volatilities of public entities in the business process outsourcing industry. The Company had no trading history, and as a result it was not possible to value this option based on historical trades. Management believes that this volatility is a reasonable benchmark to use in estimating the value of this option. The actual volatility of this option will depend on many factors that cannot be precisely valued. The Company accounted for the fair value of the option as an expense of the public offering resulting in a charge directly to stockholders’ equity with a corresponding increase to additional paid-in-capital.

Note 4. Issue of Founders’ Shares

In June and July 2007, the Company issued a total of 8,984,374 shares of common stock to its Founding Stockholders, (which included 1,171,874 shares that were subject to redemption by the Company in the event that the underwriters’ over-allotment option was not exercised), some of whom are also officers and directors of the Company, for total cash proceeds of $50,000. Since the underwriters’ over-allotment option was not exercised the Company redeemed a total of 1,171,874 shares from its Founding Stockholders on November 17, 2007 at cost for $6,561.

Note 5. Commitments

The Company utilizes certain administrative services and office space provided by Trillium Capital LLC, an entity affiliated with the Company’s Chairman of the Board of Directors, Chief Executive Officer, President and Interim Chief Financial Officer. The Company commenced paying such affiliate $10,000 per month for such services commencing immediately following the Offering.

In connection with the Offering, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters. Pursuant to the Underwriting Agreement, the Company was obligated to the underwriter for certain fees and expenses related to the Offering, including underwriters’ discounts of

$17,500,000. The Company paid $10,000,000 of the underwriting discount upon closing of the Offering. The Company and the underwriters have agreed that payment of the balance of the underwriting discount of $7,500,000 (subject to reduction by $2,500,000 upon consummation of the merger) will be deferred until consummation of the Business Combination. Accordingly, a deferred underwriting fee comprised of the deferred portion of the underwriting discount is included in the accompanying consolidated balance sheets at March 31, 2008 and December 31, 2007.

Note 6. Notes Payable—Stockholders

On June 29, 2007, pursuant to promissory notes of the same date, certain of the Company’s officers and directors provided a $200,000 loan, bearing interest at an annual rate of 5% compounded semi-annually, to the Company, which, together with accrued interest on the loan, was repaid from the proceeds of the Offering on October 31, 2007. The proceeds of the notes payable were used to pay certain offering expenses and start up related costs. These notes payable and associated interest of $3,424 have been paid in full and retired as of December 31, 2007.

Note 7. Fair Value Measurements (Unaudited)

Effective January 1, 2008, the Company implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement, or SFAS 157, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets and liabilities and non-financial assets and liabilities that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	March 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$2,592,774	$2,592,774	$—	$—
Cash and cash equivalents held in trust	245,862,033	245,862,033	—	—

Total	$248,454,807	$248,454,807	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held in the trust account are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current assets and accounts payable and accrued expenses approximate fair value due to their short-term maturities.

Note 8. Income Tax

Provision for income taxes consists of:

	From June 26, 2007 (inception) to December 31, 2007	Three Months Ended March 31, 2008
		(unaudited)
Current
Federal	$580,000	$651,000
State	180,000	19,000

Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$760,000	$670,000

The Company’s effective tax rate of 35.8% approximates the federal statutory tax rate of 34% and 1.8% for state taxes, net of the federal benefit for the three months ended March 31, 2008 and 34% and 6.5% for the period from June 26, 2007 (inception) to December 31, 2007. Deferred income taxes were not material for any periods presented.

Note 9. Summarized Quarterly Financial Information (Unaudited)

	June 26, 2007 (date of inception) to June 30, 2007	Three months ended September 30, 2007	Three months ended December 31, 2007
PERIOD ENDED DECEMBER 31, 2007
Interest income	$—	$—	$2,119,427
Operating expenses:
Interest expense to certain founding stockholders	55	2,520	849
Administrative fees paid to Trillium Capital LLC	—	—	22,633
Formation, general and administrative expense	6,914	8,570	200,992

Total operating expenses	6,969	11,090	224,474

Income (loss) before income taxes	(6,969)	(11,090)	1,894,953
Provision for income taxes	—	—	760,000

Net income (loss)	$(6,969)	$(11,090)	$1,134,953

Weighted average common shares outstanding—basic and diluted	100	8,203,133	25,093,411
Basic and diluted net income (loss) per share	$(69.69)	$(0.00)	$0.05

Note 10. Agreement to Acquire Stream Holdings Corporation

On January 27, 2008, the Company entered into an Agreement and Plan of Merger, with Stream Holdings Corporation (“Stream”). The Company has agreed to pay $225,800,000 subject to certain adjustments for working capital, for 100% ownership of Stream. The purchase price will be paid (based upon Stream’s outstanding balances as of March 31, 2008) by a combination of the assumption or replacement of certain existing debt and capital leases totaling approximately $85,000,000, cash payments of approximately $126,300,000 and the issuance of approximately 1,800,000 units, each consisting of a share of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at a strike price of $6.00 per share, valued at $14,500,000 in the transaction. The purchase price is subject to increase based on the timing of the closing. On closing of the transaction, $7,500,000 of deferred underwriting fees (subject to reduction by $2,500,000 upon consummation of the merger) from the Company’s Offering (see Note 3) due to Deutsche Bank Securities Inc. and Robert W. Baird & Company will also be paid.

On June 2, 2008, the Company entered into an amended and restated Agreement and Plan of Merger with Stream Holdings Corporation (“Stream”). Under the terms of the amended and restated merger agreement, the purchase price that the Company agreed to pay was reduced from $225.8 million to $200.0 million, subject to certain adjustments for working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008, for 100% ownership of Stream. The purchase price will be paid (based upon Stream’s outstanding balances as of June 30, 2008) by a combination of the assumption or replacement of certain existing debt and capital leases totaling approximately $105.4 million, the assumption of transaction bonuses payable to certain of Stream’s executives of approximately $7.0 million and the assumption of certain other transaction costs of approximately $4.0 million.

Note 11. Bank Commitment Letter

The closing of the transaction is subject to customary closing conditions, including the approval of the holders of the majority of outstanding shares of common stock of the Company issued in the Offering (See Note 1). It is also subject to holders of less than 30% of the Company’s shares of common stock issued in the Offering electing to exercise their conversion rights. Upon closing of the transaction, the Company expects to change its name to Stream Global Services, Inc.

On February 11, 2008, the Company received a commitment letter from PNC Bank, National Association (“PNC”) which is currently a lender and the agent under Stream’s existing credit facility, which was amended on June 4, 2008, to amend and restate such existing credit facility to provide for a $100.0 million revolving credit (increased from $86.0 million) and to maintain existing term loans. Under the commitment letter, PNC has committed to provide $30.0 million of such financing, and will syndicate the balance on a best efforts basis. This financing, would be comprised of a $100,000,000 senior secured revolving credit facility under which borrowing availability will be based on, among other things, eligible accounts receivable of Stream. The credit facility will have a five year maturity from the closing of the proposed acquisition of Stream. In addition, PNC will provide to Stream a senior secured domestic term loan of approximately $5,479,000 on a senior secured basis and a foreign term loan of approximately $2,644,000 on a senior secured basis in connection with the transaction.

INDEX TO FINANCIAL STATEMENTS OF STREAM HOLDINGS CORPORATION

Stream Holdings Corporation

Consolidated Financial Statements

For the Three Years in the Period Ended December 31, 2007 and for

the Three-Month Periods Ended March 31, 2007 and March 31, 2008 (Unaudited)

Report of Independent Registered Public Accounting Firm

The Board of Directors

Stream Holdings Corporation

We have audited the accompanying consolidated balance sheets of Stream Holdings Corporation and subsidiaries (the Company) as of December 31, 2006 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stream Holdings Corporation and subsidiaries at December 31, 2006 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/    Ernst & Young LLP

Dallas, Texas

March 28, 2008

Stream Holdings Corporation

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,		March 31,
	2006	2007	2008
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,150	$12,577	$10,591
Restricted cash	441	4	26
Accounts receivable, net of allowance for bad debts of $61, $33 and $32 at December 31, 2006, 2007 and March 31, 2008, respectively	88,709	115,794	115,954
Income taxes receivable	1,126	1,518	1,522
Deferred income taxes	769	1,113	11,097
Prepaid expenses and other current assets	5,630	7,908	8,289

Total current assets	102,825	138,914	147,479

Equipment and fixtures, net	25,977	36,656	36,082
Deferred income taxes	5,700	5,171	4,198
Goodwill	5,971	8,066	7,980
Other assets	4,644	4,609	4,708

Total assets	$145,117	$193,416	$200,447

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,266	$6,843	$7,892
Accrued employee compensation and benefits	30,645	40,226	40,436
Other accrued expenses	15,406	15,315	15,758
Income taxes payable	1,314	3,150	3,838
Current portion of long-term debt	1,622	76,732	72,409
Current portion of capital lease obligations	2,326	2,200	2,227
Other liabilities	3,095	4,219	4,135

Total current liabilities	60,674	148,685	146,695

Long-term debt, net of current portion	60,743	22,294	22,522
Capital lease obligations, net of current portion	5,464	6,398	6,203
Deferred income taxes	76	147	9,838
Other long-term liabilities	7,851	8,540	15,668

Total liabilities	134,808	186,064	200,926

Stockholders’ equity (deficit):
Common stock, par value $0.01, authorized shares—10,000; issued and outstanding shares—8,377 and 8,344 at December 31, 2006 and 2007, respectively	84	84	84
Additional capital	4,575	5,337	5,482
Retained earnings (deficit)	5,600	(5,723)	(12,639)
Accumulated other comprehensive income	50	7,654	6,594

Total stockholders’ equity (deficit)	10,309	7,352	(479)

Total liabilities and stockholders’ equity (deficit)	$145,117	$193,416	$200,447

See accompanying notes.

Stream Holdings Corporation

Consolidated Statements of Operations

(In thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(Unaudited)
Revenue	$310,905	$405,547	$483,569	$118,633	$140,372
Direct cost of revenue (exclusive of depreciation and amortization)	217,078	276,868	320,935	76,508	90,911

Gross profit	93,827	128,679	162,634	42,125	49,461

Operating expenses:
Selling, general and administrative expenses	100,342	115,086	144,119	34,759	41,981
Management fees and expenses to stockholder	467	459	562	113	113
Depreciation and amortization	4,132	7,664	12,059	2,741	3,657

Total operating expenses	104,941	123,209	156,740	37,613	45,751

Income from operations	(11,114)	5,470	5,894	4,512	3,710

Other (income) expenses, net:
Foreign currency transaction (gain) loss	(863)	(498)	11	1,128	(1,199)
Other loss (income), net	(1,984)	(1,660)	(1,008)	(36)	603
Minority interest	(298)	(19)	—	—	—
Interest expense, net	4,646	8,473	12,055	3,003	3,041

Total other (income) expenses, net	1,501	6,296	11,058	4,095	2,445

Income (loss) before income taxes	(12,615)	(826)	(5,164)	417	1,265

Income taxes	4,939	4,523	6,159	1,418	3,269

Net loss	$(17,544)	$(5,349)	$(11,323)	$(1,001)	$(2,004)

See accompanying notes.

Stream Holdings Corporation

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2006 and 2007

and Three Months Ended March 31, 2008

(In thousands)

	Common Stock		Additional Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)
	Shares	Par Value				Total
Balances at December 31, 2004	7,300	$73	$1,131	$28,501	$2,259	$31,964
Currency translation adjustment	—	—	—	2	(2,562)	(2,560)
Net loss	—	—	—	(17,554)	—	(17,554)
Unrealized loss on derivatives, net of tax of $0	—	—	—	—	(78)	(78)

Comprehensive loss						(20,192)
Stock compensation	—	—	44	—	—	44
Sale of restricted common stock and exercise of stock options	147	2	452	—	—	454
Repurchases of common stock	(11)	(1)	(35)	—	—	(36)

Balances at December 31, 2005	7,436	74	1,592	10,949	(381)	12,234
Currency translation adjustment	—	—	—	—	1,602	1,602
Net loss	—	—	—	(5,349)	—	(5,349)
Unrealized loss on derivatives, net of tax of $0	—	—	—	—	(1,171)	(1,171)

Comprehensive loss						(4,918)
Sale of common stock	958	10	2,990	—	—	3,000
Stock compensation	—	—	67	—	—	67
Exercise of stock options	21	—	42	—	—	42
Repurchases of common stock	(38)	—	(116)	—	—	(116)

Balances at December 31, 2006	8,377	84	4,575	5,600	50	10,309
Currency translation adjustment	—	—	—	—	6,105	6,105
Net loss	—	—	—	(11,323)	—	(11,323)
Unrealized gain on derivatives, net of tax of $0	—	—	—	—	1,499	1,499

Comprehensive loss						(3,719)
Sale of common stock	—	—	—	—	—	—
Stock compensation	—	—	887	—	—	887
Exercise of stock options	20	—	39	—	—	39
Repurchases of common stock	(53)	—	(164)	—	—	(164)

Balances at December 31, 2007	8,344	84	5,337	(5,723)	7,654	7,352
Currency translation adjustment (unaudited)	—	—	—	—	(134)	(134)
Net loss (unaudited)	—	—	—	(2,004)	—	(2,004)
Unrealized loss on derivatives, net of tax of $0 (unaudited)	—	—	—	—	(926)	(926)

Comprehensive loss (unaudited)						(3,064)
Adoption of FIN 48 (unaudited)	—	—	—	(4,912)	—	(4,912)
Stock compensation (unaudited)	—	—	145	—	—	145

Balances at March 31, 2008 (unaudited)	8,344	$84	$5,482	$(12,639)	$6,594	$(479)

See accompanying notes.

Stream Holdings Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(Unaudited)
Operating activities
Net loss	$(17,554)	$(5,349)	$(11,323)	$(1,001)	$(2,004)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of equipment and fixtures	4,132	7,664	12,059	2,741	3,657
Amortization of debt issuance costs	352	664	1,285	298	351
Deferred taxes	561	2,265	255	486	680
Market lease reserve	(3,543)	(2,428)	(1,558)	(700)	(848)
Noncash stock compensation	125	223	1,013	222	145
Noncash interest expense	319	443	841	178	228
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(12,494)	(21,184)	(27,085)	(6,756)	(160)
Income taxes receivable	1,453	1,681	(392)	158	(4)
Prepaid expenses and other current assets	1,279	(1,110)	(834)	(368)	(1,307)
Other assets	(1,023)	(1,698)	(1,019)	132	(364)
Accounts payable	2,175	(157)	569	423	1,049
Accrued expenses and other liabilities	6,507	5,975	13,780	932	4,321
Minority interest	(298)	(19)	—	—	—

Net cash provided by (used in) operating activities	(18,009)	(13,030)	(12,409)	(3,255)	5,744

Investing activities
Decrease (increase) in restricted cash	323	(43)	437	441	(22)
Acquisition of businesses	(1,235)	—	(2,594)	(2,441)	—
Additions to equipment and fixtures	(13,578)	(10,437)	(17,145)	(1,508)	(2,247)

Net cash used in investing activities	(14,490)	(10,480)	(19,302)	(3,508)	(2,269)

Financing activities
Net borrowings on line of credit	21,835	16,025	30,077	10,470	(3,968)
Proceeds from issuance of long-term debt	—	10,256	7,014	—	—
Payments on long-term debt	(2,602)	(1,674)	(1,187)	(297)	(355)
Payment of capital lease obligations	(953)	(2,193)	(2,343)	(731)	(541)
Proceeds from sale of common stock and exercise of stock options	454	3,042	39	—	—
Repurchases of common stock	(36)	(116)	(164)	—	—

Net cash provided by (used in) financing activities	18,698	25,340	33,436	9,442	(4,864)

Effect of exchange rates on cash and cash equivalents	(2,654)	1,192	4,702	332	(597)

Net (decrease) increase in cash and cash equivalents	(16,455)	3,022	6,427	3,011	(1,986)
Cash and cash equivalents, beginning of period	19,583	3,128	6,150	6,150	12,577

Cash and cash equivalents, end of period	$3,128	$6,150	$12,577	$9,161	$10,591

Supplemental cash flow information
Cash paid for interest	$3,478	$6,210	$9,695	$2,647	$2,565

Cash paid for income taxes	$1,975	$748	$3,618	$65	$811

Non-cash financing activity
Capital lease financing	$3,069	$928	$3,151	$1,545	$333

See accompanying notes.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

1. Description of Business and Acquisitions

The Company

Stream Holdings Corporation (the Company or Stream) is a Delaware corporation founded in 2003. The Company is approximately 99% owned by H.I.G. Call Center II, Inc. The Company and its subsidiaries provide global technical support and customer service outsourcing under the brand name of Stream. The Company operates contact centers in Bulgaria, Canada, Costa Rica, the Dominican Republic, France, Germany, India, Ireland, Italy, the Netherlands, Poland, Spain, Sweden, Tunisia, the United Kingdom and the United States that provide technical support and customer service primarily through inbound phone calls, e-mail and the Internet.

On January 27, 2008, the Company and Global BPO Services Corp., a Delaware corporation (GBPO) entered into an agreement and plan of merger pursuant to which GBPO will acquire all of the outstanding shares of capital stock of Stream and Stream will become a wholly-owned subsidiary of GBPO. On June 2, 2008, the Company and GBPO entered into an amendment and restatement of the merger agreement. See further discussion in Note 16.

Acquisitions

On June 1, 2005, the Company acquired from Supra Telecommunications and Information Systems, Inc. and Supra Telecom de Costa Rica, S.A. (Supra) equipment and fixtures and assumed operating lease liabilities related to its Santo Domingo, Dominican Republic, contact center operations for $1,235 in cash including $110 in legal and closing costs. In conjunction with the acquisition, Supra placed $325 in an escrow account to be used to pay any future severance costs to former Supra employees hired by the Company. In February 2006, the escrow amount was released to the Company. Additionally, in conjunction with the acquisition, the Company entered into a short-term agreement with Supra to provide call center services to Supra for the period from June 1, 2005 to August 31, 2005.

The Company accounted for the purchase from the seller in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 Business Combinations (SFAS No. 141). The purchase price was allocated to the fair value of the assets acquired as follows:

Machinery and telephone equipment	$571
Furniture, fixtures and building improvements	474
Computer equipment and software	190

Total assets acquired	$1,235

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

On January 2, 2007, the Company acquired 100% of the capital shares of Supra Telecom de Costa Rica, S.A. (Supra CR) for $2,534 in cash. In conjunction with the acquisition, Supra CR placed $500 in an escrow account to be used to fund post-closing assumed liability adjustments and to fund any future indemnity claims associated with indemnifications provided to the Company by Supra CR. Additionally, in conjunction with the acquisition, the Company entered into a short-term agreement with Supra to manage its business and assets beginning on December 12, 2006, and ending on the closing date, January 2, 2007. The Company accounted for the purchase in accordance with SFAS No. 141. The following is a summary of the amounts recorded for assets acquired and liabilities assumed:

Cash	$93
Other current assets	29
Computer equipment and software	194
Machinery, telephone equipment and vehicle	559
Furniture, fixtures and building improvements	884
Goodwill	1,345
Other assets	590

Total assets acquired	3,694

Current liabilities	1,160

Net assets recorded	$2,534

On August 3, 2007, the Company acquired from Zomax Limited, equipment and fixtures and an operating lease related to its Dublin, Ireland, contact center operations for $153 which includes $87 in legal and closing costs and $66 of employee-related expenses.

The Company accounted for the purchase from the seller in accordance with SFAS No. 141. The purchase price was allocated to the fair value of the assets acquired as follows:

Machinery and telephone equipment	$64
Furniture and fixtures	26
Computer equipment and software	63

Total assets acquired	$153

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Unaudited Interim Financial Information

The accompanying consolidated financial statements as of March 31, 2008 and for the three months ended March 31, 2007 and 2008, are unaudited. The unaudited interim financial statements have been prepared on the

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows as of March 31, 2008 and for the three months ended March 31, 2008 and 2007. The results for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008, or for any other interim period or for any other future year.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires the appropriate application of accounting policies, many of which require management to make estimates and assumptions about future events and their impact on amounts reported in the Company’s consolidated financial statements and related notes. Since future events and their impact cannot be determined with certainty, the actual results may differ from estimates. Such differences may be material to the consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable and Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk are principally accounts receivable. Services are provided to customers throughout the world. Accounts receivable include unbilled revenues that the Company expects to bill for services rendered but not yet invoiced, generally within thirty to forty-five days, and collect in the normal course of business. Contracts with individual customers determine when receivables are due, generally within thirty days, and whether interest is accrued on late payments.

The Company extends credit to its customers in the normal course of business. The Company does not require collateral from its customers. Management believes the accounts receivable credit risk exposure is limited based on evaluations of the financial strength of the customers. The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve against amounts due. Historically, the Company has not experienced significant losses on uncollectible accounts receivable.

Equipment and Fixtures

Equipment and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Furniture and fixtures are depreciated over a five-year life, software over a three- to five-year life and equipment generally over a three- to five-year life. Leasehold improvements are depreciated over the shorter of their estimated useful life or the remaining term of the associated lease. Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease and is recorded in depreciation and amortization expense.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

The carrying value of equipment and fixtures to be held and used is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its estimated fair value, which is generally determined based on appraisals or sales prices of comparable assets. Occasionally, the Company redeploys equipment and fixtures from under utilized centers to other locations to improve capacity utilization if it is determined that the related undiscounted future cash flows in the under utilized centers would not be sufficient to recover the carrying amount of these assets.

Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is reviewed for impairment annually and on an interim basis if events or changes in circumstances between annual tests indicate that an asset might be impaired. Impairment occurs when the carrying amount of goodwill exceeds its estimated fair value. The impairment, if any, is measured based on the estimated fair value of the reporting unit. Fair value is determined based on discounted cash flows. The Company operates in one reporting unit, which is used for impairment testing and the allocation of acquired goodwill. The Company reviewed its goodwill for impairment as of December 31, 2006 and 2007. The Company has determined that there is no impairment.

Changes to the carrying amounts of Goodwill are as follows:

Balance at December 31, 2005	$5,856
Foreign currency adjustments	115

Balance at December 31, 2006	5,971
Costa Rica acquisition	1,345
Foreign currency adjustments	750

Balance at December 31, 2007	$8,066
Foreign currency adjustments	(86)
Balance at March 31, 2008	$7,980

Intangible assets with a finite life are recorded at cost and amortized using the straight-line method over their estimated useful life. The Company recorded $482 in 2004 for customer contracts purchased in connection with the Infowavz acquisition. The estimated lives of these contracts were 15 months and were fully amortized at the end of 2005. The amortization expense in 2005 was $312.

Financial Information Regarding Segment Reporting

The Company has one reportable segment and, therefore, all segment-related financial information required by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is included in the consolidated financial statements. The reportable segment reflects the Company’s operating and reporting structure.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Revenue Recognition

Revenues for outsourced customer service and technical support are recognized after the related services are performed based on the rate detailed in the customer contract, such as hourly, monthly, per call or per participant. For each client arrangement, the Company determines whether evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable and collection is considered probable. If all criteria are met, revenue is recognized at the time services are performed. If any of those criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), which requires recognition of deferred assets and liabilities for the future income tax consequence of transactions that have been included in the consolidated financial statements or tax returns. Under this method deferred tax assets and liabilities are determined based on the difference between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax, using the enacted tax rates for the year in which the differences are expected to reverse. The Company provides valuation allowances against deferred tax assets whenever it believes it is more likely than not, based on available evidence, that the deferred tax asset will not be realized.

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48). On February 1, 2008, the FASB issued a FASB Staff Position relating to the effective implementation date of FIN 48 for certain nonpublic companies, which deferred the effective date to January 1, 2008. The Company has determined that it meets the qualifications of a nonpublic company and adopted FIN 48 effective January 1, 2008. See Note 10 for more information.

Contingencies

The Company considers the likelihood of various loss contingencies, including tax and legal contingencies arising in the ordinary course of business, and its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued in accordance with SFAS No. 5, Accounting for Contingencies, when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The Company regularly evaluates current information available to determine whether such accruals should be adjusted.

Provision for Government Grants

The Company has received cash from governmental agencies as incentives for such items as establishing contact centers in a specified area to promote business development or employment opportunities. The Company records restricted cash for cash received but not yet spent. The incentives are earned by the Company as the Company meets criteria established in the incentive. If the criteria have not yet been met, the Company records a liability for cash that is subject to refund. In the period the criteria are met, the Company reduces the liability and includes the amount earned as income. The Company has restricted cash at December 31, 2006, December 31, 2007 and March 31, 2008, of $441, $4 and $26, respectively, and liabilities related to government grants at December 31, 2006, December 31, 2007 and March 31, 2008, of $1,181, $320 and $345, respectively.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Self-Insurance Programs

The Company is self-insured with respect to medical and dental claims for employees located in the United States. It records an accrued liability for the self-insurance programs based on an estimate of claims incurred, but not reported, as well as anticipated claims at the end of a period. Changes in the employee mix and unforeseen events could result in an adjustment to the estimates. Self-insurance liabilities of the Company at December 31, 2006, December 31, 2007 and March 31, 2008, were $553, $429 and $596, respectively.

Derivative Instruments

The Company uses forward exchange contracts to manage its exposure to movements in foreign exchange rates between the United States and Canada, and the United States and India, and recognizes the foreign exchange contracts in the financial statements at fair value. Changes in fair value of derivative financial instruments are recognized either in income, or in stockholders’ equity as a component of accumulated other comprehensive income (loss), depending on whether the derivative financial instrument qualifies for hedge accounting. Unrealized changes in fair values of derivatives accounted for as hedges, to the extent they are effective as hedges, are recorded in accumulated other comprehensive income (loss), net of deferred taxes. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, hedge accounting is discontinued.

The Company’s hedging program has been highly effective in all periods presented, and the amount of hedge ineffectiveness has not been material. Hedge accounting is also discontinued prospectively when (1) the derivative is no longer effective in offsetting changes in cash flow of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) the derivative as a hedging instrument is no longer effective.

Changes in fair value of derivatives not qualifying as hedges are reported in income. Upon settlement of the derivatives qualifying as hedges, a gain or loss is reported in income.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries, whose functional currency is their local currency, are translated at the exchange rate in effect on the reporting date, and income and expenses are translated at the average exchange rate during the period. The net effect of translation gains and losses is not included in determining net income, but is reflected in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in determining net income (loss).

Fair Value of Financial Instruments

Effective January 1, 2008, the Company implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurement (SFAS 157), for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has elected to defer implementation of SFAS 157 as it relates to its

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. The Company is evaluating the impact, if any, this standard will have on its non-financial assets and liabilities.

The adoption of SFAS 157 to the Company’s financial assets that are re-measured and reported at fair value at least annually did not have an impact on the Company’s financial results.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	March 31,	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable (Level 3)
Cash equivalents	$2,342	$2,342	$—	$—
Forward exchange contracts	68,543	—	68,543	—

Total	$70,885	$2,342	$68,543	$—

The fair values of the Company’s cash equivalents and forward exchange contracts are determined through market, observable and corroborated sources.

The carrying amounts reflected in the consolidated balance sheets for other current assets, accounts payable, and accrued expenses approximate fair value due to their short-term maturities. To the extent the Company has any outstanding borrowings under its revolving credit facility, the fair value would approximate its reported value because the interest rate is variable and reflects current market rates. The Company also believes that the fair value of its subordinated debt approximates the reported value of the debt instrument. The interest rate on this loan is reflective of current market rates and is consistent with terms other similar companies would receive given the reduced priority and current capital market conditions.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Unrealized (loss) gain on forward exchange contracts	$(1,248)	$251	$(674)
Translation adjustment	1,298	7,403	7,268

	$50	$7,654	$6,594

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Market Lease Reserve

The Company assumed facility operating leases in connection with a 2004 acquisition. Under SFAS No. 141, the operating leases are to be recorded at fair value at the date of acquisition. The Company determined that the operating lease contract rates were in excess of the market rates at the date of acquisition, resulting in an above- market lease reserve. The above-market lease values for the assumed operating leases were recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each operating lease and (ii) management’s estimate of fair market lease rates for each corresponding operating lease, measured over a period equal to the remaining term of the lease. The market lease reserves are amortized as a reduction of base rental expense over the remaining term of the respective leases. The amortization of the market lease reserve, including imputed interest, for 2005, 2006, and 2007 was $3,903, $2,814, and $2,658, respectively. For the three months ending March 31, 2007 and 2008, the amortization of the market lease reserve, including imputed interest, was $653 and $776, respectively.

Stock-Based Compensation

At December 31, 2006 and 2007, the Company had a stock-based compensation plan for employees and directors, which is described more fully in Note 12. Prior to January 1, 2004, the Company accounted for the plan under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, as of the date of grant between the fair value of the Company’s stock and the exercise price and is amortized over the vesting period for grants for which the vesting is time-based. For grants which are subject to performance-based vesting, the intrinsic value of the grant is measured at the date the grant vests and is charged to expense.

Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment (SFAS 123(R)), using the prospective-transition method. Under that method, compensation cost recognized in 2004 through 2007 includes: (a) compensation cost for all share-based payments granted prior to January 1, 2004, based on the continued application of the provisions of APB 25 to those grants, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2004, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). For share-based payments granted after January 1, 2004, the fair value of each grant, including both the time-based grants and the performance-based grants, is estimated on the date of grant using the Black-Scholes-Merton option valuation model and assumes the performance goals will be achieved. If such goals are not met, no compensation cost is recognized and any recognized cost is reversed. Stock compensation expense is recognized on a straight-line basis over the vesting term, net of an estimated future forfeiture rate. The forfeiture rate assumption (11.63% as of December 31, 2007) is based on the Company’s historical experience.

Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141R, Business Combinations (FAS 141R). FAS 141R replaces FASB Statement No. 141, Business Combinations (FAS 141). FAS 141R retains the fundamental requirements in FAS 141 that the purchase method of accounting be used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

residual. FAS 141R expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. FAS 141R broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations. FAS 141R also increases the disclosure requirements for business combinations in the financial statements. FAS 141R is effective for fiscal periods beginning after December 15, 2008. Therefore, the Company is required to adopt FAS 141R on January 1, 2009. Adoption of FAS 141R will not impact the Company’s accounting for business combinations closed prior to its adoption, but given the nature of the changes noted above, the Company expects its accounting for business combinations occurring subsequent to adoption will be significantly different than that applied following current accounting literature.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159). SFAS No. 159 amends SFAS No. 115 to permit entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The FASB’s objective in this statement is to provide reporting entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS No. 159 in the first quarter of fiscal year 2008. The adoption of SFAS No. 159 did not have an impact on its financial position, results of operations or cash flows as the Company did not elect this fair value option on any financial assets or liabilities.

In December 2007, the FASB issued FAS No. 160, Non-Controlling Interest in Consolidated Financial Statements—an amendment of ARB No. 51 (FAS 160). FAS 160 requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of operations. FAS 160 also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. FAS 160 is effective for fiscal periods beginning after December 15, 2008. Therefore, the Company is required to adopt FAS 160 on January 1, 2009. The Company is currently evaluating the requirements of FAS 160 and the potential impact on its financial position and results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities (SFAS 161), which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, by requiring increased qualitative, quantitative, and credit-risk disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact of this standard on its financial condition, results of operations and cash flows.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

3. Accounts Receivable

Accounts receivable consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Billed	$76,509	$94,022	$76,697
Accrued, unbilled	12,261	21,805	39,289
Allowance for doubtful accounts	(61)	(33)	(32)

	$88,709	$115,794	$115,954

4. Equipment and Fixtures, Net

Equipment and fixtures, net consists of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Furniture and fixtures	$2,369	$4,949	$5,726
Building improvements	3,561	5,672	6,666
Computer equipment	13,745	22,467	23,575
Telecom and other equipment	17,039	25,533	26,305
Equipment and fixtures not yet placed in service	1,803	3,927	3,771

	38,517	62,548	66,043
Less accumulated depreciation	(12,540)	(25,892)	(29,961)

	$25,977	$36,656	$36,082

Depreciation and amortization expense consist of the following:

	December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(Unaudited)
Depreciation	$3,820	$7,664	$12,059	$2,741	$3,657
Amortization	312	—	—	—	—

Total depreciation and amortization	$4,132	$7,664	$12,059	$2,741	$3,657

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

5. Accrued Employee Compensation and Benefits

Accrued employee compensation and benefits consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Compensation	$17,353	$23,846	$22,531
Vacation	9,741	12,210	14,105
Medical and dental	550	433	590
Other benefits	3,001	3,737	3,210

	$30,645	$40,226	$40,436

6. Other Accrued Expenses and Other Liabilities

Other accrued expenses consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Liability for government grants	$1,181	$320	$345
Value-added and sales taxes	443	456	418
Professional fees	1,017	1,262	1,199
Accrued interest	1,059	1,537	1,706
Forward exchange contracts	1,378	—	674
Other accrued expenses	10,328	11,740	11,416

	$15,406	$15,315	$15,758

Other liabilities consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Deferred rent	$338	$316	$485
Deferred revenue	266	1,512	1,537
Market value lease reserves	2,491	2,391	2,113

Total current	$3,095	$4,219	$4,135

Deferred rent	$1,236	$1,354	$2,301
Deferred revenue	—	2,029	1,972
Unrecognized tax benefits	—	—	6,809
Market value lease reserves	6,615	5,157	4,586

Total long term	$7,851	$8,540	$15,668

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

7. Long-Term Debt and Revolving Credit Facility

The Company’s outstanding long-term borrowings consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Line of credit	$37,510	$67,938	$63,970
Term loans	2,967	8,794	8,439
Premium financing	84	—	—
Italy line of credit	350	—	—
Senior subordinated notes	21,454	22,294	22,522

	62,365	99,026	94,931
Less current portion	1,622	76,732	72,409

Long-term debt	$60,743	$22,294	$22,522

Minimum principal payments on long-term debt subsequent to March 31, 2008, are as follows:

Twelve months ended March 31,	Total
2009	$72,409
2010	22,522

Total	$94,931

During 2005, the Company had a Revolving Credit and Term Loan Agreement (Credit Facility) with an aggregate credit facility of $49,500. The credit facility included term loans of $5,900 and a maximum revolving credit amount of $43,600, with the maximum U.S. revolving advance of $40,000 and the maximum Foreign Borrowers advance of $25,000. In 2006, the Company entered into amendments to the Credit Facility increasing the maximum revolving credit amount to $86,000, with the maximum U.S. revolving advance of $83,000 and the maximum Foreign Borrowers advance of $50,000. In 2007, the Company entered into an amendment to the Credit Facility including additional term loans of $4,931 and $2,083. The new term loans are interest-only until they begin to amortize on a monthly basis over a 2.5-year period beginning in March 2008. The Credit Facility is collateralized by substantially all of the assets of the Company and its subsidiaries and expires in July 2008. At December 31, 2007, the Credit Facility is presented as a component of the current portion of debt whereas for prior periods it was considered a component of long-term borrowings.

The interest rate on the revolving credit loans, for U.S. advances, is the bank’s alternate base rate plus 0.50% and, for Eurodollar advances, the bank’s Eurodollar rate plus 3.00%. The interest rate on the term loans, for U.S. advances, is the bank’s alternate base rate plus 0.75% and, for Eurodollar advances, is the bank’s Eurodollar rate plus 3.75%.

The bank’s alternate base rate (7.25% at December 31, 2007 and 5.25% at March 31, 2008) is the higher of the bank’s base commercial lending rate or the Federal Funds Open Rate plus 0.5%. Interest is payable monthly on U.S. advances. Interest is payable on Eurodollar advances at the end of their one-, two-, three- or six-month terms. For unused portions of the revolving line of credit, the Company pays a facility fee equal to 0.5% of the unused borrowing base.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Revolving credit advances are limited to the borrowing base, as defined. The borrowing base is 85% of eligible accounts receivable and eligible unbilled revenues less the outstanding amount of letters of credit, various other reserves, and any outstanding advances under the revolving line of credit. In addition, the Company’s parent, H.I.G. Capital Partners III, L.P., has provided a Letter of Credit and a Guarantee in conjunction with the financing. The Letter of Credit, in the amount of $3,000, and the Guarantee, in the amount of $2,000, will provide additional collateral to the borrowing base. The Letter of Credit and Guarantee shall be maintained until the Company achieves certain thresholds, including a minimum quarterly fixed charge coverage ratio and minimum excess availability thresholds.

The Credit Facility also places limits on the amounts of annual capital expenditures and incremental operating lease obligations which can be entered into in any year, establishes dividend restrictions and limits payments to affiliates, as defined. At December 31, 2007, the Company was not in compliance with covenants related to the maximum amount of annual capital expenditures. The banks have subsequently waived this default.

As of December 31, 2007 and March 31, 2008, the Company had $67,938 and $63,970, respectively, outstanding, all in U.S. dollar advances, on the revolving line of credit and had approximately $666 and $8,965, respectively, available for U.S. borrowings and approximately $4,730 and $1,773, respectively, available for foreign borrowings under the terms of the revolving line of credit. As of December 31, 2007 and March 31, 2008 amounts outstanding under letters of credit were $12,047 and $10,528, respectively.

In 2004, the Company issued $10,256 in Senior Subordinated Second Lien Notes (Senior Notes) to a mezzanine debt fund. In October 2006, the Company entered into an amendment to the Note Purchase Agreement whereby the Company issued an additional $10,256 in notes. The Senior Notes are collateralized by substantially all assets held as collateral under the Credit Facility described above; however, the Senior Notes are subordinate to the Credit Facility. The interest rate on the Senior Notes is fixed at 15%. Interest only is payable quarterly in cash, and the Company has the option to add a portion of the accrued and unpaid interest in an amount up to 4% per annum on the issued notes to the principal as of the interest payment date. In 2006 and 2007, respectively, $443 and $841 of interest was capitalized into the principal of the Senior Notes. The total amount of interest that has been capitalized since inception of the loans is $2,010. For the three months ended March 31, 2007 and 2008, $178 and $228, respectively, of interest was capitalized into the principal of the Senior Notes. The principal is payable in full on July 30, 2009. The Senior Notes do not have prepayment premiums after the third anniversary of the initial closing date.

The Senior Notes contain the same covenants as described above under the Credit Facility but with less restrictive amounts. The Senior Notes include an additional covenant requiring funded debt, as defined, not to exceed a specified multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined. At December 31, 2007, the Company was not in compliance with certain covenants related to funded debt to EBITDA and maximum amount of annual capital expenditures. The lender has subsequently waived these defaults and amended the debt to EBITDA ratio covenant, which is less restrictive. At March 31, 2008, the Company was in compliance with the covenants.

In June 2006, the Company’s Italian subsidiary entered into a revolving credit facility for up to 600 Euros, or approximately $840, at December 31, 2007. The facility is collateralized by the accounts receivable of that subsidiary. Interest is due quarterly at the 3M EURIBOR rate plus 1.10%. As of December 31, 2007 and March 31, 2008, there were no borrowings outstanding under this facility. The facility is used for working capital needs at that subsidiary.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

8. Defined Contribution Benefit Plans

The Company has defined contribution plans in various countries. The plans cover all full-time employees other than excluded employees as defined in the plans. The participants may make pretax contributions to the plans, and the Company can make both matching and discretionary contributions. The Company made $1,716, $2,222 and $2,545 in matching contributions to the plans in the years ended December 31, 2005, 2006 and 2007, respectively. In the three month period ended March 31, 2008, the Company made $700 in matching contributions to the plans.

9. Derivatives

The Company uses forward exchange contracts, generally purchased with a maturity of 90 days or less, to manage its exposure to movements in foreign exchange rates between the United States and Canada and the United States and India. The Company recognizes the foreign exchange contracts in the financial statements at fair value. The Company hedges these exposures considering current market conditions, future operating activities and the cost of hedging exposure in relation to the perceived risk of loss. The fair value of the derivatives is determined by reference to market data related to the selected currency forward and spot rates. As of December 31, 2006, December 31, 2007 and March 31, 2008, the Company had approximately $69,516, $33,827 and $68,543, respectively, of foreign exchange risk hedged using forward exchange contracts. As of December 31, 2006, December 31, 2007 and March 31, 2008, the fair market value of these derivative instruments was a gain (loss) of ($1,248), $251 and ($674), respectively, which is reflected in accumulated other comprehensive income (loss).

As of December 31, 2006, the Company had $1,378 recorded in accrued expenses related to hedging activity. As of December 31, 2007 the Company had $243 recorded in other assets related to hedging activity. As of March 31, 2008, the Company had $674 recorded in accrued expenses related to hedging activity.

10. Income Taxes

The Company’s income tax expense differed from the amounts computed by applying the United States federal statutory tax rate to pretax income from operations as a result of the following for the periods ended:

	Years Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(Unaudited)
U.S. federal income tax expense (benefit) at statutory rate	$(4,289)	$(281)	$(1,756)	$142	$430
Permanent differences	2,897	556	5,496	1,507	3,649
Impact of foreign operations on effective rate	1,047	48	(334)	116	(499)
Change in tax accounting method	—	—	18,616	—	—
Change in valuation allowances	7,019	6,187	(15,787)	(47)	88
State taxes	(731)	(110)	(73)	83	116
Credits and tax holidays	(1,203)	(1,794)	(1,523)	(335)	(464)
Effect of Rate Changes	—	—	1,636	—	36
Other	199	(83)	(116)	(48)	(87)

Income tax expense	$4,939	$4,523	$6,159	$1,418	$3,269

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

The change in the valuation allowance is net of the effect of foreign currency translation adjustments included in accumulated other comprehensive income (loss).

Deferred income taxes consist of the following:

	December 31,		March 31, 2008
	2006	2007
			(Unaudited)
Deferred tax assets:
Accruals, allowances, and reserves	$6,174	$8,866	$9,477
Tax credits and loss carryforwards	16,379	17,954	9,373
Equipment and fixtures	4,197	4,002	3,935
Payables	—	—	7,305
Other	866	1,166	956

	27,616	31,988	31,046
Valuation allowance	(20,904)	(6,655)	(7,328)

Total deferred tax assets	6,712	25,333	23,718
Deferred tax liabilities:
Accrued liabilities	—	18,616	17,444
Equipment and fixtures	25	95	141
Other liabilities	294	485	676

Total deferred tax liabilities	319	19,196	18,261

Net deferred tax assets	$6,393	$6,137	$5,457

Details of the total income tax provision are as follows:

	December 31,			March 31, 2007	March 31, 2008
	2005	2006	2007
				(Unaudited)
Current:
Federal	$—	$—	$—	$—	$486
State	48	(524)	10	110	56
Foreign	4,330	2,501	4,933	813	2,085

Total current	4,378	1,977	4,943	923	2,627

Deferred:
Federal	1,719	—	—	—	—
State	(165)	122	—	—	—
Foreign	(993)	2,424	1,216	495	642

Total deferred	561	2,546	1,216	495	642

Total provision for income taxes	$4,939	$4,523	$6,159	$1,418	$3,269

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

The domestic and foreign source components of net income (loss) before tax are as follows:

	Years ended December 31,			Three Months Ended March 31
	2005	2006	2007	2007	2008
				(unaudited)
Domestic sources	$(23,553)	$(10,985)	$(26,718)	$(2,826)	$(7,109)
Foreign sources	10,938	10,159	21,554	3,243	8,374

	$(12,615)	$(826)	$(5,164)	$ 417	$1,265

At December 31, 2006, 2007 and March 31, 2008, the Company had $29,650, $36,259 and $11,229, respectively, of U.S. federal net operating losses, which will expire between 2024 and 2027, and had $20,502, $19,098 and $16,169, respectively, of foreign-generated net operating losses, which will expire over various periods through 2015. The foreign net operating losses are evaluated for each foreign jurisdiction and a full valuation allowance established where the Company believes that it is more likely than not based on available evidence that the asset will not be realized.

As a result of the proposed change of control, the Company anticipates that there will be an annual limitation of the amount of the U.S. net operating losses that could be utilized in the future. The annual limitation has not been calculated as it is subject to completion of the final transaction. In certain foreign jurisdictions the change of control will also result in a limitation of offset of existing net operating losses against future taxable.

The Company had recorded a valuation allowance of $20,904, $6,655 and $7,328 at December 31, 2006, 2007 and March 31, 2008, respectively, against net operating losses and deferred tax assets for which realization of any future benefit is uncertain due to taxable income limitations. In the three months ended December 31, 2007, the Company established a $18,616 deferred tax liability due to a change in tax accounting method for the U.S. As a result, there was a corresponding decrease in the U.S. income tax valuation allowance.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Currently, the Company is under a state audit for one period prior to 2000, which is expected to be completed within the next 12 months and is not under audit for any subsequent open year in any U.S. jurisdictions. The Company operates in a number of international tax jurisdictions and is subject to audits of its income tax returns by tax authorities in those jurisdictions. The Company has open audit periods after 2002 in India, Canada and Europe, including France, Italy, Ireland and the Netherlands.

The Company participated in programs that resulted in certain state tax incentives credits of $1,203, $448, $148 and $101 for the years ended December 31, 2006, 2007, and for the three months ended March 31, 2007 and 2008, respectively. The state tax credit incentives programs expire between 2007 and 2020.

The Company has been granted various tax holidays in foreign jurisdictions. These tax holidays are given as an incentive to attract foreign investment and under agreements relating to such tax holidays the Company receives certain exemptions from taxation on income from export related activities. The income tax benefit from foreign tax holidays was $591, $1,075, $191 and $363 for the years ended December 31, 2006, 2007 and for the three months ended March 31, 2007 and 2008, respectively. Certain of the tax holidays are set to expire in 2009.

The Company has not provided taxes related to the potential repatriation of foreign subsidiary earnings because it believes they will be indefinitely reinvested outside of the United States. If future events necessitate

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

that these earnings should be repatriated to the United States, an additional tax provision and related liability would be required.

The Company adopted the provisions of FIN 48 on January 1, 2008. Pursuant to the adoption of FIN 48, the Company recorded a reserve for unrecognized tax benefits of $5,738. The reserve was recorded as an increase to retained deficit of $4,912, an increase in other current assets of $652, and a reclassification of previously recognized tax contingencies of $174 to unrecognized tax benefits. The total amount of gross unrecognized tax benefits included as of the date of adoption was $2,766, of which $2,766 would affect the tax rate if realized.

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of January 1, 2008, the Company had reserved $1,490 of accrued interest and penalties, which had increased to $1,900 as at March 31, 2008.

In the first quarter of 2008, the Company increased the unrecognized tax benefit related to prior period tax positions by $826, including interest and penalties of $228. The change was made as a result of new tax developments during the quarter, primarily related to international audits, which impacted the evaluation of uncertain tax positions for prior tax periods. There was no significant change for unrecognized tax benefits related to the current period tax positions.

It is reasonably possible that within the next 12 months certain U.S. state and foreign examinations will be resolved, which could result in a estimated decrease in unrecognized tax benefits and interest and penalties of up to $652 and $825, respectively.

11. Stockholders’ Equity

In October 2006, the Company sold, for cash, 958,466 shares of its common stock to H.I.G. Call Center II, Inc., for $3.13 per share. The total proceeds from the issuance were $3,000.

In January 2005, the Company sold, for cash, 140,500 shares of its common stock to members of executive management pursuant to a restricted stock purchase plan at $3.20 per share. The total proceeds from the issuance were $454. One-third of the shares purchased by each executive contained no restrictions, and the restrictions on the remaining shares lapsed in approximately equal amounts at December 31, 2005 and 2006, with continuous employment. The Company has the right, but not the obligation, to repurchase shares upon termination of employment as follows: restricted shares for the original purchase price and unrestricted shares for fair value, as defined. Pursuant to this right, the Company repurchased 4,688, 17,000 and 32,812 shares during 2005, 2006, and 2007, respectively.

12. Stock Options

The 2003 Stock Option Plan (the Plan) provides for the grant of incentive and nonqualified stock options. The Plan initially authorized grants of up to 1,000,000 shares of common stock at an exercise price not less than 100% of the fair value of the common stock at the date of grant. In 2007 the Plan was amended and the amount authorized for grants was increased to 1,500,000 shares. Per the Plan, options that were granted and were either cancelled or forfeited are eligible to be re-granted again. The Plan provides that the options shall be outstanding for a period not to exceed ten years from the grant date. Under the Plan, the Company issued options in 2003, 2004 and 2007.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

During 2003, the Company granted options to purchase 305,140 shares of common stock with an exercise price of $0.137 per share, representing the fair value of the underlying common stock at the date of grant as determined by the Board of Directors (the Board). Options vest according to the following schedule: 10% upon issuance and 11.25% annually for the subsequent four years. The remaining 45% vest annually over a four-year period, but only if the Company meets specified EBITDA targeted levels as determined by the Board. Upon the occurrence of a change in control, as defined, only the shares subject to time-based vesting become fully vested. At December 31, 2007, 274,006 of the 2003 grants were vested, 4,745 had been exercised, and 72,954 had been forfeited or cancelled.

During 2004, the Company granted options to purchase 487,577 shares of common stock with an exercise price of $2.00 per share, representing the fair value of the underlying common stock at the date of grant as determined by the Board. Liquidity event options, representing 33% of the granted options, vest upon the sale of the Company or a qualified public offering, as defined. Time-vesting options, representing 39% of the granted options, vest 25% annually in four tranches beginning with December 31, 2004. The remaining 28% of the options vest annually over a three-year period, but only if the Company meets EBITDA targeted levels as determined by the Board. Upon the occurrence of a change in control, as defined, only the shares subject to time-based vesting become fully vested. At December 31, 2007, 134,937 of the 2004 option grants were vested, 42,542 had been exercised, and 273,482 had been forfeited or cancelled.

During 2004, the Company also issued options to purchase 53,014 shares of common stock with an exercise price of $2.00 per share, representing the fair value of the underlying common stock at the date of issuance as determined by the Board, that were performance-based options. Performance targets are based upon the Company reaching certain levels of EBITDA; however, the performance targets for these options were not set concurrently with the issuance, and the grants of these options did not occur until the Board approved the Company’s annual EBITDA targets. These targets were subsequently approved and the Company granted 26,507 and 24,267 common stock options in 2006 and 2007, respectively.

During 2007, the Company granted options to purchase 218,667 shares of common stock with an exercise price of $3.13 per share, representing the fair value of the underlying common stock at the date of grant as determined by the Board. Time-based vesting options, representing 75% of the granted options, vest in equal amounts at year-end starting December 31, 2007, over three years. The remaining 25% of the options vest in equal amounts at year-end over the same three years, but only if the Company meets EBITDA targeted levels as determined by the Board. The grant date for the performance-based options is the date the Board approves the EBITDA targeted levels. Upon the occurrence of a change in control, as defined, only the options subject to time-based vesting become fully vested. At December 31, 2007, 106,833 of the 2007 option grants were vested, none had been exercised, and none had been forfeited or cancelled.

During 2007, the Company issued performance-based options to purchase 109,333 shares of common stock with an exercise price of $3.13 per share, representing the fair value of the underlying common stock at the date of issuance as determined by the Board. Performance targets are based upon the Company reaching certain levels of EBITDA; however, the performance targets for these options were not set concurrently with the issuance and these options will not be granted until the Board approves the Company’s annual EBITDA targets.

During 2007, the Company modified the 2007 EBITDA target for certain 2003 performance-based options. At December 31, 2007, 24,966 of the modified performance-based options were vested; none had been exercised and none had expired. The Company recognized a compensation expense of $272 for this modification.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

The per share fair value of options granted is determined using the Black-Scholes-Merton model.

The following assumptions were used for the grants from 2005 to 2007:

	December 31
	2005	2006	2007
Option term (years)	5	5	5
Volatility	80%	80%	80%
Risk-free interest rate	3.74%	4.48%	3.75% - 4.47%
Dividend yield	0%	0%	0%
Weighted-average grant date fair value per option granted	$2.32	$2.26	$4.05

The expected volatility assumption for each year indicated below was based upon the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate assumption was based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the expected term in options. The expected term of employee stock options granted was based on the Company’s estimated life of the options at the grant date.

The Company has the right, but not the obligation, to repurchase shares from exercised options at the fair market value of the stock at the time employment terminates. Pursuant to this right, the Company repurchased 6,425, 20,533, and 20,329 shares during 2005, 2006, and 2007, respectively.

Stock options under the Plan during 2006 and 2007 were as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Fair Value	Weighted- Average Remaining Contractual Term (Years)
Outstanding at December 31, 2005	731,709	$1.30	$0.87	8.22
Granted	24,267	2.00	2.26	—
Exercised	(20,533)	2.00	1.34	—
Forfeited	(218,551)	1.71	1.34	—

Outstanding at December 31, 2006	516,892	1.13	0.73	7.15
Granted	273,922	2.59	4.05	—
Exercised	(20,329)	2.00	1.34	—
Forfeited	(47,479)	1.40	0.88	—

Outstanding at December 31, 2007	723,006	$1.63	$1.96	7.11

For the years ended December 31, 2005, 2006 and 2007, the Company recognized net stock compensation expense of $44, $67 and $887, respectively, for the stock options in the table above.

The Company’s board approved the 2008 annual targets and granted 54,678 performance based options during the three months ended March 31, 2008.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Summarized information about stock options that are exercisable follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Fair Value
Exercisable at December 31, 2005	235,503	$1.05	$0.67
Vested	67,675	1.15	0.77
Exercised	(20,533)	2.00	1.34
Forfeited	(11,658)	1.85	1.23

Exercisable at December 31, 2006	270,987	0.97	0.62
Vested	237,377	1.76	4.28
Exercised	(20,329)	2.00	1.34

Exercisable at December 31, 2007	488,035	$1.31	$2.37

For the three months ended March 31, 2008, no options vested nor were exercised or forfeited. The weighted-average remaining contractual term of exercisable options at December 31, 2006 and 2007, was 7.1 years and 6.6 years, respectively.

As of December 31, 2007, the aggregate intrinsic value (i.e., the difference in the estimated fair value of the Company’s common stock and the exercise price to be paid by the optionee) of stock options outstanding, excluding the effects of expected forfeitures, was $6,925. The aggregate intrinsic value of the shares of exercisable stock at that time was $4,728. The intrinsic value of options exercised for the years ended December 31, 2006 and 2007, was $21 and $183, respectively.

As of December 31, 2006 and December 31, 2007, there was $46 and $230, respectively, of unrecognized compensation cost related to the unvested portion of time-based arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of two years from December 31, 2007.

Restricted Stock and Stock Options of an Acquired Company

In 2004, as a part of an acquisition, the founders of Infowavz retained 12% of the outstanding stock (Founders’ stock) of Infowavz, and 5% of the outstanding stock was designated for an employee stock option plan (the Subsidiary Plan). As a condition of the acquisition, the Founders’ stock was restricted, with the restrictions to be removed over the vesting schedule. Approximately 50% of the Founders’ stock vests on a time basis annually, with one-fourth vesting each year over a four-year period on the anniversary date of the transaction. The remaining 50% of the Founders’ stock vests annually, but only if the subsidiary meets specified EBITDA targeted levels as determined by the Board. If the EBITDA targets are not met, the stock associated with that period’s EBITDA target is forfeited.

At the acquisition date, the Company recorded deferred compensation equal to the estimated fair value of the Founders’ stock of $420 with a corresponding credit to minority interest. This deferred compensation will be charged to expense ratably over the vesting period for the time-based vesting shares, and in the period the shares vest for the EBITDA target-based shares. If the performance-based shares are forfeited, no compensation expense is recognized, and deferred compensation related to those shares is charged against minority interest.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

For 2005, the EBITDA targets were not achieved, the related Founders’ stock was forfeited, and $58 of deferred compensation was charged against minority interest. For 2006 and 2007, the EBITDA targets were achieved, the related Founders’ stock was vested, and the Company recognized approximately $58 in compensation expense in both 2006 and 2007. In connection with the Founders’ stock tied to time-based vesting, the Company recognized approximately $57 in compensation expense in 2005, 2006 and 2007.

As of the acquisition date, options for half of the shares available under the Subsidiary Plan had been granted. These shares vest on a time basis, one-third on each of March 31, 2005, 2006, and 2007. Due to the de minimis exercise price of the options compared to the estimated fair value of the underlying shares, the Company has considered these shares to be outstanding and has accounted for these shares consistent with the Founders’ stock. As a result, the Company recorded deferred compensation in 2004 as a component of other assets equal to the estimated fair value of the stock of $86 with a corresponding credit to minority interest. This deferred compensation is charged to expense ratably over the vesting period. In connection with these options, the Company recognized approximately $24, $41, and $7 in compensation expense for the years ended December 31, 2005, 2006 and 2007, respectively.

13. Related Party Transactions

In June 2003, the Company entered into a 10-year agreement with H.I.G. Capital LLC (H.I.G.), an affiliate of the Company’s majority stockholder, to provide management services and professional services to the Company for a $250 annual base fee. The agreement also provides for the reimbursement to H.I.G. for expenses in connection with the services provided. Upon a merger or consolidation of the Company into another company, a public offering of the Company’s stock, or the acquisition of another company, H.I.G. will receive an additional fee equal to 2% of the value of the transaction. The agreement provides for early termination upon the sale of the Company or reduction in the ownership interests of the H.I.G. affiliated group to less than 5%. In 2004, the Company amended its agreement with H.I.G. and increased the annual base fee to $450. The Company paid H.I.G. transaction fees and expense reimbursements of $600 related to the 2004 acquisitions. In addition, the Company recognized expenses from H.I.G. of approximately $467, $459, and $562 in 2005, 2006 and 2007, respectively, for travel reimbursement, management services, and professional services provided to the Company related to merger and acquisition activities. Amounts due to H.I.G. were $338 and $900 at December 31, 2006 and 2007, respectively. For the three months ended March 31, 2007 and 2008, the Company recognized expenses from H.I.G. of approximately $113 and $113. The amount due to H.I.G. was $900 at March 31, 2008.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

14. Commitments and Contingencies

Leases

The Company leases its operating facilities and equipment under noncancelable operating leases, which expire at various dates through 2014, and a capital lease obligation related to one facility. In addition, the Company has capital leases for furniture, computer and telephone equipment.

The assets under capital lease are as follows:

	December 31		March 31, 2008
	2006	2007
			(unaudited)
Furniture and fixtures	$—	$362	$362
Building improvements	—	106	106
Computer equipment	—	1,055	1,330
Telecom and other equipment	4,821	4,153	4,153

	4,821	5,676	5,951
Less accumulated depreciation	(814)	(933)	(1,340)

	$4,007	$4,743	$4,611

Future minimum payments under capital and operating leases consist of the following at March 31, 2008:

	Capital Leases	Operating Leases
	(unaudited)
Twelve months ended March 31,
2009	$2,840	$21,565
2010	1,970	20,369
2011	1,351	16,306
2012	1,225	8,968
2013	1,225	5,992
Thereafter	1,350	7,794

Total future minimum lease payments	9,961	$80,994

Less amount representing average interest at 5.7%	(1,531)

	8,430
Less current portion	(2,227)

	$6,203

Rent expense for the years ended December 31, 2005, 2006, and 2007, totaled $13,119, $16,299, and $21,387, respectively, net of market lease reserve amortization of $4,364, $3,486, and $3,632, respectively. Rent expense for the three months ended March 31, 2007 and 2008, totaled $5,022 and $7,939, respectively, net of market lease reserve amortization of $860 and $905, respectively. Rent expense is included in the accompanying consolidated statements of operations in selling, general and administrative expenses.

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

Contingencies

The Company is self-insured with respect to medical and dental claims by its employees located in the United States, subject to an annual insured stop-loss limit on per-claim payments of $125 and an overall insured stop-loss limit of $1,875 per covered participant. The Company believes that its self-insurance reserves of $553 at December 31, 2006, $429 at December 31, 2007 and $596 at March 31, 2008 will be adequate to provide for future payments required related to claims prior to that date.

The Company is subject to various lawsuits and other claims in the normal course of business. In addition, from time to time, the Company receives communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which the Company operates.

The Company establishes reserves for specific liabilities in connection with regulatory and legal actions that it deems to be probable and estimable. No material amounts have been accrued in the financial statements with respect to any matters. In other instances, the Company is not able to make a reasonable estimate of any liability because of the uncertainties related to the outcome and/or the amount of range of loss. The Company does not expect that the ultimate resolution of pending regulatory and legal matters in future periods will have a material effect on the financial condition of results of operations.

15. Geographic Operations and Concentrations

The Company operates in one operating segment, but conducts its business primarily in three regions. The following table presents geographic information regarding the Company’s operations:

	Years Ended December 31,			Three Months Ended March 31,
	2005	2006	2007	2007	2008
				(unaudited)
Revenues:
Americas	$170,328	$247,916	$291,720	$75,167	$76,949
Europe, Middle East and Africa	135,072	145,347	174,270	38,661	60,440
India	5,505	12,284	17,579	4,805	2,983

	$310,905	$405,547	$483,569	$118,633	$140,372

	December 31,			March 31, 2008
	2005	2006	2007
Total assets:
Americas	$67,648	$83,667	$109,710	$110,418
Europe, Middle East and Africa	40,583	49,194	69,325	79,239
India	10,491	12,256	14,381	15,164

	$118,722	$145,117	$193,416	$204,821

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

The Company derives significant revenues from major customers. At March 31, 2008, two of the three largest customers were Dell Computer Corporation and Hewlett-Packard Company, global technology companies, and the other customer was British Telecommunications plc, a managed services provider company. Revenues from these three companies comprised 17%, 14% and 13% of the total revenues for the three months ended March 31, 2008. Related accounts receivable from these three companies were 13%, 21% and 16% of the total accounts receivable at March 31, 2008. For the three months ended March 31, 2007, two of the three largest customers of the Company, Dell Computer Corporation and Hewlett-Packard Company, were global technology companies, and the other customer was Sirius Satellite Radio, Inc., a North American media company. Revenues from these three companies comprised 16%, 11% and 12% of the total revenues for the three months ended March 31, 2007. Related accounts receivable from these three companies were 32%, 9% and 8% of the total accounts receivable at March 31, 2007.

In 2007, two of the three largest customers were Dell Computer Corporation and Hewlett-Packard Company, global technology companies, and the other customer was Sirius Satellite Radio, Inc., a North American media company. Revenues from these three companies comprised 16%, 13% and 13% of the total revenues for the year ended December 31, 2007. Related accounts receivable from these three companies were 17%, 17% and 16% of the total accounts receivable at December 31, 2007.

In 2006, two of the three largest customers were Dell Computer Corporation and Hewlett-Packard Company, global technology companies, and the other customer was Sirius Satellite Radio, Inc., a North American media company. Revenues from these three companies comprised 15%, 13% and 11% of the total revenues for the year ended December 31, 2006. Related accounts receivable from these three companies were 9%, 22% and 18% of the total accounts receivable at December 31, 2006.

In 2005, the two largest customers were Dell Computer Corporation and Hewlett-Packard Company, both global technology companies. Revenues from these two companies comprised 30% and 11%, respectively, of the total revenues for the year ended December 31.

16. Subsequent Events

On January 27, 2008, GBPO entered into a merger agreement with the Company pursuant to which GBPO will acquire all of the outstanding shares of capital stock of the Company and the Company will become a wholly-owned subsidiary of GBPO. On June 2, 2008, the Company and GBPO entered into an amendment and restatement of the merger agreement. The merger is subject to the approval of GBPO stockholders.

Under the terms of the amended and restated merger agreement, the purchase price was reduced from $225,800 to $200,000, subject to certain working capital and other adjustments and subject to increase under certain circumstances if the closing of the merger does not occur by July 31, 2008. The purchase price is comprised of the following:

•

the payment to the Company’s stockholders and optionholders of an amount in cash equal to $200,000, plus an amount equal to 75% of certain capital expenditures made by the Company from July 1, 2008 to the closing and less: (i) the amount of outstanding indebtedness (including capital leases) of the Company at the closing (approximately $105,000 at June 30, 2008), (ii) transaction expenses of the Company and transaction-related bonuses payable to certain of the Company’s executives (estimated to total $7,000), and (iii) transaction fees of approximately $4,000 payable to H.I.G.; and

Stream Holdings Corporation

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

(Information as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 is unaudited)

•

the assumption of the capital leases of the Company at the closing (estimated at $7,913 at June 30, 2008) and the assumption, replacement or repayment of other outstanding indebtedness of the Company at the closing (estimated at $97,508 at June 30, 2008).

The purchase price will be adjusted upward or downward if the working capital of the Company at the closing of the merger is more than $55,500 or less than $52,500, respectively.

In addition, the purchase price will increase by: (i) $5,000 in cash if (A) the closing date of the merger is after July 31, 2008, (B) the Company’s EBITDA (as defined in the merger agreement) for the seven months ended July 31, 2008 exceeds $15,045, and (C) the Company’s revenue for the seven months ended July 31, 2008 exceeds $268,949, (ii) an additional increase of $5,000 in cash if the closing date of the merger is after August 15, 2008, (iii) an additional increase of $20,000 in cash if (A) the closing date of the merger is after August 31, 2008, (B) the Company’s EBITDA (as defined in the merger agreement) for the eight months ended August 31, 2008 exceeds $17,499, and (C) the Company’s revenue for the eight months ended August 31, 2008 exceeds $309,041, and (iv) an additional increase of $10,000 in cash if (A) the closing date for the merger is after September 30, 2008, (B) the Company’s EBITDA (as defined in the merger agreement) for the nine months ended September 30, 2008 exceeds $20,619, and (C) the Company’s revenue for the nine months ended September 30, 2008 exceeds $351,116.

GBPO is a blank check company organized as a corporation under the laws of the State of Delaware. It was formed for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of one or more domestic or international operating businesses.

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL BPO SERVICES CORP.

RIVER ACQUISITION SUBSIDIARY CORP.

AND

STREAM HOLDINGS CORPORATION

DATED AS OF JUNE 2, 2008

A-i

A-ii

Exhibit List

Exhibit 2.7(c)	-	Escrow Agreement
Exhibit 3.2(c)(iii)	-	Parent’s Officer’s Certificate
Exhibit 3.2(c)(iv)	-	Parent’s and Merger Subsidiary’s Secretary’s Certificate
Exhibit 3.3(c)(i)	-	Company’s Officer’s Certificate
Exhibit 3.3(c)(ii)	-	Company’s Secretary’s Certificate

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (together with all schedules and exhibits hereto, this “Agreement”) is dated as of June 2, 2008 by and among GLOBAL BPO SERVICES CORP., a Delaware corporation (the “Parent”), RIVER ACQUISITION SUBSIDIARY CORP., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Subsidiary”), and STREAM HOLDINGS CORPORATION, a Delaware corporation (“Holdings” and together with all of its Subsidiaries, the “Company”). Terms used herein and not otherwise defined shall have the meanings set forth in Section 1.1 hereof.

The parties hereto have previously entered into that certain Agreement and Plan of Merger, dated as of January 27, 2008 (the “Prior Agreement”), and this Agreement amends and restates the Prior Agreement in its entirety.

RECITALS:

WHEREAS, the Parent has formed the Merger Subsidiary for the purpose of merging it with and into Holdings, with Holdings continuing as the Surviving Company and as a wholly owned subsidiary of the Parent;

WHEREAS, the respective boards of directors of the Parent, the Merger Subsidiary and Holdings have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that the merger of the Merger Subsidiary with and into Holdings, as set forth below (the “Merger”), is fair to, and in the best interest of, the Parent, the Merger Subsidiary and Holdings, as the case may be, and their respective stockholders, and declared that the Merger is advisable, (b) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and (c) recommended acceptance of the Merger and approval of this Agreement by its respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the holders of a majority of the issued and outstanding shares of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) intend, following the execution of this Agreement, to approve and adopt the Merger on the terms and subject to the conditions set forth in this Agreement, the execution by Holdings of this Agreement and the consummation of the transactions contemplated hereby, in accordance with the DGCL, and will deliver evidence of such approval to the Parent;

WHEREAS, the Parent, in its capacity as sole stockholder of the Merger Subsidiary, intends, following the execution of this Agreement, on the terms and subject to the conditions set forth in this Agreement, to approve and adopt the Merger, the execution by the Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Parent desires to provide Holdings certain protections to mitigate its damages in the event that the Parent fails to consummate the Merger; and

WHEREAS, as an inducement to Holdings to agree to certain changes to the Prior Agreement, (a) Parent has entered into the Preferred Stock Purchase Agreement and the Redemption Agreement with the parties thereto, (b) the holders of the Affiliate Warrants have agreed to sell all of the Affiliate Warrants to the initial purchaser of the Preferred Stock pursuant to the Warrant Purchase Agreement and (c) Parent has agreed to conduct the Tender Offer;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree that the Prior Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“Adjustment Statement” has the meaning set forth in Section 2.10(c) hereof.

“Affiliate” of any particular Person means (a) any other Person controlling, controlled by or under common control with such Person, whether directly or indirectly, through Contract, ownership, or otherwise, (b) any director, officer, partner or similar individual of such Person, and (c) any Person beneficially owning more than ten percent (10%) of the voting securities of such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company is or has been a member.

“Affiliate Warrants” has the meaning set forth in Section 6.3 hereof.

“Agreement” has the meaning set forth in the Preamble.

“AMEX” means the American Stock Exchange.

“Approved Capital Expenditures” means capital expenditures (a) incurred in the ordinary course of business consistent with past practice that are not more than $500,000 per fiscal quarter in excess of the Company’s budgeted amounts for such quarter as set forth in the Budget, (b) for call center sites as set forth in the Budget that are not reasonably expected to both (i) cost more than $4,000,000, and (ii) have an expected payback of more than two (2) years, or (c) approved by the Parent, which consent will not be unreasonably withheld, conditioned or delayed.

“Assets” means all assets owned or utilized by the Company including, without limitation, Leased Real Property, Personal Property, inventory, accounts receivables, goodwill, Proprietary Rights and any asset listed on the Financial Statements or any subsequently delivered balance sheet of the Company prior to the Closing.

“Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Budget” means the Company’s budget attached hereto as Schedule 1.1(b) hereto.

“Business” means Holdings and its Subsidiaries’ business of providing global technical support and customer service outsourcing as of the date of the Prior Agreement.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Certificate” has the meaning set forth in Section 2.7(a) hereof.

“Certificate of Merger” has the meaning set forth in Section 2.1(a) hereof.

“Closing” has the meaning set forth in Section 2.11 hereof.

“Closing Date” has the meaning set forth in Section 2.11 hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.10(b) hereof.

“Closing Date Working Capital” of the Company means the following from the Closing Date Balance Sheet: (a) the sum of (i) cash and cash equivalents (but only to the extent not swept out of the Company’s bank accounts on the Closing Date and not included in calculating the Purchase Price), (ii) accounts receivable, net of reserves, (iii) prepaid expenses, and (iv) other current assets, less (b) the sum of (i) accounts payable, (ii) liabilities for Taxes, net of the Transaction Tax Benefits, and (iii) other accrued expenses (excluding deferred income Taxes, and the Retained Litigation); provided that Closing Date Working Capital shall not include the Company’s Transaction Fees deducted from the Purchase Price at Closing and shall not include Closing Indebtedness.

“Closing Fee Statement” means a certificate furnished by the Company to the Parent at least two (2) Business Days prior to the Closing Date, setting forth the amount of the Working Capital Holdback, the Company Transaction Fees, the Closing Indebtedness, the Approved Capital Expenditures, and each other item required to calculate the Purchase Price and the consideration to be paid to each holder of Shares and Optionholder.

“Closing Indebtedness” means, as of the Closing Date, the aggregate amount of Indebtedness of the Company, including, but not limited to, any prepayment penalties, early termination fees, bank fees and related expenses payable by the Company in connection with the repayment or assumption by the Parent of any Indebtedness of the Company.

“COBRA” has the meaning set forth in Section 5.20(d) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” has the meaning set forth in Article V hereof.

“Company Employee” has the meaning set forth in Section 8.10 hereof.

“Company Plans” has the meaning set forth in Section 5.20(a) hereof.

“Company Records” has the meaning set forth in Section 4.5 hereof.

“Company SEC Fees” means (a) all filing, edgarizing, printing, legal, accounting, consulting, and other out of pocket fees relating to the filing of the Proxy Statement and other SEC matters incurred by the Company prior to the Closing up to $400,000 and (b) all amounts incurred by the Company, with the Parent’s consent, prior to the Closing Date in connection with bringing the Company into compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Company Transaction Fees” means all (a) fees, costs and expenses payable by the Company relating to any fee agreements with H.I.G. Capital LLC and its Affiliates, including without limitation, any accrued, but unpaid management fees; (b) investment banking, broker, legal, accounting or consulting fees, costs and expenses in connection with the transactions contemplated by this Agreement or the sale of the Company; (c) transactional bonuses that become due as a result of the Merger and are actually paid or accrued by virtue of obligations created by the Company or its Affiliates prior to the Closing Date; (d) premiums for any tail insurance policy that the Company elects to purchase for the directors and officers of the Company prior to the Closing Date; and (e) one-half of the HSR Act filing fees; provided that, for purposes of clarification, Company Transaction Fees shall not include Company SEC Fees.

“Confidentiality Agreement” has the meaning set forth in Section 5.27 hereof.

“Contested Adjustment Notice” has the meaning set forth in Section 2.10(c) hereof.

“Contested Adjustments” has the meaning set forth in Section 2.10(c) hereof.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, understandings, arrangements, licenses, mortgages, promissory notes, deeds of trust, indentures, and leases, whether written or oral, to which such Person is a party and which are legally binding.

“Conversion Payments” means any funds paid to holders of IPO Shares who shall have demanded that the Parent convert their IPO Shares into cash pursuant to the Parent Charter.

“Disagreed Changes” shall have the meaning set forth in Section 12.1 hereof.

“DGCL” has the meaning set forth in the Recitals.

“Draft Return” has the meaning set forth in Section 12.1 hereof.

“EBITDA” means earnings before interest, income Taxes, depreciation and amortization, calculated in accordance with GAAP, but excluding: Company Transaction Fees; Company SEC Fees; fees and expenses relating to the Company’s relocation of its Mumbai South India facility (including, but not limited to, fees and expenses paid or payable to Linn Ventures for such relocation); fees and expenses relating to the Company’s closing of its St. John facility; stock-based non-cash compensation; and any payments made in connection with earnout payments made to Zia Shiekh, Vineet Mittal and Wasim Shiekh during fiscal 2007 or 2008.

“Effective Time” has the meaning set forth in Section 2.1(a) hereof.

“Environmental Laws” means all applicable Laws concerning the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“Escrow Agent” has the meaning set forth in Section 2.7(c) hereof.

“Escrow Agreement” has the meaning set forth in Section 2.7(c) hereof.

“Escrow Cash” means ten million dollars ($10,000,000) in cash if the Closing occurs on or before August 31, 2008, and twelve million dollars ($12,000,000) in cash if the Closing occurs after August 31, 2008 and the Purchase Price has been increased by twenty million dollars ($20,000,000) pursuant to clause (c)(iii) of the definition of Purchase Price.

“Escrow Fund” has the meaning set forth in Section 2.7(c) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.10(a) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Fully Diluted Shares” has the meaning set forth in Section 2.5(c) hereof.

“GAAP” means generally accepted accounting principles, consistently applied with past practices, in the United States as of the date hereof.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction of any country, state, province or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Common Stock” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes or deferred purchase price obligations (other than accounts payable) issued or entered into in connection with any acquisition undertaken by such Person); (c) all obligations of such Person under any capitalized lease; (d) all obligations in respect of letters of credit issued for the account of such Person (other than letters of credit securing obligations relating to the Company’s Leased Real Property to the extent not drawn on the Closing Date); and (e) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 11.3(a) hereof.

“Indemnitor” has the meaning set forth in Section 11.3(a) hereof.

“Independent Accountant” has the meaning set forth in Section 2.10(c) hereof.

“India Earnout Payments” means the cash earnout amounts payable upon the achievement of certain performance criteria, if any, to Zia Shiekh, Vineet Mittal and Wasim Shiekh pursuant to agreements to be entered into by and between the Company and each of Zia Shiekh, Vineet Mittal and Wasim Shiekh on or prior to the Closing Date and payable after the Closing Date.

“IPO” has the meaning set forth in Section 6.3 hereof.

“IPO Shares” means the 31,250,000 shares of Parent Common Stock issued in the Parent’s initial public offering completed on October 23, 2007.

“IPO Warrants” has the meaning set forth in Section 6.3 hereof.

“Knowledge” means (a) in the case of the Parent or the Merger Subsidiary, the actual knowledge of R. Scott Murray, Charles F. Kane, Sheila Flaherty and Lloyd Linnell, and (b) in the case of the Company, the actual knowledge of the Company’s chief executive officer, Toni Portmann, chief financial officer, Tom Andrus, Jeff Evert, Mark Beattie, Harry Jackson, Zia Shiekh, Rick Blumsack, Bob Mercer, and/or Laurie Brashear.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations, common law and Orders.

“Leased Real Property” means all of the right, title and interest of the Company under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property that is used in the operation of the Business or leased by the Company.

“Leases” means those leases and subleases of the Leased Real Property set forth on Schedule 5.17(a) hereto.

“Liability” means, with respect to any Person, any liability, debt, guarantee, loss, cost, expense, fine, penalty, or damage of any kind, whether known, unknown, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, lien, easement, charge, or similar encumbrance.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses relating to the defense thereof; provided that Losses shall not include speculative, consequential, punitive or special damages unless required by a Governmental Agency to be paid to a third party or paid to a third party as part of a settlement approved by an Indemnitor.

“Material Adverse Effect” means, when used in connection with a Person, any event, circumstance, change, occurrence or effect that, individually or in the aggregate, is materially adverse to the business or financial condition of the Person, taken as a whole with all of its Subsidiaries; provided, however, that no such event, circumstance, change, occurrence, or effect will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) the outbreak or escalation of hostilities involving the United States or another jurisdiction in which such Person has operations, the declaration by the United States or another jurisdiction in which such Person has operations of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism; (b) a natural disaster or any other natural occurrence beyond the control of the Person; (c) the announcement or pendency of the transactions contemplated hereby if such event, circumstance, change, occurrence or effect would not have occurred but for such announcement or pendency; (d) any change in accounting requirements or principles imposed upon the Company or any change in applicable Laws or the interpretation thereof; (e) any action required by this Agreement; (f) any action of the Company between the date hereof and the Closing that requires the consent of the Parent pursuant to the terms of this Agreement if the Parent consents to the taking of such action; or (g) any adverse change in the global contact center industry to the extent such deterioration does not have a disproportionate adverse effect on the Company as compared to all the other Persons engaged in the same business taken as a whole.

“Material Contracts” means those Contracts of the Company required to be identified as Material Contracts on Schedule 5.8(a) hereto.

“Merger” has the meaning set forth in the Recitals.

“Merger Subsidiary” has the meaning set forth in the Preamble.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling of a Governmental Agency of competent jurisdiction directed to and naming such Person.

“Option” means any options, subscriptions, warrants, rights, profit participation or other arrangements, or convertible or exchangeable securities by which any Person has the right to purchase capital stock, or any security convertible or exchangeable into capital stock, of another Person or by which a Person is bound to issue capital stock.

“Optionholder” means a holder of Vested Options of Holdings.

“Overlap Period” means the taxable year or period beginning on or before and ending after the Closing Date.

“Parent” has the meaning set forth in the Preamble.

“Parent Alternative Transaction” means the consummation of a “Business Combination” (as defined in the Parent Charter as in effect on the date hereof) that would permit or cause the assets in the Trust Account to be distributable to the Parent or its designee.

“Parent Charter” means the Second Amended and Restated Certificate of Incorporation of the Parent as amended from time to time, including without limitation the certificate of designation for the Preferred Stock.

“Parent Contracts” has the meaning set forth in Section 6.8(a) hereof.

“Parent Common Stock” means the common stock of the Parent, par value $.001 per share, whose price is quoted on AMEX under the ticker symbol “OOO.”

“Parent Disclosure Schedule” has the meaning set forth in Article VI hereof.

“Parent SEC Reports” has the meaning set forth in Section 6.5(a) hereof.

“Parent Stockholders Meeting” has the meaning set forth in Section 8.1(e) hereof.

“Parent Units” means the common stock, par value $0.001 per share, and warrants to purchase such common stock with an exercise price of $6.00 per share, of the Parent, whose price is quoted on AMEX under the ticker symbol “OOO.U”

“Parent Warrants” has the meaning set forth in Section 6.3 hereof, whose price is quoted on AMEX under the ticker symbol “OOO.WS.”

“PBGC” means the Pension Benefit Guarantee Corporation.

“Permitted Liens” means (a) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings and for which an adequate reserve is made; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount and which do not in any case materially detract from the value of the property subject thereto or interfere with the use thereof; and (e) Liens reflected on the financial statements of such Person.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company in the conduct of the Business, including, without limitation, all furniture, computer hardware, equipment, vehicles, and fixtures that are not affixed to real property, wherever located.

“Pre-Closing Period” means all taxable years or periods ending on or before the Closing Date and, with respect to the Overlap Period, the portion of such period ending on the Closing Date.

“Preferred Stock” means the Parent’s Series A Convertible Preferred Stock, $0.001 par value per share.

“Preferred Stock Purchase Agreement” means that certain preferred stock purchase agreement among the Parent and the purchasers named therein, dated as of June 2, 2008.

“Prior Agreement” has the meaning set forth in the Preamble.

“Proceeding” means any claim, action, arbitration, audit, lawsuit, investigation, litigation or suit (whether civil, criminal or administrative).

“Pro Rata Basis” means the allocation among the holders of Shares and Vested Options pursuant to a fraction, the numerator of which is the number of Shares and shares of common stock represented by Vested Options held by such Person and the denominator of which is the number of Fully Diluted Shares.

“Proprietary Rights” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (b) all foreign and domestic trademarks, service marks, trade dress, logos and trade names (including without limitation, all applications and registrations therefor) and all goodwill associated therewith; (c) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (d) all trade secrets and confidential business information (including customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (e) all copies and tangible embodiments thereof in whatever form or medium.

“Prospectus” means the final prospectus of the Parent, dated October 18, 2007, as filed under the Securities Act.

“Proxy Statement” means that certain proxy statement on Schedule 14A, filed by Parent on February 12, 2008, as amended.

“Purchase Price” means the amount equal to Two Hundred Million Dollars ($200,000,000) (a) plus the aggregate exercise price payable upon exercise of all Vested Options, (b) plus or minus the purchase price adjustments in Section 2.10(a) hereto, (c) plus (i) in the event that (A) the Closing Date is after July 31, 2008, (B) the Company’s EBITDA for the seven months ended July 31, 2008 exceeds $15,045,000, and (C) the Company’s revenue for the seven months ended July 31, 2008 exceeds $268,949,000, $5,000,000, plus (ii) in the event that the Closing Date is after August 15, 2008, $5,000,000, plus (iii) in the event that (A) the Closing Date is after August 31, 2008, (B) the Company’s EBITDA for the eight months ended August 31, 2008 exceeds $17,499,000, and (C) the Company’s revenues for the eight months ended August 31, 2008 exceeds $309,041,000, $20,000,000, and plus (iv) in the event that (A) the Closing Date is after September 30, 2008, (B) the Company’s EBITDA for the nine months ended September 30, 2008 exceeds $20,619,000, and (C) the

Company’s revenue for the nine months ended September 30, 2008 exceeds $351,116,000, $10,000,000, (d) plus an amount equal to 75% of the Company’s Approved Capital Expenditures made during the period beginning July 1, 2008 and ending on the Closing Date, (e) minus Closing Indebtedness, (f) minus any Company Transaction Fees, (g) minus the Working Capital Holdback; provided that if the Parent is otherwise ready, willing and able to file the third amendment to the Proxy Statement after June 13, 2008 but the Parent is delayed in doing so and the Company’s failure (whether or not within the Company’s control) to deliver its financial statements required to be disclosed therein is the sole cause of such delay, the dates set forth in Sections (c)(i)(A), (c)(ii), (c)(iii)(A) and (c)(iv)(A) of this definition shall be extended (x) one (1) Business Day for each Business Day that the Company’s failure to deliver the unaudited financial statements for the first quarter of fiscal 2008, which shall be suitable for filing with the SEC, after June 13, 2008 is the sole cause of the delay in filing the third amendment to the Proxy Statement, plus (y) three (3) Business Days.

“Redemption Agreement” means that certain Securities Purchase Agreement, dated May 13, 2008, by and among, Parent, Deutsche Bank Securities Inc. and Robert W. Baird & Co.

“Retained Litigation” means any Proceeding initiated by the Stockholders’ Representative against Solectron or by Solectron (whether or not actual litigation has been commenced by either party) reasonably relating to working capital or Solectron’s representations regarding financial statements and/or indebtedness pursuant to that certain Stock Purchase Agreement by and among Solectron Corporation, Stream International, Inc., Stream New York, Inc., Stream International (Bermuda) Ltd., Solectron Global Services Italy S.R.L. and Call Center Holdings, Inc., dated as of March 7, 2004, as amended.

“Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Amount Certificate” has the meaning set forth in Section 2.10(c).

“Settlement Date” has the meaning set forth in Section 2.10(d).

“Severance Payments” means severance or termination payments actually paid to any of the individuals set forth on Schedule 1.1(c) hereto in connection with the termination of such individual’s employment with the Company within six months after the Closing Date pursuant to agreements or arrangements with such individual in effect on the Closing Date.

“Share” has the meaning set forth in Section 2.5(c) hereof.

“Shortfall Underage” shall have the meaning set forth in Section 2.10(b)(ii).

“Stockholders’ Representative” shall have the meaning set forth in Section 2.9(a) hereof.

“Stock Plans” means any stock option or stock-based compensation plan of Holdings.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Surplus Shortfall” shall have the meaning set forth in Section 2.10(b)(i).

“Survival Period” has the meaning set forth in Section 11.1 hereof.

“Surviving Company” has the meaning set forth in Section 2.1(b) hereof.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Tender Offer” means a tender offer by Parent to buy up to 20,625,001 of the IPO Shares for $8.00 per share.

“Transaction Tax Benefit” means the Tax benefit actually realized by the Company or the Parent for the taxable year in which the Closing occurs that is attributable to the vesting or exercise in such taxable year of any option or other compensatory instrument and the expenses of the Company incurred in connection with the consummation of the Merger set forth on Schedule 1.1 hereto. For purposes of this Agreement the parties hereto agree that to the extent deductible in or prior to the taxable year such amount is paid or incurred, the items set forth on Schedule 1.1 hereto shall be deemed to have occurred in the Pre-Closing Period for purposes of (i) Section 12.6 of this Agreement (for purposes of determining the amount of Pre-Closing Taxes, if any) (ii) for purposes of determining whether representations related to Taxes are true and correct, and (iii) if paid or incurred prior to the Settlement Date, for purposes of Closing Date Working Capital.

“Trust Account” has the meaning set forth in Section 6.16(a) hereof.

“Trust Agreement” has the meaning set forth in Section 6.16(a) hereof.

“Trust Fund” has the meaning set forth in Section 6.16(a) hereof.

“Trustee” has the meaning set forth in Section 6.16(a) hereof.

“Trust Claims” has the meaning set forth in Section 10.3 hereof.

“Unaudited Financial Statements” has the meaning set forth in Section 5.5(a) hereof.

“Underwriter Options” has the meaning set forth in Section 6.3 hereof.

“Vested Options” means all in-the-money Options of Holdings which by their terms are exercisable or become exercisable at the Effective Time.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Warrant Purchase Agreement” means that certain warrant purchase agreement, dated as of June 2, 2008, by and among the owners of the Affiliate Warrants and the purchaser named therein.

“Working Capital Holdback” means an amount determined by the Stockholders’ Representative, in its sole discretion, which shall not be less than $2,000,000, no later than two (2) Business Days prior to the Closing Date to pay amounts payable to the Parent pursuant to Section 2.10(b)(i) hereof, if any.

“Working Capital Shortfall” means the amount by which the Company’s Closing Date Working Capital is less than $54,000,000; provided that there will be no adjustment if such amount is less than $1,500,000.

“Working Capital Surplus” means the amount by which the Company’s Closing Date Working Capital exceeds $54,000,000; provided that there will be no adjustment if such amount is less than $1,500,000.

“2007 Financial Statements” has the meaning set forth in Section 5.5(a).

ARTICLE II

THE MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Merger Subsidiary and Holdings shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the DGCL that shall be filed with the Secretary of the State of Delaware at such time and in accordance with the provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by the Merger Subsidiary and Holdings). The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Merger Subsidiary shall be merged with and into Holdings, and the separate corporate existence of the Merger Subsidiary shall cease, and Holdings shall continue as the Surviving Company under the DGCL (the “Surviving Company”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of Holdings and the Merger Subsidiary shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of Holdings and the Merger Subsidiary shall become debts, liabilities, obligations and duties of the Surviving Company.

2.2 Certificate of Incorporation of the Surviving Company. At the Effective Time and without any further action on the part of Holdings or the Merger Subsidiary, the certificate of incorporation of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

2.3 By-laws of the Surviving Company. At the Effective Time and without any further action on the part of Holdings or the Merger Subsidiary, the by-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

2.4 Directors and Officers. At the Effective Time, the directors of the Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Company, each of such directors to hold office subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Company. At the Effective Time, the officers of Holdings immediately prior to the Effective Time and the Persons listed on Schedule 2.4 hereto shall be officers of the Surviving Company, each of such officers to hold office subject to the applicable provisions of the certificate of incorporation and by-laws of the Surviving Company.

2.5 Conversion. All of the issued and outstanding shares of capital stock of the Merger Subsidiary and Holdings shall, by virtue of the Merger and without any action on the part of the respective holders thereof, be converted or cancelled, as the case may be, as follows:

(a) At the Effective Time, each outstanding share of common stock, par value $0.01 per share, of the Merger Subsidiary shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(b) Each share of Holdings Common Stock owned by Holdings as treasury stock shall be cancelled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor.

(c) Each share of Holdings Common Stock (other than shares to be cancelled in accordance with Section 2.5(b) hereof) (a “Share”) issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into (i) the right to receive an amount of cash equal to the quotient obtained by dividing (A) the Purchase Price minus the Escrow Cash by (B) the sum of (1) the number of Shares issued and outstanding immediately prior to the Effective Time plus (2) the number of shares of Holdings Common Stock subject to Vested Options (the “Fully Diluted Shares”) and (ii) the contingent and deferred right to receive (A) the portion of the Escrow Fund attributable to such Share as provided in the Escrow Agreement and (B) the portion of the proceeds received by the Company from the Retained Litigation and the unpaid portion of the Working Capital Holdback set aside by the Stockholders’ Representative pursuant to Section 2.7(d) attributable to such Share, determined on a Pro Rata Basis.

(d) Each Vested Option shall be converted at the Effective Time into (i) the right to receive, in respect of each share of Holdings Common Stock subject to such Vested Option, an amount of cash, if any, equal to (A) the quotient obtained by dividing (1) the Purchase Price minus the Escrow Cash by (2) the Fully Diluted Shares, minus (B) the exercise price payable upon exercise in full of such Vested Option and (ii) the contingent and deferred right to receive (A) the portion of the Escrow Fund attributable to such Vested Option as provided in the Escrow Agreement and (B) the portion of the proceeds received by the Company from the Retained Litigation and the unpaid portion of the Working Capital Holdback set aside by the Stockholders’ Representative pursuant to Section 2.7(d) attributable to such Vested Option, determined on a Pro Rata Basis.

(e) Each Option of Holdings that is not a Vested Option shall be cancelled at the Effective Time.

2.6 Stock Option and Other Plans. Prior to the Effective Time, the board of directors of Holdings shall terminate, as of the Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company. At the Effective Time, each Option shall no longer be exercisable for the purchase of shares of capital stock of Holdings, but each Vested Option shall entitle the holder thereof, in cancellation and settlement therefor, to the consideration set forth in Section 2.5(d) hereof.

2.7 Delivery of Funds; Surrender of Certificates.

(a) On the Closing Date, the Parent, upon surrender by each stockholder of Holdings of the certificate(s), if any, (each, a “Certificate”) that, or a lost certificate affidavit, immediately prior to the Effective Time, representing the Shares held by such stockholder and a letter of transmittal provided by the Company and reasonably acceptable to the Parent, shall, contemporaneously with the filing of the Certificate of Merger, wire transfer (or by check for amounts below $25,000 or if such stockholder shall not have provided wire transfer instructions) in immediately available funds to each such stockholder in exchange therefor upon the Closing the cash amount due such stockholder in accordance with Section 2.5(c)(i) hereof. Each stockholder of Holdings shall designate a bank account to the Parent to receive such funds not later than two (2) Business Days prior to the Closing Date. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such lost, stolen or destroyed Certificate and an agreement to indemnify the

Parent and its Affiliates in a form reasonably satisfactory to the Parent, the Parent shall pay the amount to which such stockholder is otherwise entitled pursuant to this Section 2.7(a). No interest shall be payable on any cash deliverable upon the exchange of any Holdings Common Stock or Vested Options.

(b) On the Closing Date, subject to Section 2.14 hereof, the Parent, upon surrender by each Optionholder to Holdings of the Option agreement that, immediately prior to the Effective Time, represented the Options held by such Optionholder, shall, contemporaneously with the filing of the Certificate of Merger, pay by wire transfer (or by check for amounts below $25,000 or if such Optionholder shall not have provided wire transfer instructions) to each Optionholder in exchange therefor an amount in immediately available funds equal to the cash amount due such Optionholder in accordance with Section 2.5(d) hereof by wire transfer to an account designated in writing to the Parent by such Optionholder not later than two (2) Business Days prior to the Closing Date.

(c) On the Closing Date, the Parent shall deliver to, and each of the stockholders of Holdings and Optionholders shall be deemed to have received and deposited with, The Bank of New York Trust Company, N.A., as escrow agent (the “Escrow Agent”) pursuant to the escrow agreement substantially in the form of Exhibit 2.7(c) hereto (the “Escrow Agreement”) the Escrow Cash (together with interest and other income thereon, the “Escrow Fund”). The Escrow Fund shall be held during the period commencing on the Closing Date and ending on the later of (i) the date that the Parent’s Independent auditor issues its opinion on the Parent’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve (12) months from the Closing Date, but in any event not later than July 27, 2009. The Escrow Fund shall be disbursed solely for the purposes, and in accordance with the terms, of the Escrow Agreement. Following the termination of the Escrow Agreement pursuant to its terms, any undisbursed portion of the Escrow Fund shall be paid to the stockholders and Optionholders of Holdings pro rata based upon the number of Shares and shares of Holdings Common Stock subject to Vested Options held by a Person relative to the number of Fully Diluted Shares.

(d) On the Closing Date, the Parent shall pay to the Stockholders’ Representative the Working Capital Holdback by wire transfer in immediately available funds. The Stockholders’ Representative shall hold the Working Capital Holdback and shall pay to the Parent in accordance with Section 2.10 hereof any amount that may become payable to the Parent pursuant to Section 2.10(b)(i) hereof. On or prior to the fifth (5th) day after the Settlement Date, the Stockholders’ Representative shall pay to the holders of Shares on a Pro Rata Basis the amount of the Working Capital Holdback not paid to the Parent pursuant to Section 2.10(b)(i) hereof and shall remit to the Parent the gross amount payable to the Optionholders, of which the Parent shall pay to each Optionholder its portion thereof, net of applicable Tax withholding.

(e) On the Closing Date the Parent shall use the Company Transaction Fees to pay the underlying obligations to the Persons who are owed in connection therewith.

2.8 No Further Rights of Transfer. At and after the Effective Time, each stockholder of Holdings shall cease to have any rights as a stockholder of Holdings, except as otherwise required by applicable Law and except for the right of each stockholder of Holdings to surrender his or her Certificate or lost Certificate affidavit in exchange for payment of the applicable amount pursuant to Section 2.7(a) hereof, and no transfer of Shares shall be made on the stock transfer books of the Surviving Company. At the Effective Time, the stock ledger of Holdings with respect to the Shares shall be closed.

2.9 Stockholders’ Representative.

(a) By approving this Agreement, the stockholders and Optionholders of Holdings hereby appoint H.I.G. Call Center II, Inc., a Cayman Island company, and its permitted successors, as the agent for and on behalf of the stockholders of Holdings (the “Stockholders’ Representative”) to give and receive notices and communications, to authorize delivery to the Parent of Escrow Cash from the Escrow Fund in satisfaction of indemnification claims by the Parent, to withhold the Working Capital Holdback and settle and pay the Purchase

Price adjustments in Section 2.10, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with Orders of courts with respect to such claims (including third party claims), and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed from time to time upon not less than ten (10) days’ prior written notice, executed by the Stockholders’ Representative to the Parent. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for its services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company and each of the stockholders and Optionholders of Holdings.

(b) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders and Optionholders of Holdings shall severally indemnify the Stockholders’ Representative and hold it, its officers, directors, employees and agents harmless against any Losses, Liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all the stockholders and Optionholders of Holdings for whom Escrow Cash is otherwise payable to them is deposited in escrow and shall be final, binding, and conclusive upon each such stockholder and Optionholder, and the Parent may rely upon any decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such stockholder and Optionholder. The Stockholders’ Representative shall have the right to consent to the use of the Escrow Fund to settle any claims made hereunder.

(d) H.I.G. Call Center II, Inc. may resign as the Stockholders’ Representative and appoint a successor Stockholders’ Representative in its sole discretion at any time by giving five days’ prior written notice of such resignation to the Parent, which notice shall include the name of the successor Stockholders’ Representative. Such successor Stockholders’ Representative shall become the Stockholders’ Representative and H.I.G. Call Center II, Inc. shall be discharged from its duties hereunder upon the resignation date specified in such notice.

2.10 Purchase Price Adjustment.

(a) Pre-Closing Adjustments. At least three (3) Business Days prior to the Closing Date, the chief financial officer of the Company shall prepare and deliver to the Parent an estimated balance sheet and an estimated calculation of the Closing Date Working Capital for the Company as of the Closing Date, prepared in accordance with GAAP utilizing the same GAAP methodology and assumptions as was used in preparing the Financial Statements (the “Estimated Closing Date Balance Sheet”). If the Estimated Closing Date Balance Sheet shows a Working Capital Shortfall, the Purchase Price shall be reduced by the aggregate amount of such Working Capital Shortfall. If the Estimated Closing Date Balance Sheet shows a Working Capital Surplus, the Purchase Price shall be increased by the aggregate amount of such Working Capital Surplus.

(b) Post-Closing Adjustments. Within sixty (60) days following the Closing Date, the Parent shall cause the Surviving Company to prepare and deliver to the Stockholders’ Representative an unaudited balance sheet for the Company (the “Closing Date Balance Sheet”) and a calculation of the Closing Date Working Capital as of the close of business on the Closing Date, which shall be prepared by the Surviving Company in accordance with GAAP utilizing the same GAAP methodology and assumptions as was used in preparing the Estimated Closing Date Balance Sheet (to the extent consistent with those used in preparing the Financial Statements). The Parent shall, and shall use commercially reasonable efforts to cause the Surviving Company’s accountants to, provide the Stockholders’ Representative with reasonable access to all books, records, work papers and other documents and data as was used to prepare the Closing Date Balance Sheet. The Stockholders’ Representative shall have the right to dispute the Closing Date Balance Sheet (and any items therein) and the Closing Date Working Capital calculations and make any proposed adjustments thereto as provided in Section 2.10(c) hereof.

(i) If it is determined (A) there is a Working Capital Surplus based on the Closing Date Balance Sheet less than the estimated Working Capital Surplus calculated under Section 2.10(a) (the “Surplus Shortfall”), or (B) there is a Working Capital Shortfall based on the Closing Date Balance Sheet, either (I) in excess of the estimated Working Capital Shortfall calculated under Section 2.10(a) or (II) if there was an estimated Working Capital Surplus calculated under Section 2.10(a), the Stockholders’ Representative shall pay to the Surviving Company on the Settlement Date from the Working Capital Holdback either (1) the Surplus Shortfall, (2) in the case of Section 2.10(b)(i)(B)(I), the excess Working Capital Shortfall, or (3) in the case of Section 2.10(b)(i)(B)(II), the Working Capital Shortfall plus any estimated Working Capital Surplus added to the Purchase Price pursuant to Section 2.10(a) hereof.

(ii) If it is determined (A) there is a Working Capital Shortfall based on the Closing Date Balance Sheet less than the estimated Working Capital Shortfall calculated under Section 2.10(a) (the “Shortfall Underage”), or (B) there is a Working Capital Surplus based on the Closing Date Balance Sheet either (I) in excess of the estimated Working Capital Surplus calculated under Section 2.10(a) or (II) if there was an estimated Working Capital Shortfall calculated under Section 2.10(a), the Parent shall pay to the Stockholders’ Representative (to be distributed to Holdings’ stockholders and the Optionholders immediately prior to the Effective Time on a Pro Rata Basis) either (1) the Shortfall Underage, (2) in the case of Section 2.10(b)(ii)(B)(I), the excess Working Capital Surplus, or (3) in the case of Section 2.10(b)(ii)(B)(II), the Working Capital Surplus plus any estimated Working Capital Shortfall deducted from the Purchase Price pursuant to Section 2.10(a) hereof.

(iii) In the event any amount due to a party under this Section 2.10 is not paid on the Settlement Date, the payor shall pay interest on such amounts at a rate of ten percent (10%) per annum, which shall accrue from the Closing Date to the date of actual payment.

All amounts paid by the Stockholders’ Representative to the stockholders and Optionholders of Holdings pursuant to this Section 2.10(b) shall be paid on a Pro Rata Basis.

(c) Dispute Resolution Procedures. The Stockholders’ Representative shall have until thirty (30) days after the delivery of the Closing Date Working Capital calculation, to review such calculation and propose any adjustments thereto. All adjustments proposed by the Stockholders’ Representative shall be set out in detail in a written statement delivered to the Parent (the “Adjustment Statement”) and shall be incorporated into the Closing Date Balance Sheet, unless the Parent shall object in writing to such proposed adjustments (the proposed adjustment or adjustments to which the Parent objects are referred to herein as the “Contested Adjustments” and the Parent’s objection notice is referred to herein as the “Contested Adjustment Notice”) within ten (10) days of delivery by the Stockholders’ Representative to the Parent of the Adjustment Statement. If the Parent delivers a Contested Adjustment Notice to the Stockholders’ Representative, the Parent and the Stockholders’ Representative shall attempt in good faith to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within ten (10) business days after the Parent delivers to the Stockholders’ Representative such Contested Adjustment Notice, either the Parent or the Stockholders’ Representative may retain for the benefit of all the parties hereto Deloitte & Touche LLP, or if unable or unwilling to serve, another nationally recognized Independent accounting firm acceptable to both the Stockholders’ Representative and the Parent (the “Independent Accountant”) to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then the Stockholders’ Representative and the Parent shall each submit to the Independent Accountant in writing not later than fifteen (15) days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests. The Independent Accountant shall not review or take into account any information that is not submitted within the fifteen (15) day deadline and shall only make a determination as to the Contested Adjustments and not other items on the Closing Date Balance Sheet. The Independent Accountant’s determination of the Contested Adjustments shall not be higher than the highest amounts or lower than the lowest amounts proposed by the Parent and the Stockholders’ Representative. The Independent Accountant shall, within thirty (30) days after receiving the positions of both the Stockholders’ Representative and the Parent and all supplementary supporting documentation requested by the Independent Accountant, but no later than sixty (60) days after being retained, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, the Stockholders’ Representative and the Parent. The fees and expenses of the Independent Accountant shall be paid by the party whose estimate of the Contested Adjustments is furthest from the Independent Accountant’s calculation of the Contested Adjustments. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final Closing Date Working Capital calculation (the “Settlement Amount Certificate”). The Closing Date Balance Sheet shall be deemed to include all proposed adjustments not disputed by the Parent and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.

(d) Settlement. There shall be a “Settlement Date” after the calculation of the Closing Date Working Capital which shall mean the following, as applicable:

(i) If the Stockholders’ Representative accepts the Closing Date Working Capital calculation, three (3) Business Days after the Stockholders’ Representative notifies the Parent.

(ii) If the Stockholders’ Representative has not timely delivered an Adjustment Statement to the Parent, thirty five (35) days after the date the Stockholders’ Representative receives the Closing Date Working Capital calculation;

(iii) If the Stockholders’ Representative has timely delivered an Adjustment Statement and the Parent has not timely delivered a Contested Adjustment Notice, fifteen (15) days after the date the Parent receives the Adjustment Statement;

(iv) If the Stockholders’ Representative and the Parent have any disputes regarding Contested Adjustments and they resolve those disputes in writing, three (3) Business Days after such resolution;

(v) Three (3) Business Days after the Independent Accountant delivers the Settlement Amount Certificate, if applicable; or

(vi) Such other date as shall be agreed between the Stockholders’ Representative and the Parent.

If the Surviving Company is owed any amount pursuant to Section 2.10(b)(i) and such amount exceeds the amount paid by the Stockholders’ Representative to the Surviving Company from the Working Capital Holdback, the Parent shall have the right to collect such amount from the Escrow Fund.

2.11 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article III, the closing of the Merger (the “Closing”) shall take place at 10:00 A.M. at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article III is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date.”

2.12 Further Assurances. At and after the Effective Time, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Holdings or the Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Holdings or the Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

2.13 No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Surviving Company or any other party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger consideration payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such Merger consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

2.14 Withholding Rights; Deductions from Consideration. Each of the Surviving Company and the Parent shall be entitled to deduct and withhold any Taxes it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law from (i) any payment to any employee of the Company under this Agreement or any other related agreement or with respect to the exercise or settlement of any Options, or (ii) payment to any other Person with respect to the Merger. To the extent that amounts are so withheld or deducted by the Surviving Company or the Parent, as the case may be, such withheld amounts (to the extent paid over to the proper taxing authority) shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made by the Surviving Company or the Parent, as the case may be.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each of the Parent, the Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Agency or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits the consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Agency shall have instituted any Proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Agency of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

(b) Parent Stockholder Approval. The Parent shall have obtained from its stockholders in accordance with the DGCL, and the holders of a majority of the IPO Shares, approval of this Agreement, the Merger and the transactions contemplated hereby; and the holders of 30% or more of the IPO Shares shall not have voted against the Merger and exercised their conversion rights under the Parent Charter to convert their shares of the Parent Common Stock into a Conversion Payment from the Trust Fund;

(c) HSR Act. All applicable waiting periods under the HSR Act shall have expired without qualification from the Federal Trade Commission or Department of Justice.

Any condition specified in this Section 3.1 may be waived by the Company or the Parent, as applicable; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the party waiving the condition.

3.2 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Parent and the Merger Subsidiary, as amended or supplemented pursuant to Section 8.12, (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct in all material respects as of such date) and (ii) the Parent shall not have experienced a Material Adverse Effect that has not been waived by the Company pursuant to Section 8.12;

(b) Performance of Obligations of the Parent and the Merger Subsidiary. The Parent and the Merger Subsidiary shall have each performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

(c) Deliverables.

(i) Purchase Price. The Parent shall have delivered the Purchase Price, other than the Escrow Cash, to the stockholders of Holdings and the Optionholders, subject to the Parent’s right to withhold a portion of the Purchase Price from a holder of Shares or Optionholder pursuant to Sections 2.7 and 2.14 hereof.

(ii) Escrow. The Parent shall have executed the Escrow Agreement and deposited with the Escrow Agent the Escrow Cash.

(iii) Officers’ Certificates. The Parent shall have delivered to the Company a certificate from an officer of the Parent in substantially the form of Exhibit 3.2(c)(iii) hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied;

(iv) Secretary’s Certificates. The Company shall have received a duly executed certificate from the Secretary of each of the Parent and the Merger Subsidiary substantially in the form of Exhibit 3.2(c)(iv) hereto;

(v) Required Consents. The Parent shall have delivered copies of all consents, approvals, releases from and filings with, Governmental Agencies and third parties set forth on Schedule 6.4 hereto; and

(d) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of the Parent or the Merger Subsidiary to the Company or the Stockholders’ Representative under this Agreement shall be satisfactory in all reasonable respects to the Stockholders’ Representative, the Company, and their counsel.

Any condition specified in this Section 3.2 may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.3 Additional Conditions to the Obligations of the Parent and the Merger Subsidiary. The obligations of the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company, as amended or supplemented pursuant to Section 8.12, (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date (except that those representations and warranties that are made as of a specific date shall be true and correct as of such date), and (B) that are not qualified by materiality or Material Adverse Effect are true and correct in all material respects as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date shall be true and correct in all material respects as of such date); and (ii) the Company shall not have experienced a Material Adverse Effect that has not been waived by the Parent pursuant to Section 8.12;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) Deliverables.

(i) Officer’s Certificate. The Company shall have delivered to the Parent a certificate from an officer of the Company in substantially the form of Exhibit 3.3(c)(i) hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.3(a) and (b) hereof have been satisfied;

(ii) Secretary’s Certificate. The Parent shall have received a duly executed certificate from the Secretary of the Company substantially in the form of Exhibit 3.3(c)(ii) hereto, which shall include the amount of the Company’s capital expenditures for the period beginning July 1, 2008 and ending on the Closing Date;

(iii) Required Consents. The Company shall have delivered to the Parent copies of all consents, approvals and releases from, and filings with, Governmental Agencies and third parties set forth on Schedule 5.4 hereto;

(iv) Escrow. The Stockholders Representative and the Company shall have executed and delivered to the Parent the Escrow Agreement;

(v) Closing Fee Statement. The Company shall have delivered to the Parent the Closing Fee Statement;

(vi) Resignations. The Company shall have delivered to the Parent the resignations of all directors of the Company and such directors of its Subsidiaries as Parent designates in writing at least five (5) Business Days prior to the Closing Date, effective as of the Effective Time; and

(vii) FIRPTA. The Company shall have delivered to the Parent a notice that the shares of Holdings Common Stock are not “U.S. real property interests” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to the Parent that the Company had provided notice to the Internal Revenue Service in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If the Parent does not receive the notice described above prior to the Closing Date this condition shall be deemed to be satisfied, but each of the Surviving Company and the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(d) Form of Deliverables. The form and substance of all certificates, instruments, opinions or other documents delivered by or on behalf of the Stockholders’ Representative or the Company to the Parent under this Agreement shall be satisfactory in all reasonable respects to the Parent and its counsel.

Any condition specified in this Section 3.3 may be waived by the Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by the Parent.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of the Prior Agreement to the Effective Time and except as otherwise agreed to in writing by the Parent or as expressly contemplated by this Agreement, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable Laws; and the Company shall pay its debts and Taxes when due or properly accrue therefor, shall pay or perform other material obligations when due and, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts in a manner consistent with past practice to (i) preserve intact the business organization of the Company, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. By way of amplification and not limitation, without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed), the Company shall not, between the date of this Agreement and the Effective Time, except as set forth on Schedule 4.1 hereto, directly or indirectly do, or commit to do, any of the following:

(a) Amend its certificate of incorporation, by-laws or equivalent organizational documents;

(b) Except for the issuance of Holdings Common Stock upon the exercise of Options outstanding on the date of the Prior Agreement, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any Options, of the Company;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, other than a cash dividend with respect to Holdings Common Stock that would not result in Closing Date Working Capital that is less than $54,000,000 and provided that any such dividend is net of any Tax payable in respect of repatriating cash to pay such dividend;

(d) Materially amend the terms of any material Company Plan to make the terms of such plan more favorable to its participants or to increase any material benefit under such plan;

(e) Acquire (by merger, consolidation or acquisition of stock or assets) or execute a letter of intent to acquire, or allow to become “probable” as determined pursuant to SEC Regulation S-X, any acquisition of, any corporation, partnership or other business organization or division or line of business; provided that the Parent shall not unreasonably withhold its consent to the Company’s acquisition of any single site call center if such call center or acquisition (singly or in combination with other acquisitions) would not require additional financial statements pursuant to SEC Regulation S-X; provided further that the Parent shall be deemed to have consented to such acquisition if the Parent does not provide the Company written notice of its objection thereto within ten (10) days of the Company providing written notice to the Parent of its intent to acquire such site;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its Assets, including the capital stock of its Subsidiaries, except the granting of Permitted Liens, the sale of equipment and property no longer used in the operation of the Company’s business and in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles or as required by the SEC, make any adverse change to the accounting practices or principles or reserving practices or principles used by it;

(h) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(i) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering the Company or its properties, Assets and businesses or comparable replacement policies;

(j) Make any material new election or change any material election with respect to Taxes or settle or compromise any material federal, state, local or foreign Tax liability;

(k) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Holdings Common Stock or its Options or other equity securities;

(l) (i) Assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, other than any Subsidiary of the Company, or (ii) make any loans, advances or capital contributions to, or investments in, any Person other than Subsidiaries of the Company in the ordinary course of business consistent with past practice;

(m) Except to the extent required under this Agreement or pursuant to applicable Law, increase the salary, compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of the Company in the ordinary course of business in accordance with past practice or their employment agreements in effect as of the date of the Prior Agreement, or grant any severance or termination pay not currently required to be paid under severance plans in effect as of the date of the Prior Agreement or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to the Company), or hire any new employee at a rate of compensation that would exceed $250,000 in any year;

(n) Grant any license with respect to Proprietary Rights other than non-exclusive licenses granted in the ordinary course of business;

(o) Take any action or omit to take any action that would reasonably be expected to cause any material Proprietary Rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(p) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s Affiliates that would result in a Liability or obligation to the Surviving Company after the Closing;

(q) Close any facility or office; provided that the Parent shall not unreasonably withhold its consent to such action; provided further that the Parent shall be deemed to have consented to such action if the Parent does not provide the Company written notice of its objection thereto within ten (10) days of the Company providing written notice to the Parent of its intent to take such action;

(r) Create, incur or assume, any Indebtedness (other than under current credit facilities as in effect on the date hereof and under capital leases in the ordinary course of business) that would not be terminable at or prior to the Effective Time;

(s) Reduce the amount of Indebtedness available under that certain Third Amended and Restated Credit, Term Loan and Security Agreement, dated as of May 2006, as amended through the date hereof (excluding the effect of the elimination of the HIG guaranty);

(t) Commence any lawsuit, claim or proceeding (other than the Retained Litigation) with an amount in controversy in excess of $1,000,000;

(u) Increase compensation to any employee earning an annual salary in excess of $175,000 (other than increases in the ordinary course of business that are less than 5% of such employee’s annual salary);

(v) Commit or make capital expenditures that would be due and payable after the Closing Date that are more than $500,000 per fiscal quarter in excess of the Company’s budgeted amounts for such quarter as set forth in the Budget;

(w) Commit to provide or make India Earnout Payments, in the aggregate, in excess of the amount set forth in Item 6 of Schedule 4.1 of the Company Disclosure Schedule; or

(x) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(w) hereof or any action which would result in any of the conditions set forth in Article III not being satisfied or would materially delay the Closing.

4.2 Conduct of Business of the Parent Pending the Merger. The Parent covenants and agrees that, during the period from the date of the Prior Agreement to the Effective Time and except as otherwise agreed to in writing by the Company or as expressly contemplated by this Agreement, the Parent shall not except as set forth on Schedule 4.2 hereto, directly or indirectly:

(a) Amend the Parent Charter, by-laws or equivalent organizational documents (except to authorize additional shares of Common Stock at the Closing, provide for the perpetual existence of the Parent and change the name of the Parent);

(b) Except for the issuance of Options under any of its stock option plans or Parent Common Stock upon the exercise of Options, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any Options, of the Parent, except as contemplated by the Preferred Stock Purchase Agreement;

(c) Except for Conversion Payments to stockholders properly perfecting their rights to receive Conversion Payments and less than 30% of the IPO Shares, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) Acquire (by merger, consolidation or acquisition of stock or assets), or submit or execute a letter of intent to acquire, or allow to become “probable” as determined pursuant to SEC Regulation S-X, any acquisition of, any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law or consummate the Merger;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien (except Permitted Liens) any of its assets other than in the ordinary course of business consistent with past practice;

(g) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Parent or Merger Subsidiary;

(h) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or Options, except that Parent may commence a tender offer in accordance with Rule 13e-4 of the Exchange Act to purchase from its stockholders up to 20,625,001 outstanding shares of Parent Common Stock;

(i) Assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(j) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Parent’s Affiliates; or

(k) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2 (a) through 4.2 (j) hereof or any action which would result in any of the conditions set forth in Article III not being satisfied or would materially delay the Closing.

4.3 Operational Matters. From the date of the Prior Agreement until the Effective Time, at the reasonable request of the Parent, senior management of the Company shall (a) confer on a periodic basis with the Parent, (b) report monthly to the Parent on operational matters and (c) provide the Parent and its accountants, legal counsel, and other representatives copies of internal monthly financial statements prepared by the Company within thirty (30) days after the end of each calendar month. The Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Agencies between the date of the Prior Agreement and the Effective Time. In addition to the foregoing, the Company shall use its commercially reasonable efforts to provide to the Parent the 2007 Financial Statements prior to March 31, 2008 and the Company’s unaudited financial statements as reviewed by Ernst & Young LLP for the first quarter of fiscal 2008 prior to June 13, 2008, or as soon as possible thereafter in the event that such financial statements are not delivered by June 13, 2008, and shall promptly provide to the Parent such other information as reasonably required by the Parent for inclusion in the Proxy Statement; provided, that if the Company has used its commercially reasonable efforts to provide the 2007 Financial Statements or the unaudited financial statements for fiscal 2008, the Company’s failure to meet such deadline shall only result in the deferral of the dates set forth in the definition of “Purchase Price,” the August 9, 2008 date set forth in Section 10.1(c)(ii) and the October 1, 2008 date set forth in Section 10.1(d). The Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by Law) consult with the Parent for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to the Parent copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give the Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of the Company and the Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective businesses and operations.

4.4 Affiliate Contracts. Holdings shall terminate all Contracts between Holdings on the one hand, and the stockholders of Holdings and their Affiliates on the other hand, on or prior to the Closing Date, with no further liability or obligation to the Company other than amounts paid as Company Transaction Fees.

4.5 Preservation of Records; Audit Assistance. Until the earlier of a period of seven (7) years after the Closing Date or such other period required by applicable Law, the Surviving Company shall preserve and retain, all corporate, accounting, legal, auditing, Tax, human resources and other books and records of the Company (including any documents relating to any governmental or non-governmental Proceedings) (collectively the “Company Records”) relating to the conduct of the business and operations of the Company prior to the Closing Date and shall promptly make all such books and records available to the Stockholders’ Representative upon reasonable request. During such period, none of the Parent nor the Surviving Company shall destroy or dispose of or allow the destruction or disposition of any Company Records, without first having offered in writing to deliver such Company Records to the Stockholders’ Representative. The Parent and the Surviving Company (and their Affiliates) shall be entitled to dispose of the Company Records if the Stockholders’ Representative shall fail to request copies of such Company Records within ninety (90) days after receipt of the notice described in the preceding sentence.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to the Parent and the Merger Subsidiary that the statements contained in this Article V are true and correct as of the date of the Prior Agreement except as set forth in the disclosure schedules delivered by the Company to the Parent and the Merger Subsidiary (the “Company Disclosure Schedules”). The Company Disclosure Schedules were initially as of the date of the Prior Agreement, except where any schedule specifically purports to be as of a different date in which case such schedule shall be as of the date on the schedule. The Company Disclosure Schedules may be updated pursuant to Section 8.12 hereof, and shall be updated as of the Closing Date. The Company Disclosure Schedule shall be arranged and cross-referenced to specific sections in this Article V and shall provide exceptions to, or otherwise qualify in reasonable detail, only the specific corresponding section in this Article V, unless otherwise reasonably apparent that it applies to other sections.

5.1 Organization and Power; Investments. Each of Holdings and its Subsidiaries is a corporation or company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Holdings and its Subsidiaries are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on Schedule 5.1(a) hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Business requires Holdings or its Subsidiaries to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. Holdings and its Subsidiaries have all requisite corporate power and authority to own their assets and carry on their business as now conducted. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The certificate of incorporation and by-laws or other constituent documents, as applicable, of Holdings and its Subsidiaries, which have previously been furnished to the Parent, reflect all amendments thereto and are correct and complete in all respects. Except as set forth on Schedule 5.1(b) hereto, Holdings has no Subsidiaries and neither Holdings nor its Subsidiaries own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by Holdings of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Holdings and no other act or proceeding on the part of Holdings, its boards of directors or stockholders (other than Holdings’ stockholders approval to be delivered on the date hereof) is necessary to authorize the execution, delivery or performance by Holdings of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Holdings and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Holdings will each constitute, a valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights and by general equitable principles.

5.3 Capitalization. Schedule 5.3 hereto accurately sets forth the authorized and outstanding equity of Holdings and its Subsidiaries and the name and number of shares held by each stockholder thereof. All of the issued and outstanding shares of Holdings and its Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of Holdings or its Subsidiaries is authorized or outstanding. Except as set forth on Schedule 5.3 hereto, there are no outstanding or authorized Options, rights, Contracts, Liens, calls, puts, rights to subscribe, conversion rights or other commitments to which Holdings or its Subsidiaries is a party or which is binding upon Holdings or its Subsidiaries providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Holdings or its Subsidiaries. Each stockholder of Holdings has agreed, pursuant to Section 3(a) of the Amended and Restated Stockholders’ Agreement, dated as of September 30, 2004, (a) to vote for, consent to and raise no objections to, and not bring a claim against nor contest the Merger or the other transactions contemplated hereby and (b) to waive dissenters rights, appraisal rights and similar rights in connection with the Merger.

5.4 No Breach. Except as set forth on Schedule 5.4 hereto and filings under the HSR Act, the execution, delivery and performance by Holdings of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or by-laws or other constituent documents of Holdings or its Subsidiaries, any material Law, any material Order or any Material Contract to which Holdings or its Subsidiaries or their respective Assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any Assets or any of the equity interests of Holdings or its Subsidiaries; or (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any Material Contract by which Holdings or its Subsidiaries or any of their respective Assets is bound.

5.5 Financial Statements.

(a) True and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2005 and 2006 and, the statements of operations, changes in stockholders’ equity and changes in cash flows of the Company for the years then ended, together with all related notes and schedules thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of September 30, 2007, and the related statements of operations and changes in cash flows for the nine month period ended September 30, 2007 (the “Unaudited Financial Statements”), are attached hereto as Schedule 5.5(a). As soon as practicable after the Company’s financial statements for the year ended December 31, 2007 have been audited (the “2007 Financial Statements” and together with the Audited Financial Statements and Unaudited Financial Statements, the “Financial Statements”), the Company shall deliver the 2007 Financial Statements to the Parent. The Financial Statements were, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of Unaudited Financial Statements, as permitted by GAAP) and each presents or will present, fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except that the Unaudited Financial Statements do not have notes and are subject to year-end adjustments). The Financial Statements were, or will be, prepared from the books and records of the Company and do not, or will not, include the business or operations of any other Person. No Person has guaranteed any obligations of, or provided any financial accommodation to, the Company, except as set forth in the Financial Statements.

(b) The Company does not have any Liabilities required to be disclosed in a balance sheet or notes thereto pursuant to GAAP, except for Liabilities (i) recorded or reserved against in the balance sheet referenced in Section 5.5(a)(ii), (ii) incurred in the ordinary course of business, consistent with past practice, since September 30, 2007, or (iii) disclosed on Schedule 5.5(b) hereto.

5.6 Absence of Certain Developments. Except as set forth on Schedule 5.6 hereto, since September 30, 2007, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice and has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any material portion of its Assets (other than non-exclusive licenses of Assets in the ordinary course of business and sales of obsolete or worn out assets in the ordinary course of business) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Made any material capital expenditures or commitments therefor in excess of $2,000,000 in excess of the 2008 budgeted amounts disclosed in the Company’s business plans provided to the Parent and attached as Schedule 5.6(c) hereto;

(d) Created, incurred or assumed any Indebtedness or guaranteed any Indebtedness of any Person, other than capital leases or pursuant to the credit facilities described in the Financial Statements;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any stockholder of Holdings with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any Options, other than dividends paid to Holdings by its Subsidiaries, net of any withholding Taxes required to be withheld with respect to such dividends;

(f) Declared, set aside or paid any salary or compensation to any director or executive employee outside the ordinary course of business consistent with past custom and practice;

(g) Declared, set aside or paid any amounts to any of the Company’s Affiliates outside the ordinary course of business consistent with past practice;

(h) Amended or authorized the amendment of its certificate of incorporation or by-laws or other constituent documents;

(i) Entered into a Material Contract other than in the ordinary course of business consistent with past practice, or received any notice from a material customer, supplier or other Person having a material relationship with the Company indicating that such customer, supplier or other Person intends to terminate or materially change its relationship in the aggregate with the Company; or

(j) Committed or agreed to any of the foregoing.

5.7 Title to Assets. Except for leased Personal Property and Proprietary Rights licensed from third parties, the Company has good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible Personal Property and Assets used in the Business, including, without limitation, the assets shown on the Financial Statements. None of the Permitted Liens materially interfere with the ordinary conduct of the Business or materially detract from the use, occupancy, value or marketability of title of the Assets subject thereto. None of the Assets belonging to the Company will be subject to a Contract of sale or lease by the Company on the Closing Date except in the ordinary course of business consistent with past custom and practice.

5.8 Contracts and Commitments.

(a) Schedule 5.8(a) hereto lists all of the following Contracts of the Company which were in effect as of the date of the Prior Agreement (the “Material Contracts”):

(i) Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Five Hundred Thousand Dollars ($500,000);

(ii) Contracts which provide for the sale of products or services by the Company that involve revenues in excess of Five Million Dollars ($5,000,000) for the year ended December 31, 2007;

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its Assets, or any guaranty by the Company of any obligation or Liability in any case involving a Liability in excess of One Million Dollars ($1,000,000);

(iv) Contracts with dealers, distributors, brokers or external sales representatives which are likely to involve annual payments in excess of One Hundred Thousand Dollars ($100,000);

(v) Contracts pursuant to which the Company is a lessor or a lessee of any property, Personal Property or real property, or holds or operates any tangible Personal Property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed Five Hundred Thousand Dollars ($500,000);

(vi) Contracts for the use, license or sublicense of any material Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of off the shelf or otherwise generally available software or Proprietary Rights owned by the Company’s customers and licensed to the Company in connection with a customer Contract);

(vii) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(viii) Contracts requiring the Company not to compete in any business or in any geographical area (other than customer Contracts that (A) restrict the Company from servicing a competitor of such customer from the same site, or portion thereof, or (B) Contracts through which the Company provides its services through an intermediary and is prohibited from soliciting or providing services to the end user during the Contract term and for no more than two (2) years thereafter);

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company involving annual salaries in excess of $150,000;

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment or option agreements with its officers set forth on Schedule 5.8(a)(x) hereto; and

(xii) any other Contract of the Company which is material to the operation of the Business.

(b) Except as disclosed on the attached Schedule 5.8(b) hereto: (i) the Company has not materially breached or cancelled any Material Contract; (ii) to the Company’s Knowledge, none of the Company’s Material Contracts have been breached in any material respect or canceled by the other party which have not been duly cured or reinstated; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default by the Company under any Material Contract or create in any other Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Material Contract. To the Company’s Knowledge, each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms. Except as disclosed on Schedule 5.8(b) hereto, all of the Material Contracts are either terminable at will or on not more than ninety (90) days advance notice by the Company and in either case without penalty.

(c) The Company has made available to the Parent true, correct and complete copies of all of the Material Contracts together with all amendments or waivers thereof.

(d) To the Company’s Knowledge, each of the Company’s Contracts have been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in material violation of any Law.

(e) Except as disclosed on Schedule 5.8(e) hereto, the Company has obtained all consents from third parties required under the Material Contracts which are necessary to consummate the transactions contemplated hereby. Except as disclosed on Schedule 5.8(e) hereto, the consummation of the transactions contemplated by this Agreement will not result in the termination or breach of any of the Material Contracts.

5.9 Affiliate Transactions. Except as set forth on Schedule 5.9 hereto, no stockholder of the Company and no executive officer or director of the Company, nor, to the Company’s Knowledge, any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Parent or the Company does business (other than the record or beneficial ownership of five percent (5%) or less of the outstanding publicly traded equity of any company). The Company has no outstanding loans to any officer, director or stockholder of the Company, any of their Affiliates or any member of their respective family, other than short term travel advances made in the ordinary course of business.

5.10 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by the Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will be deemed to have provided only the information set forth on Schedule 5.10 hereto.

5.11 Proceedings. Except as set forth on Schedule 5.11 hereto, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its Assets and to the Company’s Knowledge, there is no basis for any material Proceeding against the Company or any of its Assets. The Company is not subject to any Order of any Governmental Agency.

5.12 Compliance with Laws. Except as set forth on Schedule 5.12 hereto, the Company is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a material violation of any applicable Law or Order. To the Company’s Knowledge, since December 31, 2006, there has been no change in any applicable Laws that would have a Material Adverse Effect.

5.13 Environmental Matters. Except as set forth on Schedule 5.13 hereto, the Company is in compliance in all material respects with all Environmental Laws. Except as set forth on Schedule 5.13, the Company has not received any written notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any Liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company or its Subsidiaries, except as would not have a Material Adverse Effect. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any Liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. Except as set forth on Schedule 5.13, to the Company’s Knowledge, (a) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (b) the Company has not, nor has any other Person used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (c) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (d) there are no storage tanks on or under the Leased Real Property; (e) environmental conditions associated with the Leased Real Property are in material compliance with all Environmental Laws; and (f) the Company has made available to the Parent all material information in the Company’s possession relating to the environmental condition of the Leased Real Property. Except as set forth on Schedule 5.13, the Company has not received any written notice indicating any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company for contribution to clean up such condition. The Company has not waived, altered or amended any rights of Holdings under Article 7 of that certain Stock Purchase Agreement, dated as of March 7, 2004, by and among, Solectron Corporation, Stream International, Inc., Stream New York, Stream International (Bermuda) Ltd., Solectron Global Services Italy S.R.L. and Call Center Holdings, Inc. that relate to the indemnification of environmental liabilities.

5.14 Tax Matters. Except as set forth on Schedule 5.14 hereto:

(a) The Company has timely filed all material Returns that it was required to file and all such Returns were true, correct and complete in all material respects. The Company has never been a member of a group of corporations that files (or has been required to file) a consolidated Return for federal income Taxes or a member of an Affiliated Group other than a group of which Holdings is the common parent. The Company has paid all Taxes that were due and payable. The unpaid Taxes of the Company for Tax periods through September 30, 2007 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the unaudited consolidated balance sheet of the Company as of such date and all unpaid Taxes of the Company for all Tax periods commencing after September 30, 2007 arose in the ordinary course of business. The Company does not have any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company.

(b) The Company has complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all material respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has provided the Parent with or otherwise made available to the Parent complete and correct copies of (i) all income Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(d) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of material Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the material Taxes of the Company which has not yet commenced; and no deficiency for any material Taxes required to be paid by the Company has been proposed, asserted or assessed against the Company in writing which has not been resolved and paid in full. To the Knowledge of the Company, it has not been informed by (and the Company has received no written notice from) any jurisdiction that the jurisdiction believes that the Company was required to file any return that was not filed.

(e) The Company is not a party to any Tax allocation or Tax sharing agreement.

(f) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(g) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), in each case, existing as of the Closing Date (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(i) The Company has not engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

5.15 Proprietary Rights.

(a) Except as set forth on Schedule 5.15(a) hereto, the Company is the owner of, or has the right to use all material Proprietary Rights (other than “off the shelf” software and Proprietary Rights provided by the Company’s customers in connection with a customer Contract) used in the operation of the Business as presently conducted. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, except as disclosed in Schedule 5.15(b) hereto, the Company has not interfered with, infringed upon, or misappropriated, any Proprietary Rights of any Person, and there are no unresolved outstanding written charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license, or refrain from using, any Proprietary Rights of any Person). To the Knowledge of the Company, except as disclosed on Schedule 5.15(b) hereto, no Person has interfered with, infringed upon, or misappropriated, any

Proprietary Rights owned or exclusively used by the Company in the Business. Schedule 5.15(b) hereto lists all Proceedings pending or, to the Knowledge of the Company, threatened, which challenge the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in the Business. Schedule 5.15(b) hereto also lists all written charges, complaints, claims, demands, or notices received by the Company alleging any interference, infringement, misappropriation, or violation of Proprietary Rights of any Person (including any claim that the Company must license, or refrain from using, any Proprietary Rights of any Person) since January 1, 2006.

(c) Schedule 5.15(c) hereto identifies: (i) each patent, trademark registration and copyright registration which has been issued to the Company; and (ii) each pending patent application, trademark registration application and copyright registration application which has been made by or on behalf of the Company with respect to any Proprietary Rights. The Company has made available to the Parent correct and complete copies of all such registrations and applications (as amended to date or otherwise modified and in effect) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 5.15(c) hereto also identifies all trade names, unregistered trademarks and servicemarks used by the Company in the Business. With respect to each of the foregoing items of Proprietary Rights:

(i) except as disclosed on Schedule 5.15(c)(i) hereto, the Company possesses all right, title and interest in and to the item, free and clear of any Lien other than Permitted Liens;

(ii) the item is not subject to any outstanding Order; and

(iii) except as disclosed in Schedule 5.15(c)(iii) hereto, the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d) Schedule 5.15(d) hereto identifies (i) each material item of Proprietary Rights that the Company exploits pursuant to a license, sublicense or other Contract and (ii) each material item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. The Company has made available to the Parent correct and complete copies of all such licenses, sublicenses, Contract and permissions (as amended to date or otherwise modified and in effect). With respect to each of the foregoing items of Proprietary Rights:

(i) the license, sublicense, Contract, or permission covering the item is legal, valid, binding, enforceable and in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights and by general equitable principles;

(ii) to the Knowledge of the Company, no party to the license, sublicense, Contract or permission is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; and

(iii) to the Knowledge of the Company, no party to the license, sublicense, agreement or permission has repudiated any provision thereof.

(e) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of the Merger will: (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Proprietary Rights owned by or licensed to the Company; (ii) result in the grant of any rights to any Company Proprietary Rights; or (iii) materially impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company Proprietary Rights or portion thereof. Except as set forth on Schedule 5.15(e) hereto, there are no royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Proprietary Rights by the Company and none shall become payable as a result of the consummation of the Merger.

(f) Except as specifically disclosed in Schedule 5.15(f) hereto, to the Knowledge of the Company, the Company has not (i) incorporated open source code into, or combined open source code with, any software it distributes; (ii) distributed open source code in conjunction with any other software developed or distributed by the Company; or (iii) used open source code that creates, or purports to create, obligations for the Company with respect to the software distributed by the Company or grant, or purport to grant, to any third party, any rights or immunities under Proprietary Rights (including, but not limited to, using any open source code that requires, as a condition of use or distribution of such open source code, that other software incorporated into, derived from or distributed with such open source code be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or minimal charge).

(g) To the Company’s Knowledge, neither the Company nor any employee, contractor, or agent of the Company has licensed, distributed or disclosed the source code for any material software used by the Company or other material confidential information constituting, embodied in or pertaining to such software to any Person, and the Company has taken all commercially reasonable physical and electronic security measures to prevent disclosure of such the same.

5.16 Brokerage. Except as set forth on Schedule 5.16 hereto, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company, the Stockholders’ Representative or any stockholder of Holdings.

5.17 Real Property Leases.

(a) Leased Real Property. Schedule 5.17(a) hereto sets forth the address of each Leased Real Property facility of the Company. The Company does not own any fee interest in any real property. With respect to the Leased Real Property, except as set forth on Schedule 5.17(a) hereto: (i) the Leases are legal, valid, binding and enforceable against the Company except as may be limited by bankruptcy, insolvency, moratorium, or other similar loss affecting creditors’ rights and by general equitable principles, and are in full force and effect in all material respects and have not been amended, assigned, supplemented, or modified in writing or otherwise in any material respect; (ii) the transactions contemplated hereby do not require the consent of any other Person and will not result in a material breach of or default under the Leases or permit the termination, modification or exercise of any right under the Leases; and (iii) the Company is not in material breach or default under the Leases and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default or permit the termination, modification or acceleration of rent under such Leases. There are no other Contracts between the landlord or sublandlord under the Leases and the Company under the Leases concerning the space rented under the Leases. Except as set forth on Schedule 5.17(a) hereto, the Company has not subleased any of the Leased Real Property to any Person.

(b) Landlords. To the Knowledge of the Company, all material conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed in all material respects. To the Knowledge of the Company, there are no material uncured defaults on the part of each landlord or sublandlord under the Leases. The Company has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases, and to the Knowledge of the Company, there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases

(c) Linn Ventures Consulting Agreement. Except as set forth on the Closing Date Balance Sheet, after the Closing Date, the Company will not have any payment obligations to Linn Consulting relating to its Mumbai South, India facility.

5.18 Governmental Licenses and Permits. Schedule 5.18 hereto contains a complete listing of all material Governmental Licenses held or used by the Company in the conduct of the Business. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to own and operate the Business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental License invalid. The Company is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person, except, in each case, as would not have a Material Adverse Effect.

5.19 Employees. The Company is in compliance in all material respects with all applicable Laws relating to the terms and conditions of employment or termination of employees, former employees or prospective employees or other labor related matters. Except as set forth on Schedule 5.19 hereto, there are no material administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor and to the Company’s Knowledge, there is no basis for any administrative charge or court complaint. Except as set forth on Schedule 5.19 hereto, the Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements since December 31, 2005. There is no labor strike, dispute, work stoppage or slowdown involving twenty-five (25) or more of the employees of the Company pending or, to the Company’s Knowledge, threatened. Except as set forth on Schedule 5.19 hereto, the Company is not a party to any labor or union agreement. Since December 31, 2006, the Company has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar triggering event under any other applicable Law (collectively, “WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. The Company is not a party to, or otherwise bound by, any consent decrees with, or material citation by, any Governmental Agency relating to its current or former employees, officers or directors or employment practices.

5.20 Employee Benefit Plans.

(a) Schedule 5.20(a) hereto contains a complete list of each benefit plan in which current or former employees of the Company participates, or which the Company maintains, or to which the Company contributes or has any obligation to contribute, or with respect to which the Company is reasonably expected to have any material Liability (such plans, policies, programs and arrangements, shall be referred to herein collectively as the “Company Plans”). No such Company Plan subject to ERISA is funded with securities of the Company.

(b) The Company has provided the Parent with true and complete copies of: (i) all documents embodying each Company Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for each Company Plan; (iii) the most recently filed annual report (Form 5500), if any, for each Company Plan; (iv) with respect to each Company Plan that is subject to foreign Laws, the most recent material reports required to be filed with any Governmental Agency; (v) the most recent summary plan description and summary of material modifications, if any, required under ERISA or similar foreign Law for each Company Plan; (vi) the current employee handbooks; and (vii) the most recent reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) The Company does not, nor does any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company under Code Section(s) 414(b), (c), (m) or (o), participate in or contribute to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(d) No Company Plan provides post-termination health, accident or life insurance benefits, other than group health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or applicable similar state Law (“COBRA”) or foreign Law. No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(e) No Company Plan is subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Plan or any trusts which are associated with such Company Plans. To the Company’s Knowledge, no Company Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency.

(g) The requirements of COBRA and of Code Section 9801, et. seq., and any applicable state Laws have been met in all material respects with respect to each Company Plan that is subject to such applicable provisions.

(h) To the Company’s Knowledge to the extent due and payable, all material contributions (including all employer contributions and employee salary reduction contributions) and all material premiums or other such payments have been paid to each Company Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the financial statements in accordance with GAAP and consistent with past practice.

(i) Except as disclosed on Schedule 5.20(i) hereto, the completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (A) non-deductible to Holdings or the Surviving Company under Code Section 280G; (B) characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (C) subject to the excise tax under Code Section 4999. Schedule 5.20(i) hereto discloses each: (i) agreement with any stockholder, director, officer or other key employee of the Company earning an annual salary in excess of $150,000 (1) the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement, (2) providing any term of employment or compensation guarantee or (3) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Company and relating to any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Schedule 5.20(i) hereto discloses each Company Plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other plan, any of the benefits of which will be materially increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

(j) Since January 1, 2005, the Company has operated and administered all Company Plans that are nonqualified deferred compensation plans (as defined under Code Section 409A) in good faith and in material compliance with the requirements of Code Section 409A and the rules, regulations and guidance issued thereunder. To the Company’s Knowledge, no employee of the Company will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A.

(k) The Company Plans have been maintained, funded and administered in accordance with their terms in all material respects and comply in form and in application in all material respects with the applicable requirements of ERISA, the Code and applicable foreign Laws.

(l) All of the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, to the Company’s Knowledge, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended or operated since the date of its most recent determination letter or application therefore in any material respect, and no act or omission has occurred, that would adversely affect its qualification. With respect to each Company Plan that is subject to foreign Laws, each such Company Plan that is intended to qualify for favorable Tax benefits under such foreign Laws is so qualified and, to the Company’s Knowledge, no condition exists and no event has occurred that would adversely affect such status or would be expected to give rise to any material Tax or penalty.

(m) Each Company Plan is amendable and terminable unilaterally by the Holdings or any of its Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto).

5.21 Insurance.

(a) Schedule 5.21 hereto lists each material insurance policy (including policies providing property, liability, life and worker’s compensation coverage and bond and surety arrangements) to which the Company is a party. True and correct copies of each such policy have been made available to the Parent.

(b) To the Company’s Knowledge, each of the above listed policies are legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company, and to the Company’s Knowledge, any other party to the policies, is not in material breach or material default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

(c) The Company has provided the Parent with claims histories for the past three (3) years under all business insurance policies held by the Company or its Subsidiaries involving claims in excess of $25,000 and said histories are true and accurate in all material respects.

5.22 Information Regarding Directors and Officers. Schedule 5.22 hereto sets forth the name of each director and executive officer of Holdings and/or its Subsidiaries and the offices held by each such Person.

5.23 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Parent prior to the date hereof and will be delivered to the Parent at or prior to Closing, are complete and correct in all material respects. Those books and records not delivered to the Parent at the Closing are, and will be at the Closing, located at the Company’s facilities. The minute books of the Company contain substantially accurate and complete records of all meetings held of, and corporate actions taken by the stockholders, the board of directors or any committee of the board of directors.

5.24 Condition of Assets. The Assets comprise all of the material assets necessary to own and operate the Business as conducted as of the date of the Prior Agreement. The Personal Property, taken as a whole, is in good operating condition and repair (normal wear and tear excepted).

5.25 Accounts Receivable. As of the Closing Date, all accounts receivable of the Company represent valid obligations arising from sales actually made in the ordinary course of business, subject to the reserves set forth in the Company’s books and records, which have been established in accordance with past practice. To the Knowledge of the Company, the accounts are not subject to defenses, counterclaims or set-off.

5.26 Inventory. The Company does not record Inventory on its financial statements in connection with the Business as presently conducted.

5.27 Confidentiality Agreement. The Company and its Affiliates and their representatives that are subject to the terms of that certain confidentiality agreement, dated as of November 14, 2007, by and among the Company and its Affiliates and the Parent (the “Confidentiality Agreement”) have complied in all material respects with the terms of the Confidentiality Agreement.

5.28 Investigation; No Additional Representations. The Company and its Affiliates acknowledge that neither the Parent nor the Merger Subsidiary has made, nor shall either be deemed to have made, any representation or warranty, express or implied, with respect to itself, its business or the transactions contemplated by this Agreement, other than those explicitly set forth in Article VI and Article VII of this Agreement.

5.29 Full Disclosure. None of the representations and warranties made by the Company in this Agreement, as modified by the Company Disclosure Schedule, contain, as brought down by the officer’s certificate delivered pursuant to Section 3.3(c)(i) hereof, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to the Company that the statements contained in this Article VI are true and correct as of the date of the Prior Agreement except as set forth in the disclosure schedules delivered by the Parent to the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule was initially as of the date of the Prior Agreement, except where any schedule specifically purports to be as of a different date in which case such schedule shall be as of the date on the schedule. The Parent Disclosure Schedules may be updated pursuant to Section 8.12 hereof, and shall be updated as of the Closing Date. The Parent Disclosure Schedule shall be arranged and cross-referenced to specific sections in this Article VI and shall provide exceptions to, or otherwise qualify in reasonable detail, only the specific corresponding section in this Article VI, unless otherwise reasonably apparent that it applies to other sections.

6.1 Organization and Power; Investments. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is qualified to do business as a foreign entity and is in good standing in the jurisdictions listed on the attached Schedule 6.1(a) hereto, which jurisdictions constitute all of the jurisdictions in which the ownership of its properties or the conduct of its business requires it to be so qualified except where the failure to be qualified would not result in a Material Adverse Effect. The Parent has all requisite corporate power and authority to own its assets and carry on its business as now conducted. The Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The Parent Charter and the by-laws of the Parent are in the form of Exhibit 6.1 hereto and reflect all amendments thereto (including the certificate of designation for the Preferred Stock) and are correct and complete in all respects. Except for the Merger Subsidiary, the Parent has no Subsidiaries and does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

6.2 Authorization.

(a) The execution, delivery and performance by the Parent of this Agreement, the Redemption Agreement, the Preferred Stock Purchase Agreement and the other agreements contemplated hereby will be, upon approval of the Parent’s stockholders, duly and validly authorized by all requisite corporate action on the part of the Parent, and, other than the approval of the Parent’s stockholders, no other corporate act or proceeding on the part of the Parent or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, the Redemption Agreement, the Preferred Stock Purchase Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Parent and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Parent will each constitute, a valid and binding obligation of the Parent, enforceable against the Parent in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by general equitable principles.

(b) The Board of Directors of the Parent (including any required committee or subgroup of the board of directors of the Parent) has, unanimously (a) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (b) determined that the Merger is in the best interests of the stockholders of the Parent, and (c) determined that the fair market value of the Company is equal to at least 80% of the Parent’s net assets and there have been no changes to such resolutions. The only approvals of the Parent’s stockholders required to consummate the transactions contemplated by this Agreement are (i) the affirmative vote by the Parent’s stockholders holding a majority of the IPO Shares, and (ii) no more than 9,374,999 IPO Shares seeking Conversion Payments.

6.3 Capitalization.

(a) The authorized capital stock of the Parent as of the date hereof consists of (a) 119,000,000 shares of common stock, par value $.001 per share, 31,250,000 of which shares were issued in the initial public offering completed pursuant to the Prospectus (the “IPO”) and are outstanding on the date hereof and 7,812,500 shares of which were issued to certain officers, directors and Affiliates of the Parent and are outstanding on the date hereof, and (b) 1,000,000 shares of preferred stock $0.001 par value, none of which are outstanding on the date hereof, but 150,000 of which will designated as Series A Convertible Preferred Stock and will be reserved for issuance pursuant to the Preferred Stock Purchase Agreement. All issued and outstanding shares of the capital stock of the Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date of the Prior Agreement, there are (i) warrants with an exercise price of $6.00 per share to purchase up to 31,250,000 shares of Parent Common Stock (the “IPO Warrants”) issued in the IPO; (ii) Options to purchase 1,562,500 Parent Units with an exercise price of $9.60 per Unit (except that the exercise price of the warrants underlying such Parent Units equals $7.20 per share Parent Common Stock) (the “Underwriter Options”); and (iii) 7,500,000 outstanding warrants with an exercise price of $6.00 per share to purchase up to 7,500,000 shares of the Parent Common Stock issued to certain officers, directors and Affiliates of the Parent (the “Affiliate Warrants” and together with the IPO Warrants, the “Parent Warrants”). Except as described in this Section 6.3 and set forth on Schedule 6.3(a) hereto, there are no other issued or outstanding shares of capital stock as of the date hereof or Options to acquire capital stock or securities convertible or exchangeable into shares of capital stock of the Parent. All outstanding shares of Parent Common Stock, all of the outstanding Parent Warrants, and all of the Underwriter Options have been issued and granted in compliance with (x) all applicable securities laws and, in all material respects, other applicable Laws, and (y) all requirements set forth in any applicable Parent Contract. The Parent has delivered to the Company complete and correct copies of the Parent Warrants and Underwriter Options, including all documents relating thereto.

(b) The holders of all of the Underwriter Options have agreed to sell all of the Underwriter Options back to the Parent for $100 pursuant to the Redemption Agreement, a true and complete copy of which is attached hereto as Exhibit 6.3(b). Ares Corporate Opportunities Fund II, L.P. has entered into the Preferred Stock Purchase Agreement with the Parent, a true and complete copy of which is attached hereto as Exhibit 6.3(c). The holders of all of the Affiliate Warrants have entered into the Warrant Purchase Agreement, a true and complete copy of which is attached hereto as Exhibit 6.3(d). The Redemption Agreement, the Preferred Stock Purchase Agreement and the Warrant Purchase Agreement have been duly and validly authorized by the parties thereto and no other act or proceeding on the part of any of the parties thereto is necessary to authorize the execution, delivery and performance by any party thereto or any other agreement contemplated thereby or the consummation of any of the transactions contemplated thereby, except for the consummation of the Merger and the approval by the Parent’s Stockholders of the issuance of the Preferred Stock. The Redemption Agreement, the Preferred Stock Purchase Agreement and the Warrant Purchase Agreement each constitutes a valid and binding obligation of the parties thereto, enforceable against each of the parties thereto in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by general equitable principles. Neither the Redemption Agreement, the Preferred Stock Purchase Agreement, nor the Warrant Purchase Agreement may be amended or modified in any way (whether by side agreement, amendments or otherwise, orally or in writing) without the prior written consent of the Company, which shall not be unreasonably withheld, unless such amendment or modification is not reasonably likely to impact the Parent’s ability to consummate the transactions contemplated thereby and represents the entire understanding of the parties thereto and there have been no waivers of any of the terms, conditions or obligations therein. Immediately after the Merger, the Parent will have (a) redeemed all of the Underwriter Options and no Underwriter Options will be issued or outstanding and (b) issued 150,000 shares of Preferred Stock to the purchasers named in the Preferred Stock Purchase Agreement for at least $150 million in cash for the purpose of funding the Parent’s obligations under the Tender Offer. The representations and warranties set forth in this Section 6.3(b) shall be deemed to have been made as of the date hereof and not as of the date of the Prior Agreement.

6.4 No Breach. Except as set forth on Schedule 6.4 hereto and filings under the HSR Act and Exchange Act, the execution, delivery and performance by the Parent and the Merger Subsidiary of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or by-laws of the Parent or the Merger Subsidiary, any material Law, any material Order or any material Contract to which the Parent or the Merger Subsidiary or their respective assets is bound; (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any assets or any of the equity interests of the Parent or the Merger Subsidiary; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Parent or the Merger Subsidiary or any of their respective assets is bound.

6.5 SEC Filings; Financial Statements.

(a) Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 9, 2006, and will continue to file the same through the Closing Date (the “Parent SEC Reports”). The Parent has made or will make available to the Company a correct and complete copy of each report, registration statement and definitive Proxy Statement filed by the Parent with the SEC. As of their respective dates, the Parent SEC Reports: (i) were prepared, or will be prepared, in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not, or do not, at the time they were filed (and if amended or superseded by a filing, then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Parent SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied or comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent as of the respective dates or for the respective periods set forth therein, all in conformity with Regulation S-X and GAAP, applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure and all other rules and regulations promulgated by the SEC applicable to such financial statements. Each set of financial statements of the Parent (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of the Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on the Parent.

(c) The Parent does not have any Liabilities required to be disclosed in a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities (i) recorded or reserved against in the financial statements contained in the Parent SEC Reports, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2007 or (iii) disclosed on Schedule 6.5(b) hereto.

(d) The Merger Subsidiary has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not now have and will not have at the Closing any obligations or Liabilities of any nature whatsoever except such obligations and Liabilities, and the conduct of such business, as are imposed by, or required under, this Agreement.

(e) The Parent and the Merger Subsidiary will not be required to incur any Indebtedness to fund the Purchase Price, except for the assumption of the Company’s Indebtedness.

6.6 Absence of Certain Developments. Except as set forth on Schedule 6.6 hereto, since September 30, 2007, the Parent has conducted its business only in the ordinary course of business consistent with past custom and practice and has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any material portion of its assets (other than sales of inventory, in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien, except for Permitted Liens;

(c) Created, incurred or assumed any Indebtedness or guaranteed any Indebtedness of any Person, other than as set forth in the Parent SEC Reports;

(d) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Parent with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(e) Declared, set aside or paid any salary or compensation to any director or executive employee outside the ordinary course of business consistent with past custom and practice;

(f) Declared, set aside or paid any amounts to any of the Parent’s Affiliates except as disclosed in the Parent SEC Reports;

(g) Amended or authorized the amendment of its certificate of incorporation or by-laws or other constituent documents; or

(h) Committed or agreed to any of the foregoing.

6.7 Title to Assets. Except as set forth on Schedule 6.7 hereto, the Parent does not own or lease any real or Personal Property. The Parent has good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown in the Parent SEC Reports. None of the Permitted Liens materially interfere with the ordinary conduct of the Parent’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto. None of the assets belonging to the Parent will be subject to a Contract of sale or lease by the Parent on the Closing Date.

6.8 Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement and Schedule 6.8 hereto, there are no Contracts, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Parent is a party or by or to which any of the properties or assets of the Parent may be bound, subject or affected, which either (i) creates or imposes a Liability greater than $250,000, or (ii) may not be cancelled by the Parent on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth on Schedule 6.8 hereto, other than those that are exhibits to the Parent SEC Reports.

(b) Other than as set forth on Schedule 6.8 hereto, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors rights. Correct and complete copies of all Parent material Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of the Parent for Contracts that would be Parent material Contracts have been heretofore delivered to the Company.

(c) Neither the Parent nor, to the Parent’s Knowledge, any other party thereto is in material breach or default of, and no event has occurred which with notice or lapse of time or both would become a material breach or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Parent. Each Contract to which the Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on the Parent.

6.9 Affiliate Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, executive officer, director or stockholder of the Parent or a member of his or her immediate family has any Liability to the Parent nor does the Parent have any Liability (or is committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of the Parent. To the Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Parent is affiliated or with whom the Parent has a material contractual relationship, or any Person that competes with the Parent, except that each employee, stockholder, officer or director of the Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Parent. To the Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with the Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of the Parent).

6.10 Proxy Statement. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by the Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will each comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

6.11 Proceedings. Except as set forth in the Parent SEC Reports, or as would not have a Material Adverse Effect, there are no Proceedings pending or, to the Knowledge of the Parent, threatened against the Parent or the Merger Subsidiary, or any of their assets and to the Parent’s Knowledge, there is no basis for any Proceeding against the Parent or the Merger Subsidiary or any of its assets. The Parent or the Merger Subsidiary is not subject to any Order of any Governmental Agency.

6.12 Compliance with Laws. Except as set forth on Schedule 6.12 hereto, the Parent and the Merger Subsidiary are in compliance in all material respects, with all applicable Laws and Orders. No written notice has been received by the Parent or the Merger Subsidiary alleging a violation of, or Liability or potential responsibility under, any such Law or Order. To the Parent’s Knowledge, since its incorporation, there has been no change in any applicable Laws that would have a Material Adverse Effect and there is no impending change in any applicable Laws that would have a Material Adverse Effect.

6.13 Environmental Matters. The Parent has complied in all material respects with all applicable Environmental Laws. The Parent has not received any written notice, demand, letter, claim or request for information alleging that the Parent may be in violation of or liable under any Environmental Law. The Parent is not subject to any Orders, decrees, injunctions or other arrangements with any Governmental Agency or subject to any indemnity or other agreement with any third party relating to Liability under any Environmental Law.

6.14 Proprietary Rights. The Parent does not own, license or otherwise have any right, title or interest in any material Proprietary Rights.

6.15 Brokerage. Except as set forth on Schedule 6.15, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Parent or the Merger Subsidiary.

6.16 Trust Fund.

(a) As of the date hereof and at the Closing Date, the Parent has or its Subsidiaries have and will have at least $245,000,000 (the “Trust Fund”), invested in U.S. government securities or in money market funds in a trust account at Banc of America LLC (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement between the Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to the Parent, its Subsidiaries or designees the Trust Fund held in the Trust Account, which Trust Fund will be (i) free of any Lien, Proceeding or Order whatsoever, after taking into account (A) the Conversion Payments (B) the deferred underwriters discount of up to $7,500,000 and any accrued and unpaid expenses and (ii) an amount at least equal to the Purchase Price.

(b) Effective as of the Effective Time, the obligations of the Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time the Parent shall have no obligation whatsoever to dissolve and liquidate the assets of the Parent by reason of the consummation of the Merger or the transactions contemplated thereby. Following the Effective Time, no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the transactions contemplated thereby and demands, contemporaneous with such vote, that Parent convert such stockholder’s IPO Shares into a Conversion Payment pursuant to the Parent Charter.

(c) The Parent has the ability and intention to pay the Purchase Price entirely from the Trust Fund and will not seek additional financing, whether debt or equity, to consummate the transactions contemplated by this Agreement.

6.17 Investment Company Act. The Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.18 Confidentiality Agreement. The Parent and its Affiliates and their representatives that are subject to the Confidentiality Agreement have complied in all material respects with the terms of the Confidentiality Agreement including, without limitation, the restrictions on contacting other potential acquirers of the Shares. The Parent has destroyed, and has caused its officers, directors, employees, agents and Affiliates to destroy, all “quarterly business reviews” of the Company provided to it (whether in electronic or printed form) prior to the date of the Prior Agreement, including deleting such information from the Parent’s electronic data systems.

6.19 Investigation; No Additional Representations; No Reliance, etc. The Parent and Merger Subsidiary acknowledge that the Company has not made nor shall it be deemed to have made any representation or warranty, express or implied, with respect to itself, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth in Article V of this Agreement. The Parent and the Merger Subsidiary acknowledge and agree that (a) they have made their own inquiry and investigation into the Business and the Company, and (b) they have been, or pursuant to the terms of this Agreement, will be, furnished with, or given adequate access to such information about the Business and the Company as they have requested except as otherwise indicated herein.

6.20 Full Disclosure. None of the representations and warranties made by the Parent in this Agreement, as modified by the Parent Disclosure Schedule, contain, as brought down by an officer’s certificate delivered pursuant to Section 3.2(c)(iii) hereof, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

As an inducement to the Company to enter into this Agreement, the Parent and the Merger Subsidiary represent and warrant to the Company and the Stockholders’ Representative as of the date of the Prior Agreement as follows:

7.1 Organization and Power; Reporting. The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Merger Subsidiary is a direct, wholly-owned subsidiary of the Parent. The Merger Subsidiary has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

7.2 Authorization. The Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Merger Subsidiary. The Parent, in its capacity as sole stockholder of the Merger Subsidiary, will approve this Agreement on the date hereof and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by the Merger Subsidiary and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of the Merger Subsidiary, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

7.3 Non-Contravention. The execution, delivery and performance by the Merger Subsidiary of this Agreement and the consummation by the Merger Subsidiary of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the by-laws of the Merger Subsidiary.

7.4 No Business Activities. The Merger Subsidiary is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on, and prior to the Closing will not carry on, any business or engage in any activities other than those reasonably related to the Merger. The Merger Subsidiary has no Subsidiaries and does not own any equity, profit or voting interest in any Person or have any Contract to do the same.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Preparation of Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Parent shall, with the cooperation of the Company, prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a third amendment to the Proxy Statement, provided that if the Parent is otherwise ready, willing and able to file the third amendment to the Proxy Statement or any subsequent amendment to the Proxy Statement but is delayed in doing so solely by the Company’s failure (whether or not in the Company’s control) after June 13, 2008 to provide the Company’s financial statements for the period ended March 31, 2008, the filing date shall be extended (x) one (1) Business Day for each day after June 13, 2008 that the Company is the sole cause of such delay plus (y) three (3) Business Days. The Proxy Statement shall:

(i) Request approval from the Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein;

(ii) Include the Parent’s Board of Directors recommendation to vote for the Merger, subject to Section 8.1(e);

(iii) Include disclosure to the effect that Parent plans to consummate the Tender Offer before or shortly after the Closing; and

(iv) Request such other approvals as the parties may determine are necessary or desirable.

The third amendment to the Proxy Statement and any subsequent amendment to the Proxy Statement shall be filed in accordance with the Exchange Act, and each of Company and the Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Parent shall use its reasonable best efforts to (1) prepare and file with the SEC the definitive Proxy Statement,

(2) cause the definitive Proxy Statement, including any amendment or supplement thereto to be approved by the SEC, and (3) to cause the definitive Proxy Statement to be mailed to the Parent’s stockholders as promptly as practicable after the SEC has approved it. The Parent shall notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and each of the Parent and the Company shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The parties hereto shall use all commercially reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable after the filing of the third amendment to such Proxy Statement. The Parent and its counsel shall obtain from the Company such information required to be included in the Proxy Statement and, after consultation with the Company and its counsel, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Parent shall allow the Company’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto. The Company’s independent accountants shall assist the Parent and its counsel in preparing the Proxy Statement. The Company shall ensure that any information furnished by the Company to the Parent that is designated in writing by the Company for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company shall furnish the 2007 Financial Statements as soon as they become available (and in any event prior to March 31, 2008), and such unaudited financial statements as may be required under the rules and regulations of the SEC for inclusion in the Proxy Statement as soon as they become available (and in any event prior to the 135th day after the date of the financial statements already included in such proxy on file with the SEC). The Stockholders’ Representative shall make itself available to the Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, at the Parent’s request, the Stockholders’ Representative shall confirm in writing to the Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and does not object to the Company information contained therein. Parent shall provide the Company and its counsel printer’s copies of all documents filed with the SEC on the same day that they are delivered to Parent and its counsel.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify the Parent of such event, and the Company and the Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to the Parent or Merger Subsidiary, or any change occurs with respect to other information supplied by the Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Parent shall promptly notify the Company of such event, and the Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Parent’s stockholders.

(e) The Parent shall, promptly after the Proxy Statement is cleared by the SEC, take all action necessary to duly call, give notice of, convene and hold a special meeting of its stockholders in accordance with all applicable Law and the Parent Charter and by-laws (the “Parent Stockholders Meeting”) as soon as practicable after the Proxy Statement is cleared by the SEC. The Parent shall consult with the Company on the date for the Parent Stockholders Meeting. The Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as soon as practicable after the Proxy Statement is cleared but in any event, the Parent shall mail the Proxy Statement within three (3) business days after the SEC clears the Proxy Statement. The Parent shall, through its board of directors, recommend to its stockholders that they approve the Merger, this Agreement, and the transactions contemplated herein, unless the Parent’s board of directors reasonably concludes, upon consultation with its outside legal counsel, that the fiduciary duties of the board of directors under applicable law prohibit it from doing so, in which event the Company shall have the rights set forth in Section 10.1 hereof.

(f) The Parent shall comply with all applicable federal and state securities laws in all material respects with respect to the filing of the Proxy Statement.

8.2 Access to Information: Confidentiality.

(a) Upon reasonable notice, each party shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, Contracts, commitments, records, officers and employees as the other party may reasonably require to obtain SEC approval of the Proxy Statement; provided that prior to the Closing, neither the Parent nor any of its officers, directors, Affiliates, or agents shall contact the Company’s customers or employees (other than Toni Portmann and Tom Andrus) without the prior written consent of the Company.

(b) Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to: (i) information which was known to the one party or its agents prior to receipt from the other party; (ii) information which is or becomes generally known to the public without the breach of any duty or obligation to the party asserting the confidential nature of such information; (iii) information acquired by a party or its agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by Law or AMEX; provided, however, that while any such disclosure will not be a breach of this Agreement, the disclosed information shall continue to be confidential information for purposes of this Agreement unless one of the other exceptions noted above is applicable. The Company and the Parent may disclose such non-public information to advisors retained by either the Company or the Parent, provided that any party to whom such information is disclosed shall be bound by confidentiality obligations as least as restrictive as those set forth herein, which obligations shall be directly enforceable by the Company or the Parent, as appropriate, either as a party to such arrangements or as a third party beneficiary thereunder, and shall be specifically advised that the federal securities laws in the United States prohibit trading in securities of an issuer when in possession of material non-public information relating to such issuer. In the event this Agreement is terminated as provided in Article X hereof, each party (A) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (B) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby. In the event this Agreement is terminated pursuant to its terms, the Parent shall not, and shall cause its Affiliates, employees, representatives and agents not to, use any information obtained by it or its representatives, agents, lenders and investors about the Company to, and the Parent and the Merger Subsidiary otherwise shall not (A) contact, solicit or employ any current employees of the Company identified to them by the Company (whether or not previously known by the Parent) for a period of eighteen (18) months following the termination of this Agreement, provided that the foregoing shall not prohibit the contact, solicitation or employment of such employees pursuant to any general public solicitation not directed specifically to such employees, (B) attempt to induce the Company’s clients or customers identified to them by the Company to reduce their business or services obtained from, or provided to, the Company, in any case, for the longer of six (6) months following the termination of this Agreement or twelve (12) months from the date hereof, or (c) disparage the Company, its senior management or its Affiliates, for a period of twelve (12) months from the date this Agreement is terminated.

8.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Agency in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to the Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement.

8.4 HSR Act. The Parent and the Company each prepared and filed the notification required of it under the HSR Act in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Agencies. The Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Agency regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any Proceeding by or before any Governmental Agency with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Proceeding. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Parent; provided that if the Closing occurs, the Company Transaction Fees shall be increased by one-half of such filing fees.

8.5 Notification of Certain Matters.

(a) The Company shall use commercially reasonable efforts to give prompt notice to the Parent, and the Parent shall use commercially reasonable efforts to give prompt notice to the Company, to the extent that either acquires Knowledge of (a) the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of the Parent, the Merger Subsidiary or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Except as set forth in Section 8.12, none of these disclosures shall be deemed to affect any representation or warranty hereunder.

(b) The Company shall provide the Parent written notice within ten (10) Business Days after the occurrence of any of the following:

(i) the payment or entry into any commitment or transaction outside of the ordinary course of business in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate;

(ii) the offer of any material early payment terms to any customer or reduction of the pricing terms of any Contract with a customer involving billings in excess of $5,000,000 for the year ended December 31, 2007, other than in the ordinary course of business;

(iii) the hiring or termination of any employee earning more than $250,000 in salary annually; or

(iv) the material modification, amendment or termination of any lease for Leased Real Property.

(c) The Parent shall keep the Company reasonably informed of the status of its communications with the Parent’s stockholders regarding the Merger, including, but not limited to, providing the Company, upon request, bi-weekly updates, in reasonable detail (i) the names of such stockholder, (ii) the amount of IPO Shares owned by such stockholder (if known), (iii) and the general contents of such communications.

8.6 Public Announcements and Investor Presentations. The Parent and the Company shall jointly develop and approve all press releases and other public statements and communications (including investor presentations and call transcripts and any other communications that would require a filing under the Securities

Act or the Exchange Act) with respect to this Agreement and the transactions contemplated hereby, which approval shall not be unreasonably withheld. The Parent and the Company shall mutually agree upon the form and content of any such press release, public statement or communication by the Parent, the Merger Subsidiary or the Company, with respect to this Agreement or the transactions contemplated hereby, which approval shall not be unreasonably withheld. In addition to the foregoing, except to the extent required by applicable Law or AMEX neither the Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition, results of operations, or prospects without the consent of the other party, which approval will not be unreasonably withheld. Subject to the other terms and conditions of this Agreement, the Parent shall be permitted to distribute publicly issued or filed documents including, but not limited to press releases, investor presentations, proxy statements and other public materials related to this Agreement to Persons directly involved in public equity investing (including research analysts). The Parent shall also be permitted to issue a press release mutually agreeable to the Parent and the Company regarding the announcement of the transactions contemplated by this Agreement through a public distribution outlet, such as PR News Wire. All other distributions and distribution lists shall require the Company’s prior written consent, which shall not be unreasonably withheld.

8.7 Transfer Taxes. Each of the Parent, the Merger Subsidiary and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby.

8.8 Trust Fund Closing Confirmation.

(a) Promptly following satisfaction of the conditions set forth in Section 3.1(b), the Parent or a Subsidiary of the Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Effective Time, the Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to the Parent upon consummation of the Merger.

8.9 No Securities Transaction. The Company shall not directly or indirectly, engage in any transactions involving securities of the Parent prior to the earlier of the making of public announcement regarding (a) the Closing of the transactions contemplated by this Agreement, or (b) the termination of this Agreement.

8.10 Employee Matters.

(a) The Parent agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby. In addition, except as provided in the definition of Company Transaction Fees, the Parent further agrees to be solely responsible for all terminations and severance benefits, costs, charges and liabilities of any nature incurred with respect to any employee of the Surviving Company (“Company Employee”) arising after the Closing, including, without limitation, any claims arising out of or relating to any Company Plan or any plant closing, mass layoff, termination or similar event under applicable Law occurring after the Closing.

(b) Prior to the Closing Date, Holdings shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be an “excess parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the

“disqualified individual’s” right to the payment or other compensation. In addition, before the vote is submitted to stockholders, Holdings shall provide adequate disclosure to the stockholders of Holdings of all material facts concerning all payments that, but for such vote, could be deemed “excess parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Parent shall have the right to review and comment on all documents to be delivered to Holdings’ stockholders in connection with such vote but the Company shall have the right to reject such comments if in the opinion of its outside counsel such disclosure is not reasonably necessary to comply with the disclosure requirements of this Section 8.10(b).

8.11 Assumption of Company Indebtedness. The Parent acknowledges that at the Closing Date, the Company will have outstanding the Closing Indebtedness set forth on Schedule 8.11(a) hereto. The Parent agrees that the Surviving Company may assume such Closing Indebtedness on its existing terms and conditions, except that the guaranty of H.I.G. Capital Partners III L.P. shall terminate. Prior to the Closing Date, the Parent shall not seek or incur any Indebtedness other than the Closing Indebtedness, provided that to the extent that the Surviving Company does not assume such Closing Indebtedness, the Parent may seek post-closing financing of not more than $100,000,000 from the Persons set forth on Schedule 8.11(b) hereto. In the event that the Parent elects not to procure financing from the Person’s set forth on Schedule 8.11(b), the Parent shall have the right to seek other financing not to exceed $100,000,000 in principal amount if it first obtains the written consent of the Company, which consent shall not be unreasonably withheld. Prior to the Closing, without the Company’s consent, the Parent agrees not to seek to amend or modify the terms or conditions of any such Closing Indebtedness without the Company’s designee being present at any meeting at which such amendment or modification is discussed. The Company shall use its commercially reasonable efforts to be present at any meeting at which the Parent is seeking to discuss the Closing Indebtedness with the lenders of such Indebtedness. The Parent agrees to cause the guaranty of H.I.G. Capital Partners III L.P. to terminate on the Closing Date.

8.12 Schedules Bring Down.

(a) The representations and warranties of the Company contained in this Agreement and all information delivered in the Company Disclosure Schedule relating to the Company’s representations and warranties, or any schedule hereto or in the certificates delivered by the Company to the Parent and/or the Merger Subsidiary pursuant to Section 3.2 hereof shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date to which such representations and warranties relate throughout such representations and warranties; provided, however, that the Company Disclosure Schedules relating to the Company’s representations and warranties delivered to the Parent and the Merger Subsidiary as of the date of the Prior Agreement (other than as to Sections 5.1 through 5.3 and 5.17(c)) shall be permitted to be revised and amended as of the Closing Date to reflect events and circumstances occurring after April 27, 2008 pursuant to the terms and conditions of Section 8.12(c) below.

(b) The representations and warranties of the Parent and the Merger Subsidiary contained in this Agreement and all information delivered in the Parent Disclosure Schedule relating to the Parent’s and the Merger Subsidiary’s representations and warranties, or any schedule hereto or in the certificates delivered by Parent to the Company pursuant to Section 3.3 hereof shall be true and correct on the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties; provided, however, that the Parent Disclosure Schedule relating to the Parent’s and the Merger Subsidiary’s representations and warranties delivered to the Company as of the date of the Prior Agreement (other than as to Sections 6.1 through 6.3) shall be permitted to be revised and amended as of the Closing Date to reflect events and circumstances occurring after April 27, 2008 pursuant to the terms and conditions of Section 8.12(c) below.

(c) The Parent and the Company agree to provide each other with any revised and amended Company Disclosure Schedules relating to the Company’s representations and warranties or Parent Disclosure Schedules relating to the Parent’s and the Merger Subsidiary’s representations and warranties, as the case may be, pursuant to this Section 8.12(c) no later than five (5) Business Days prior to the Closing Date or as mutually agreed upon by the Parent and the Company. If the revision or amendment to the Company Disclosure Schedules relating to the Company’s representations and warranties reflects events or circumstances that occurred (i) between January 27, 2008 and April 27, 2008, or (ii) after April 27, 2008 and outside the ordinary course of business of the Company, the Parent shall be entitled to indemnification for such events or circumstances notwithstanding the disclosure thereof, but the corresponding representation and warranty shall be deemed to be correct for purposes of Section 3.3 (a)(i). If the revision or amendment to such Company Disclosure Schedules reflects events or circumstances that occurred after April 27, 2008 in the ordinary course of business of the Company, the representation and warranty shall be modified thereby for purposes of indemnification and for purposes of Section 3.3 (a)(i). If the revision or amendment to the Parent Disclosure Schedules relating to the Parent’s or the Merger Subsidiary’s representations and warranties reflects events or circumstances that occurred (i) between January 27, 2008 and April 27, 2008, or (ii) after April 27, 2008 and outside the ordinary course of business of the Parent, the Company shall be entitled to indemnification for such events or circumstances notwithstanding the disclosure thereof, but the corresponding representation and warranty shall be deemed to be correct for purposes of Section 3.2 (a)(i). If the revision or amendment to such Parent Disclosure Schedules reflects events or circumstances that occurred after April 27, 2008 in the ordinary course of business of the Parent, the representation and warranty shall be modified thereby for purposes of indemnification and for purposes of Section 3.2 (a)(i). In the event that a party revises or amends the Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, pursuant to this Section 8.12(c), the other party shall have the right until the earlier of (A) twenty (20) Business Days from the date that the disclosing party provides in writing the information reasonably available to it pertaining to the events and circumstances set forth on the amended or revised Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, or (B) the Closing Date, to terminate this Agreement on the basis that the amended or revised Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be, disclose events or circumstances that constitute a Material Adverse Effect. For purposes of this Section 8.12(c), in determining whether an amended Company Disclosure Schedule or Parent Disclosure Schedule discloses a breach of a representation or warranty that would have a Material Adverse Effect the parties shall calculate the effect on the Company or the Parent from the first dollar of Losses incurred in connection therewith. If the party to which such amended or revised Company Disclosure Schedules or Parent Disclosure Schedules have been delivered does not terminate this Agreement within such time period, the events and circumstances set forth on the revised schedules shall, in and of themselves, be deemed not to constitute a Material Adverse Effect for purposes of Sections 3.2(a), 3.3(a) and 10.4 and such party shall not later have the right to terminate this Agreement or fail to consummate the transactions contemplated hereunder solely on the basis thereof. If the Parent terminates this Agreement pursuant to this Section 8.12(c) and the Parent’s obligation to pay a break-up fee pursuant to Section 10.4 hereof would otherwise have previously existed, then Parent shall pay such break-up fee. If the Parent terminates this Agreement pursuant to this Section 8.12(c) and the Parent is not otherwise then obligated to pay the break up fee, then no break up fee shall be due and payable hereunder. For purposes of this Section 8.12(c) and Article XI, “ordinary course of business” means any event or circumstance that occurs in the ordinary course of the Company’s or Parent’s, as the case may be, business, consistent with past practices and which occurs with a similar frequency and in a similar amount as other reasonably similar occurrences or circumstances.

8.13 Exclusivity.

(a) Prior to July 31, 2008, the Company shall not, and the Company shall use its commercially reasonable efforts to cause each of its officers, directors, Affiliates, employees, representatives and agents not to, directly or indirectly, (i) initiate or solicit any inquiry, proposal, offer or discussion with any Person (other than the Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company (an “Alternative Transaction”), (ii) furnish any non-public information concerning the Business, properties or assets of the Company or any division of the Company to any Person (other than to the Parent or in the ordinary course of business), or (iii) engage in discussions or negotiations with any party (other than the Parent) concerning any such transaction. The Company shall not, directly or indirectly, prior to the termination of this Agreement, (A) enter into any binding agreement relating to any Alternative Transaction, or (B) furnish any non-public information concerning the Business, properties or assets of the Company or any division of the Company to any Person (other than to the Parent or in the ordinary course of business) unless such Person executes and delivers to the Company a confidentiality agreement.

(b) The Company shall promptly notify any party with which discussions or negotiations of the nature described in Section 8.13(a) hereof above were pending prior to the date hereof that the Company is terminating such discussions or negotiations.

ARTICLE IX

POST CLOSING COVENANTS

9.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article XI). The Company acknowledges and agrees that from and after the Closing, subject to Section 4.5, the Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company; provided, however, that after Closing, the Parent shall provide to the Stockholders’ Representative reasonable access to and the right to copy such documents, books, records (including Tax records), agreements, and financial data where the Stockholders’ Representative has a legitimate purpose, including without limitation, in the event of an Internal Revenue Service audit and subject to the execution of a customary confidentiality agreement.

ARTICLE X

TERMINATION AND ABANDONMENT

10.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of the Parent, the Merger Subsidiary and the Company;

(b) By the Parent or the Company, if any permanent injunction or other Order of a court or other competent Governmental Agency preventing the consummation of the Merger shall have become final and nonappealable;

(c) By the Company, if (i) on the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Parent or the Merger Subsidiary contained in this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Parent, or is not cured within thirty (30) days of the Company delivering written notice of such breach; (ii) the Proxy Statement has not been approved by the SEC by August 9, 2008; provided that, if the Parent is otherwise ready, willing and able to file an amendment to the Proxy Statement but is delayed in doing so after June 13, 2008 solely by the Company’s failure (whether or not within the Company’s control) to provide material information about itself that is required by the SEC to be included in the Proxy Statement (but in the case of Section 10.1(c)(ii) limited only to the Company’s financial statements for the period ended March 31, 2008), the date set forth in this Section 10.1(c)(ii) shall be extended (x) one (1) Business Day for each Business Day after June 13, 2008 that the Company is the sole cause of such delayed filing plus (y) three (3) Business Days (iii) the Parent has not held its Parent Stockholders Meeting to approve the Merger or the Closing has not occurred within thirty-five (35) days of approval of the Proxy Statement by the SEC; (iv) any of the Redemption Agreement, the Preferred Stock Purchase Agreement or the Warrant Purchase Agreement ceases to be in full force and effect in the forms of Exhibits 6.3(b), (c) and (d), respectively (excluding any amendment that could not reasonably be expected to affect the Closing), or any party thereto shall give written notice of any intention not to fully perform its obligations thereunder, written notice of a default by the other party thereto or shall be in default in any material respect, or any condition precedent to the obligations of a party thereto shall not be satisfied as of the Closing Date; (v) the Parent’s board of directors has withdrawn or changed its recommendation to its stockholders regarding the Merger; (vi) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted, at a meeting of stockholders, by the affirmative vote of the holders of a majority of IPO Shares under the Parent Charter or the holders of 30% or more of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund; or (vii) the Proxy Statement fails to include the disclosures set forth in Section 8.1(a)(iii) or Parent publicly announces that it has abandoned its plan to consummate the Tender Offer.

(d) By the Company, if the Merger shall not have been consummated on or before October 1, 2008; provided that, if the Parent is otherwise ready, willing and able to file an amendment to the Proxy Statement after June 13, 2008 but is delayed in doing so solely by the Company’s failure (whether or not within the Company’s control) to provide material information about itself that is required by the SEC to be included in the Proxy Statement or any amendment thereto, the date set forth in this Section 10.1(d) shall be extended (i) one (1) Business Day for each Business Day after June 13, 2008 that the Company is the sole cause of such delayed filing plus (ii) three (3) Business Days; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available if the Company’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(e) By the Parent, if (i) on or prior to the Closing Date there shall have been a material breach of any covenant or agreement on the part of the Company contained in this Agreement, which breach (A) would, individually or in the aggregate with all other such breaches of covenants, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within thirty (30) days of the Parent delivering written notice of such breach, (ii) subject to Section 8.12(c), the Company shall have experienced a Material Adverse Effect, or (iii) this Agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of IPO Shares under the Parent Charter or the holders of 30% or more of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund;

(f) By the Parent, if the Merger shall not have been consummated on or before December 31, 2008 and the Parent has funded the $1,000,000 plus expenses portion of the break-up fee provided in Section 10.4 hereof; provided, that the right to terminate this Agreement pursuant to this Section 10.1(f) shall not be available if the Parent’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; and

(g) By either the Parent or the Company pursuant to Section 8.12(c) hereof.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 hereof, the obligations of the parties under this Agreement shall terminate and there shall be no Liability on the part of any party hereto except for the obligations in the confidentiality provisions hereof, the obligations in Section 8.2 hereof and all of the provisions of Section 10.2, Section 10.3, Section 10.4 and Section 13.10 through and including Section 13.14 hereof; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

10.3 Trust Fund Waiver. The Company acknowledges that, except for a portion of the interest earned on the amounts held in the Trust Fund to which the Parent is entitled to, the Parent and its Subsidiaries may disburse monies from the Trust Fund only: (a) to the Parent’s public stockholders in the event of the redemption of their shares or the dissolution and liquidation of the Parent, (b) to the Parent (or a Subsidiary thereof) and Deutsche Bank Securities (with respect to Deutsche Bank Securities’ deferred underwriting compensation only) after the Parent consummates a Business Combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which the Parent completes a business combination, all in accordance with the Parent Charter and the Trust Agreement. The Company agrees that, notwithstanding anything to the contrary in this Agreement, it does not now have, and shall not at any time prior to the Closing have, any rights, title, interest or claim of any kind in or to, or make any claim of any kind against, monies held in the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, on the one hand, and the Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 10.3 as the “Trust Claims”). Notwithstanding anything to the contrary in this Agreement, the Company hereby irrevocably waives any Trust Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Parent for money damages, the Parent shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

10.4 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that (a) if the Closing occurs, the Parent shall fund the Company SEC Fees and the Company Transaction Fees shall be reduced accordingly, and (b) if, and only if, either (A) the Company terminates this Agreement pursuant to Sections 10.1(c)(iii), (c)(iv), (c)(v), (c)(vi), (c)(vii) or Section 10.1(d) hereof and the Company has not been previously notified in writing that it is in material breach of this Agreement or has not suffered a Material Adverse Effect, or (B) the Parent terminates this Agreement pursuant to Sections 10.1(f) or 10.1(e)(iii) hereof, the Parent shall pay the Company an aggregate break-up fee of $3,500,000 plus Company SEC Fees consisting of (i) $1,000,000 plus Company SEC Fees within five (5) days of such termination (unless previously paid as set forth in Section 10.1(f) hereof), and (ii) $2,500,000 upon the occurrence of a Parent Alternative Transaction, if any.

ARTICLE XI

REMEDIES FOR BREACH OF AGREEMENT

11.1 Survival of Representations and Warranties. Other than the representations and warranties set forth in Sections 5.13 and 6.13 (Environmental) and 5.14 (Taxes) hereof, which shall survive for their respective statutory period, and Sections 6.1 and 7.1 (Organization), 6.2 and 7.2 (Authorization), and 6.3 (Capitalization) hereof which shall survive indefinitely, all of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until the later of (i) the date that the Parent’s independent auditor issues its opinion on the Parent’s financial statements for the fiscal year ending December 31, 2008; or (ii) the date which is twelve (12) months from the Closing Date, but in any event not later than July 27, 2009 (“Survival Period”). In order for a notice to be properly given within the Survival Period, the notice must state in reasonable detail the indemnification claim, the representation, warranty or covenant breached thereby, the actual Losses resulting, or reasonably expected to result, therefrom and such other information as reasonably necessary for a Person to qualify and quantify the alleged indemnifiable Loss, in each case to the extent reasonably available to the Person delivering such notice.

11.2 Indemnification.

(a) Indemnification Provisions for Benefit of the Parent. In the event that the Merger closes and the Company misrepresents or breaches any of its representations, warranties (as of the Closing Date) or covenants contained in this Agreement or in the certificates delivered pursuant to Section 3.3(c) hereof or the Parent incurs any Losses as a result of or in connection with the Retained Litigation, the India Earnout Payments or the Severance Payments, and the Parent makes a written claim for indemnification against the Company within the applicable Survival Period or, with respect to the Retained Litigation, the India Earnout Payments or the Severance Payments, within 60 days of the final settlement thereof, then the Parent shall be entitled to recover from the Escrow Agent out of the Escrow Fund all actual Losses (for the avoidance of doubt, Losses shall not include Taxes incurred in a taxable period ending after the Closing Date due to a reduction in losses (generated during a Pre-Closing Period)) that the Parent or its direct or indirect Subsidiaries (including, without limitation, the Surviving Company) may suffer through and after the date of the claim for indemnification resulting from, arising out of, or relating to, such misrepresentation or breach or the Retained Litigation, India Earnout Payments or Severance Payments; provided that the Parent shall not be entitled to indemnification until such time as such aggregate Losses exceed $500,000 (other than for breaches of Section 5.17(c) hereof or with respect to the Retained Litigation, the India Earnout Payments or the Severance Payments), at which point the Parent shall be indemnified for all Losses. In addition, the Parent shall be entitled to recover from the Escrow Agent out of the Escrow Fund all Company Transaction Fees not paid at the Closing with a corresponding reduction in the Purchase Price. Except in the event of fraud by the Company, after the Closing the Parent’s, the Merger Subsidiary’s and the Surviving Company’s sole and exclusive remedy for any breach by the Company of its representations, warranties and covenants shall be indemnification out of the Escrow Fund pursuant to the terms of the Escrow Agreement. The Parent and the Merger Subsidiary agree that its Losses shall be net of the reserves on the Closing Date Balance Sheet that are in the same or similar Closing Date Balance Sheet category as such Losses (provided that Losses as a result of or in connection with the Retained Litigation, the Severance Payments and the India Earnout Payments shall only be net of the reserves on the Closing Date Balance Sheet for such Retained Litigation, Severance Payments, or India Earnout Payments, as applicable, and then only if there is a Working Capital Shortfall or Working Capital Surplus), and in addition, with respect to Taxes, Losses shall not include any Taxes that result from transactions or actions taken by the Parent or the Company outside of the ordinary course of business after the Closing (including but not limited to a reduction in losses (generated during a Pre-Closing Period) caused by any action of the Parent, the Company or their Affiliates after Closing). In addition, Losses that are the subject of an adjustment to the Closing Date Balance Sheet shall not be indemnifiable hereunder to the extent the event or circumstance that would otherwise constitute a breach of a representation, warranty or covenant has been previously settled by the Independent Accountant or the parties. The parties hereto agree that (i) the Escrow Fund is a negotiated limitation on the Parent’s and the Merger Subsidiary’s remedies for any and all damages (including liabilities under Section 12.6 hereof) other than actual fraud, (ii) absent fraud of such stockholder or Optionholder, the stockholders and Optionholders of Holdings shall have no liability to Parent or Merger Subsidiary for any Losses of any kind or nature (including liabilities under Section 12.6 hereof) in excess of the Escrow Fund, and (iii) this limitation is a material inducement to the stockholders and Optionholders of Holdings to approve this Agreement. Each of the parties hereto agrees to use commercially reasonable efforts to mitigate any Losses relating to an indemnification claim to the extent feasible.

(b) Indemnification Provisions for Benefit of the Stockholders. In the event that the Merger closes and the Parent or Merger Subsidiary misrepresents or breaches any of its representations, warranties (as of the Closing Date) or covenants contained in this Agreement or in the certificates delivered pursuant to Section 3.2(c) hereof and the Stockholder Representative makes a written claim for indemnification against the Parent within the applicable Survival Period, then the stockholders and Optionholders of Holdings immediately prior to the Effective Time (the “Company Indemnitees”) shall be entitled to recover from the Parent all actual Losses that the Company Indemnitees may suffer through and after the date of the claim of indemnification resulting from, arising out of, or relating to such misrepresentation or breach; provided that the Company Indemnitees shall not be entitled to indemnification until such time as their aggregate Losses exceed $500,000, at which point the Company Indemnitees shall be indemnified for all Losses up to the extent of the value of the Escrow Fund. The parties hereto agree that (i) the foregoing is a negotiated limitation on the stockholders and Optionholders of Holdings’ remedies for any and all damages other than actual fraud, (ii) absent fraud of the Parent or the Merger Subsidiary, the Parent shall have no liability to the stockholders and Optionholders of Holdings for any Losses of any kind or nature in excess of the value of the Escrow Fund, and (iii) this limitation is a material inducement to the Parent and the Merger Subsidiary to enter into this Agreement.

(c) Calculation of Losses. No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages unless required by a Governmental Agency to be paid to a third party or paid to a third party as part of a settlement approved by an Indemnitor. All claims for indemnification shall be subject to reduction or offset for (i) any tax benefits actually realized by the Surviving Company or the Parent on or before the one-year anniversary from the date of the claim as a result of the events, the incurrence of liability, or payment, giving rise to such claim (and, to the extent the Parent’s recovery for such claim from the Escrow Fund was not reduced by any tax benefit and such tax benefit is actually realized within such one-year period but after such recovery, the Parent shall pay the amount of such tax benefit to the Escrow Agent or the Stockholder’s Representative if the Escrow Agreement has terminated), and (ii) any insurance proceeds applicable to such claim that are actually received by the Surviving Company or the Parent (net of the reasonable legal fees and expenses incurred to recover the proceeds of such claim). The Parent shall use its commercially reasonable efforts to collect the proceeds of any insurance policy applicable to an indemnification claim. This Section 11.2(b) shall apply to liabilities under Section 12.6.

11.3 Third Party Claims.

(a) Notice. The following procedures shall be applicable with respect to indemnification for third party claims (other than claims for Taxes, which is covered by Section 12.2 hereof). Promptly after receipt by the party seeking indemnification or a right of recovery hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action or the assertion of any claim, Liability or obligation by a third party (whether by Proceeding or otherwise), against which claim, Liability or obligation the other party to this Agreement or the Stockholders’ Representative, in the case of the Company, (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such claim, process and all legal pleadings, provided that no delay in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced. The Indemnitor shall have the right to participate in the defense of such action with counsel with a national reputation and reasonably acceptable to the Indemnitee and assume the defense of such action; provided that, (i) the Indemnitor may not assume the defense of a third-party claim involving criminal liability or in which only equitable relief is sought against the Indemnitee and (ii) if the Indemnitor does not agree in writing that the Losses resulting from such action are indemnifiable pursuant to this Article XI, the Indemnitee shall have the right to jointly defend such action and the Indemnitor shall pay the Indemnitee’s reasonable attorney’s fees and expenses regardless of whether the Losses resulting from such action are indemnifiable. In connection with the engagement of counsel or other experts for the Retained Litigation, the Stockholders’ Representative shall obtain the express written acknowledgement of such counsel and other experts that they will be paid solely from disbursements that the Parent receives from the Escrow Fund in respect of Claims therefore, and that they will not seek to collect any of their fees or expenses from the Parent or any of its Affiliates.

(b) Defense. The Indemnitor and the Indemnitee shall cooperate in the defense of any third party claims. In the event that the Indemnitor assumes or participates in the defense of such third party claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or Liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor, or the Escrow Fund (as applicable) shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or Liability subject to this Article XI. No Indemnitor, in the defense of any such claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all Liability with respect to such claim. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such claim.

(c) Consent. Prior to paying or settling any claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld or delayed.

(d) Separate Counsel. An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such claim; (ii) the Indemnitor shall not have employed counsel in the defense of such claim after fifteen (15) days written notice; or (iii) in the written opinion of such Indemnitee’s counsel there is a legal conflict in one counsel representing both the Indemnitor and the Indemnitee; in any of the foregoing events such reasonable fees and expenses shall be borne by the Indemnitor.

ARTICLE XII

TAX MATTERS

12.1 Preparation and Filing of Returns.

After the Closing, for any taxable period of the Company that begins on or before the Closing Date, the Parent shall timely prepare and file with the appropriate taxing authority, all Returns required to be filed by the Company, which returns shall be prepared in a manner consistent with past practice. As long as there is a positive balance in the Escrow Fund, not less than forty-five (45) days prior to the due date of such Returns, the Parent will provide the Stockholders’ Representative with a draft form of the Return (the “Draft Return”). The Stockholders’ Representative will have the right to review the Draft Return and any working papers relating to its preparation and to suggest changes to such Draft Return no later than twenty-five (25) days prior to the due date of such Return. The Parent shall incorporate any changes suggested by the Stockholders’ Representative except for changes for which Parent provides written notification to Stockholders’ Representative, no later than fifteen (15) days prior to the due date of such Returns, that it disagrees with the changes suggested by the Stockholders’ Representative (“Disagreed Changes”). Parent and Stockholders’ Representative shall attempt to resolve the Disagreed Changes in good faith, but to the extent they are unable to reach a resolution, such matter shall be resolved by a mutually agreed upon independent third-party accountant. Such third-party accountant shall base it determination, to the extent possible, on the past practices of the Company. The costs of such accountant shall be split equally by the parties.

12.2 Controversies.

(a) As long as there is a positive balance in the Escrow Fund, the Stockholders’ Representative shall, at its own expense, have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Company for any Taxes for which the stockholders and Optionholders of Holdings are liable under this Agreement; provided, however, that the Stockholders’ Representative shall not, without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of the Parent or any of its Subsidiaries for any taxable year or other taxable period ending after the Closing Date or the portion of the Overlap Period beginning after the Closing Date.

(b) Except as provided in Section 12.2(a), the Parent shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Company or its Subsidiaries; provided, however, that neither the Parent nor its duly appointed representative(s) shall, without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability for which the Stockholders’ Representative is liable under this Agreement.

12.3 Notification.

The Parent, the Company and their Affiliates shall promptly forward to the Stockholders’ Representative all written notifications and other communications from any taxing authority received by the Company relating to any Tax audit or other proceeding relating to the Tax liability of the Company for which the stockholders and Optionholders of Holdings are liable under this Agreement. The failure of the Parent to give the Stockholders’ Representative such written notice shall not excuse the Stockholder Representative of its obligations under Section 12.6 hereof with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication unless (and only then solely to the extent) the Stockholders’ Representative is prejudiced thereby.

12.4 Amended Returns.

As long as there is a positive balance in the Escrow Fund, the Stockholders’ Representative may, at its own expense cause the Company to, amend any Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided, however, that the Stockholders’ Representative shall not amend any such Return that materially and adversely affects or may materially and adversely affect the Tax liability of the Parent, the Company or any Subsidiary of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period ending after the Closing Date, without the prior consent of the Parent, which consent shall not be unreasonably withheld or delayed. In addition, if the Parent disagrees with the position being taken on such amended Return, Parent and Stockholders’ Representative shall attempt to resolve such disagreement in good faith, but to the extent they are unable to reach a resolution, such matter shall be resolved by a mutually agreed upon independent third-party accountant. Such third-party accountant shall base it determination on whether the position being taken on the amended Return has at least a more-likely-than-not chance of success. The costs of such accountant shall be split equally by the parties.

12.5 Apportionment of Taxes.

All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and the period after the Closing as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date (provided, however, that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date). The Parent and the Stockholders’ Representative agree to the extent permitted by applicable Law to elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company.

12.6 Indemnification for Taxes.

The Parent shall be entitled to recover from the Escrow Fund for all Taxes of the Company for any Pre-Closing Period, except to the extent that (i) the aggregate amount of such Taxes does not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet, or (ii) such Taxes result from transactions or actions taken by the Parent, the Company or its Subsidiaries outside of the ordinary course of business after the Closing (including but not limited to a reduction in losses (generated during a Pre-Closing Period) caused by any action of the Parent, the Company or their Affiliates after the Closing).

12.7 Refunds.

Any Tax refund (other than as a result of a carryback described in Section 12.8) or settlement (including any interest in respect thereof) received by the Parent or the Company, and any amounts of overpayments of Tax credited against Tax that the Parent or the Company otherwise would be or would have been required to pay that relate to any Pre-Closing Period, in each case only if not set forth as an asset in the Closing Date Balance Sheet, shall be for the account of the Stockholders’ Representative, and the Parent shall pay over to the Stockholders’ Representative any such refund or settlement or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

12.8 Carrybacks.

Any refund arising from the carryback of any net operating loss or other item or attribute arising in a taxable year after the Closing Date to a taxable year ending on or before the Closing Date of the Company or its Subsidiaries shall be for the account of the Parent.

12.9 Post-Closing Access and Cooperation.

The Parent shall cause the Surviving Company to provide the Stockholders’ Representative with such assistance as may be reasonably requested by the Stockholders’ Representative in connection with the preparation of any Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company, including but not limited to, access to the books and records of the Company and the Affiliates of the Surviving Company. The Parent shall cause the Company to, retain all Returns, schedules, work papers and all material records or other documents relating to Taxes of the Company for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (a) seven (7) years after the later of filing or the due date of the Return or (b) the expiration of all applicable statutes of limitation, and provide the Stockholders’ Representative with any record or information (including making employees available to such other party for reasonable periods of time) that may be relevant to such Return, audit, proceeding or determination.

12.10 Section 338 Election.

If the Parent makes an election under Section 338 of the Code with respect to the purchase of the shares of Holdings or any of its Subsidiaries or Affiliates, the Parent shall indemnify and hold the stockholders of Holdings and Optionholders harmless for any increase in Holdings’ stockholder’ or Optionholders’ liability for Taxes that result. Any Taxes resulting from any such election shall not be treated as Taxes incurred in a Pre-Closing Period for purposes of this Agreement.

12.11 Tax Treatment of Indemnity Payments.

The Parent and the Stockholders’ Representative agree to treat any indemnity payment made pursuant to Article XI hereof or Section 12.6 hereof as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes to the extent permitted by applicable Law.

ARTICLE XIII

MISCELLANEOUS

13.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by the Parent, the Merger Subsidiary, the Company and the Stockholders’ Representative and subject to any restrictions contained in the DGCL. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Whenever any provision of this Agreement requires consent of by or on behalf of a party hereto, such consent must be in writing to be effective.

13.2 Notices. All notices, demands and other communications to be given or delivered to the Parent, the Company, the Stockholders’ Representative or any stockholder of Holdings under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, transmitted by facsimile or telecopy (transmission confirmed) or one (1) Business Day after being sent by reputable overnight courier, to the addresses indicated below (unless another address is so specified in writing):

If to any stockholder of Holdings, the Stockholders’ Representative, or prior to the Closing, to the Company:

H.I.G. Call Center II, Inc.

c/o H.I.G. Capital, LLC

1001 Brickell Bay Dr., Suite 3200

Miami, Florida 33131

Facsimile No: 305-379-2013

Attn: Rick Rosen

If to the Parent or the Merger Subsidiary, to:

Global BPO Services Corp.

High Street Tower, 30th Floor

125 High Street

Boston, Massachusetts 02110

Attn: R. Scott Murray

Facsimile No: 617-517-3247

with a copy to:

Global BPO Services Corp.

High Street Tower, 30th Floor

125 High Street

Boston, Massachusetts 02110

Attn: General Counsel

Facsimile No: 617-517-3247

13.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of the other parties.

13.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

13.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

13.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors of the stockholders of Holdings or stockholders of any of the parties (other than the stockholders of Holdings solely with respect to the right to receive consideration payable in respect of the Shares or to enforce the indemnification obligations of the Parent, in each case, pursuant to the terms of this Agreement).

13.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated December 13, 2007 and the Prior Agreement.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

13.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

13.11 Injunctive Relief. Each of the parties hereto agrees that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

13.12 Consent to Jurisdiction; Service of Process. THE COMPANY, AND THE PARENT AND THE MERGER SUBSIDIARY HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN DELAWARE IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

13.14 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or the Parent or their respective Affiliates shall have any liability for any obligations or liabilities of the Company or the Parent (as applicable) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

13.15 Schedules. All references to a Schedule in this Agreement shall be deemed to be references to schedules to the Company Disclosure Schedules or Parent Disclosure Schedules, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement and Plan of Merger as of the date first above written.

GLOBAL BPO SERVICES CORP.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Chief Executive Officer

RIVER ACQUISITION SUBSIDIARY CORP.

By:	/s/ R. Scott Murray
Name:	R. Scott Murray
Title:	Chief Executive Officer

STREAM HOLDINGS CORPORATION

By:	/s/ Rick Rosen
Name:
Title:

Solely for purposes of Section 2.7(d)

of this Agreement and Section 13.1 of the

Prior Agreement.

H.I.G. Call Center II, Inc.

By:	/s/ Richard Siegal
Name:	Richard Siegal
Title:	Authorized Signatory

[Signature Page to Amended and Restated Merger Agreement]

ANNEX B

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBAL BPO SERVICES CORP.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Global BPO Services Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

The Board of Directors of the Corporation duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation. The stockholders of the Corporation duly approved said proposed amendment at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That the first sentence of Article FOURTH of the Second Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 150,000,000, of which 149,000,000 shall be Common Stock with a par value of $0.001 per share and 1,000,000 shares shall be Preferred Stock with a par value of $0.001 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this          day of                     , 2008.

GLOBAL BPO SERVICES CORP.

By:
R. Scott Murray Chief Executive Officer

B-1

ANNEX C

~~SECOND~~THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GLOBAL BPO SERVICES CORP.

Global BPO Services Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. ~~The name of the Corporation is “ Global BPO Services Corp.” 2.~~ The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 26, 2007. A Certificate of Correction was filed in the office of the Secretary of State of the State of Delaware on July 3, 2007. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 5, 2007. A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 17, 2007. A Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on             , 2008.

2. This Third Amended and Restated Certificate of Incorporation restates, integrates and amends the Second Amended and Restated Certificate of Incorporation, as amended, of the Corporation.

3. This ~~Second~~Third Amended and Restated Certificate of Incorporation ~~restates, integrates and amends the Amended and Restated Certificate of Incorporation of the Corporation.~~ was duly adopted by written consent of the directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4. ~~This~~The text of the Second Amended and Restated Certificate of Incorporation ~~was duly adopted by written consent of the directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”). 5. The text of the Amended and Restated Certificate of Incorporation~~, as amended, of the Corporation is hereby amended and restated to read in full as follows:

First: ~~FIRST:~~ The name of the ~~corporation~~Corporation is Stream Global ~~BPO~~ Services ~~Corp. (hereinafter referred to as the “Corporation”).~~ , Inc.

Second: ~~SECOND:~~ The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of ~~the Corporation’s~~its registered agent at ~~such~~that address is The Corporation Trust Company.

~~THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges~~

~~conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment~~

THIRD:The nature of the business or purposes ~~of the Corporation. The Corporation’s existence shall terminate on October 17, 2009 (the “Termination Date”). In the event a Business Combination (as defined below) is submitted to the Corporation’s stockholders for a vote pursuant to Article SIXTH below, the Corporation shall submit this provision to the stockholders concurrently for amendment to permit the continued existence of the Corporation beyond the Termination Date. This Article THIRD may only be amended (a) with the affirmative vote of at least 95% of the IPO Shares (as defined below) or (B) by a majority of the holders of the IPO Shares (as defined below) in connection with the consummation of a Business Combination.~~ to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth: ~~FOURTH:~~ The total number of shares of all classes of ~~capital~~ stock which the Corporation shall have authority to issue is ~~120,000,000 of which 119,000,000 shares shall be Common Stock with a par value of $0.001 per share and 1,000,000 shares shall be Preferred Stock with a par value of $0.001 per share.~~ 150,000,000 shares, consisting of (i) 149,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

2. Voting. The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B	PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued if so expressly provided in the terms of such Preferred Stock except as otherwise provided by law.

~~A. Preferred Stock. The Board of Directors is~~Authority is hereby expressly granted ~~authority~~to the Board of Directors from time to time to issue ~~shares of~~ the Preferred Stock~~,~~ in one or more series, and ~~to fix for each such series~~in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative~~,~~ participating, optional or other special rights, and ~~such~~ qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in ~~the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.~~ such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, subject to the terms of the Preferred Stock, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Subject to the terms of the Preferred Stock t~~T~~he number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares ~~thereof~~ then outstanding) by the affirmative vote of the holders of a majority of the voting power of ~~all of the then outstanding shares of~~ the capital stock of the Corporation entitled to vote ~~generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.~~ thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

~~B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.~~

~~FIFTH: Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by resolutions of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected;~~ provided ~~that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Second Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Second Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Second Amended and Restated Certificate of Incorporation;~~ provided further~~, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to this Article FIFTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be the act of the Board of Directors unless a greater number is required by law or by this Second Amended and Restated Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in any annual election of directors or class of directors. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.~~

~~SIXTH: The following provisions (A) through (F) shall apply during the period commencing upon the filing of this Second Amended and Restated Certificate of Incorporation and terminating upon the consummation of any “Business Combination” and may not be amended prior thereto without the affirmative vote cast at a meeting of the stockholders of the Corporation of at least 95% of the IPO Shares (as defined below). A “Business Combination” shall mean the initial acquisition by the Corporation, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination of at least majority ownership of one or more domestic or international operating businesses in the business process outsourcing industry, having, collectively, a fair market value (as calculated~~

~~in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets held in trust (net of taxes and amounts permitted to be disbursed for working capital purposes and excluding the amount held in the trust account representing the underwriters’ deferred discount) at the time of such acquisition.~~

~~For purposes of this Article SIXTH, the fair market value of an acquisition proposed for a Business Combination shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the target business, the Corporation shall obtain an opinion stating whether the fair market value meets the 80% of net assets held in trust threshold from an unaffiliated, independent third party appraiser, which will be an investment banking firm that is a member of the Financial Industry Regulatory Authority. In addition, the Corporation will not consummate a Business Combination with an entity (i) that is affiliated with the Corporation’s directors or officers or any of the holders of the Common Stock issued prior to the IPO or (ii) in which any of the holders of the Common Stock issued prior to the IPO made any investment unless it obtains an opinion from an unaffiliated, independent third party appraiser, which will be an investment banking firm that is a member of the Financial Industry Regulatory Authority, that the Business Combination is fair to the Corporation’s stockholders from a financial point of view. Such opinion will be included in the Corporation’s proxy solicitation materials, furnished to stockholders in connection with their vote on such a Business Combination and the Corporation expects that such independent banking firm will be a consenting expert.~~

~~A. Immediately after the Corporation’s initial public offering (“IPO”), the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective and the proceeds received from the Private Placement (as defined below) shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph D below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account to the fullest extent permitted by law; provided however, that the Corporation shall be entitled to withdraw interest income from the Trust Account as would be required to pay any federal, state or local tax obligation or taxes earned on the interest earned on the Trust Account, and additionally up to an aggregate of three million two hundred fifty thousand dollars ($3,250,000) of interest income for working capital purposes. A holder of warrants to purchase Common Stock issued by the Corporation in a private placement (the “Private Placement”), which is consummated prior to the IPO, or Common Stock issued prior to the IPO shall not have right or interest (conversion or liquidation) of any kind in distribution from the Trust Account.~~

~~B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. The Corporation may only consummate the Business Combination if a~~

~~majority of the outstanding IPO Shares (defined below) approve the Business Combination are voted for the approval of such Business Combination, provided the Corporation shall not consummate any Business Combination if holders of an aggregate of 30% or more in interest of the IPO Shares exercise their conversion rights described in Paragraph C below.~~

~~C. In the event a Business Combination is approved in accordance with the above Paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the Corporation’s IPO of securities (“IPO Shares”), other than holders of the Corporation’s Common Stock issued prior to its IPO, who voted against the Business Combination may, subject to the availability of lawful funds therefor contemporaneous with such vote demand that the Corporation convert his, her or its IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert, subject to the availability of lawful funds therefor, such shares at a per share conversion price equal to (i) the amount held in the Trust Account inclusive of any interest thereon (net of any taxes payable thereon and amounts permitted to be disbursed for working capital purposes and amounts released to the Corporation as described in Paragraph A above and calculated as of two business days prior to the proposed consummation of the Business Combination), divided by (ii) the total number of IPO Shares.~~

~~D. In the event the Corporation does not consummate a Business Combination by the Termination Date all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation shall be distributed on a pro rata basis to holders of IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.~~

~~E. A holder of IPO Shares shall be entitled to receive funds from the Trust Account only (i) in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with the termination of the Corporation’s existence on the Termination Date, pursuant to the terms of the investment management trust agreement governing the Trust Account to the fullest extent permitted by law or (ii) in the event he, she or it demands conversion of such IPO Shares in accordance with Paragraph C above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.~~

~~F. Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, through a merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise.~~

~~SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:~~

~~A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.~~

~~B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation.~~

~~C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation.~~

~~D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.~~

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

SEVENTH: ~~EIGHTH: A~~Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall ~~not~~ be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty ~~by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action~~as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the

General Corporation Law of the State of Delaware is amended to permit further ~~eliminating or limiting~~elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the ~~DGCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.~~ General Corporation Law of the State of Delaware as so amended.

EIGHTH: ~~NINTH:~~ The Corporation shall provide indemnification as follows:

1. ~~A.~~ Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines~~,~~ and excise taxes ~~and~~ (including penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. ~~B.~~ Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section ~~B~~2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. ~~C.~~ Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article ~~NINTH~~EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections ~~A~~1 and ~~B~~2 of this Article ~~NINTH~~EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall~~, to the fullest extent permitted by applicable law,~~ be considered for the purposes hereof to have been wholly successful with respect thereto.

4. ~~D.~~ Notification and Defense of Claim. ~~Notwithstanding anything in this Article NINTH to the contrary, as a condition precedent to an Indemnitee’s right to be indemnified, such~~ Indemnitee ~~must~~shall notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. The failure to so notify the Corporation will not relieve the Corporation from any liability that it may have to Indemnitee (i) except to the extent the failure adversely affects the Corporation’s rights, legal position, ability to defend or ability to obtain insurance coverage with respect to such proceeding or (ii) otherwise than under this Certificate. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section ~~D.~~ 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article ~~NINTH.~~EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article ~~NINTH~~EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. ~~E.~~ Advance of Expenses. Subject to the provisions of Section ~~F~~6 of this Article ~~NINTH~~EIGHTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article ~~NINTH~~EIGHTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article ~~NINTH~~EIGHTH; and provided further that no such advancement of expenses shall be made under this Article ~~NINTH~~EIGHTH if it is determined (in the manner described in Section ~~F~~6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. ~~F.~~ Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section ~~A, B, C~~1, 2, 3 or ~~E~~5 of this Article ~~NINTH~~EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section ~~D~~4 of this Article ~~NINTH~~EIGHTH (and none of the circumstances described in Section ~~D~~4 of this Article ~~NINTH~~EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60~~-~~-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section ~~A, B~~1, 2 or ~~E~~5 of this Article ~~NINTH~~EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section ~~A~~1 or ~~B~~2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section ~~A~~1 or ~~B,~~2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. ~~G.~~ Remedies. The right to indemnification or advancement of expenses as granted by this Article ~~NINTH~~EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section ~~F~~6 of this Article ~~NINTH~~EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation ~~to the fullest extent permitted by law~~. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the ~~DGCL.~~ General Corporation Law of the State of Delaware.

8. ~~H.~~ Limitations. Notwithstanding anything to the contrary in this Article ~~NINTH~~EIGHTH, except as set forth in Section ~~G~~7 of this Article ~~NINTH~~EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article ~~NINTH~~EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article ~~NINTH~~EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. ~~I.~~ Subsequent Amendment. No amendment, termination or repeal of this Article ~~NINTH~~EIGHTH or of the relevant provisions of the ~~DGCL~~General Corporation Law of the State of Delaware or any other applicable laws shall~~, to the fullest extent permitted by applicable law,~~ adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. ~~J.~~ Other Rights. The indemnification and advancement of expenses provided by this Article ~~NINTH~~EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article ~~NINTH~~EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article ~~NINTH.~~EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the

Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article ~~NINTH.~~ EIGHTH.

11. ~~K.~~ Partial Indemnification. If an Indemnitee is entitled under any provision of this Article ~~NINTH~~EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

12. ~~L.~~ Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the ~~DGCL.~~ General Corporation Law of the State of Delaware.

13. ~~M.~~ Savings Clause. If this Article ~~NINTH~~EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article ~~NINTH~~EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. ~~N.~~ Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the ~~DGCL~~General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

~~TENTH: The Corporation hereby elects not to be governed by Section 203 of the DGCL.~~

NINTH: This Article NINTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

3. Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes,

designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

4. Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5. Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article NINTH shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Certificate of Incorporation.

7. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.

TENTH: Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board of Directors, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

IN WITNESS WHEREOF, ~~the undersigned Chief Executive Officer has executed~~ this Third Amended and Restated Certificate of Incorporation, which restates, integrates and amends the Second Amended and Restated Certificate of Incorporation ~~this 17th day of October, 2007.~~ of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this             day of             , 2008.

~~/s/ R. Scott Murray~~
~~R. Scott Murray Chief Executive Officer~~

GLOBAL BPO SERVICES CORP.

By:
R. Scott Murray Chief Executive Officer

ANNEX D

GLOBAL BPO SERVICES CORP.

2008 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2008 Stock Incentive Plan (the “Plan”) of Global BPO Services Corp., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, directors, consultants and advisors are eligible to be granted options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Recipient”.

3.	Administration and Delegation

(a) Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(d) Awards to Non-Employee Directors. Discretionary Awards to non-employee directors will only be granted and administered by a Committee, all of the members of which are independent as defined by Section 121.A.2 of the American Stock Exchange Company Guide.

4.	Stock Available for Awards

(a) Number of Shares; Share Counting.

(1) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 5,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2) Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Sections 4(b)(2) and 4(b)(3), (i) all shares of Common Stock covered by independent SARs shall be counted against the number of shares available for the grant of Awards; provided, however, that independent SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; and provided further, in the case of independent SARs, that the full number of shares subject to any stock-settled SAR shall be counted against the shares available under the Plan and against the sublimits listed in the first clause of this Section regardless of the number of shares actually used to settle such SAR upon exercise; (iii) shares of Common Stock tendered to the Company by a Recipient to (A) purchase shares of Common Stock upon the exercise of an Award or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and (iv) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b) Sub-limits. Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1) Section 162(m) Per-Recipient Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Recipient under the Plan is 1,000,000 shares per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Recipient limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards other than Options and SARS. The maximum number of shares with respect to which Awards other than Options and SARs may be granted is 20% of the total number of authorized shares set forth in Section 4(a)(1).

(3) Limit on Awards to Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant is 10% of the total number of authorized shares set forth in Section 4(a)(1).

(c) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Global BPO Services Corp., any of Global BPO Services Corp.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Recipient, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Recipient to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Recipient valued at their fair market value as determined by (or in a manner approved by) the

Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Recipient for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Recipient to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6.	Stock Appreciation Rights.

(a) General. The Board may grant Awards consisting of SARs entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation is determined shall be the exercise date.

(b) Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent SARs. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Exercise Price. The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

(d) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(e) Exercise of SARs. SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7.	Restricted Stock; Restricted Stock Units.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock.

(1) Dividends. Recipients holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Recipient, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Recipient or if the Recipient has died, to the beneficiary designated, in a manner determined by the Board, by a Recipient to receive amounts due or exercise rights of the Recipient in the event of the Recipient’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Recipient, “Designated Beneficiary” shall mean the Recipient’s estate.

(d) Additional Provisions Relating to Restricted Stock Units.

(1) Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Recipient shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Recipient.

(2) Voting Rights. A Recipient shall have no voting rights with respect to any Restricted Stock Units.

(3) Dividend Equivalents. To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Recipients with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Recipients, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.	Other Stock-Based Awards.

(a) General. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Recipients (“Other Stock-Based-Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Recipient is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b) Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits and share counting rules set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Recipient, provide that the Recipient’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Recipient within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Recipient equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Recipient’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Recipient, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Recipient and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a) Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Recipient, shall be exercisable only by the

Recipient; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Recipient to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Recipient and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Recipient and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Recipient, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Recipients uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Recipient and the extent to which, and the period during which, the Recipient, or the Recipient’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Recipient must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Recipient must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Recipient may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Recipient’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, would not materially and adversely affect the Recipient’s rights under the Plan or (ii) the change is permitted under Section 9 hereof.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Recipient has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i) Performance Awards.

(1) Grants. Restricted Stock Awards and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) (“Performance Awards”), subject to the limit in Section 4(b)(1) on shares covered by such grants. Subject to Section 10(i)(4), no Performance Awards shall vest prior to the first anniversary of the date of grant.

(2) Committee. Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3) Performance Measures. For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment, improvement of financial ratings, achievement of balance sheet or income statement objectives or total shareholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Recipient and may be different for different Awards; (ii) may be particular to a Recipient or the department, branch, line of business, subsidiary or other unit in which the Recipient works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4) Adjustments. Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Recipient or a change in control of the Company.

(5) Other. The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.	Miscellaneous

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Recipient the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Recipient free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Recipient or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date the Plan is approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Recipient that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the American Stock Exchange (“AMEX”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if AMEX amends its corporate governance rules so that such rules no longer require stockholder approval of AMEX “material amendments” to equity compensation plans, then, from and after the effective date of such amendment to the AMEX rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Recipients under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

(e) Provisions for Foreign Recipients. The Board may modify Awards granted to Recipients who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance with Code Section 409A. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Recipient, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

(g) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNEX E

GLOBAL BPO SERVICES CORP.

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law

Global BPO Services Corp., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 141(c) of the DGCL, the following resolution was duly adopted by the board of directors of the Corporation on May 29, 2008:

RESOLVED, that the board of directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one series of Preferred Stock designated as the Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation, Amount and Par Value. The following series of preferred stock shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 150,000. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The “Stated Value” for each share of Series A Preferred Stock equals the sum of (i) $1,000 plus (ii) any amount added to Stated Value pursuant to Section 3 hereof. The Series A Preferred Stock is to be issued only pursuant to the terms of the Purchase Agreement (as hereinafter defined).

2. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

“Acceleration Event” means the occurrence of any one or more of the following events: (i) a Liquidation Event; (ii) a Bankruptcy Event; (iii) immediately prior to a conversion pursuant to Section 7(b) hereof; or (iv) any other Fundamental Transaction.

“Bankruptcy Event” means any of the following events: (a) the Corporation or a Subsidiary of the Corporation commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Subsidiary thereof; (b) there is commenced against the Corporation or any Subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Corporation or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Corporation or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Corporation or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the closing price per share of Common Stock for such date (or the nearest preceding date) on the Trading Market or exchange on which the Common Stock is then listed or quoted; or (b) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the majority in interest of the Holders.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified or exchanged or converted.

“Conversion Price” means $8.00 per share (as adjusted for stock dividends, stock splits, stock combinations or other similar events pursuant to Section 13 hereof occurring after the Original Issue Date) and as adjusted as a result of the exercise by holders of Common Stock of conversion rights as described in Section 13(d) hereof.

“Equity Conditions” means, with respect to a specified issuance of Common Stock, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on the Trading Market and such shares of Common Stock are approved for listing upon issuance; (iii) no Bankruptcy Event has occurred; (iv) the conversion of the Series A Preferred Stock is permitted by the Trading Market and all other applicable laws, rules and regulations; and (v) the Corporation is not in default with respect to any material obligation hereunder or under any of the Transaction Documents.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date of the Purchase Agreement by an individual or legal entity or “group”(as described in Rule 13d-5(b)(1) under the Exchange Act) of more than 35% of the voting rights or voting equity interests in the Corporation; (ii) a replacement of more than one-half of the members of the Corporation’s board of directors with members that are not approved by those individuals who are members of the board of directors on the date of the Purchase Agreement (or other Persons approved by such members to be directors (or their successors so appointed) or appointed pursuant to the terms of the Stockholder’s Agreement; (iii) a merger or consolidation of the Corporation or any Subsidiary or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities prior to the first such transaction continue to hold a majority of the voting rights or voting equity interests in of the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority of the voting rights or voting equity interests in the Corporation; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Corporation; (vi) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and as a result thereof the holders of a majority of the shares of Common Stock prior to the offer do not hold securities representing a majority of the voting rights or voting equity interests in the Corporation, except for the tender offer described in the Purchase Agreement; (vii) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities that do not represent a majority of the voting rights or voting equity interests of the Corporation, cash or property; or (viii) the execution by the Corporation of an agreement directly or indirectly providing for any of the foregoing events; provided that none of items (i) through (viii) shall be deemed a Fundamental Transaction if it involves Purchaser (as such term is defined in the Purchase Agreement) or its Related Persons (as such term is defined in the Stockholder’s Agreement) or if it is a transaction approved by the Purchaser pursuant to Section 4.1 of the Stockholder’s Agreement.

“Holder” means any holder of Series A Preferred Stock.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation, including, without limitation, any securities convertible into or exercisable for shares of Common Stock.

“Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Original Issue Date” means the date of the first issuance of any shares of Series A Preferred Stock, regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates that may be issued to evidence shares of Series A Preferred Stock.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Post-Conversion Equity” means as of the date of determination that number of shares of Common Stock that are then outstanding or would be outstanding upon the exercise of all rights, options, and warrants (to the extent then exercisable and vested) and conversion of all other securities (including the Series A Preferred Stock) that are convertible into shares of Common Stock.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of June 2, 2008, among the Corporation and the original purchaser of the Series A Preferred Stock, as the same may be amended or modified in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to be entered into among the Corporation and the Holders upon the Original Issue Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder’s Agreement” means the Stockholder’s Agreement, dated as of             , 2008, among the Corporation and the original purchaser of the Series A Preferred Stock.

“Subsidiary” means any significant subsidiary of the Corporation as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission.

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on the Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on the Trading Market, then any Business Day.

“Trading Market” means The American Stock Exchange (the “AMEX”) or, at any time the Common Stock is not listed for trading on the AMEX, any national securities exchange upon which the Common Stock is then primarily listed or quoted.

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Stockholder’s Agreement, this Certificate of Designations and any other documents or agreements executed or delivered in connection with the transactions contemplated under the Purchase Agreement and thereunder.

“Underlying Shares” means the shares of Common Stock issuable upon conversion or redemption of the shares of Series A Preferred Stock.

3. Dividends.

(a) Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends on the Series A Preferred Stock at the rate per share (as a percentage of the Stated Value per share) of 3.00% per annum, payable semi-annually in arrears commencing on December 31, 2008 and thereafter on each June 30 and December 31, except if such date is not a Trading Day, in which case such dividend shall be payable on the next succeeding Trading Day (each, a “Dividend Payment Date”). Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date for the applicable Series A Preferred Stock, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends payable pursuant to this Section 3(a) shall be payable by the Corporation, at its option, in cash, or by adding the amount of accrued dividends per share of Series A Preferred Stock to the Stated Value of that share. If any dividend is not paid in cash on or before the Dividend Payment Date, the amount thereof shall be added to Stated Value on the Dividend Payment Date. No dividend or other distribution (other than (y) a dividend or distribution payable solely in Common Stock or (z) a cash dividend or distribution with respect to which holders of shares of Series A Preferred Stock receive a pro rata portion of such dividend or distribution on an as-converted basis) shall be paid on or set apart for payment on Common Stock or any other Junior Securities unless all accrued and unpaid dividends on the Series A Preferred Stock (but not amounts previously added to Stated Value pursuant to this Section 3) have been paid in accordance with this Certificate of Designations.

(b) Immediately prior to the occurrence of any Acceleration Event prior to the seventh anniversary of the Original Issue Date, the Stated Value of each share of Series A Preferred Stock shall immediately and automatically be increased by an amount per share equal to all dividends that would otherwise be payable on a share of Series A Preferred Stock on each Dividend Payment Date on and after the occurrence of such Acceleration Event and prior to and including the seventh anniversary of such Original Issue Date (the “Acceleration Period”). The automatic increase in Stated Value pursuant to this Section 3(b) shall be in lieu of, and not in addition to, the dividends that would otherwise be payable on each Dividend Payment Date during the Acceleration Period. For the purpose of clarity, and only in the event that the Corporation has not elected to require conversion under Section 7(b), each Holder shall be entitled to receive, and the Corporation shall pay, all dividends payable in accordance with Section 3(a) above on each Dividend Payment Date after the seventh anniversary of the Original Issue Date.

(c) Notwithstanding anything in this Certificate of Designation to the contrary, an amount equal to the sum of all accrued but unpaid dividends shall be payable upon,

(i) a Liquidation Event in cash;

(ii) a Fundamental Transaction that the Holders elect to treat as a Liquidation Event pursuant to Section 6(c) in cash or in other securities or property as specified in Section 6(c); or

(iii) conversion of the Series A Preferred Stock, either (A) in cash or (B) in additional Underlying Shares as provided in Section 8(a), at the option of the Corporation.

For the purposes of this Section 3(c), accrued but unpaid dividends shall include any amounts added to Stated Value as a result of deferred dividends or accelerated dividends as provided in Section 3(a); provided, however, that to avoid double counting accrued but unpaid dividends shall not be counted both for the purposes of this Section 3(c) and in determining Stated Value.

4. Registration of Issuance and Ownership of Series A Preferred Stock. The Corporation shall register the issuance and ownership of shares of the Series A Preferred Stock, upon records to be maintained by the

Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the record Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

5. Registration of Transfers. Subject to the terms of the Stockholder’s Agreement, the Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of certificates evidencing such Shares to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

6. Liquidation.

(a) In the event of any Liquidation Event, the Holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Stated Value for each share of Series A Preferred Stock then held by them (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock), plus all accrued but unpaid dividends (including, without duplication, dividends added to Stated Value as provided in Section 3 above) on such Series A Preferred Stock as of the date of such event, and (ii) the amount per share that would be payable to a holder of Series A Preferred Stock had all shares of Series A Preferred Stock been converted to Underlying Shares immediately prior to such Liquidation Event (the “Series A Stock Liquidation Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such Holders of the full Series A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders of the Series A Preferred Stock in proportion to the aggregate Series A Stock Liquidation Preference that would otherwise be payable to each of such Holders.

(b) In the event of a Liquidation Event, following completion of the distributions required by the first sentence of paragraph (a) of this Section 6, if assets or surplus funds remain in the Corporation, the holders of the Common Stock and other Junior Securities shall share in all remaining assets of the Corporation.

(c) The Corporation shall provide written notice of any Liquidation Event or Fundamental Transaction to each record Holder not less than 45 days prior to the payment date or effective date thereof. At the request of any Holder, which must be delivered prior to the effective date of a Fundamental Transaction (or, if later, within five (5) Trading Days after such Holder receives notice of such Fundamental Transaction from the Corporation), such Fundamental Transaction will be treated as a Liquidation Event with respect to such Holder for the purposes of this Section 6; provided, however, that if the consideration to be paid to the holders of the Common Stock is not to be paid in cash, but rather in securities or other property, then at the option of the Corporation, the amount payable to the Holders pursuant to this Section 6(c) shall be either (i) in cash or (ii) in the same securities or other property as is to be paid to the holders of Common Stock so long as (a) such securities or other property consist exclusively of common equity interests quoted on the Nasdaq Stock Market or listed on the New York Stock Exchange or on the American Stock Exchange, (b) the value of such common equity interests shall be determined as 98% of the closing price of such common equity interests on the Nasdaq Stock Market, the New York Stock Exchange or the American Stock Exchange, as the case may be, on the Trading Day immediately preceding the consummation of such Fundamental Transaction and (c) such common equity interests shall be freely transferable by the Holders, without legal or contractual restrictions. At the request of the original purchaser under the Purchase Agreement, prior to the issuance of any common equity interests referred to in the preceding sentence, counsel to the issuer of such common equity interests familiar with United States federal securities laws shall provide the Purchaser with a legal opinion to the effect that such common equity interests are transferable without legal restriction under United States federal securities laws.

(d) In the event that, immediately prior to the closing of a Liquidation Event the cash distributions required by subsection 6(a) have not been made, the Corporation shall forthwith either: (i) cause such closing to be postponed until such time as such cash distributions have been made, or (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice by the Corporation required under subsection 6(c).

7. Conversion; Redemption

(a) Conversion at Option of Holder. At the option of any Holder, any shares of Series A Preferred Stock may be converted into Common Stock based on the Conversion Price then in effect for the Series A Preferred Stock; provided that if less than 20% of the number of shares of Series A Preferred Stock outstanding on the date the Series A Preferred Stock is first issued by the Corporation would remain outstanding after any such conversion, then all shares must be converted at that time. A Holder may convert shares of Series A Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time after the Original Issue Date, by delivering to the Corporation a conversion notice (the “Holder Conversion Notice”), in the form attached hereto as Exhibit A, appropriately completed and duly signed, and the date any such Holder Conversion Notice is delivered to the Corporation (as determined in accordance with the notice provisions hereof) is a “Conversion Date.”

(b) Conversion at Option of Corporation. At any time that (i) the average Closing Price for at least 20 Trading Days within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date of the Corporation Conversion Notice (as defined below) exceeds 150% of the Conversion Price or (ii) a Fundamental Transaction occurs that the Holders do not elect to treat as a Liquidation Event, the Corporation may elect to require the Holders to convert all shares of the Series A Preferred Stock into Common Stock based on the Conversion Price by delivering an irrevocable written notice of such election to the Holders (the “Corporation Conversion Notice”). The tenth (10th) Trading Day after the delivery of such notice will be the “Conversion Date” for such required conversion. Notwithstanding the foregoing, (x) in the event of a conversion at the option of the Corporation predicated on clause (i) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), prior to the second anniversary of the Original Issue Date and unless from the beginning of such ten Trading Day period through the Conversion Date, the Closing Price for each such Trading Day exceeds 150% of the Conversion Price, and (y) in the event of a conversion at the option of the Corporation predicated on clause (i) or (ii) of the first sentence of this Section 7(b), the Corporation may not require any conversion under this paragraph (and any notice thereof will be void), unless the Equity Conditions are satisfied (or waived in writing by the applicable Holder) on each Trading Day between the date of the Conversion Notice and the Conversion Date with respect to all of the Underlying Shares then issuable upon conversion in full of all outstanding Series A Preferred Stock.

(c) Redemption at Option of Holder. On or after the seventh anniversary of the Original Issue Date, the Holder may, at its option, require the Corporation to redeem any of the Series A Preferred Stock owned by the Holder, for an amount per share in cash equal to the Stated Value on the Redemption Date plus all accrued and unpaid dividends that have not been added to Stated Value on the Redemption Date (the “Cash Redemption Price”) for each share of Series A Preferred Stock (as adjusted for any stock split, stock dividend, stock combination or other similar transactions with respect to the Series A Preferred Stock) to be redeemed on the Redemption Date (as defined below) . Additionally, if the product of (X) the average Closing Price of the ten (10) Trading Days immediately preceding the Redemption Date (the “Company Redemption Closing Price”) and (Y) the number of shares of Common Stock that would have been issued had the Holder converted all outstanding shares of Series A Preferred Stock being redeemed into shares of Common Stock on the Redemption Date (such product being referred to as the “Common Stock As Converted Cash Value”) exceeds the aggregate Cash Redemption Price, the Holder will receive on the Redemption Date, in addition to the aggregate Cash Redemption Price, in shares of Common Stock, the amount by which the Common Stock As Converted Cash Value exceeds the aggregate Cash Redemption Price, with the per share value for the Common Stock so issued and delivered being the Company Redemption Closing Price. The redemption date (the “Redemption Date”) shall be specified in an irrevocable written notice of redemption sent by or on behalf of the Holder (pursuant to this Section 7(c)) or Corporation (pursuant to Section 7(d)), as the case may be, to the Holder or the Corporation, as applicable, not less than thirty (30) days nor more than ninety (90) days prior to the proposed Redemption Date notifying the Corporation or the Holder, as applicable, of the election of the Corporation or the Holder, as the case may be, to redeem such shares in accordance with the terms hereof and specifying the Redemption Date.

(d) Redemption at Option of Corporation. On or after the seventh anniversary of the Original Issue Date, the Corporation may, at its option, redeem any of the Series A Preferred Stock owned by the Holders, for the Cash Redemption Price plus, if the Common Stock As Converted Cash Value exceeds the aggregate Cash Redemption Price, the Holder will receive on the Redemption Date, in addition to the aggregate Cash Redemption Price, in shares of Common Stock, the amount by which the Common Stock As Converted Cash Value exceeds the Cash Redemption Price, with the per share value for the Common Stock so issued and delivered being the Company Redemption Closing Price; provided that if less than 20% of the number of shares of Preferred Stock outstanding on the date the Preferred Stock is first issued by the Corporation would remain outstanding after any such redemption, then all shares must be redeemed at that time.

8. Mechanics of Conversion; Redemption.

(a) The Corporation shall pay the applicable Cash Redemption Price in immediately available funds to the Holder on the Redemption Date.

(b) The number of Underlying Shares issuable upon any conversion of shares of Series A Preferred Stock hereunder shall equal (A) the sum of (i) the Stated Value of such shares of Series A Preferred Stock to be converted plus (ii) the accrued and unpaid dividends on such shares of Series A Preferred Stock that have not been added to the Stated Value on the Conversion Date, divided by (B) the applicable Conversion Price on the Conversion Date.

(c) Upon conversion or redemption (if the Common Stock as Converted Cash Value exceeds the aggregate Cash Redemption Price) of any shares of Series A Preferred Stock, the Corporation shall promptly issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion or redemption, free of restrictive legends unless such Underlying Shares are still required to bear a restrictive legend; the Corporation shall use its commercially reasonable efforts to cause the transfer agent to issue such certificates on or before (i) the sixth Trading Day after the Conversion Date or (ii) the Redemption Date, as the case may be. The Holder shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date or Redemption Date as the case may be. If the shares are then not required to bear a restrictive legend, the Corporation shall, upon request of the Holder, deliver Underlying Shares hereunder electronically through The Depository Trust Corporation (“DTC”) or another established clearing corporation performing similar functions, and shall credit the number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission System (“DWAC”).

(d) A Holder shall deliver the original certificate(s) evidencing the Series A Preferred Stock being converted or redeemed in connection with the conversion or redemption of such Series A Preferred Stock. Upon surrender of a certificate following one or more partial conversions or redemptions, the Corporation shall promptly deliver to the Holder a new certificate representing the remaining shares of Series A Preferred Stock.

(e) The Corporation’s obligations to issue and deliver Underlying Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Underlying Shares.

9. Voting Rights; Director Designation.

(a) Except as otherwise provided in this Section 9(a) or in Section 9(b) or as required by applicable law and subject to the Stockholder’s Agreement, the Holders of the Series A Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series A Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible by the Holders as of the record date for the determination of stockholders entitled to vote on such matter, or if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise provided in this Section 9(a) or in Section 9(b), in any relevant agreement or as required by applicable law, the holders of the Series A Preferred Stock and Common Stock shall vote together as a single class on all matters submitted to a vote or consent of stockholders; provided that so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a separate class,

(i) alter or change the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation (whether by amendment of this Certificate of Designations or the Company’s certificate of incorporation or other charter documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) or avoid or seek to avoid the observance or performance of any or the terms to be observed or performed hereunder by the Corporation;

(ii) authorize or create any class or series of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event or Fundamental Transaction senior to or otherwise pari passu with the Series A Preferred Stock, including without limitation through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action) or avoid or seek to avoid the observance or performance of any or the terms to be observed or performed hereunder by the Corporation;;

(iii) increase the authorized number of shares of Series A Preferred Stock;

(iv) pay or declare any dividend or make any distribution on, or redeem or acquire, any Junior Securities, except pro rata stock dividends on the Common Stock payable in additional shares of Common Stock; or

(v) enter into any transaction or series of transactions which would constitute a Liquidation Event or Fundamental Transaction if the consideration payable with respect to each share of Series A Preferred Stock is other than an amount in cash which is more than 150% of the Conversion Price; or

(vi) enter into any agreement with respect to the foregoing.

The protective rights set forth above in (iv) will terminate and cease to apply on the earliest to occur of (A) the first date on which there are outstanding less than 30% of the number of shares of Series A Preferred Stock that were outstanding on the date the Series A Preferred Stock is first issued by the Corporation and (B) the first date on which the outstanding shares of Series A Preferred Stock represent, in the aggregate, less than 20% of the Post-Conversion Equity. The protective rights set forth above in (v) will terminate and cease to apply on the date that both (A) and (B) have occurred.

(b) The Holders of the Series A Preferred Stock shall not be entitled nor have the right or power to vote in any election or removal, with or without cause, of directors of the Corporation elected or removed generally by the holders of the Common Stock (and any capital stock entitled to vote in the election or removal of directors with the holders of the Common Stock) but shall instead have the special voting rights set forth in this Section 9(b).

(i) During such time as the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively represent at least 50% of the number of shares of Series A Preferred Stock that were outstanding on the date the Series A Preferred Stock is first issued by the Corporation, the original purchaser of the Series A Preferred Stock shall be entitled to elect two directors to the Corporation’s board of directors.

(ii) During such time as the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively are convertible into at least 17,850,000 shares of Common Stock, the original purchaser of the Series A Preferred Stock shall be entitled to elect three directors to the Corporation’s board of directors.

(iii) During such time as the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively represent at least 25% of the number of shares of Series A Preferred Stock that were outstanding on the date the Series A Preferred Stock is first issued by the Corporation or owns shares of Series A Preferred Stock, Common Stock or securities convertible into or exercisable for shares of Common Stock representing on an as converted or exercised basis at least 10% of the Post-Conversion Equity of the Corporation, the original purchaser of the Series A Preferred Stock shall be entitled to elect one director to the Corporation’s board of directors.

(iv) At any time that the original purchaser under the Purchase Agreement, together with its Affiliates, owns shares of Series A Preferred Stock that collectively represent less than 75% of the number of shares of Series A Preferred Stock that were outstanding on the date the Series A Preferred Stock is first issued by the Corporation and does not own shares of Series A Preferred Stock, Common Stock or securities convertible into or exercisable for shares of Common Stock representing on an as converted or exercised basis more than 10% of the Post-Conversion Equity of the Corporation, then the original purchaser of the Series A Preferred Stock shall not be entitled to elect any directors to the Corporation’s board of directors.

The original purchaser of the Series A Preferred Stock may remove any director elected pursuant to this Section 9(b) at any time and from time to time, without cause (subject to the Bylaws of the Corporation and any requirements of law), in its sole discretion. In the event a director elected by the original purchaser of the Series A Preferred Stock is removed, the vacancy in the board of directors shall be filled by the original purchaser of Series A Preferred Stock, and such action shall be taken only by vote or written consent in lieu of a meeting of the holders of the Series A Preferred Stock or by any remaining director or directors elected by the holders of Series A Preferred Stock pursuant to this Section 9(b).

10. Charges, Taxes and Expenses. Issuance of certificates for shares of Series A Preferred Stock and for Underlying Shares issued on conversion of (or otherwise in respect of) the Series A Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series A Preferred Stock or receiving Underlying Shares in respect of the Series A Preferred Stock.

11. Replacement Certificates. If any certificate evidencing Series A Preferred Stock or Underlying Shares is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

12. Reservation of Underlying Shares. The Corporation covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding Series A Preferred Stock (taking into account the adjustments of Section 13), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Corporation covenants that all Underlying Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Corporation covenants that it shall use its best efforts to satisfy each of the Equity Conditions.

13. Certain Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 13. Such adjustments shall be made to the Conversion Price for all shares of Series A Preferred Stock from and after the Original Issue Date.

(a) Stock Dividends and Splits. If the Corporation, at any time while Series A Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the applicable Conversion Price for Series A Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including, without limitation, cash) (in each case, “Distributed Property”), then in each such case the Corporation shall simultaneously deliver to each Holder the Distributed Property that each such Holder would have been entitled to receive in respect of the number of Underlying Shares then issuable pursuant to Section 7(a) above had the Holder been the record holder of such Underlying Shares immediately prior to the applicable record or payment date.

(c) Fundamental Transactions. If the Corporation, at any time while Series A Preferred Stock is outstanding, effects any Fundamental Transaction, then upon any subsequent conversion of Series A Preferred Stock, each Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Price for the Series A Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d) Adjustments in the event that holders of Common Stock exercise their Conversion Rights. In the event that any holder of Common Stock exercised their rights prior to the date of filing this Certificate of Designation to demand that such holder’s shares of Common Stock be converted into cash pursuant to the amended and restated certificate of incorporation of the Corporation (any such holder a “Dissenting Holder”), there shall be an adjustment to the Conversion Price as of the date of the filing of this Certificate of Designation as described in Section 13(d)(ii), and as of any subsequent date as required by Section 13(d)(iii):

(i) the number of shares of Common Stock as to which such rights to demand conversion into cash are exercised by Dissenting Holders shall be referred to herein as the “Dissenting Shares” and the number of Dissenting Shares which are surrendered and converted into cash are referred to herein as “Converted Shares”;

(ii) the Conversion Price shall be adjusted pursuant to the following formula:

(1) take 9,374,999 and subtract the Dissenting Shares;

(2) take that difference and divide it by 9,374,999;

(3) subtract this quotient from 1.00;

(4) take the resulting number and multiply it by $2.00 (this figure shall be referred to as the “Adjustment Amount”); provided that if the number of Dissenting Shares is 9,374,999, the Adjustment Amount shall be $2.00;

(5) subtract the Adjustment Amount from $8.00; this resulting figure shall be the new Conversion Price.

(iii) on the date that is 45 days after the filing of this Certificate of Designation (the “Initial Adjustment Date”) and on any date subsequent thereto that any Dissenting Share becomes a Converted Share, the Conversion Price shall be further adjusted pursuant to the formula set forth in Section 13(d)(ii) provided that the term “Dissenting Shares” shall be replaced with the term “Converted Shares”. Any adjustment pursuant to this Section 13(d)(iii) for purposes of Section 13(a) shall be deemed to have occurred as of the date of the filing of this Certificate of Designation and any adjustments to the Conversion Price pursuant to Section 13(a) shall be recalculated, as if the adjustment pursuant to this Section 13(d)(iii) had taken place on the date of the filing of this Certificate of Designation. The Holders shall not be required to adjust, reduce or return any shares of Common Stock, cash, securities or property under the terms of this Certificate of Designation or otherwise based on any transaction, circumstance or event which occurred after the filing of this Certificate of Designation and prior to the Initial Adjustment Date. With respect to any adjustment occurring after the Initial Adjustment Date, the Corporation shall deliver to each Holder an additional amount of shares of Common Stock, cash, securities or property, as appropriate, that such Holder would have been entitled to receive in connection with any transaction, circumstance or event which occurred prior to such adjustment as if such adjustment had occurred prior to such transaction, circumstance or event including, without limitation, in respect of Sections 6, 7, 8 and 13 of this Certificate of Designation.

(e) Calculations. All calculations under this Section 13 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 13, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder and to the Corporation’s Transfer Agent.

(g) Notice of Corporate Events. If the Corporation (i) declares a dividend (other than a dividend pursuant to Section 3 above) or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

14. Fractional Shares. The Corporation shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of Series A Preferred Stock.

15. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 4:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 4:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 125 High Street, 30th Floor, Boston, MA 02110, Attention: Corporate Secretary, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section.

16. Miscellaneous.

(a) The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b) Any of the rights of the Holders of Series A Preferred Stock set forth herein, including any Equity Conditions or any other similar conditions for the Holders’ benefit, may be waived by the affirmative vote of Holders of at least a majority of the shares of Series A Preferred Stock then outstanding. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

IN WITNESS WHEREOF, Global BPO Services Corp. has caused this Certificate of Designations to be duly executed as of this [            ] day of [            ], 2008.

GLOBAL BPO SERVICES CORP.

By:
Name:
Title:

Exhibit A

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder

in order to convert shares of Series A Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Global BPO Services Corp., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Number of shares of Series A Preferred Stock owned prior to Conversion

Number of shares of Series A Preferred Stock to be Converted

Stated Value of shares of Series A Preferred Stock to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Number of shares of Series A Preferred Stock subsequent to Conversion

Name of Holder

By:
Name:
Title:

ANNEX F

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Tel 212.272.2000
www.bearstearns.com

January 23, 2008

The Board of Directors

Global BPO Services Corp.

125 High Street

30th Floor

Boston, MA 02110

Gentlemen:

We understand that Global BPO Services Corp. (“Global BPO”), River Acquisition Subsidiary Corp., a wholly owned subsidiary of Global BPO (“Merger Subsidiary”), and Stream Holdings Corporation (“Stream”) intend to enter into an Agreement and Plan of Merger to be dated as of January 24, 2008 (the “Agreement”), pursuant to which Merger Subsidiary shall be merged with and into Stream, with Stream continuing as the surviving entity and as a wholly owned subsidiary of Global BPO (the “Transaction”). Pursuant to the Agreement, all of the outstanding shares of Stream common stock will be converted into the right to receive aggregate consideration (the “Purchase Price”), consisting of (i) $211.3 million in cash less, among other things, Closing Indebtedness and Company Transaction Fees (as such terms are defined in the Agreement) and subject to certain other adjustments as set forth in the Agreement and (ii) that number of Global BPO units (“Global BPO Units”), each unit consisting of one share of Global BPO common stock (“Global BPO Common Stock”) and one warrant to purchase Global BPO Common Stock (“Global BPO Warrants”), equal to $14.5 million divided by the Average Trading Price (as defined below). The Average Trading Price shall mean the average closing price of a Global BPO Unit for the 30 days ending three business days prior to the closing; provided, however, (i) if such price is less than $6.75, then the Average Trading Price shall be $6.75 and (ii) if such price is greater than $8.00, then the Average Trading Price shall be $8.00. You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether, as of the date hereof, (i) the Purchase Price is fair, from a financial point of view, to Global BPO and (ii) the Fair Market Value (as defined below) of Stream is at least equal to 80% of the Net Assets (as defined below) of Global BPO (the “80% Test”).

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement, dated January 23, 2008;

•

reviewed Global BPO’s Registration Statement on Form S-l (File No. 333-14447), relating to its initial public offering (“IPO”), its Quarterly Report on Form 10-Q for the period ended September 30, 2007, its preliminary results for the quarter and year ended December 31, 2007 and its Current Reports on Form 8-K filed since the effective date of its IPO on October 23, 2007;

•	reviewed Stream’s audited financial statements for the years ended December 31, 2005 and 2006 and certain unaudited operating and financial information for the year ended December 31, 2007;

•

reviewed certain operating and financial information relating to Stream’s business and prospects, including projections for the five years ended December 31, 2012 (the “Projections”), all as prepared and provided to us by Stream’s management and reviewed by Global BPO’s management;

•

reviewed certain estimates of revenue enhancements, cost savings and other benefits (collectively, the “Operational Improvements Estimates”) expected to result from the Transaction, all as prepared and provided to us by Global BPO’s management;

ATLANTA | BEIJING | BOSTON | BUENOS AIRES | CHICAGO | DALLAS | DUBLIN | HONG KONG | LONDON LOS ANGELES | LUGANO | NEW YORK | PUERTO RICO | SAN FRANCISCO | SĀO PAULO | SHANGHAI | SINGAPORE | TOKYO

F-1

The Board of Directors

Global BPO Services Corp.

January 23, 2008

•	met with certain members of Global BPO’s and Stream’s senior management to discuss Stream’s business, operations, historical and projected financial results and future prospects;

•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Stream (“Comparable Companies Analysis”);

•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Stream (“Precedent M&A Transaction Analysis”);

•	performed discounted cash flow analyses based on the Projections and the Operational Improvements Estimates furnished to us by Global BPO (“Discounted Cash Flow Analyses”); and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Global BPO and Stream or obtained by us from public sources, including, without limitation, the Projections and Operational Improvements Estimates referred to above. With respect to the Projections and Operational Improvements Estimates, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Global BPO and Stream, as the case may be, as to the expected future performance of Stream. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Projections and Operational Improvements Estimates, we express no view or opinion as to the Projections and Operational Improvements Estimates and the assumptions upon which they are based and we have further relied upon the assurances of the senior management of Global BPO and Stream, as the case may be, that they are unaware of any facts that would make the information, Projections and Operational Improvements Estimates incomplete or misleading.

By way of background regarding Global BPO, we understand that:

•	Global BPO is a blank check company that consummated its IPO on October 23, 2007.

•	In the IPO, Global BPO sold 31,250,000 Global BPO Units to the public at an offering price of $8.00 per Global BPO Unit.

•

Prior to the closing of the IPO, Global BPO consummated a private placement of 7,500,000 Global BPO Warrants (approximately 19.4% of the total Global BPO Warrants outstanding after giving effect to the IPO) to certain founding stockholders of Global BPO at an offering price of $1.00 per Global BPO Warrant.

•

The founding stockholders of Global BPO also own 7,812,500 shares of Global BPO Common Stock (approximately 20% of the total shares of Global BPO Common Stock outstanding after giving effect to the IPO), which they acquired for nominal consideration.

•

In accordance with Global BPO’s Second Amended and Restated Certificate of Incorporation (the “Global BPO Charter”), an amount equal to $246,300,000 (which equals the sum of the proceeds of the IPO, the deferred discount of $7,500,000 payable to the underwriters of the IPO and the $7,500,000 of proceeds from the private placement of Global BPO Warrants) has been deposited into a trust account (the “Trust Account”).

•

The net funds held in the Trust Account will not be released until the earlier of (i) the completion of a business combination (with a target acquisition (or acquisitions)) having a Fair Market Value of at least 80% of the Net Assets held in the Trust Account at the time of such acquisition (or acquisitions) or (ii) the liquidation of Global BPO (as described below).

F-2

The Board of Directors

Global BPO Services Corp.

January 23, 2008

•

Global BPO can consummate the Transaction only if (i) a majority of the outstanding shares of Global BPO Common Stock held by its public stockholders are voted in favor of the Transaction and (ii) public stockholders owning less than 30% of the shares of Global BPO Common Stock held by Global BPO’s public stockholders both vote against the Transaction and exercise their conversion rights (as described below).

•

If the Transaction is consummated, Global BPO’s public stockholders who vote against the Transaction are entitled to convert their Global BPO Common Stock into their pro rata share of the net funds in the Trust Account and will continue to have the right to exercise any Global BPO Warrants they may continue to hold.

•

If Global BPO is unable to consummate a business combination by October 17, 2009, its corporate existence will cease except for the purposes of winding up its affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law. In such an event, the net funds from the Trust Account will be distributed to the public stockholders of Global BPO, but the founding stockholders of Global BPO will not participate in any liquidation distribution, and the underwriters of the IPO will not be entitled to the $7,500,000 of the underwriters’ deferred discount deposited in the Trust Account.

In connection with the performance of the 80% Test and the delivery of this opinion, we have been advised by Global BPO that pursuant to Article SIXTH of the Global BPO Charter:

•

Bear Stearns should consider, in the determination of the fair market value (the “Fair Market Value”) of Stream, a variety of valuation methodologies, including, but not limited to, Comparable Companies Analysis, Precedent M&A Transaction Analysis and Discounted Cash Flow Analyses.

•	Bear Stearns should utilize an enterprise value calculation for Stream when determining its Fair Market Value.

•

The net assets of Global BPO less the underwriters’ deferred discount are equal to $238,800,000 (the “Net Assets”), and 80% of Net Assets, as determined in accordance with the Global BPO Charter, are equal to $191,040,000.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Global BPO or Stream, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Global BPO or Stream. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Global BPO, Stream and their respective advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which the Global BPO Units, Global BPO Common Stock or Global BPO Warrants may trade or the trading volumes for such securities subsequent to the announcement or consummation of the Transaction.

We have acted as a financial advisor to Global BPO in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, Global BPO has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns may seek to provide Global BPO and H.I.G. Capital, LLC (“H.I.G. Capital”) and their respective affiliates with certain investment banking and other services unrelated to the Transaction in the future.

F-3

The Board of Directors

Global BPO Services Corp.

January 23, 2008

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted certain policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Global BPO, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade (for their own account and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Global BPO, Stream and/or H.I.G. Capital and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Global BPO in connection with its consideration of the Transaction. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Global BPO Common Stock in connection with the Transaction. This letter and our opinion do not constitute a recommendation to the Board of Directors of Global BPO in connection with the Transaction, nor do this letter and our opinion constitute a recommendation to any holders of Global BPO Common Stock as to how to vote in connection with the Transaction (including whether or not any holders of Global BPO Common Stock should vote against the Transaction and exercise their right to convert their Global BPO Common Stock into a pro rata portion of the Trust Account pursuant to the Global BPO Charter).

This letter and our opinion do not address (i) Global BPO’s underlying business or financial decision to pursue the Transaction, (ii) the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for Global BPO (including, without limitation, seeking to consummate any other potential acquisition transaction), (iii) the relative merits of the Transaction as compared to the right that holders of Global BPO Common Stock who vote against the Transaction have to convert their Global BPO Common Stock into a pro rata portion of the Trust Account pursuant to the Global BPO Charter, (iv) the relative merits of the Transaction as compared to a liquidation of Global BPO pursuant to the Global BPO Charter, (v) the fairness, from a financial point of view, of the Purchase Price to the holders of Global BPO Units, Global BPO Common Stock or Global BPO Warrants, (vi) any financial, capital markets-related or other effects, direct or indirect, of the Transaction (in light of Global BPO’s corporate structure and organic corporate documents, including without limitation, the Global BPO Charter) on Global BPO’s public stockholders relative to the founding stockholders, (vii) the financing of the Transaction by Global BPO or the use of any cash on hand by Global BPO to fund any potential payments to holders of Global BPO Common Stock who exercise their conversion rights as described above or (viii) the effects of any other transaction in which Global BPO might engage. In addition, this opinion does not constitute a solvency opinion or a fair value opinion, and we have not evaluated the solvency or fair value of Global BPO, either before or following the consummation of the Transaction, under any federal or state laws relating to bankruptcy, insolvency or similar matters. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Global BPO’s or Stream’s officers, directors or employees, or any class of such persons, in connection with, or following the consummation of, the Transaction.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

F-4

The Board of Directors

Global BPO Services Corp.

January 23, 2008

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Purchase Price is fair, from a financial point of view, to Global BPO and (ii) the Fair Market Value of Stream is at least equal to 80% of the Net Assets of Global BPO.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Michael J. Urfirer
Senior Managing Director

F-5

PROXY

GLOBAL BPO SERVICES CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GLOBAL BPO SERVICES CORP.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2008

The undersigned appoints R. Scott Murray and Sheila M. Flaherty, and each of them, as proxies, each with the power of substitution, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Global BPO Services Corp. held of record by the undersigned at the close of business on July 3, 2008 at the 2008 Annual Meeting of Stockholders of Global BPO Services Corp., to be held on July 29, 2008 or at any adjournment thereof.

This proxy is revocable and will be voted as directed by the undersigned.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED FOR ANY OF PROPOSALS 1, 2, 3, 4, 5, 6 & 7, THEY WILL BE VOTED “FOR” THE PROPOSAL. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. EACH OF PROPOSALS 2, 3, 4 AND 5 ARE CONDITIONED UPON THE APPROVAL OF PROPOSAL 1, AND IN THE EVENT THAT PROPOSAL 1 DOES NOT RECEIVE THE NECESSARY VOTES TO APPROVE THAT PROPOSAL, ONLY PROPOSALS 6 AND 7 WILL BE PRESENTED AT THE MEETING FOR ADOPTION.

(Continued, and to be marked, dated and signed, on the other side)

GLOBAL BPO SERVICES CORP.

To Vote Your Proxy

Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY	Please mark your votes like this	☒

1. Merger Proposal—a proposal to adopt the agreement and plan of merger, dated as of January 27, 2008, as amended and restated on June 2, 2008, by and among Global BPO Services Corp., River Acquisition Subsidiary Corp. and Stream Holdings Corporation, and to approve the merger contemplated thereby. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted “AGAINST” the merger proposal and you hold shares of GBPO common stock issued as part of the units issued in the GBPO initial public offering, you may exercise your conversion rights and demand that GBPO convert your shares of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of GBPO’s initial public offering are held, by marking the “Exercise My Conversion Rights” box below. You must affirmatively vote against the merger proposal and demand that GBPO convert your shares into cash no later than the close of the vote on the merger proposal in order to exercise your conversion rights.

If you exercise your conversion rights, then you will be exchanging your shares of GBPO common stock for cash and will no longer own these shares. You will only be entitled to receive cash in connection with the conversion of these shares if the merger is completed and you continue to hold these shares through the closing date of the merger and tender your physical stock certificate to our stock transfer agent. Failure to (a) vote against the adoption of the merger proposal, (b) check the following box, (c) continue to hold your shares of common stock through the closing date of the merger and tender your physical stock certificate to our stock transfer agent or (d) submit this proxy in a timely manner will result in the loss of your conversion rights. If you return your proxy card without an indication of how you wish to vote, your shares will be voted for the adoption of the merger proposal and you will not be eligible to have your shares converted. Any election to convert GBPO shares of common stock will become irrevocable after the close of the vote on the merger proposal if the merger agreement has not been terminated, and from and after the closing of the merger, shares of GBPO common stock as to which such conversion has been elected will represent only the right to receive a pro rata portion of the trust account, upon prompt surrender to GBPO of the certificates for the converted shares in accordance with instructions from GBPO.

I hereby exercise my conversion rights and understand that the exercise will become irrevocable after the close of the vote on the merger proposal. ☐

2. The Stock Issuance Proposal—a proposal to issue 150,000 shares of Series A Convertible Preferred Stock of GBPO in a private placement financing. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Authorized Share Proposal—a proposal to increase the number of authorized shares of Global BPO Services Corp. capital stock from 120,000,000 shares to 150,000,000 shares. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Post-Closing Charter Amendment Proposal—a proposal to, among other things, (a) change Global BPO Services Corp.’s name to “Stream Global Services, Inc.”, (b) remove, effective after the consummation of the merger, (1) certain provisions of article third and (2) the entirety of article sixth of the second amended and restated certificate of incorporation, all of which relate to the operation of Global BPO Services Corp. as a blank check company prior to the consummation of a business combination, and (c) to add provisions regarding dividends and distributions. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

For comments, please check this box and write them on the back where indicated. ☐	YES	NO
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION—Please indicate if you consent to receive future investor communications in a single package per household	☐	☐

5. Incentive Plan Proposal—a proposal to approval the adoption of the 2008 stock incentive plan pursuant to which Global BPO Services Corp. will reserve up to 5,000,000 shares of common stock for issuance. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

6. Election of Directors Proposal—a proposal to elect two Class I members of Global BPO Services Corp.’s board of directors, each to serve until the 2011 annual stockholders meeting. The Board of Directors recommends a vote “FOR” the listed nominees.

1. Paul G. Joubert 2. Stephen D. R. Moore	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Instruction: To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s name on the space provided below.

7. The Adjournment Proposal—a proposal to authorize the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or otherwise in connection with, the merger proposal and the transactions contemplated thereby. The Board of Directors recommends a vote “FOR” this proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature:                                                                                            Signature (if joint):
Date:                                                  , 2008

Please date and sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.